     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 11, 1996.
                                                      REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                           TRANS WORLD AIRLINES, INC.
             (Exact name of registrant as specified in its charter)

        DELAWARE                       4512                      43-1145889
(State of Incorporation)         (Primary Standard            (I.R.S. Employer
                                    Industrial               Identification No.)
                                Classification Code
                                      Number)

           JEFFREY H. ERICKSON, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      ONE CITY CENTRE, 515 N. SIXTH STREET
                           ST. LOUIS, MISSOURI 63101
                                 (314) 589-3000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
        Registrant's Principal Executive Offices and Agent for Service)
                             ---------------------
                                   Copies to:

              HOWARD E. TURNER, ESQ.                            THOMAS G. SCHUELLER, ESQ.
             SMITH, GAMBRELL & RUSSELL                         KENNETH A. LEFKOWITZ, ESQ.
       1230 PEACHTREE STREET, NE, SUITE 3100                    HUGHES HUBBARD & REED LLP
              ATLANTA, GEORGIA 30309                             ONE BATTERY PARK PLAZA
                  (404) 815-3500                                NEW YORK, NEW YORK 10004
                                                                     (212) 837-6000

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code)

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. / /
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

- ---------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED           PROPOSED
                                                                    MAXIMUM           MAXIMUM           AMOUNT OF
          TITLE OF EACH CLASS OF               AMOUNT TO BE     OFFERING PRICE       AGGREGATE        REGISTRATION
        SECURITIES TO BE REGISTERED             REGISTERED        PER UNIT(1)    OFFERING PRICE(1)       FEE(1)
- ---------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share.....   9,200,000 shares      $20.625         $189,750,000         $65,432
- ---------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act.

                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JUNE 11, 1996

                                8,000,000 SHARES

                           TRANS WORLD AIRLINES, INC.
                                  COMMON STOCK
                            ------------------------

     The 8,000,000 shares of Common Stock, $0.01 par value per share (the "Common Stock"), offered hereby are being sold by Trans World Airlines, Inc. (the "Company" or "TWA"). The Common Stock is traded on the American Stock Exchange under the symbol "TWA." The last reported sale price of the Common Stock on June 7, 1996 on the American Stock Exchange was $20.875 per share. See "Market for Common Stock and Dividend Policy."

 THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE PAGE 8, "RISK
                                   FACTORS."
                            ------------------------
        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
           ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
            OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                     THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

- ------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------

                                                              Underwriting
                                               Price to       Discounts and     Proceeds to
                                                Public        Commissions(1)     Company(2)
- ------------------------------------------------------------------------------------------------
  Per Share.............................          $                 $                 $
- ------------------------------------------------------------------------------------------------
  Total.................................          $                 $                 $
- ------------------------------------------------------------------------------------------------
  Total Assuming Full Exercise of Over-
  Allotment Option(3)...................          $                 $                 $
- ------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------

(1) See "Underwriting."
(2) Before deducting expenses estimated at $750,000, which are payable by the Company.
(3) Assuming exercise in full of the 30-day option granted by the Company to the Underwriters to purchase up to 1,200,000 additional shares of Common Stock, on the same terms, solely to cover over-allotments, if any. See "Underwriting."
                            ------------------------

     The shares of Common Stock are offered by the Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New
York City on or about             , 1996.
                            ------------------------
PAINEWEBBER INCORPORATED
                               ALEX. BROWN & SONS
                                  INCORPORATED

                                                       BT SECURITIES CORPORATION
                            ------------------------
               THE DATE OF THIS PROSPECTUS IS             , 1996

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE, OR OTHERWISE. SUCH STABILIZATION, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549 at prescribed rates. The Company's Common Stock is traded on the American Stock Exchange and reports, and other information concerning the Company may also be inspected and copied at the office of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

     The Company has filed a Registration Statement on Form S-3 (together with all amendments, including any post-effective amendments and exhibits filed or to be filed in connection therewith, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference in this Prospectus:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

          2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; and

          3. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A as filed with the Commission on August 1, 1995, including any amendment or reports filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including the initial beneficial owner, to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the information incorporated by reference in this Prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents). Such written or oral request should be directed to Trans World Airlines, Inc., One City Centre, 515 N. Sixth Street, St. Louis, Missouri 63101,
Attention: Investor Relations Department ((314) 589-3000).

                           FORWARD LOOKING STATEMENTS

     Certain statements made in this Prospectus relating to plans, conditions, objectives, and economic performance go beyond historical information and may provide an indication of future financial condition or results of operations. To that extent, they are forward-looking statements within the meaning of Section 21E of the Exchange Act, and each is subject to risks, uncertainties, and assumptions that could cause actual results to differ from those in the forward-looking statements. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Some of the uncertainties that may adversely impact TWA's future financial condition and results of operations include, but are not limited to, the "Risk Factors" described herein.

                               PROSPECTUS SUMMARY

     This summary does not purport to be complete and is qualified in its entirety by reference to the detailed information and financial statements appearing elsewhere, or incorporated by reference, in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. Terms not defined in this summary are defined elsewhere herein.

                                  THE COMPANY

     TWA is the seventh largest U.S. air carrier (based on 1995 revenue passenger miles ("RPMs") and available seat miles ("ASMs")), whose primary business is transporting passengers, cargo and mail. During 1995, the Company carried more than 21.7 million passengers and flew approximately 25.1 billion RPMs. As of June 1, 1996, TWA provided regularly scheduled jet service to 92 cities in the United States, Mexico, Europe, the Middle East, Canada and the Caribbean and operated a fleet of 183 jet aircraft.

     TWA's North American operations have a primarily domestic hub in St. Louis at Lambert International Airport ("St. Louis") and a domestic-international hub at New York's John F. Kennedy International Airport ("JFK"). TWA is the predominant carrier at St. Louis, with approximately 360 scheduled daily departures and approximately a 71% share of airline passenger enplanements in St. Louis in 1995. Given its location in the center of the country, St. Louis is well-suited to function as an omni-directional hub for both north-south and east-west transcontinental traffic. Therefore, TWA believes it can offer more frequencies and connecting opportunities to many travelers in its key Midwestern markets than competing airlines.

     TWA's international operations are concentrated at JFK, where TWA has a hub system designed to provide domestic feed traffic for its transatlantic service. JFK is the industry's largest international gateway from North America. The Company focuses its international operations on business markets that it believes can support non-stop service.

THE REORGANIZATIONS

     During the early 1990s, the U.S. airline industry, including the Company, experienced unprecedented losses, which were attributable to, among other things, the Persian Gulf War, recessions in the United States and Europe, and significant industry-wide fare discounting. In addition, TWA had incurred significant debt as a result of a leveraged acquisition of the Company in 1986. The combined effects of the Company's substantial losses and excessive debt obligations resulted in the Company undergoing a financial restructuring through a Chapter 11 reorganization proceeding in 1992-93 (the " '93 Reorganization"), pursuant to which the Company eliminated more than $1.0 billion in debt and lease obligations, negotiated agreements with its unions providing for a 15% reduction in wages and benefits and other concessions, and reached a settlement with respect to the Company's underfunded pension plan obligations. Nevertheless, the Company emerged from the '93 Reorganization in a too highly leveraged position, and with the hiring of a new management team in 1994, the assumptions underlying the Company's operating plans upon which the '93 Reorganization was based were recognized as unrealistic and unachievable. As a consequence, the Company was forced to undertake a second financial restructuring, which was effected on August 23, 1995 pursuant to a "prepackaged" Chapter 11 bankruptcy case (the " '95 Reorganization"). Pursuant to the '95 Reorganization, the Company, among other things, eliminated additional debt approximating $500 million (approximately $300 million book value) and canceled its then outstanding equity securities in exchange for new securities and other consideration. In addition, new labor agreements were reached in the second half of 1994, providing for the continuance of wage concessions previously granted and work rule modifications with respect to the Company's union employees, and certain corresponding cost savings were implemented with respect to the Company's non-union employees. Pursuant to the '95 Reorganization, the Company issued a special class of voting preferred stock (the "Employee Preferred Stock") to its union employees and Common Stock to its non-union employees which resulted in the union and non-union employees achieving an ownership of approximately 30% of the voting equity of the Company as of the effective date of the '95 Reorganization. The Company has also adopted an employee stock incentive program (the "ESIP") designed to permit TWA's employees to increase their level of stock ownership through grants and purchases of additional shares over a five year period commencing in July 1997. See "Risk Factors -- Company Related Considerations -- Certain Potential Future Earnings Charges."

BUSINESS STRATEGY

     Beginning with the hiring of the new management team in 1994, TWA has instituted a strategic repositioning of the Company designed to improve the Company's overall operating and financial performance. See "The
Company -- Business Strategy." In addition to the financial restructuring, cost savings and operating efficiencies achieved as a result of the '95 Reorganization, the key ongoing elements of this strategy are:

          Route Structure. The Company is optimizing its route structure by redeploying assets to markets in which it believes it has a competitive advantage, particularly St. Louis, where TWA already enjoys a dominant market position. At the same time, TWA has eliminated certain operations where the Company concluded it could not compete profitably, including its Atlanta hub, its JFK commuter feed operation and certain international routes.

          Customer Service. The Company targets value-conscious business travelers, positioning itself as a full-service, high-value airline by offering convenient flight schedules and connections, as well as an enhanced premium class service, at business class fares, in its international and transcontinental markets. In the leisure market, TWA targets price-conscious travelers seeking a full-service product at fares competitive with "no frills" carriers.

          Cooperative Labor Relationship. TWA currently enjoys a cooperative relationship with its employees, who have made significant contributions to the Company in the form of wage and work rule concessions. The Company believes that the status of its employees as substantial stockholders and participants in corporate governance will result in continued improvement of TWA's air travel product, as well as identification of additional cost savings and revenue enhancing opportunities.

          Fleet Upgrade. TWA's fleet strategy is to realize operating cost savings by (i) replacing a number of older, less efficient aircraft with more modern, technologically advanced, twin-engine, two-pilot aircraft,
     (ii) reducing the number of aircraft types in its fleet and (iii) "right-sizing" its aircraft types to better conform to TWA's route requirements. In the first quarter of 1996, the Company announced commitments for the acquisition of 20 new Boeing 757s through lease and purchase.

          Investment in Technology. In 1995, the Company installed a computerized yield management system, which is expected to increase revenues by allowing better allocation of seats to different fare classes. The system will be fully implemented later in 1996. TWA has identified a number of other areas where investing in technology should offer opportunities to enhance revenues or reduce costs, including reservations and crew scheduling.

          Cost and Efficiency Initiatives. Management believes that maintaining a low cost structure is crucial to the Company's business strategy. In 1995, TWA's airline operating cost per ASM was 8.28c, which management believes is below the average for the six largest U.S. carriers. In addition to the strategies discussed above, TWA is pursuing further efficiencies in areas such as maintenance and airport operations, as well as through increased utilization of its assets.

RECENT RESULTS AND DEVELOPMENTS

     As a result of its financial restructuring and strategic initiatives, as well as the improved airline industry environment, in 1995 TWA recorded its first annual operating profit since 1989, with operating income of $25.1 million (including $58.0 million of non-cash expense relating to the distribution of stock to employees as part of the '95 Reorganization) and a net loss of $227.5 million for the combined twelve month period ended December 31, 1995 (including net charges of $155.8 million related to the '95 Reorganization), compared with an operating loss of $279.5 million and a net loss of $435.8 million for the year ended December 31, 1994. The Company's results of operations for the first quarter of 1996 showed significant improvement over the comparable prior year period with a reduction in the operating loss to $54.2 million and net loss to $37.1 million for the three months ended March 31, 1996, compared with a $76.3 million operating loss and

$122.8 million net loss experienced for the first quarter of 1995. The Company's first quarter operating results have historically been considerably less favorable than other quarters and typically reflect substantial operating and net losses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     In March 1996, the Company sold 3,869,000 shares of 8% Cumulative Convertible Exchangeable Preferred Stock (the "8% Preferred Stock") for net proceeds of approximately $186.2 million. The Company used $84.9 million of such net proceeds to redeem all of the Company's then outstanding 12% Cumulative Preferred Stock (the "12% Preferred Stock") on April 26, 1996.

                                  THE OFFERING

Common Stock offered by the
  Company..................  8,000,000 shares

Common Stock to be
outstanding after the
  offering(1)..............  44,945,592 shares

Use of proceeds............  For general corporate purposes, including but not limited to capital expenditures and increasing working capital. See "Use of Proceeds."

American Stock Exchange
  symbol...................  "TWA"
- ---------------

(1) As of June 6, 1996. Excludes (i) approximately 9.5 million shares of Common Stock reserved for issuance upon conversion of the 8% Preferred Stock (or conversion of the Company's 8% Subordinated Convertible Debentures due 2006 (the "Debentures"), if issued in exchange for the 8% Preferred Stock), (ii) approximately 2.3 million shares of Common Stock, which may be issued upon exercise of outstanding stock options granted to officers and employees of the Company under the Company's 1994 Key Employee Stock Incentive Plan (the "KESIP") at prices ranging from $4.64 to $18.37 per share, (iii) approximately 1.7 million shares of Common Stock issuable upon the exercise of outstanding warrants, and (iv) shares of Common Stock which may be granted or sold at a discount to employees under the ESIP. Also excludes outstanding shares of Employee Preferred Stock. See "Capitalization" and "Risk Factors -- Company Related Considerations -- Potential Dilution; Corporate Governance Provisions; Special Voting Arrangements."

     The Company intends to list the shares of Common Stock offered hereby with the American Stock Exchange.

                                  RISK FACTORS

     The shares of Common Stock offered hereby involve a high degree of risk. See "Risk Factors."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

     The summary financial and operating data presented below relates to periods in the three year period ended December 31, 1995 and the three month periods ended March 31, 1995 and 1996. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's 1995 consolidated financial statements (including the notes thereto, the "1995 Consolidated Financial Statements") and the Company's condensed consolidated financial statements for the three months ended March 31, 1996 (including the notes thereto, the "1996 Interim Consolidated Financial Statements"), together referred to herein as the Consolidated Financial Statements. The consolidated financial data for the periods in the three year period ended December 31, 1995 were derived from the audited consolidated financial statements of the Company. Certain amounts have been reclassified to conform with presentations adopted in 1996. For a discussion of factors affecting the comparability of this data, see "Selected Consolidated Financial Data."



                                  PRIOR
                               PREDECESSOR                                                REORGANIZED   PREDECESSOR   REORGANIZED
                                 COMPANY                PREDECESSOR COMPANY                 COMPANY       COMPANY       COMPANY
                               -----------   ------------------------------------------   -----------   -----------   -----------
                               TEN MONTHS     TWO MONTHS                   EIGHT MONTHS   FOUR MONTHS
                                  ENDED         ENDED        YEAR ENDED       ENDED          ENDED         THREE MONTHS ENDED
                               OCTOBER 31,   DECEMBER 31,   DECEMBER 31,    AUGUST 31,    DECEMBER 31,         MARCH 31,
                                  1993           1993           1994           1995          1995          1995          1996
                               -----------   ------------   ------------   ------------   -----------   -----------   -----------
                                                                   (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Operating revenues...........  $ 2,633,937    $  520,821     $3,407,702     $2,218,355    $1,098,474    $   692,320    $ 782,433
Operating income (loss)(1)...     (225,729)      (58,251)      (279,494)        14,642        10,446        (76,261)     (54,191)
Loss before extraordinary                                                                                                (37,107)
  items(2)...................     (363,932)      (87,892)      (433,829)      (338,213)      (33,638 )     (122,795)
Extraordinary items..........    1,075,581            --         (2,005)       140,898         3,500             --           --
Net income (loss)............      711,649       (87,892)      (435,834)      (197,315)      (30,138 )     (122,795)     (37,107)

                                                                                                MARCH 31, 1996
                                                                                          ---------------------------
                                                                                            ACTUAL     AS ADJUSTED(3)
                                                                                          ----------   --------------
                                                                                             (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...............................................................  $  374,715     $  448,550
Total property and equipment, net.......................................................     625,520        625,520
Intangible assets, net..................................................................   1,259,859      1,259,859
Total assets............................................................................   3,074,869      3,148,704
Current liability -- obligation for 12% Preferred Stock called for redemption...........      83,929             --
Current maturities of long-term debt and capital leases.................................     111,788        111,788
Long-term debt, less current maturities.................................................     740,129        740,129
Long-term obligations under capital leases, less current maturities.....................     250,388        250,388
Shareholders' equity(4).................................................................     445,633        603,397

                                                                                                           THREE MONTHS
                                                                              YEAR ENDED DECEMBER 31,     ENDED MARCH 31,
                                                                            ---------------------------   ---------------
                                                                             1993      1994      1995      1995     1996
                                                                            -------   -------   -------   ------   ------
AIRLINE ONLY OPERATING DATA(5):
Revenue passenger miles (millions)........................................   22,664    24,906    24,902    5,369    5,847
Available seat miles (millions)...........................................   35,678    39,191    37,905    8,682    9,188
Passenger load factor.....................................................     63.5%     63.5%     65.7%    61.8%    63.6%
Passenger yield (cents)...................................................    11.35c    11.31c    11.39c   10.93c   11.59c
Passenger revenue per available seat mile (cents).........................     7.21c     7.19c     7.48c    6.76c    7.38c
Operating cost per available seat mile (cents)............................     9.08c     8.45c     8.28c    8.49c    8.82c

- ---------------

(1) Includes special charges of $138.8 million in 1994 and $1.7 million in the eight months ended August 31, 1995. For a discussion of these and other non-recurring items, see Notes 14 and 18 to the 1995 Consolidated Financial Statements.
(2) The ten months ended October 31, 1993 include a charge of $342.4 million related to the settlement of pension obligations and income of $268.1 million related to reorganization items. The eight months ended August 31, 1995 include charges of $242.2 million related to reorganization items.
(3) Reflects(i) the redemption of the 12% Preferred Stock for $84.9 million in April 1996 and (ii) the issuance of the 8,000,000 shares of Common Stock offered hereby and the application of the net proceeds therefrom, which are estimated to be approximately $159 million.
(4) No dividends were paid on the Company's outstanding Common Stock during the period presented above.
(5) For a definition of the items presented, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  RISK FACTORS

     In addition to the other information contained in, or incorporated by reference into, this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing any of the shares of Common Stock offered hereby.

COMPANY RELATED CONSIDERATIONS

  Substantial Indebtedness; Future Capital Requirements; Liquidity

     Notwithstanding the '93 and '95 Reorganizations, the Company remains highly leveraged and has and will continue to have significant debt service obligations. See Note 7 to the 1995 Consolidated Financial Statements and the 1996 Interim Consolidated Financial Statements. As of March 31, 1996, the Company's ratio of long-term debt and capital leases (including current maturities) to shareholders' equity was 2.5 to 1. As of March 31, 1996, the Company's total long-term debt and capital leases (including current maturities) was $1,102 million. After giving effect to this offering and the application of the net proceeds therefrom, the ratio of such long-term debt and capital leases (including current maturities) to shareholders' equity would have been 1.8 to 1. In addition, at December 31, 1995 (as adjusted to reflect new leases entered into through March 31, 1996) TWA's estimated minimum payment obligations under noncancellable operating leases were approximately $225 million for 1996 and approximately $1,701 million for periods thereafter. See "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the 1995 Consolidated Financial Statements.

     The degree to which the Company is leveraged could have important consequences to holders of the shares of Common Stock offered hereby, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on the Company's indebtedness, thereby reducing the funds available to the Company for its operations and to pay dividends on its equity securities; and (iii) such indebtedness contains restrictive and other covenants, which, if not complied with, may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company. See "-- Prior Operating Losses and Future Uncertainties Relating to Results of Operations" for a description of an alleged default under a loan agreement of the Company which could result in a cross-default under other indebtedness and certain leases of the Company and which would otherwise have a material adverse effect on the Company.

     At March 31, 1996, TWA's 1996 capital expenditures were anticipated to total approximately $120 million, including approximately $75 million for flight equipment related expenditures (e.g., progress payments for aircraft and the purchase of aircraft engines and parts). In February 1996, TWA executed definitive agreements providing for the operating lease of up to 10 new Boeing 757 aircraft to be delivered in 1996 and 1997, with deliveries commencing in July 1996. Although individual aircraft rentals escalate over the terms of the leases, annual aggregate rental obligations are estimated to average approximately $51 million over the lease terms after all 10 aircraft have been delivered. These aircraft have an initial lease term of 10 years. The Company also entered into an agreement in February 1996, with The Boeing Company ("Boeing"), for the purchase of 10 new Boeing 757 aircraft with deliveries in February 1997 through May 1999. Under this agreement, the Company also acquired the right, subject to certain conditions, to purchase up to 20 additional Boeing 757 aircraft. The estimated purchase price for the firm order aircraft and related spare parts and equipment is $550 million including an estimate for the price escalation factor. The Company has secured financing commitments from the engine and airframe manufacturers for approximately $420 million of the purchase price of the aircraft and related spare parts and equipment. For certain information regarding other aircraft purchase agreements, see "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, the Company is currently negotiating, but has not concluded, an agreement to extend the leases on 28 DC-9-30 aircraft operated by the Company and to increase the rent payable thereunder to finance the acquisition at an aggregate cost of approximately $49 million of hush-kits for installation on such aircraft to enable them to meet the Stage 3 noise requirements of the Airport Noise and

Capacity Act of 1990 (the "Noise Act"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Commitments" and "Business -- Regulatory Matters -- Noise Abatement."

     TWA's consolidated cash and cash equivalents at March 31, 1996 was approximately $374.7 million. The Company's cash balances were subsequently reduced as a result of the April 26, 1996 payment of approximately $84.9 million in connection with the redemption of the 12% Preferred Stock. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources -- Liquidity."

     TWA has no unused credit lines and must satisfy all of its working capital and capital expenditure requirements from cash provided by operating activities, from external capital sources or from the sale of assets. Substantially all of TWA's strategic assets, including its owned aircraft, ground equipment, slots and overhaul facilities, have been pledged to secure various issues of outstanding indebtedness of the Company. Sales of such assets which are not replaced would, under the terms of applicable financing agreements, generally require payment of the indebtedness secured thereby, which indebtedness in many cases would likely exceed the immediately realizable value of such assets. TWA has relatively few non-strategic assets which it could monetize, substantially all of such assets being subject to various liens and security interests which would restrict and/or limit the ability of TWA to realize any significant proceeds from the sale thereof. To the extent that the Company's access to capital is constrained, the Company may not be able to make certain capital expenditures or implement certain other aspects of its strategic plan, and the Company may therefore be unable to achieve the full benefits expected therefrom. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Availability of NOLs" for a discussion of the status of the Company's net operating loss carryforwards.

     The Company's long-term viability as well as its ability to meet its existing debt and other obligations and future capital commitments depends upon the Company's financial and operating performance, which in turn is subject to, among other things, prevailing economic conditions and to certain other financial, business and other factors beyond the Company's control. Although the Company's cash flow from its operations and financing activities subsequent to the '95 Reorganization is anticipated to be sufficient in the foreseeable future to meet the Company's debt and other obligations and future capital commitments, there can be no assurance that the Company's operating results and financing activities will continue to be sufficient to do so.

  Prior Operating Losses and Future Uncertainties Relating to Results of Operations

     As with other companies, TWA's long-term viability depends on its ability to achieve and maintain profitable operations. The airline industry and the Company have both experienced significant losses in recent periods. For example, in 1995 the Company earned its first annual operating profit since 1989, with operating losses in the years ended December 31, 1993 and 1994 totaling $284.0 million and $279.5 million, respectively (including special and nonrecurring charges of $175.1 million in 1994). The Company also experienced significant net losses during such periods (excluding extraordinary gains related to the '93 Reorganization). Although TWA achieved an operating profit of $25.1 million for the combined twelve month period ended December 31, 1995 (including $58.0 million of non-cash expense relating to the distribution of stock to employees as part of the '95 Reorganization), achieved a $22.1 million reduction in its operating loss in the first quarter of 1996 ($54.2 million) as compared to the first quarter of 1995 and has taken a number of actions intended to improve future profitability, the Company experienced a net loss of $227.5 million for the combined twelve month period ended December 31, 1995 (including net charges of $155.8 million related to the '95 Reorganization) and a net loss of $37.1 million in the first quarter of 1996, and there can be no assurance that the Company's future operations will be profitable. For a discussion of such operating results and substantial net losses incurred during such periods, see "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, TWA has historically experienced significant variations in annual operating revenues and operating expenses and expects such variations to continue.

     While numerous uncertainties concerning the level of revenues and expenses always exist, the nature of such uncertainties is constantly changing, and the Company is unable to predict the potential impact of any of such uncertainties upon its results of operations. Among the uncertainties that might adversely impact TWA's future results of operations are: (i) competitive pricing and scheduling initiatives; (ii) the availability and cost of capital;
(iii) increases in fuel and other operating costs; (iv) insufficient levels of air passenger traffic resulting from, among other things, war, threat of war, international terrorism or changes in the economy; (v) governmental limitations on the ability of TWA to service certain airports and/or foreign markets; and
(vi) regulatory requirements requiring additional capital expenditures.

     In addition, the Company and Karabu Corporation ("Karabu"), a Delaware corporation controlled by Mr. Carl C. Icahn, are parties to an eight-year Karabu Ticket Program Agreement (the "Ticket Agreement"). Tickets sold by the Company to Karabu pursuant to the Ticket Agreement are priced at levels intended to approximate current competitive discount fares available in the airline industry. TWA believes that applicable provisions of the Ticket Agreement do not allow Karabu to market or sell such tickets through travel agents. Karabu, however, has been marketing tickets through travel agents. TWA has demanded that Karabu cease doing so, and Karabu has stated that it disagrees with the Company's interpretation concerning sales through travel agents. In December 1995, the Company filed a lawsuit against Karabu, Mr. Icahn and certain affiliated companies seeking damages and to enjoin further violations of the Ticket Agreement. Mr. Icahn countered by threatening to file his own lawsuit and to declare a default on the financing of up to $200 million provided to TWA by Karabu in connection with the '93 Reorganization (the "Icahn Loans"), which financing is secured by receivables and certain flight equipment pledged under a security agreement (the "Karabu Security Agreement") with State Street Bank and Trust Company of Connecticut N.A., as security trustee (the "Security Trustee"). Mr. Icahn's position was based upon a variety of claims related to his interpretations of the Karabu Security Agreement as well as certain alleged violations of the Ticket Agreement by the Company. A violation of the Ticket Agreement by the Company would result in a cross-default under the Icahn Loans. An Event of Default (as defined in the Icahn Loans) would constitute a default under the instruments governing the Company's other indebtedness and certain leases and would have a material adverse effect on the Company. Mr. Icahn has also alleged independent violations of the Icahn Loans, including, among other things, that the Company has not been maintaining, as the terms of the Karabu Security Agreement require, certain aircraft which TWA has retired from service and stored and which are pledged as security for the Icahn Loans. To endeavor to eliminate this issue from the various disputes with Mr. Icahn and his affiliates, the Company has deposited an amount equal to the appraised fair market value of such aircraft with the Security Trustee and requested the release of the liens on such aircraft. To date, the Security Trustee has not released such liens. The parties negotiated a series of standstill agreements, pursuant to which TWA's original lawsuit was withdrawn, while the Company and Mr. Icahn endeavored to negotiate a settlement of their differences and respective claims. The final extension of such standstill agreement expired on March 20, 1996.

     On March 20, 1996, the Company filed a Petition (the "TWA Petition") against Mr. Icahn, Karabu and certain other entities affiliated with Icahn (collectively, the "Icahn Defendants"). The TWA Petition, pending in the Circuit Court for St. Louis County, Missouri, alleges that the Icahn Defendants are violating the Ticket Agreement and otherwise tortiously interfering with the Company's business expectancy and contractual relationships by, among other things, continuing to market and sell tickets purchased under the Ticket Agreement to the general public through travel agents. The TWA Petition seeks a declaratory judgment finding that the Icahn Defendants have violated the Ticket Agreement, and seeks liquidated, compensatory and punitive damages, as well as the Company's costs and attorneys fees. The Company believes the allegations contained in the TWA Petition are meritorious.

     Also on March 20, 1996, TWA was named as a defendant in a complaint (the "Icahn Complaint") filed by Karabu and certain other affiliates of Mr. Icahn (the "Icahn Entities"). The Icahn Complaint alleges, among other things, that the Company has violated certain federal antitrust laws, breached the Ticket Agreement and interfered with certain existing and prospective commercial relations of the Icahn Entities. The Icahn Complaint is based upon an interpretation by Mr. Icahn and the Icahn Entities that the Ticket Agreement permits sales of tickets to the general public through travel agents and upon certain actions the Company has taken to mitigate the adverse effects of the Icahn Entities' ongoing marketing and sales of tickets to the general public through travel agents. The Icahn Complaint seeks injunctive relief and actual and punitive monetary damages, as well as the Icahn Entities' costs of litigation. The Company believes it has meritorious defenses to the allegations contained in the Icahn Complaint and intends to defend itself vigorously against such allegations.

     The Company intends to press its claims vigorously and believes its defenses to Mr. Icahn's claims are meritorious. However, Karabu's interpretation regarding discount ticket sales to the general public through travel agents could be determined, either by a court or otherwise, to be correct. In such event, unless the Company took appropriate action to mitigate the effect of such sales, the Company could suffer significant loss of revenue that could reduce overall passenger yields on a continuing basis during the term of the Ticket Agreement. In addition, although the Company believes that no material default exists under the Karabu Security Agreement, any default by the Company under the Ticket Agreement or directly on the Icahn Loans which resulted in an acceleration of the Icahn Loans could result in a cross-default to the Company's other indebtedness and leases and otherwise have a material adverse effect on the Company.

     On June 6, 1996, Karabu forwarded a letter to TWA advising the Company of Karabu's possible intention to instruct the Pension Benefit and Guaranty Corporation (the "PBGC") to require the Security Trustee to give a 30 day default notice to TWA in respect of certain alleged instances of non-compliance by TWA with the provisions of the Karabu Security Agreement relating to, among other things, four Boeing 727-100 aircraft which are no longer being flown by TWA in active service and changes by TWA to the scheduled maintenance of such aircraft and other aircraft pledged under the Karabu Security Agreement without obtaining approval of the Security Trustee. Karabu also forwarded with such letter a draft of a proposed complaint which it has threatened to file for a declaratory judgment that Karabu would be entitled to instruct the PBGC to require the Security Trustee to give TWA such notice of default. Karabu suggested that TWA discuss such matters with Karabu prior to the expiration of seven business days from the date of such letter. TWA believes it has meritorious defenses to such allegations.

     As of March 31, 1996, $39.9 million of tickets (representing proceeds of $22.0 million to TWA) had been sold by the Icahn Entities under the Ticket Program. At March 31, 1996, approximately $12.0 million of such proceeds had been applied to the principal balance of the Icahn Loans. The impact of future ticket sales by Icahn affiliates on the Company's results of operations, being dependent upon, among other things, the timing and volume thereof cannot be predicted at this time. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital
Resources -- Liquidity."

  Age of Fleet; Noise

     At December 31, 1995, the average age of TWA's aircraft fleet was 18.8 years, making TWA's fleet one of the oldest of U.S. air carriers. As a result, TWA incurs increased overall operating costs due to the higher maintenance and other operating costs associated with older aircraft. The Company is in the process of acquiring a number of new and later model aircraft and, based upon current delivery schedules for firmly committed aircraft, TWA's composite fleet age should be reduced to slightly under 18 years at December 31, 1996. As of December 31, 1995, TWA's fleet included 101 aircraft which did not meet the noise reduction requirements under the Noise Act and must therefore be retired or substantially modified by the end of 1999. Although the Company has plans to meet the Noise Act's noise reduction requirement, there can be no assurance that such plans will be achieved. In addition, in 1990 the Federal Aviation Administration (the "FAA") issued several Airworthiness Directives ("ADs") mandating changes to maintenance programs for older aircraft to ensure that the oldest portion of the nation's fleet remains airworthy. Most of the Company's aircraft are currently affected by these aging aircraft ADs. During 1994 and 1995, TWA spent approximately $8.3 million to comply with aging aircraft maintenance requirements. Based on current information, TWA estimates that costs associated with complying with these aging aircraft maintenance requirements will aggregate approximately $13.0 million annually through the year 2000. These estimates assume that newer aircraft will replace certain of TWA's existing aircraft and that as a result, the average age of TWA's fleet will be reduced. There can be no assurance that TWA will be able to implement fully its fleet plan or that the cost of complying with aging aircraft maintenance requirements will not be significantly increased. See "Business -- Regulatory
Matters -- Noise Abatement" and "-- Aging Aircraft Maintenance." See also
"-- Substantial Indebtedness; Future Capital Requirements; Liquidity."

  Potential Dilution; Corporate Governance Provisions; Special Voting
  Arrangements

     In connection with and as a precondition to the '95 Reorganization, in August and September of 1994, the Company entered into agreements amending the Company's existing collective bargaining agreements with the three unions representing an aggregate of approximately 84% of the Company's employees (the " '94 Labor Agreements"). In exchange for the concessions received in the '94 Labor Agreements, the Company, among other things, adopted the ESIP designed to permit TWA's employees to increase their level of ownership, through grants by the Company to its employees of additional shares of Employee Preferred Stock and Common Stock, by up to 8% of the then outstanding Common Stock and Common Stock equivalents over a five year period commencing in July 1997 if the Common Stock is trading at certain target levels in each such year. In addition, under the ESIP the Company agreed to permit such employees to purchase, beginning in July 1997, additional shares in an aggregate amount of up to 2% of the then outstanding Common Stock and Common Stock equivalents at a discount of 20% to the then market price of the Common Stock. The ESIP provides for a limited acceleration of the stock grants and purchase program in the event of a merger, consolidation or sale of all or substantially all the Company's assets or upon certain issuances of Common Stock by the Company. The ESIP will result in significant future dilution to other holders of the Common Stock. See
"Business -- Employees."

     In 1994, the Board of Directors of the Company (the "Board of Directors" or the "Board") adopted the KESIP to motivate, attract and retain the services of certain key employees of the Company. The KESIP provides for the award of incentive and nonqualified stock options for up to 7% of the aggregate number of shares of Common Stock and Employee Preferred Stock outstanding as of December 16, 1995, subject to certain adjustments. As of June 1, 1996, 59 employees had been granted options to purchase shares of Common Stock or Employee Preferred Stock at prices ranging from $4.64 to $18.37 per share. All options granted under the KESIP have a five year life and vest at a rate of 34%, 33% and 33% on the first three anniversaries of the award date of such options. The KESIP provides for certain accelerated vesting rights in the event the recipient dies or becomes disabled or upon a change in control (as therein defined). See "Business -- Employees."

     In March 1996, the Company issued 3,869,000 shares of 8% Preferred Stock, which are convertible at the option of the holder, unless previously redeemed or exchanged, into shares of Common Stock at a conversion price of $20.269 per share (equivalent to a conversion rate of approximately 2.467 shares of Common Stock for each share of 8% Preferred Stock), subject to adjustment under certain circumstances. Based on the current conversion price, upon conversion of all shares of 8% Preferred Stock into shares of Common Stock, an aggregate of 9,544,823 additional shares of Common Stock would be issued.

     The Company's Third Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated By-laws (the "By-laws") contain provisions which authorize the Board of Directors to issue preferred stock without stockholder approval, prohibit action by written consent of the stockholders, authorize only the chairman of the Board of Directors or a majority of the Board of Directors to call special meetings of the stockholders and require advance notice for director nominations. These provisions of the Certificate of Incorporation and By-laws, as well as federal laws limiting foreign ownership of U.S. flag carriers and the prohibition on certain business combinations contained in Section 203 of the Delaware General Corporation Law (the "DGCL"), could have the effect of delaying, deferring or preventing a change in control or the removal of existing management. See "Certain Provisions of the Certificate of Incorporation, the By-laws and Delaware Law" and "Business -- Regulatory Matters -- Foreign Ownership of Shares."

     In addition, as a result of provisions of the '94 Labor Agreements, the Certificate of Incorporation and By-laws contain provisions which allow certain corporate actions requiring board approval, including mergers, consolidations and sale of all or substantially all the assets of the Company, to be blocked by a vote of six (four union elected directors and two other directors) of the Company's fifteen directors. See "Certain Provisions of the Certificate of Incorporation, the By-laws and Delaware Law."

  Certain Potential Future Earnings Charges

     There are a number of uncertainties relating to agreements with employees of the Company, the resolution of which could result in significant non-cash charges to TWA's future operating results. Shares granted or purchased at a discount under the ESIP will generally result in a charge equal to the fair value of shares granted and the discount for shares purchased at the time when such shares are earned. If the ESIP's target prices for the Common Stock are realized, the minimum aggregate charge for the years 1997 to 2002 would be approximately $60 million based upon such target prices and the number of shares of Common Stock and Employee Preferred Stock outstanding at December 31, 1995. The charge for any year, however, could be substantially higher if the then market price of the Common Stock exceeds the target price for such year ($11.00, $12.10, $13.31, $14.64, $16.11 and $17.72 for the years 1997 to 2002).
Additionally, the allocation of approximately 1.1 million shares of Employee Preferred Stock issued to a trust for employees represented by the Air Line Pilots Association International ("ALPA") pursuant to the '95 Reorganization will, when allocated to individual employees so represented, result in a charge equal to the fair market value of the shares on the dates allocated. Finally, the International Association of Machinists and Aerospace Workers (the "IAM") has indicated that it does not agree with the Company's method of computing certain amounts owed to IAM-represented employees relating to overtime "bonus" claims under the Company's 1992 concession agreements with its unions (the " '92 Labor Agreements"). The Company estimates its obligation to be approximately $26.3 million and the IAM has, while not specifying an amount, indicated they believe the amount owed is significantly greater. See Notes 11 and 14 to the 1995 Consolidated Financial Statements.

  Fresh Start Reporting

     In connection with the '95 Reorganization, the Company adopted fresh start reporting in accordance with the American Institute of Certified Public Accountants' Statement of Position 90-7 " -- Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). The fresh start reporting common equity value of the Company was determined by the Company, with the assistance of its financial advisors, to be approximately $270.0 million based, in part, on assumptions as to future results of operations. The carrying value of the Company's assets does not reflect historical cost but rather reflects current values determined by the Company as of the August 23, 1995 effective date of the '95 Reorganization (including values for intangible assets such as routes, gates and slots of approximately $458.4 million). The difference between (i) the equity valuation of the Company plus the estimated fair market value of the Company's liabilities and (ii) the estimated fair market value of its identifiable assets was allocated to "reorganization value in excess of amounts allocable to identifiable assets" in the amount of approximately $839.1 million. In future periods, these intangible assets will be evaluated for recoverability based upon estimated future cash flows. If expectations are not substantially achieved, charges to future operations for impairment of these assets might be required and such charges could be material. Due to the significant adjustments relating to the '95 Reorganization and the adoption of fresh start reporting, the pre-reorganization consolidated financial statements are not comparable to the post-reorganization consolidated financial statements. A vertical black line is shown in the Consolidated Financial Statements and selected financial data presented herein to separate TWA's post-reorganization Consolidated Financial Statements from its pre-'95 reorganization consolidated financial statements since they have not been prepared on a consistent basis of accounting. Similarly, the Company's consolidated financial statements for the periods prior to the '93 Reorganization are not consistent with periods following the '93 Reorganization. See Note 17 to the 1995 Consolidated Financial Statements.

INDUSTRY RELATED CONSIDERATIONS

  Competition

     The airline industry both domestically and internationally is highly competitive. TWA competes with one or more major airlines on most of its routes (including on all routes between major cities) and with all forms of surface transportation. Airline profit levels are highly sensitive to, and during recent years have been adversely affected by, among other things, changes in fuel costs, fare levels and passenger demand. Vigorous price competition exists, and TWA and its competitors have frequently offered sharply reduced discount fares in many markets. Airlines, including TWA, use discount fares and other promotions to stimulate traffic during normally slack travel periods, to generate cash flow and to increase relative market share in selected markets. TWA has often elected to initiate or match discount or promotional fares in certain markets in order to compete vigorously in those discounted markets or to stimulate traffic. Passenger demand and fare levels have also been affected adversely by, among other factors, the state of the economy and international events.

     The growth of the operations of low cost, low fare carriers in domestic markets represents an intense competitive challenge for the Company, which has higher operating costs than many of such low fare carriers and fewer financial resources than many of its major competitors. Many of the traditional carriers that compete with TWA have implemented, or are in the process of implementing, measures to reduce their operating costs. In addition, the Company is more highly leveraged and has significantly less liquidity than certain of its competitors, several of whom have available lines of credit, significant unencumbered assets and/or greater access to public capital markets. Accordingly, TWA may be less able than certain of its competitors to withstand a prolonged recession in the airline industry or prolonged periods of competitive pressure.

     Demand for air transportation historically has tended to mirror general economic conditions. During the most recent economic recession in the United States, the change in industry capacity failed to mirror the reduction in demand for domestic air transportation due primarily to continued delivery of new aircraft. While industry capacity has leveled off and the general economy has improved, TWA expects that the airline industry will remain extremely competitive for the foreseeable future.

  Aircraft Fuel

     Since fuel costs constitute a significant portion of the Company's operating costs (approximately 13.9% in 1995), significant increases in fuel costs would materially and adversely affect the Company's operating results. Fuel prices continue to be susceptible to, among other factors, political events and market factors beyond the Company's control, and the Company cannot predict near or longer-term fuel prices. In the event of a fuel supply shortage resulting from a disruption of oil imports or otherwise, higher fuel prices or curtailment of scheduled service could result. During the first quarter of 1996, the Company's per gallon cost of fuel increased approximately 21.8%, from $0.55 per gallon to $0.67 per gallon over the same period in the prior year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." During the second quarter of 1996, fuel prices have decreased slightly. A one cent change in the cost per gallon of fuel (based on 1995 consumption) impacts operating expense by approximately $700,000 per month. Increases in fuel prices may have a greater proportionate and more immediate impact on TWA than many of its competitors because of the composition of its fleet and because the Company does not presently maintain substantial reserves of fuel required for its operations or otherwise hedge the cost of anticipated purchases of fuel.

     In August 1993, the United States increased taxes on fuel, including aircraft fuel, by 4.3c per gallon. Airlines were exempted from this tax increase until October 1995. Pending legislation in Congress would continue the exemption through September 30, 1997, subject to termination of the exemption on September 30, 1996 if excise taxes relating to certain aviation trust funds are not extended. These excise taxes expired on December 31, 1995 and had not, as of June 1, 1996, been extended. There can be no assurance that the continuation of the fuel tax exemption will be enacted, or of the terms under and the period for which the exemption will, if enacted, be effective. The additional fuel tax is currently being collected. The expiration of the exemption in October increased the Company's quarterly operating expenses in each of the fourth quarter of 1995 and the first quarter of 1996 by approximately $7 million. Based on TWA's 1995 fuel consumption levels, non-extension of the fuel tax exemption would increase the Company's future annual operating expenses by an estimated $28 million. See "Business -- Aircraft Fuel."

  Regulatory Matters

     The airline industry is subject to extensive federal and international government regulations relating to airline safety, security and scheduling, as well as to local, state, federal, and international environmental laws. Adoption of newly proposed regulations relating to these matters could increase the Company's cost of compliance with governmental regulations, and could therefore increase operating expenses and in some cases restrict the operations of airlines, including TWA, thereby adversely affecting TWA's results of operations.

     During the last several years, the FAA has issued a number of maintenance directives and other regulations relating to, among other things, collision avoidance systems, airborne windshear avoidance systems, noise abatement and increased inspection requirements, including added requirements for aging aircraft. TWA believes, based on its current fleet, that it will incur substantial capital expenditures to comply with the aging aircraft and noise abatement regulations. The Company assumes that a number of aircraft will be retired before major aging aircraft modifications and noise compliance will be required, and required capital expenditures will vary depending upon changes in TWA's planned fleet composition. Management expects that the cost of compliance will be funded through a combination of internally generated funds and utilization of cost sharing and/or funding provisions under certain lease agreements and loan agreements. See "-- Company Related
Considerations -- Substantial Indebtedness; Future Capital Requirements; Liquidity."

     Additional laws and regulations have been proposed from time to time which could significantly increase the cost of airline operations by, for instance, imposing additional requirements or restrictions on operations. Laws and regulations have also been considered from time to time that would prohibit or restrict the ownership and/or transfer of airline routes or takeoff and landing slots. Also, the award of international routes to U.S. carriers (and their retention) is regulated by treaties and related agreements between the United States and foreign governments which are amended from time to time. The Company cannot predict what laws and regulations will be adopted or what changes to international air transportation treaties will be effected, if any, or how they will affect TWA. See "Business -- Regulatory Matters."

     Management believes that the Company has benefitted from the expiration on December 31, 1995 of the aviation trust fund tax (the "Ticket Tax") which imposed certain taxes including a 10% air passenger tax on tickets for domestic flights, a 6.25% air cargo tax and a $6 per person international departure tax. Although the net amount of any such benefit directly resulting from the expiration of the Ticket Tax cannot readily be determined, reinstatement of the Ticket Tax would result in higher costs to the Company and/or, if passed on in the form of increased ticket prices to consumers, could have an adverse effect on passenger traffic, revenue and/or margins. The Company is unable to predict when or in what form the Ticket Tax may be reenacted. See
"Business -- Regulatory Matters."

                                  THE COMPANY

     TWA is the seventh largest U.S. air carrier (based on 1995 RPMs and ASMs), whose primary business is transporting passengers, cargo and mail. During 1995, the Company carried more than 21.7 million passengers and flew approximately
25.1 billion RPMs. As of June 1, 1996, TWA provided regularly scheduled jet service to 92 cities in the United States, Mexico, Europe, the Middle East, Canada and the Caribbean. As of March 31, 1996, the Company operated a fleet of 183 jet powered aircraft.

NORTH AMERICAN ROUTE STRUCTURE

     TWA's North American operations have a hub-and-spoke structure, with a primarily domestic hub at St. Louis and a domestic-international hub at JFK. The North American system serves 37 states, the District of Columbia, Puerto Rico, Mexico, Canada and the Caribbean. The JFK and St. Louis hub systems are designed to allow TWA to support both its North American and transatlantic connecting flights. In 1995, TWA's North American revenues accounted for approximately 79% of its total revenues.

  St. Louis

     TWA is the predominant carrier at St. Louis, with approximately 360 scheduled daily departures serving 78 cities. In 1995, TWA had approximately a 71% share of airline passenger enplanements in St. Louis, while the next largest competitor enplaned approximately 15%. During 1995, TWA added service from its St. Louis hub to Jackson, Mississippi; Reno, Nevada; Memphis, Tennessee; Knoxville, Tennessee; Mexico City, Cancun, Puerto Vallarta and Ixtapa/Zihuatenejo, Mexico; and Montego Bay, Jamaica. In May 1996, TWA commenced operations to and from Toronto, Canada.

  JFK

     TWA serves 37 cities from its JFK hub, with approximately 60 daily departures. JFK, which is the 8th largest origination/destination hub in the United States, is both the Company's and the industry's largest international gateway from North America. The Company offers non-stop flights from JFK to 11 cities in Europe and the Middle East as well as 21 destinations in the U.S. and the Caribbean. During 1995, TWA added service from its JFK hub to Pittsburgh, Pennsylvania and Santo Domingo, Dominican Republic.

  Commuter Feed

     Trans States Airlines, Inc. ("Trans States") provides commuter feed to TWA into the Company's hubs at St. Louis and, as of November 1995, JFK. Trans States, an independently owned regional commuter carrier, currently operates approximately 166 daily flights into St. Louis and 47 flights into JFK. Trans States' operations are coordinated to feed TWA's North American and international flights. Management believes that these commuter operations are an important source of traffic into the Company's domestic and international route networks.

INTERNATIONAL ROUTE STRUCTURE

     TWA's international operations consist of both nonstop and through service from JFK, Boston and St. Louis to destinations in Europe and the Middle East. TWA's international operations are concentrated at JFK, where TWA has built a hub system designed to provide domestic traffic feed for its transatlantic service. International cities served include Athens, Barcelona, Cairo, Frankfurt, Lisbon, Madrid, Milan, Riyadh, Rome and Tel Aviv from JFK; Paris from JFK, Boston and St. Louis; and London -- Gatwick from St. Louis. In 1995, TWA's international revenues accounted for approximately 21% of total revenues.

BUSINESS STRATEGY

     Beginning with the hiring of the new management team in 1994, TWA has instituted a strategic repositioning of the Company designed to improve the Company's overall operating and financial perform-ance. In addition to the financial restructuring, cost savings and operating efficiencies achieved as a result of the '95 Reorganization, the key ongoing elements of this strategy are:

  Route Structure

     The Company is endeavoring to optimize its route structure by redeploying its assets to markets where it believes it has a competitive advantage and to limit its commitments in other markets.

     Domestically, the Company believes the greatest opportunities for improved operating results will come from focusing additional resources on its St. Louis hub in order to leverage its strong market position. The Company already dominates operations at St. Louis, with approximately 71% of total 1995 enplanements. In addition, the Company enjoys certain advantages in the Midwest due to its established route system, strong brand identity and concentrated presence in that market. Because St. Louis is located in the center of the country, it is well-suited to function as an omni-directional hub for both north-south and east-west transcontinental traffic. Therefore, TWA believes it is better positioned to offer more frequencies and connecting opportunities to many travelers in its key Midwestern markets than competing airlines. The Company has increased its number of daily departures at St. Louis from 229 in 1993 to 348 in 1995 to approximately 360 at June 1, 1996.

     At the same time, the Company has eliminated domestic operations where the Company concluded it could not compete profitably. For example, in 1994 the Company closed its Atlanta hub due to continued poor results. Management estimates the Atlanta hub was generating approximately $3 million per month in operating losses. The Company has redeployed most of the former Atlanta based employees and equipment to St. Louis.

     Prior to November 1995, commuter feed service to JFK had been provided by Trans World Express, Inc., a wholly-owned subsidiary of TWA ("TWE"). TWA transferred such service to Trans States after TWA's management determined that Trans States could provide such service on a more cost efficient basis and discontinued the operations of TWE. Management estimates that, as a result, TWA's operating results should be improved by approximately $12 million annually. TWE is currently being liquidated.

     Internationally, the Company's operations are concentrated at JFK, supplemented by certain routes from Boston and St. Louis. The Company's strategy is to reduce and streamline operations to focus on business markets that it believes can support non-stop service. As a result, during 1994 and 1995, the Company eliminated service to several European cities including Berlin, Zurich and Vienna and reduced its service to and from Paris. In the summer of 1996, the Company plans to add seasonal capacity in key markets with strong leisure demand, such as JFK to Milan, Rome and Tel Aviv.

     In addition to its own international operations, TWA is exploring the possibility of entering into marketing and code-share alliances with foreign carriers. These alliances, if consummated, would allow the Company to provide its passengers with extended service to foreign destinations not served directly by the Company, while feeding TWA's North American operations from these foreign destinations.

  Customer Service; Travel Agent Commissions

     Over the past two years, the Company has focused on improving the quality of its air travel product and the service provided to passengers by TWA personnel. TWA has undertaken a number of initiatives to build brand loyalty among existing customers and increase its market share of value-conscious business travelers and price-conscious leisure travelers. The initiatives include:

     Focus on Business Traveler. Based on customer research, the Company has targeted value-conscious business travelers and is therefore tailoring its marketing and advertising efforts to emphasize the Company's positioning as a full-service, high-value airline providing service to popular business destinations throughout the U.S. The Company believes that its convenient flight schedules and connections, as well as its centrally located hub at St. Louis, are important in providing service which is attractive to these travelers. The Company also offers its Frequent Flight Bonus ("FFB"(R)) program in order to build customer loyalty among business travelers.

     In March 1995, TWA began implementation of Trans World OneSM ("Trans World One") service in international and transcontinental non-stop markets. Trans World One is aimed at attracting business travelers by providing improved premium class service at fares comparable to its competitors' business class service. To implement Trans World One, TWA has converted its wide-body fleet of Boeing 747 and 767 aircraft from a traditional three-class configuration to a two-class configuration, with a special emphasis on improvements to the premium class cabin, including new seats with increased recline capability and enhanced meal service and wine selections.

     Leisure Traveler. Within the leisure travel market, TWA has positioned itself as a high-quality, low-fare carrier. Management believes that based upon TWA's lower costs and its extensive off-peak flight schedule, the Company is in a strong position to compete for price-conscious leisure travelers who seek a full-service product at prices competitive with other carriers offering "no-frills" service. To capitalize on its strengths in this area, the Company's marketing and advertising efforts targeted at this segment will continue to emphasize TWA's quality image and strong name recognition together with the airline's broad route network serving popular leisure destinations. The Company has recently commenced service to additional leisure destinations in Mexico and the Caribbean, and has entered into marketing agreements with a number of major international tour packagers.

     Travel Agent Commissions. TWA pays the full traditional 10% commission on tickets for domestic transportation on TWA sold by independent travel agents and has removed the cap of $50 and $25 per domestic round-trip and one-way tickets, respectively, which it and most other major airlines imposed in 1995. Although the Company can not quantify the current or potential future impact of this decision, the Company believes the payment of full commissions is a positive factor in the Company maintaining and improving its long-term relationships with such travel agents. See "Business -- Travel Agencies -- Travel Agent Commissions."

  Cooperative Labor Relationship

     Management believes TWA's cooperative relationship with its employees, including employees represented by trade unions, is a valuable asset and distinguishes the Company from many other major U.S. airlines. The Company's employees have demonstrated significant loyalty and commitment to TWA's future by agreeing to various wage and work rule concessions to improve productivity in connection with the '93 and '95 Reorganizations. As a result of these agreements
(i) the Company's employees received approximately 30% of the voting equity of TWA outstanding immediately following the '95 Reorganization and (ii) certain corporate governance provisions were effected, including provision of the right of employees represented by ALPA, the IAM and the Independent Federation of Flight Attendants ("IFFA"), who together constitute approximately 84% of TWA's total employees, to elect four of the Company's 15 directors. See "Description of Capital Stock -- Description of Employee Preferred Stock" and "Certain Provisions of the Certificate of Incorporation, the By-laws and Delaware Law." Union and non-union employees are also eligible under the ESIP to increase their level of stock ownership through grants and purchases of additional shares over a five year period commencing in 1997. For information concerning the ESIP, see "Business -- Employees."

     The Company believes that the status of its employees as substantial stockholders and participants in corporate governance and the Company's efforts to involve employees in developing and achieving the Company's goals will result in continued enhancement of the Company's ability to provide high-quality air travel and customer service. As part of the Company's efforts to foster employee participative management concepts throughout the organization, several employee led initiatives were begun in 1994 and continue to be developed and implemented. These include "Change Teams" which are designed to focus upon cost savings and revenue enhancing opportunities at a local level and are in place at every TWA location. Change Teams are led by full-time non-management advisors selected by union leadership, in the case of represented employees, and non-contract employee peers, in the case of unrepresented employees. A second initiative, the Productivity Task Force, is designed to focus upon broader cost savings opportunities and is comprised of both labor and management members. These initiatives are supported by the Management/Labor Advisory Task Force, consisting of union leaders, the Chief Executive Officer and other senior officers of the Company. This task force meets monthly to discuss these and other initiatives to demonstrate joint commitment to reengineering efforts.

  Fleet Upgrade

     TWA's fleet modernization plans seek to realize operating cost savings by replacing a number of older, less efficient aircraft with more modern, technologically advanced, twin engine, two-pilot aircraft which will result in a decrease in operating and maintenance costs. In addition, the Company plans to simplify its fleet by reducing the number of aircraft types to decrease crew training and aircraft maintenance costs, and to "right-size" the fleet to conform better to the requirements of TWA's route structure. Despite the higher capital costs associated with owning or leasing new and later model aircraft, the Company believes that corresponding reductions in operating costs should result in a lower overall cost per seat mile. Management believes this initiative offers the potential for greater proportionate benefit to TWA than perhaps any other major U.S. airline.

     During 1996 and 1997, the Company intends to replace its remaining L-1011 aircraft (three-engine, three-pilot jets) with new, more efficient twin engine, two-pilot Boeing 757 aircraft. In February 1996, the Company executed definitive agreements providing for the operating lease of up to 10 new Boeing 757 aircraft to be delivered in 1996 and 1997, with deliveries commencing in July 1996. Also in February 1996, the Company entered into an agreement with Boeing for the purchase of 10 new Boeing 757 aircraft with deliveries in February 1997 through May 1999. Under this agreement, the Company also acquired the right, subject to certain conditions, to purchase up to 20 additional new Boeing 757 aircraft from the manufacturer. TWA is also in discussions with certain other lessors to lease other aircraft as part of TWA's fleet modernization program. Finally, the Company is continuing the process of outfitting its DC-9 fleet with "hush-kits" in order to bring such aircraft into compliance with Stage 3 requirements of the Noise Act. See "Business -- Regulatory Matters -- Noise Abatement."

  Investment in Technology

     Management believes significant opportunities exist for the Company to increase revenues and reduce costs by investing in available technology that provides the Company and its employees with the information necessary to operate its business more effectively and to improve customer service. In 1995, the Company took a significant step forward in this area by installing a new computerized yield management system. When fully implemented later in 1996, this system is expected to allow the Company to improve significantly its ability to estimate demand flight-by-flight for each class of fares and manage the allocation of seats accordingly. Given TWA's prior lack of a computerized yield management system, the Company's management believes that full implementation of this new system will offer significant opportunities for revenue improvement. The Company is also implementing a "QIK-Res" system, a front-end reservations software program designed to increase productivity and decrease call handling time for its reservation agents. Other technology systems in which TWA has invested or will likely invest include field sales force automation, weather recovery, crew scheduling and revenue accounting.

  Cost and Efficiency Initiatives

     Management believes that achieving and maintaining a low cost structure is crucial to the Company's business strategy. Although the Company has significantly reduced its costs of operations over the last two years, management believes further cost reductions are both achievable and necessary to ensure the Company's long-term profitability. In 1995, TWA's airline operating cost per ASM was 8.28c, which the Company believes is below the average for the six largest U.S. carriers. The Company intends to continue to pursue, among other things, route optimization, increased labor efficiencies, fleet modernization and rationalization, and investment in technological advances in order to improve operating results. In addition, the Company is undertaking limited increases to seating density across TWA's aircraft fleet to bring its seating density closer to industry standards. This reconfiguration is intended, however, to retain more legroom in TWA's Comfort Class(R) ("Comfort Class") than comparable classes of service offered by TWA's major competitors. The Company has also increased to 11 the number of "banks" of flights operating into its St. Louis hub (including a night bank) to increase further the utilization of its aircraft.

     In order to meet consumer demand for ticketless travel, TWA has also begun implementation of a new ticketless system in selected markets, which management believes should decrease distribution and administrative costs. The Company currently estimates the ticketless system will be available system-wide domestically by late 1996. In addition, TWA will continue to explore other opportunities to reduce costs and improve efficiency in the areas of aircraft maintenance, airport operations, purchasing, food service, cargo delivery operations and administrative functions.

CORPORATE REORGANIZATIONS

     During the early 1990s, the U.S. airline industry, including the Company, experienced unprecedented losses, which were largely attributable to, among other things, the Persian Gulf War (which caused a substantial increase in fuel costs and reduction in travel demand due to concerns over terrorism), recessions in the United States and Europe, and significant industry-wide fare discounting resulting from another U.S. airline's attempt to introduce a new pricing structure into the domestic airline business. In addition, TWA had incurred significant debt as a result of the leveraged acquisition in 1986 of a controlling interest in the Company by Mr. Icahn. The substantial losses sustained by the Company during this period, coupled with the Company's excessive debt obligations, made it necessary for TWA to restructure its debt obligations and equity, lower its labor costs and severely reduce its capital outlays.

  '93 Reorganization

     On November 3, 1993 (the "'93 Effective Date"), TWA emerged from the protection of Chapter 11 of the United States Bankruptcy Code pursuant to a bankruptcy case filed on January 31, 1992. During the pendency of the '93 Reorganization, the Company (i) negotiated, effective September 1, 1992, a series of three-year concession agreements with its unions providing for, among other things, a 15% reduction in wages and benefits and certain work-rule concessions designed to reduce costs substantially (the "'92 Labor Agreements"),
(ii) obtained confirmation of a reorganization plan which eliminated more than $1 billion of debt and lease obligations, and (iii) reached a settlement with the PBGC with respect to the Company's underfunded pension plan obligations. During the pendency of the '93 Reorganization, the Icahn Entities released their claims against and interests in TWA and Mr. Icahn resigned as Chairman of the Board of Directors and as an officer of TWA. Karabu, one of the Icahn Entities, also agreed to provide up to $200 million of financing pursuant to the Icahn Loans.

  '95 Reorganization

     Notwithstanding the reduction in levels of debt and obligations achieved through the '93 Reorganization, the Company emerged from the '93 Reorganization in a too highly leveraged position and, despite progress in increasing revenues and reducing costs, continued to experience significant operating losses. With the hiring of a new management team in 1994, the assumptions underlying the Company's operating plans, upon which its ability to service its post '93 Reorganization obligations depended, were recognized as unrealistic and unachievable. As a consequence, the Company was forced to seek a second financial restructuring.

     In the second quarter of 1995, the Company solicited and received sufficient acceptances to effect the proposed "prepackaged" plan of bankruptcy. Therefore, on June 30, 1995, the Company filed a prepackaged Chapter 11 plan of reorganization, which with certain modifications was confirmed by the United States Bankruptcy Court in St. Louis (the "Bankruptcy Court") on August 4, 1995. On August 23, 1995, approximately eight weeks after filing the prepackaged Chapter 11 plan, the '95 Reorganization became effective and the Company emerged from the protection of this second Chapter 11 proceeding. In connection with the '95 Reorganization, the Company (i) exchanged certain of its then outstanding debt securities for a combination of newly issued 12% Preferred Stock, Common Stock, warrants and rights to purchase Common Stock, and debt securities, (ii) converted its then outstanding preferred stock to shares of Common Stock, warrants and rights to purchase Common Stock, (iii) obtained certain short-term lease payment and conditional sale indebtedness deferrals amounting to approximately $91 million and other modifications to certain aircraft leases; and (iv) obtained an extension of the term of the approximately $190 million principal amount of the Icahn Loans. The Company also (i) effected a reverse stock split of its then outstanding common stock and exchanged such shares for Common Stock; (ii) raised approximately $52 million through an equity rights offering; (iii) distributed certain warrants to its then current equity holders; and (iv) implemented certain amendments to the Certificate of Incorporation relating to the recapitalization and various corporate governance matters. See "Description of Capital Stock -- Description of Employee Preferred Stock."

     In connection with and as a precondition to the '95 Reorganization, in August and September of 1994, the Company entered into the '94 Labor Agreements, amending existing collective bargaining agreements, with the IAM, ALPA and IFFA, the three labor unions representing approximately 84% of the Company's employees. The '94 Labor Agreements provided for an extension of certain previously agreed wage concessions, modifications to work rules and the deletion of certain provisions of the then existing labor agreements, including elimination of so-called snapbacks, i.e., the automatic restoration of wage reductions granted in such agreements at the end of their term to levels that prevailed prior to the concessionary agreement. During 1994 and 1995, the Company also implemented a number of similar cost savings initiatives with respect to domestic non-union and management employees, primarily through reducing head count, altering benefit packages, and continuing wage reductions which had been scheduled to expire. See "Business -- Employees."
                             ---------------------

     TWA is a Delaware corporation organized in 1978 and is the successor to the business of its predecessor corporation, Transcontinental & Western Air, Inc., originally formed in 1934. The Company's principal executive offices are located at One City Centre, 515 N. Sixth Street, St. Louis, Missouri 63101 and its telephone number is (314) 589-3000.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Common Stock offered hereby, after deducting underwriting discounts and commissions and the estimated expenses of this offering, are estimated to be $159 million ($183 million if the Underwriters' over-allotment option is exercised in full). The Company intends to use the net proceeds for general corporate purposes, including but not limited to capital expenditures and increasing working capital. Until required for such purposes, the net proceeds received from the sale of the shares of Common Stock offered hereby will be invested in short-term investment grade securities.

                  MARKET FOR COMMON STOCK AND DIVIDEND POLICY

     On August 23, 1995, all of the Company's previously outstanding equity securities were canceled and certificates with respect thereto thereafter evidenced only the right to receive Common Stock and the other consideration specified in the '95 Reorganization. Also pursuant to the '95 Reorganization, holders of certain debt securities of the Company received shares of Common Stock. Information regarding the trading price range of pre-'95 Reorganization common stock is not comparable with data provided for the Common Stock and is not included in this Prospectus. For information concerning the '95 Reorganization, see "The Company -- Corporate Reorganizations."

     The Common Stock is listed for trading on the American Stock Exchange. The following table sets forth the range of high and low prices for shares of the Common Stock (as reported in The Wall Street Journal) for the periods indicated:

                                   PERIOD                                      HIGH      LOW
- ----------------------------------------------------------------------------  -------   ------
1995
  Third Quarter (August 23 through September 30)............................  $ 8.000   $5.313
  Fourth Quarter............................................................   14.625    6.500
1996
  First Quarter.............................................................   20.500    9.125
  Second Quarter (April 1 through June 10)..................................   23.750   15.250

     Since 1978, the Company has not paid any cash dividends on any of its common stock. The Company currently plans to retain all earnings to finance its business and to reduce its leverage rather than paying cash dividends on the Common Stock. Payments of any cash dividends in the future will depend on the financial condition, results of operations and capital requirements of TWA as well as other factors deemed relevant by its Board of Directors, including applicable restrictions in various agreements relating to indebtedness. See Note 7 to the 1995 Consolidated Financial Statements.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1996, and as adjusted to give effect to (i) the $84.9 million redemption of the 12% Preferred Stock on April 26, 1996 and (ii) the sale of the shares of Common Stock offered hereby, after deducting estimated offering expenses and underwriting discounts and commissions, and the application of the net proceeds therefrom. See "Use of Proceeds." This information should be read in conjunction with the Consolidated Financial Statements appearing elsewhere in this Prospectus.

                                                                             MARCH 31, 1996
                                                                        ------------------------
                                                                          ACTUAL     AS ADJUSTED
                                                                        ----------   -----------
                                                                         (DOLLARS IN THOUSANDS)
Cash and cash equivalents.............................................  $  374,715   $   448,550
                                                                         =========     =========
Current liability -- obligation for 12% Preferred Stock called for
  redemption..........................................................  $   83,929   $        --
                                                                         =========     =========
Long-term debt and capital lease obligations (net of unamortized discounts and including current maturities)(1):
  12% Senior Secured Reset Notes due 1998.............................  $  146,383   $   146,383
  12% Contingent Payment Rights.......................................       5,633         5,633
  8% IAM Backpay Notes................................................      11,279        11,279
  PBGC Notes..........................................................     202,072       202,072
  Icahn Loans.........................................................     178,006       178,006
  Equipment Trust Certificates........................................      17,929        17,929
  Various secured notes, 4.0% to 12.4%, due 1996-2001.................      98,573        98,573
  Installment Purchase Agreements, 10.44% to 10.53%, due 1996-2003....     108,714       108,714
  IRS Deferral Note...................................................      10,937        10,937
  WORLDSPAN Note......................................................      31,224        31,224
  Capital lease obligations...........................................     291,555       291,555
                                                                        ----------   -----------
          Total long-term debt and capital lease obligations..........   1,102,305     1,102,305
                                                                        ----------   -----------
Shareholders' equity:
  Preferred Stock, $0.01 par value; 137,500,000 shares authorized:
     8% Preferred Stock, 4,025,000 shares authorized and 3,869,000
      shares issued and outstanding...................................          39            39
     Employee Preferred Stock; 6,425,118 shares authorized; 5,277,274
      shares issued and outstanding(2)................................          53            53
  Common Stock, $0.01 par value; 150,000,000 shares authorized;
     36,942,720 shares issued and outstanding and 44,942,720 shares
     issued and outstanding as adjusted(3)............................         369           449
  Additional paid-in capital..........................................     512,417       670,101
  Accumulated deficit.................................................     (67,245)      (67,245)
                                                                        ----------   -----------
          Total shareholders' equity..................................     445,633       603,397
                                                                        ----------   -----------
Total capitalization..................................................  $1,547,938   $ 1,705,702
                                                                         =========     =========

                                                   (See notes on following page)

- ---------------

(1) Current maturities of long-term debt and capital lease obligations at March 31, 1996 were $70.6 million and $41.2 million, respectively.
(2) Comprised of 3,821,473 shares of the Company's IAM Preferred Stock, par value $0.01 per share, 881,880 shares of the Company's IFFA Preferred Stock, par value $0.01 per share, and 573,921 shares of the Company's ALPA Preferred Stock, par value $0.01 per share, distributed and allocated to employees through employee stock ownership plans for the benefit of employees represented by IAM, IFFA and ALPA. Pursuant to the '95 Reorganization, a trust was established to receive the distribution of the aggregate of 1,721,764 shares of ALPA Preferred Stock. It is contemplated that such trust will distribute to the employee stock ownership plan for the benefit of ALPA employees one-third of the ALPA shares annually over a three-year period. The first distribution of 573,921 shares of ALPA Preferred Stock from the trust occurred in August 1995. The remaining 1,147,843 shares to be distributed by the trust to ALPA employees in the remainder of 1996 and 1997 are not reflected as outstanding in the foregoing table. See "Description of Capital Stock -- Description of Employee Preferred Stock."
(3) On June 6, 1996, the Company had 36,945,592 shares of Common Stock outstanding, which does not include (i) approximately 9.5 million shares of Common Stock reserved for issuance upon conversion of the 8% Preferred Stock (or the Debentures, if issued), (ii) approximately 2.3 million shares of Common
     Stock which may be issued upon exercise of outstanding stock options granted to officers and employees of the Company under the KESIP at prices ranging from $4.64 to $18.37 per share, (iii) approximately 1.7 million shares of Common Stock issuable upon the exercise of outstanding warrants, or (iv) shares of Common Stock which may be granted or sold at a discount to employees under the ESIP. See Notes 10 and 11 to the 1995 Consolidated Financial Statements and "Risk Factors -- Company Related
     Considerations -- Potential Dilution; Corporate Governance Provisions; Special Voting Arrangements."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected financial data presented below relate to periods in the two year period ended December 31, 1992, the ten months ended October 31, 1993, the two months ended December 31, 1993, the year ended December 31, 1994, the eight months ended August 31, 1995, the four months ended December 31, 1995, and the three months ended March 31, 1995 and 1996. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements. The consolidated financial data for periods in the two year period ended December 31, 1992, the ten months ended October 31, 1993, the two months ended December 31, 1993, the year ended December 31, 1994, the eight months ended August 31, 1995 and the four months ended December 31, 1995, were derived from the audited consolidated financial statements of the Company. Certain amounts have been reclassified to conform with presentations adopted in 1996.

    During the period from 1992 through 1995, TWA underwent two separate Chapter 11 reorganizations, the first in 1992-93 and the second in 1995. In connection with the '95 Reorganization, TWA has applied fresh start reporting in accordance with SOP 90-7, which has resulted in the creation of a new reporting entity for accounting purposes and the Company's assets and liabilities being adjusted to reflect fair values on August 23, 1995, the effective date of the '95 Reorganization (the "'95 Effective Date"). A description of the adjustments to the financial statements arising from the consummation of the '95 Reorganization and the application of fresh start reporting is contained in Note 17 to the 1995 Consolidated Financial Statements. For accounting purposes, the '95 Effective Date is deemed to be September 1, 1995. Because of the application of fresh start reporting, the financial statements for periods after the '95 Reorganization are not comparable in all respects to the financial statements for periods prior to the reorganization. Similarly, the Consolidated Financial Statements for the periods prior to the '93 Reorganization are not consistent with periods subsequent to the '93 Reorganization. Accordingly, a vertical black line separates these periods. Preferred stock dividend requirements and earnings per share of the predecessor companies have not been presented as the amounts are not meaningful.
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                          PRIOR PREDECESSOR COMPANY                    PREDECESSOR COMPANY
                                    -------------------------------------   ------------------------------------------
                                          YEAR ENDED          TEN MONTHS     TWO MONTHS                   EIGHT MONTHS
                                         DECEMBER 31,            ENDED         ENDED        YEAR ENDED       ENDED
                                    -----------------------   OCTOBER 31,   DECEMBER 31,   DECEMBER 31,    AUGUST 31,
                                       1991         1992         1993           1993           1994           1995
                                    ----------   ----------   -----------   ------------   ------------   ------------
STATEMENT OF OPERATIONS DATA:
Operating revenues................. $3,651,380   $3,618,661   $2,633,937      $520,821      $3,407,702     $2,218,355
Operating income (loss)(1).........   (362,090)    (420,432)    (225,729 )     (58,251)       (279,494)        14,642
Loss before income taxes and
 extraordinary items(2)............       (513)    (314,292)    (362,620 )     (88,140)       (432,869)      (338,309)
Provision (credit) for income
 taxes.............................     10,259        3,361        1,312          (248)            960            (96)
Loss before extraordinary items....    (10,772)    (317,653)    (363,932 )     (87,892)       (433,829)      (338,213)
Extraordinary items(3).............     45,323           --    1,075,581            --          (2,005)       140,898
Net income (loss)..................     34,551     (317,653)     711,649       (87,892)       (435,834)      (197,315)
Preferred stock dividend
 requirements(4)...................
Loss applicable to common shares...
Per share amounts(5):
 Loss before extraordinary items
   and special dividend
   requirement.....................
 Extraordinary item................
 Special dividend
   requirement--redemption of 12%
   Preferred Stock(4)..............
 Net loss..........................

                                     REORGANIZED    PREDECESSOR   REORGANIZED
                                       COMPANY        COMPANY       COMPANY
                                     ------------   -----------   -----------
                                     FOUR MONTHS       THREE MONTHS ENDED
                                        ENDED               MARCH 31,
                                     DECEMBER 31,   -------------------------
                                         1995          1995          1996
                                     ------------   -----------   -----------
STATEMENT OF OPERATIONS DATA:
Operating revenues.................   $1,098,474     $ 692,320     $ 782,433
Operating income (loss)(1).........       10,446       (76,261)      (54,191)
Loss before income taxes and
 extraordinary items(2)............      (32,268)     (122,753)      (74,278)
Provision (credit) for income
 taxes.............................        1,370            42       (37,171)
Loss before extraordinary items....      (33,638)     (122,795)      (37,107)
Extraordinary items(3).............        3,500            --            --
Net income (loss)..................      (30,138)     (122,795)      (37,107)
Preferred stock dividend
 requirements(4)...................        4,751         3,750        23,998
Loss applicable to common shares...      (34,889)     (126,545)      (61,105)
Per share amounts(5):
 Loss before extraordinary items
   and special dividend
   requirement.....................   $    (1.15)                  $    (.98)
 Extraordinary item................          .10                          --
 Special dividend
   requirement--redemption of 12%
   Preferred Stock(4)..............           --                        (.48)
 Net loss..........................        (1.05)                      (1.46)

                                                      PRIOR PREDECESSOR
                                                           COMPANY              PREDECESSOR COMPANY        REORGANIZED COMPANY
                                                  -------------------------   ------------------------   ------------------------
                                                                      DECEMBER 31,
                                                  ----------------------------------------------------   DECEMBER 31,   MARCH 31,
                                                     1991          1992          1993         1994           1995         1996
                                                  -----------   -----------   ----------   -----------   ------------   ---------
BALANCE SHEET DATA:
Cash and cash equivalents (6).................... $   260,874   $    67,885   $  187,717   $   138,531    $  304,340    $ 374,715
Current assets...................................     940,761       602,007      706,462       584,765       728,523      896,108
Net working capital (deficiency).................  (1,629,612)     (316,165)    (150,744)   (1,279,457)     (111,570)    (120,791)
Flight equipment, net............................   1,100,601       827,747      660,797       508,625       455,434      483,617
Total property and equipment, net................   1,444,829     1,114,345      886,116       693,045       600,066      625,520
Intangible assets, net...........................          --            --    1,024,846       921,659     1,275,995    1,259,859
Total assets.....................................   2,709,533     2,158,143    2,958,862     2,512,435     2,868,211    3,074,869
Current maturities of long-term debt and capital
 leases (7)......................................   1,446,523       327,251      108,345     1,149,739       110,401      111,788
Liabilities subject to Chapter 11 reorganization
 proceedings (8).................................          --     2,026,895           --            --            --           --
Long-term debt, less current maturities (7)......          --            --    1,053,644            --       764,031      740,129
Long-term obligations under capital leases, less
 current maturities..............................     692,292            --      376,646       339,895       259,630      250,388
Shareholders' equity (deficiency)(9).............    (797,899)   (1,149,733)      18,358      (417,476)      302,855      445,633

                                                   (See notes on following page)

- ---------------

 (1) Includes special charges of $138.8 million in 1994 and $1.7 million in the eight months ended August 31, 1995. For a discussion of these and other non-recurring items, see Notes 14 and 18 to the 1995 Consolidated Financial Statements.
 (2) The 1991 and 1992 results include non-recurring gains of $681.7 million and $254.6 million, respectively, from the disposition of assets. The ten months ended October 31, 1993 includes a charge of $342.4 million related to the settlement of pension obligations and income of $268.1 million related to reorganization items. The eight months ended August 31, 1995 includes charges of $242.2 million related to reorganization items.
 (3) The extraordinary items in 1991 include a net gain of $27.9 million resulting from the early extinguishment of debt and a tax benefit of $17.4 million from the utilization of a portion of the Company's net operating loss carryforward for financial reporting purposes. The extraordinary item in 1993 represents the gain on discharge of indebtedness pursuant to the consummation of the '93 Reorganization. The extraordinary item in 1994 represents the charge for a prepayment premium related to the sale and leaseback of four McDonnell Douglas MD-80 aircraft. The extraordinary item in the eight months ended August 31, 1995 represents the gain on the discharge of indebtedness pursuant to the consummation of the '95 Reorganization, while the extraordinary item in the four months ended December 31, 1995 was the result of the settlement of a debt of a subsidiary.
 (4) On March 22, 1996, the Company called for redemption of all of its outstanding 12% Preferred Stock. The excess of the early redemption price over the carrying value of the 12% Preferred Stock is reflected as a $20.0 million "special dividend requirement" in the three months ended March 31, 1996.
 (5) No effect has been given to stock options, warrants or potential issuances of additional Employee Preferred Stock as the impact would have been anti-dilutive.
 (6) On April 26, 1996, the Company redeemed for an aggregate payment of approximately $84.9 million all the outstanding shares of its 12% Preferred Stock issued in connection with the '95 Reorganization.
 (7) Long-term debt in 1994 was reclassified to current maturities as a result of certain alleged defaults and payment defaults. See Note 7 to the 1995 Consolidated Financial Statements.
 (8) For periods after January 31, 1992 and before the effective date of the '93 Reorganization, certain prepetition liabilities, which were subject to compromise pursuant to the '93 Reorganization, were classified as liabilities subject to Chapter 11 reorganization proceedings, and the accrual of interest was discontinued on prepetition debt that was unsecured or estimated to be undersecured.
 (9) No dividends were paid on the Company's outstanding common stock during the periods presented above.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     During the early 1990s, the Company experienced significant losses. Factors contributing to these losses included, among other things, excess financial leverage; adverse publicity associated with the Company's financial difficulties; excessive labor costs; the continuing impact of a relatively weak economy, which resulted in weak air travel demand; and domestic pricing policies of other airlines, which decreased industry revenue yields and generated intense competition.

     As a result of these losses, TWA underwent two separate Chapter 11 reorganizations, the first in 1992-93 and the second in 1995. In connection with the '95 Reorganization, TWA has applied fresh start reporting in accordance with SOP 90-7 which has resulted in the creation of a new reporting entity for accounting purposes and the Company's assets and liabilities being adjusted to reflect fair values on the '95 Effective Date. A description of the adjustments to the financial statements arising from the consummation of the '95 Reorganization and the application of fresh start reporting is contained in Note 17 to the 1995 Consolidated Financial Statements. For accounting purposes, the '95 Effective Date is deemed to be September 1, 1995. Because of the application of fresh start reporting, the financial statements for periods after the '95 Reorganization are not comparable in all respects to the financial statements for periods prior to the reorganization. Similarly, the consolidated financial statements for the periods prior to the '93 Reorganization are not consistent with periods subsequent to the '93 Reorganization.

     As discussed below under " -- Liquidity and Capital Resources," pursuant to the '95 Reorganization and the Company's current business strategy, the Company has improved its financial condition and operating performance by, among other things, reducing labor and other operating and financing costs, rescheduling debt payments, recapitalizing the Company's equity securities and certain of its debt, revising the Company's route structure to capitalize further on its strength in St. Louis and developing enhanced marketing systems. Pursuant to the '95 Reorganization, the Company eliminated approximately $500 million in face amount (approximately $300 million book value) of debt from its balance sheet. In addition, the maturity of the Icahn Loans was extended from January 8, 1995 to January 8, 2001, and the Company negotiated an aggregate of $91 million of aircraft lease and conditional sale agreement deferrals for various periods of time, with a weighted average life of approximately two years.

GENERAL

     The airline industry is cyclical in nature. The demand for air transportation is closely related to general U.S. and worldwide economic conditions. The Company's operating results are also significantly affected by competitive factors in the airline industry. Significant variations in annual operating revenues and operating expenses have been experienced historically by TWA and are expected to continue in the future. Numerous uncertainties concerning the level of revenues and expenses always exist and it is not possible to predict the potential impact of such uncertainties upon TWA's results of operations. Among the uncertainties that might adversely impact TWA's future results of operations are: (i) competitive pricing and scheduling initiatives; (ii) the availability and cost of capital; (iii) increases in fuel and other operating costs; (iv) insufficient levels of air passenger traffic resulting from, among other things, war, threat of war, international terrorism or changes in the economy; (v) governmental limitations on the ability of TWA to service certain airports and/or foreign markets; (vi) regulatory requirements requiring additional capital expenditures and (vii) the possible reduction of yield due to a discount ticket program entered into by the Company with Karabu, one of the Icahn Entities, in connection with the '95 Reorganization. See
"-- Liquidity and Capital Resources -- Contingencies."

     The Company's operating results for any interim period are not necessarily indicative of those for the entire year due to seasonal fluctuations. First and fourth quarter operating results have historically been considerably less favorable than for other quarters and typically reflect operating and net losses. The second and third quarter results have historically been more favorable for the Company and others in the airline industry due to increased leisure travel during the spring and summer months.

     TWA has no unused credit lines and must satisfy substantially all of its working capital and capital expenditure requirements from cash provided by operating activities or from external capital sources. TWA has relatively few non-strategic assets which it could monetize, substantially all of such assets being subject to various liens and security interests which would restrict and/or limit the ability of TWA to realize any significant proceeds from the sale thereof. To the extent that the Company's access to capital is constrained, the Company may not be able to make certain capital expenditures or implement certain other aspects of its strategic plan, and the Company may therefore be unable to achieve the full benefits expected therefrom.

     The '94 Labor Agreements, which substantially reduced the Company's labor costs, will become amendable in the latter half of 1997. While the Company cannot predict the precise wage rates that will be in effect at such time (since such rates will be determined by subsequent events), the wage rates then in effect will likely increase. However, management believes that it is essential that the Company's labor costs remain favorable in comparison to its largest competitors. See "The Company -- Business Strategy -- Cost and Efficiency Initiatives." The Company will seek to continue to improve employee productivity and will continue to explore other ways to control and/or reduce operating expenses. Additionally, the Company will seek to continue improving its market share as compared with its competitors by continuing to modify its flight schedule and route structure and by continuing to increase customer preference based on TWA's improved product quality.

     There are a number of uncertainties relating to agreements with employees, the resolution of which could result in non-cash charges to future operating results of the Company. For a description of these uncertainties, see "Risk Factors -- Company Related Considerations -- Certain Potential Future Earnings Charges."

     The Company's ability to continue to improve its financial position and meet its financial obligations will depend upon a variety of factors, including: improved operating results, favorable domestic and international airfare pricing environments, absence of adverse general economic conditions, continued operating cost controls, and the Company's ability to attract new capital. No assurance can be given that the Company will be successful in generating the operating results required for future viability. For a discussion of these and other factors affecting the Company's results of operations and financial condition, see "Risk Factors."

     TWA's passenger traffic data, for scheduled passengers only and excluding TWE, are shown in the table below for the indicated periods(1):

                                                                               THREE MONTHS
                                                                                   ENDED
                                                 YEAR ENDED DECEMBER 31,         MARCH 31,
                                               ---------------------------   -----------------
                                                1993      1994      1995      1995      1996
                                               -------   -------   -------   -------   -------
    NORTH AMERICA
    Passenger revenues ($ millions)..........  $ 1,996   $ 2,221   $ 2,292   $   500   $   584
    Revenue passenger miles (millions)(2)....   15,623    17,543    17,902     4,083     4,528
    Available seat miles (millions)(3).......   25,044    27,963    28,194     6,737     7,266
    Passenger load factor (4)................     62.4%     62.7%     63.5%     60.6%     62.3%
    Passenger yield (cents)(5)...............    12.78c    12.66c    12.80c    12.26c    12.90c
    Passenger revenue per available seat mile
      (cents)(6).............................     7.97c     7.94c     8.13c     7.43c     8.04c
    INTERNATIONAL
    Passenger revenues ($ millions)..........  $   575   $   597   $   544   $    86   $    94
    Revenue passenger miles (millions)(2)....    7,041     7,363     7,000     1,286     1,320
    Available seat miles (millions)(3).......   10,634    11,228     9,719     1,945     1,923
    Passenger load factor (4)................     66.2%     65.6%     72.1%     66.1%     68.6%
    Passenger yield (cents)(5)...............     8.17c     8.10c     7.78c     6.71c     7.10c
    Passenger revenue per available seat mile
      (cents)(6).............................     5.41c     5.31c     5.60c     4.44c     4.87c
    TOTAL SYSTEM
    Passenger revenues ($ millions)..........  $ 2,571   $ 2,818   $ 2,836   $   587   $   678
    Revenue passenger miles (millions)(2)....   22,664    24,906    24,902     5,369     5,847
    Available seat miles (millions)(3).......   35,678    39,191    37,905     8,682     9,188
    Passenger load factor (4)................     63.5%     63.5%     65.7%     61.8%     63.6%
    Passenger yield (cents)(5)...............    11.35c    11.31c    11.39c    10.93c    11.59c
    Passenger revenue per available seat mile
      (cents)(6).............................     7.21c     7.19c     7.48c     6.76c     7.38c
    Operating cost per available seat mile
      (cents)(7).............................     9.08c     8.45c     8.28c     8.49c     8.82c
    Average daily utilization per aircraft
      (hours)(8).............................     9.23      9.30      9.45      9.17      9.63
    Aircraft in fleet being operated at end
      of period..............................      186       185       188       185       183

- ---------------

 (1) Excludes subsidiary companies.
 (2) The number of scheduled miles flown by revenue passengers.
 (3) The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.
 (4) Revenue passenger miles divided by available seat miles.
 (5) Passenger revenue per revenue passenger mile.
 (6) Passenger revenue divided by available seat miles.
 (7) Operating expenses, excluding special charges, earned stock compensation and other nonrecurring charges, divided by available seat miles.
 (8) The average block hours flown per day in revenue service per aircraft.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1995

     Total operating revenues of $782.4 million for the first quarter of 1996 were $90.1 million (13.0%) more than the comparable 1995 period, primarily because of an $82.5 million (13.9%) increase in passenger revenues, a $2.5 million increase in contract revenue and a $2.9 million increase in revenues associated with Getaway Vacations.

     Capacity and traffic increased in the first quarter of 1996 from the comparable period of 1995 despite the severe winter weather experienced in the Midwest and Eastern Seaboard during the period. System capacity as measured by ASMs increased by 6.1% during the first quarter of 1996 as compared to the same period of 1995 (reflecting a decrease in international capacity of 2.1% and an increase in domestic capacity of 8.4%). Passenger traffic volume, as measured by total RPMs in scheduled service, during the first quarter of 1996 increased 8.9% compared to the same period of 1995. International traffic increased by 2.6% and domestic traffic increased by 10.9%. Passenger load factor for the quarter ended March 31, 1996 was 63.6% compared to 61.8% in the same period of 1995. TWA's yield per passenger mile for the first quarter of 1996 increased by 6.0% over the comparable 1995 period to 11.59c from 10.93c (reflecting a domestic increase of 5.2% to 12.90c from 12.26c and an international increase of 5.8% to 7.10c from 6.71c.)

     Operating expenses of $836.6 million in the first quarter of 1996 were $68.0 million (8.9%) more than the operating expenses of $768.6 in the first quarter of 1995, representing a net change in the following expense groups:

     - Salary, wages and benefits of $296.3 million for the first quarter of 1996 were $14.6 million (5.2%) more than the first quarter of 1995, primarily due to an increase in the average number of employees and costs incurred for training new pilots and flight attendants. The Company had an average of 23,461 employees in the first quarter of 1996 compared to 22,560 in the first quarter of 1995.

     - The Company is required to distribute shares of stock on behalf of employees as a part of the '95 Reorganization and recorded non-cash compensation charges of $5.0 million in the first quarter of 1996. Additional non-cash charges may be recorded in 1996 and will be recorded in 1997, depending on the market price of the Common Stock. For a further discussion of this charge and future charges relating to non-cash compensation, see Notes 10 and 11 to the 1995 Consolidated Financial Statements and "Risk Factors -- Company Related Considerations -- Certain Potential Future Earnings Charges."

     - Aircraft fuel and oil expense of $129.4 million for the first quarter of 1996 was $27.6 million higher than in the first quarter of 1995, primarily due to a 21.8% increase in the average unit price of fuel to $0.67 per gallon in the first quarter of 1996 from $0.55 in the first quarter of 1995. This increase resulted from (i) a 15% increase in the pre-tax cost of fuel in the first quarter of 1996 versus the first quarter of 1995, which increased costs by $14.8 million and (ii) the October 1995 expiration of the airline industry's exemption from payment of an additional 4.3c per gallon federal tax, which increased costs by $7.0 million in the first quarter of 1996. In addition, the Company experienced a 5% increase in fuel consumption related to increased system capacity in the first quarter of 1996 over the first quarter of 1995. See "Risk Factors -- Industry Related Considerations -- Aircraft Fuel."

     - Passenger sales commission expense of $63.9 million in the first quarter of 1996 was $4.3 million (7.2%) higher compared to the first quarter of 1995, principally due to increases in passenger revenue. The rate of increase in passenger sales commission expense was lower than that of passenger revenues primarily as a result of lower incentive commission expenses.

     - Aircraft maintenance materials and repairs expense of $47.8 million in the first quarter of 1996 represented an increase of $12.2 million (34.5%) compared to the first quarter of 1995, primarily as a result of a 6.1% increase in capacity as measured by total ASMs, increased repair work performed by the Company for other air carriers and third parties and accelerated maintenance work to prepare for the arrival of additional aircraft during the peak summer months of 1996.

     - Depreciation and amortization of $39.6 million in the first quarter of 1996 represented a decrease of $2.1 million (4.9%) compared to the first quarter of 1995, generally due to certain property reaching the end of its depreciable life, partially offset by an increase in amortization of intangible assets due to fresh start reporting.

     - Passenger food and beverage expense of $25.5 million increased $2.2 million (9.5%) in the first quarter of 1996 compared to the first quarter of 1995 primarily as a result of increased system passenger traffic.

     - All other operating expenses of $158.8 million in the first quarter of 1996 increased by $3.3 million (2.1%) over the first quarter of 1995 primarily because of the increase in capacity and passenger traffic.

     Other non-operating charges (credits) were a net charge of $20.1 million in the first quarter of 1996 compared to $46.5 million during the first quarter of 1995. This favorable change of $26.4 million was primarily due to an $18.4 million decrease in interest expense resulting from the '95 Reorganization, and an increase in investment income of $2.9 million, resulting from higher levels of invested funds. Additionally, the 1996 period included a $2.5 million credit to reflect a litigation claim settlement while the first quarter of 1995 included a $3.0 million charge for restructuring expenses.

     A tax benefit of $37.2 million was recorded in the first quarter of 1996 as compared to tax expense of $42,000 recorded in the first quarter of 1995. As the Company presently expects that its full year 1996 results will require a provision for income taxes, the tax benefit recorded in the first quarter reflects management's estimate of the annual effective tax rate. The amortization of excess reorganization value and certain other items which are not deductible for income tax purposes are expected to result in an effective tax rate for financial reporting purposes in 1996 that is significantly greater than the current U.S. corporate statutory rate of 35 percent.

     As a result of the above, the operating loss of $54.2 million for the first quarter of 1996 was $22.1 million less than the operating loss of $76.3 million for the first quarter of 1995. The net loss of $37.1 million for the first quarter of 1996 was an $85.7 million improvement over TWA's net loss of $122.8 million for the first quarter of 1995.

RESULTS OF OPERATIONS FOR THE FOUR MONTHS ENDED DECEMBER 31, 1995 AND EIGHT MONTHS ENDED AUGUST 31, 1995 COMPARED TO THE FISCAL YEAR ENDED DECEMBER 31, 1994

     Total operating revenues of $2,218.4 million and $1,098.5 million for the eight months ended August 31, 1995 and the four months ended December 31, 1995, respectively, were, on a combined basis, $90.9 million (2.7%) less than 1994, primarily because of an $80.5 million decrease in other revenues. This decrease is primarily due to the sale of subsidiary companies in 1994 ($51.9 million), a decrease of $13.0 million in TWA Nippon, Inc. ("Nippon") revenues, and a $12.3 million decrease in TWA Getaway Vacations revenue.

     During 1995, passenger revenue remained virtually unchanged from 1994, despite the adverse publicity generated by the '95 Reorganization, and in the four months since emerging from bankruptcy, passenger revenue increased by $48.3 million, a 5.5% improvement over the same period of 1994. System capacity as measured by ASMs was trimmed by 3.2% on a system-wide basis in 1995 versus 1994. International capacity decreased 13.7% due to the termination of flights to several international destinations, while domestic capacity increased slightly (1.1%). During 1995, passenger traffic volume, as measured by total RPMs, improved slightly (0.1%), the result of a decrease in international traffic by 5.1% and an increase in domestic traffic by 2.3%. Passenger load factor for the twelve months ended December 31, 1995 was 65.7% compared to 63.5% during 1994. TWA's yield per passenger mile for 1995 increased to 11.39c from 11.31c in 1994 (reflecting a domestic increase to 12.80c from 12.66c and an international decrease to 7.78c from 8.10c).

     Operating expenses of $2,203.7 million and $1,088.0 million for the eight months ended August 31, 1995 and the four months ended December 31, 1995, respectively, were, on a combined basis, $395.5 million (10.7%) less than the operating expenses of $3,687.2 million for 1994, representing a net change in the following expense groups:

     - Salary, wages and benefits for the eight months ended August 31, 1995 and the four months ended December 31, 1995 of $755.7 million and $373.0 million, respectively, were, on a combined basis, $164.8 million (12.7%) less than 1994. The reduction in employment costs reflect a full year of savings realized from the '94 Labor Agreements entered into in August 1994 as the average number of employees was reduced from approximately 25,200 in 1994 to approximately 22,900 in 1995. The four months ended December 31, 1995 included the favorable impacts of changes in estimates which reduced employee benefit costs by approximately $6.2 million. Additionally, 1994 employment costs included a non-recurring contractual benefit accrual of approximately $36.3 million.

     - During 1995, the Company distributed shares of stock to employees as part of its financial restructuring which, together with certain other non-cash compensation charges, resulted in an aggregate charge of $58.0 million to operating expense.

     - Aircraft fuel and oil expense of $296.8 million for the eight months ended August 31, 1995 and $161.8 million for the four months ended December 31, 1995, reflected a combined decrease of $18.9 million from 1994. The combined effect of decreased fuel usage (5.6%), offset by a slight increase in the unit price (1.8%), resulted in a decrease of 4.0% in fuel costs for 1995. The average unit price of fuel was $0.57 per gallon in 1995 compared to $0.56 in 1994. Effective October 1, 1995, an exemption expired related to a federal fuel tax of 4.3c per gallon on commercial jet fuel purchased for use in domestic operations. This additional tax increased fuel costs by $7 million in the fourth quarter of 1995.

     - Passenger sales commission expense of $186.0 million in the eight months ended August 31, 1995 and $80.0 million in the four months ended December 31, 1995 together represent a decrease of $22.0 million (7.6%) from 1994. The decrease is primarily due to lower incentive commissions and a reduction in the commission rate on international tickets. The four months ended December 31, 1995 included the favorable impacts of changes in estimated commissions which reduced commission expense by approximately $6.7 million.

     - Aircraft maintenance materials and repairs expense of $95.7 million and $52.0 million for the eight months ended August 31, 1995 and for the four months ended December 31, 1995, respectively, together represent a slight increase of $2.3 million (1.6%) over 1994.

     - On a combined basis, depreciation and amortization decreased $21.6 million (11.8%) to $106.5 million for the eight months ended August 31, 1995 and $55.2 million for the four months ended December 31, 1995, as compared to $183.3 million in 1994. The decrease is generally due to the normal decline in depreciation as property reaches the end of its estimated economic life, partially offset by an increase in the amortization of intangible assets arising from fresh start reporting on the '95 Effective Date and the sale (and simultaneous leaseback) of five Boeing 727 and two Boeing 747 aircraft in March 1995.

     - Operating lease rentals were $182.5 million for the eight months ended August 31, 1995 and $96.4 million for the four months ended December 31, 1995, a combined increase of $17.6 million (6.7%) over 1994. The increase was principally due to the sale and simultaneous leaseback of five Boeing 727s and two Boeing 747s in March 1995 and the addition of three new MD-83 aircraft in late 1995. The increase was also due to the reclassification of the JFK International Terminal lease from capital to operating ($3.8 million).

     - Passenger food and beverage expenses were $68.1 million and $34.7 million for the eight months ended August 31, 1995 and the four months ended December 31, 1995, respectively, a combined decrease of $18.0 million (14.9%) in 1995 compared to 1994. The decrease is primarily due to decreased international traffic and cost savings as a result of the closing of the JFK and Los Angeles dining units in the fourth quarter of 1994.

     - Special charges of $1.7 million were recorded in the third quarter of 1995 related to the shut-down of TWE.

     - All other operating expenses, excluding special charges, aggregated $454.9 million for the eight months ended August 31, 1995 and $232.7 million for the four months ended December 31, 1995, a combined decrease of $90.9 million (11.7%) compared to 1994. The decrease is primarily the result of the operating subsidiaries sold in 1994 ($34.6 million) and decreases in the operating costs of TWE ($14.2 million) and other subsidiaries ($27.3 million).

     Other non-operating charges (credits) were net charges of $352.9 million for the first eight months of 1995 and a net charge of $42.7 million for the last four months of 1995 compared to a net charge of

$153.4 million in 1994. This increase of $242.3 million was primarily due to a $242.2 million non-recurring charge related to the Company's restructuring. Additionally, interest expense declined by $26.2 million and investment income increased by $5.8 million. See also Note 15 to the 1995 Consolidated Financial Statements.

     As a result of the above, the operating profit of $14.6 million for the eight months ended August 31, 1995 and $10.4 million for the four months ended December 31, 1995 reflected, on a combined basis, a $304.5 million improvement from the operating loss of $279.5 million in 1994. The net loss of $197.3 million for the first eight months of 1995 and $30.1 million for the last four months of 1995 was, on a combined basis, $208.4 million less than the net loss of $435.8 million in 1994.

RESULTS OF OPERATIONS FOR 1994 COMPARED TO THE TEN MONTHS ENDED OCTOBER 31, 1993 AND THE TWO MONTHS ENDED DECEMBER 31, 1993

     Total operating revenues of $3,407.7 million were $253.0 million greater than the combined total operating revenues of $2,633.9 million and $520.8 million for the ten months ended October 31, 1993 and the two months ended December 31, 1993, respectively. The increase was primarily reflected in TWA passenger revenues which were $246.4 million higher than in 1993, while revenue from Getaway Vacations increased $14.2 million, revenue from freight and mail increased $14.3 million and revenue from contract work decreased $15.5 million.

     Capacity and traffic were significantly higher in 1994 than in 1993 as TWA continued to rebuild capacity following the implementation of cost-saving measures in the fourth quarter of 1992 intended to streamline operations, including flight schedule reductions. System capacity, measured in ASMs, increased by 9.9% as compared to 1993 (representing increases in domestic and international ASMs of 11.7% and 5.6% respectively). Passenger traffic volume carried by TWA in scheduled air transportation during 1994 increased 9.9% as compared to 1993 (representing increases in domestic and international RPMs of 12.3% and 4.6%, respectively). The passenger load factor of 63.5% for the twelve months ended December 31, 1994 remained unchanged from the twelve months ended December 31, 1993. TWA's yield per passenger mile for 1994 decreased to 11.31c from 11.35c in 1993 (reflecting a domestic decrease to 12.66c from 12.78c and an international decrease to 8.10c from 8.17c).

     Operating expenses of $3,687.2 million in 1994 reflect an increase of $248.5 million (7.2%) over the combined operating expenses of $2,859.7 million and $579.1 million for the ten months ended October 31, 1993 and the two months ended December 31, 1993, respectively, representing a net change in the following expense groups:

     - After excluding the $36.3 million contractual benefit accrual recorded in 1994, salary, wages and benefits decreased $9.8 million from the combined costs recorded for the ten months ended October 31, 1993 and the two months ended December 31, 1993 of $1,048.0 million and $219.0 million, respectively, primarily due to a decrease in the number of employees on the payroll. The decrease in employees to 22,771 in December, 1994 from 26,073 in December 1993 was not fully reflected in the 1994 costs since reductions generally took place late in the year.

     - Aircraft fuel and oil expense decreased $18.7 million to $477.6 million in 1994 from a combined expense of $416.7 million for the ten months ended October 31, 1993 and $79.6 million for the two months ended December 31, 1993. The combined effect of increased fuel usage (5.0%) and a decrease in unit price (8.4%) resulted in a decrease of 3.8% in fuel cost for 1994. The average unit price of fuel was $0.56 per gallon in 1994 compared to $0.61 in 1993.

     - Passenger sales commission expense of $288.0 million in 1994 was $27.9 million greater than the combined commission expense of $218.5 million in the ten months ended October 31, 1993 and $41.6 million in the two months ended December 31, 1993. Approximately $10.5 million of the increase can be attributed to an adjustment in the second quarter of 1993 to reduce previously established accruals for incentive commissions which TWA estimated would not be paid. The remaining increase is principally due to the increase in passenger revenue and commissionable sales.

     - Aircraft maintenance materials and repairs expense increased $8.5 million to $145.3 million in 1994 from $111.2 million and $25.6 million for the ten months ended October 31, 1993 and the two months ended December 31, 1993, respectively. The increase for 1994 is primarily attributable to adjustments in 1993 for certain excess and repairable parts inventory which had previously been expended which were reestablished with a corresponding reduction to maintenance expense of approximately $24 million in 1993.

     - Depreciation and amortization increased $16.7 million to $183.3 million in 1994 over the combined $136.4 million for the ten months ended October 31, 1993 and the $30.2 million for the two months ended December 31, 1993. The increase is attributable to the amortization of intangible assets established in fresh start accounting on the '93 Effective Date, aggregating approximately $42.5 million in 1994 and $7.2 million in the two months ended December 31, 1993, offset primarily by reduced depreciation and amortization of property and equipment arising from asset sales and reductions in the cost basis of various assets in fresh start accounting.

     - Operating lease rentals increased $51.3 million to $261.4 million in 1994 versus $173.5 million for the first ten months of 1993 and $36.6 million for the last two months of 1993. Seventeen new aircraft were leased in 1994 while nine Boeing 727s and four L-1011s were returned to lessors.

     - Passenger food and beverage expense increased $3.8 million in 1994 to $120.8 million from $98.3 million and $18.7 million for the ten months ended October 31, 1993 and the two months ended December 31, 1993, respectively. The 10% increase in traffic carried, partially offset by reduction in meal service offered, were the primary factors behind this net increase.

     - All other operating expenses, excluding special charges, decreased $6.4 million in 1994 to $778.4 million from $657.0 million for the ten months ended October 31, 1993 and $127.8 million for the two months ended December 31, 1993. Special charges totaled $138.8 million in 1994. See
      Note 14 to the 1995 Consolidated Financial Statements.

     Other non-operating charges (credits) were a net charge of $153.4 million in 1994, a $13.4 million decrease over a net charge of $136.9 million for the first ten months of 1993 and the combined charge of $29.9 million for the last two months of 1993. This net favorable change of $13.4 million was the result of several items, including: (i) a nonoperating charge in 1993 of approximately $342.4 million reflecting the settlement of TWA's obligation under certain former TWA pension plans pursuant to the consummation of a settlement agreement among the Company, its principal labor unions, Mr. Icahn, the PBGC and other parties in connection with the '93 Reorganization; (ii) an unfavorable net change of $268.1 million from 1993 primarily due to fresh start reporting adopted upon the effectiveness of the '93 Reorganization; (iii) an unfavorable change in interest expense of $72.3 million, which reflects the interest costs for debt securities issued pursuant to the '93 Reorganization and the suspension of interest accruals on prepetition unsecured or undersecured debt in the ten months ended October 31, 1993; and (iv) a favorable net change of $11.4 million in all other charges and credits-net.

     The extraordinary loss of $2.0 million recorded in 1994 was the result of a prepayment premium on the retirement of debt related to the sale and leaseback of four MD-80 aircraft on March 31, 1994. The extraordinary gain recorded in the ten months ended October 31, 1993 included $172.9 million from the cancellation in January 1993 of TWA debt securities held by certain Icahn Entities pursuant to a settlement agreement among the Company, its principal labor unions, Mr. Icahn, the PBGC and other parties in connection with the '93 Reorganization and $902.6 million from the discharge of indebtedness pursuant to the consummation of the '93 Reorganization.

     As a result of the above, the operating loss of $279.5 million for 1994 was $4.5 million less than the operating loss for the combined periods of 1993. The net loss for 1994 was $435.8 million, as compared to net income of $623.8 million for the combined periods of 1993, which included $1,075.6 million in extraordinary gains related to the consummation of the '93 Reorganization.

LIQUIDITY AND CAPITAL RESOURCES

     The following is a discussion of the impact of significant factors affecting TWA's liquidity position and capital resources. These comments should be read in conjunction with, and are qualified in their entirety by, the Consolidated Financial Statements.

  Liquidity

     The Company's consolidated cash and cash equivalents at March 31, 1996 increased by $70.4 million from December 31, 1995 to $374.7 million. Despite the improvement in operating results, net cash used by operating activities was $12.3 million for the first quarter of 1996 as compared to the first quarter of 1995, when operating activities provided cash of $48.6 million. This unfavorable change was primarily the result of the withholding of lease and other payments during the first quarter of 1995, undertaken in connection with the '95 Reorganization. Net investing activities used $44.6 million more cash in the first quarter of 1996 than the first quarter of 1995 due to increased capital expenditures and noncurrent investments and receivables. Financing activities provided $150.8 million in cash in the first quarter of 1996 while using $12.6 million in cash during the first quarter of 1995, an increase of $163.4 million.

     The net increase in cash provided by financing activities was primarily due to the sale of 3,869,000 shares of 8% Preferred Stock for net proceeds to the Company of $186.2 million. On April 26, 1996, $84.9 million of such net proceeds were used to redeem the Company's 12% Preferred Stock.

     Like its principal competitors, TWA typically operates with a working capital deficiency, which was $120.8 million at March 31, 1996, an increase of $9.2 million from the deficiency at December 31, 1995 of $111.6 million.

     Pursuant to the '95 Reorganization, the Company issued 600,000 ticket vouchers, each with a face value of $50.00, which may be used for up to 50% discount off the cost of a TWA airline ticket for transportation on TWA ("Ticket Vouchers"). Pursuant to certain agreements, the Company agreed to repurchase 236,000 Ticket Vouchers at an aggregate cost of $8.4 million. Approximately $1.2 million of Ticket Vouchers were repurchased by March 31, 1996; the remaining Ticket Vouchers are expected to be repurchased in the second quarter of 1996.

     The Company elected to pay interest, due February 1, 1996, on its 12% Senior Secured Reset Notes, in shares of Common Stock. The amount of such interest, including the premium required for non-cash settlement, aggregated approximately $11.3 million, and resulted in the issuance of approximately 1.1 million shares of Common Stock. The Company may elect to satisfy interest due in August 1996 and February 1997 in cash or through the issuance of additional shares of Common Stock. Interest due after February 1997 must be paid in cash. The Company elected to pay dividends due February 1, 1996 on its 12% Preferred Stock for the period from November 1, 1995 to and including January 31, 1996, in the amount of approximately $3.3 million, or 317,145 shares of Common Stock. As discussed above, the 12% Preferred Stock was redeemed in full on April 26, 1996.

  Contingencies

     On June 14, 1995, the Company signed an agreement (the "Extension and Consent Agreement") with Karabu pursuant to which the term of the Icahn Loans was extended from January 8, 1995 to January 8, 2001, Karabu and the Icahn Entities consented to certain modifications to certain promissory notes issued to a settlement trust on behalf of the PBGC in connection with the '93 Reorganization (the "PBGC Notes") and the Icahn Entities agreed to refrain from exercising the right during 1995 to terminate certain pension plans covering employees of the Company as to which Mr. Icahn and the Icahn Entities assumed certain obligations in the '93 Reorganization. Any such termination would not increase the obligations of TWA on the PBGC Notes or other obligations of TWA to Mr. Icahn, the Icahn Entities or the PBGC. Collateral for the Icahn Loans includes a number of aircraft, engines and related equipment, along with substantially all of the Company's receivables. At March 31, 1996, the outstanding balance of the Icahn Loans was approximately $178 million (excluding approximately $4.1 million in accrued and unpaid interest). The notes evidencing the

Icahn Loans have been pledged by Mr. Icahn and certain affiliated entities as security for certain obligations of the Icahn Entities to the PBGC and/or in respect of funding obligations on the Company's pre-'93 Reorganization pension plans.

     On June 14, 1995, in consideration of, among other things, the extension of the Icahn Loans, TWA and Karabu entered into the eight-year Ticket Agreement. There are two categories of tickets under the Ticket Agreement: (1) "Domestic Consolidator Tickets", which are subject to a cap of $610 million, based on the full retail price of the tickets ($120 million in the first 15 months and $70 million per year for seven consecutive years through the term of the Ticket Agreement) and (2) "System Tickets", which are not subject to any cap throughout the term of the Ticket Agreement. Domestic Consolidator Tickets sold under the Ticket Agreement are limited to certain origin/destination city markets in which TWA has less than a 5% market share, except for the New York market, which has a 10% market share limit. These restricted markets will be reviewed from time to time to determine any change in TWA's market share, and other markets may be designated as necessary. The Ticket Agreement provides that no ticket may be included with an origin or destination of St. Louis, nor may any ticket include flights on other carriers. Tickets sold by Karabu pursuant to the Ticket Agreement are required to be at fares specified in the Ticket Agreement, net to TWA, and exclusive of tax.

     Tickets sold by the Company to Karabu pursuant to the Ticket Agreement are priced at levels intended to approximate current competitive discount fares available in the airline industry. The purchase price for the tickets purchased by Karabu are required to either, at Karabu's option, be retained by Karabu and the amount so retained credited as prepayments against the outstanding balance of the Icahn Loans, or be paid over by Karabu to a settlement trust established in connection with the '93 Reorganization for TWA's account as prepayments on certain promissory notes issued to the PBGC in satisfaction of the PBGC Notes. As of March 31, 1996 $39.9 million of System Tickets (representing proceeds of $22.0 million to TWA) had been sold by the Icahn Entities while no Domestic Consolidator Tickets had been sold. Approximately $12.0 million of such proceeds had been applied to the principal balance of the Icahn Loans, while no proceeds had been applied to the PBGC Notes.

     No commissions will be paid by TWA for tickets sold under the Ticket Agreement, and TWA believes that under the applicable provisions of the Ticket Agreement, Karabu may not market or sell such tickets through travel agents. Karabu, however, has been marketing tickets through travel agents. TWA has demanded that Karabu cease doing so and Karabu has stated that it disagrees with the Company's interpretation concerning sales through travel agents. The Company informed Karabu that if it did not cease sales through travel agents, the Company would enforce its rights under the Ticket Agreement by legal action. In December 1995, the Company filed a lawsuit against Karabu, Mr. Icahn and affiliated companies seeking damages and to enjoin further violations. Mr. Icahn countered, threatening to attempt to declare a default on the Icahn Loans on a variety of claims related to his various interpretations of the Karabu Security Agreement as well as with respect to alleged violations of the Ticket Agreement by the Company. A violation of the Ticket Agreement by the Company would result in a cross-default under the Icahn Loans. Mr. Icahn also alleged independent violations of the Icahn Loans, including, among other things, that the Company has not been maintaining, as required by the terms of the Icahn Loans, certain aircraft which TWA has removed from service and stored and which are pledged as security for the Icahn Loans. To endeavor to eliminate this issue from the various disputes with Mr. Icahn, the Company has deposited an amount equal to the appraised fair market value with the Security Trustee, and requested the release of the liens on such aircraft. To date, the Security Trustee has not released such liens. The parties negotiated a series of standstill agreements pursuant to which TWA's original lawsuit was withdrawn, while the Company and Mr. Icahn endeavored to negotiate a settlement of their differences and respective claims. The final extension of such a standstill expired on March 20, 1996.

     On March 20, 1996, TWA was named as a defendant in the Icahn Complaint filed by the Icahn Entities; in addition, the Company filed the TWA Petition against the Icahn Defendants. The Company intends to press its claims under the TWA Petition vigorously and believes it has meritorious defenses to the claims asserted in the Icahn Complaint. If Karabu's interpretation as to sales of discount tickets to the general public through travel agents was determined by a court or otherwise to be correct and the Company did not otherwise take appropriate action to mitigate the effect of such sales, the Company could suffer significant loss of revenue so as to reduce overall passenger yields on a continuing basis during the term of the Ticket Agreement. In addition, any default by the Company under the Ticket Agreement or directly on the Icahn Loans which would result in an acceleration of the Icahn Loans would result in a cross-default to the Company's other indebtedness and certain leases and otherwise have a material adverse effect on the Company.

     On June 6, 1996, Karabu forwarded a letter to TWA advising the Company of Karabu's possible intention to instruct the PBGC to require the Security Trustee to give a 30 day default notice to TWA in respect of certain alleged instances of non-compliance by TWA with the provisions of the Karabu Security Agreement relating to, among other things, four Boeing 727-100 aircraft which are no longer being flown by TWA in active service and changes by TWA to the scheduled maintenance of such aircraft and other aircraft pledged under the Karabu Security Agreement without obtaining approval of the Security Trustee. Karabu also forwarded with such letter a draft of a proposed complaint which it has threatened to file for a declaratory judgment that Karabu would be entitled to instruct the PBGC to require the Security Trustee to give TWA such notice of default. Karabu suggested that TWA discuss such matters with Karabu prior to the expiration of seven business days from the date of such letter. TWA believes it has meritorious defenses to such allegations.

     The impact of future ticket sales by Icahn Affiliates on the Company's results of operations, being dependent upon, among other things, the timing thereof, cannot be predicted at this time. See "Risk Factors -- Company Related Considerations -- Prior Operating Losses and Future Uncertainties Relating to Results of Operations."

  Commitments

     At March 31, 1996, TWA's 1996 capital expenditures were anticipated to total approximately $120 million, including approximately $75 million for flight equipment related expenditures (e.g., progress payments for aircraft and the purchase of aircraft engines and parts). In February 1996, TWA executed definitive agreements providing for the operating lease of up to 10 new Boeing 757 aircraft to be delivered in 1996 and 1997, with deliveries commencing in July 1996. Although individual aircraft rentals escalate over the term of the leases, aggregate rental obligations are estimated to average approximately $51 million per annum over the lease terms after all 10 aircraft have been delivered. These aircraft have an initial lease term of 10 years. The Company also entered into an agreement in February 1996 with Boeing for the purchase of 10 new Boeing 757 aircraft with deliveries in February 1997 through May 1999. Under this agreement, the Company also acquired the right, subject to certain conditions, to purchase up to 20 additional Boeing 757 aircraft. The estimated purchase price for the firm order aircraft and related spare parts and equipment is $550 million including an estimate for the price escalation factor. The Company has secured financing commitments from the engine and airframe manufacturers for approximately $420 million of the purchase price of the aircraft and related spare parts and equipment.

     TWA's operating strategy contemplates a capacity increase in 1996 of approximately 7% as measured by total ASMs, through, among other things, (i) the acquisition of four additional used Boeing 747s, 12 additional MD-80s/83s (including two that were delivered in April 1996) and three new Boeing 757s,
(ii) an increase in seating density across TWA's fleet and (iii) more efficient use of existing equipment. This capacity increase is measured net of the capacity decrease resulting from aircraft retirements. Agreements have not been entered into with respect to all of such additional MD-80/83 aircraft, and the Company's ability to obtain aircraft on acceptable financing terms is not certain. Market conditions or the inability to obtain acceptable financing could cause the Company to modify its current plans. No assurance can be given that if TWA acquires additional aircraft, any such acquisitions, together with the related obligations to make rental payments or repay any indebtedness incurred in connection therewith, will ultimately be profitable and positively affect the Company's relative market share. See "Risk Factors -- Company Related Considerations -- Substantial Indebtedness; Future Capital Requirements; Liquidity."

     To comply with the December 31, 1996 interim requirement under the Noise Act, the Company plans to retrofit, by means of engine hush-kits, 28 of its DC-9 aircraft. The aggregate cost of these hush-kits is estimated to be $49 million. The Company is exploring various financing options to fund the majority of such expenditure, including an extension of the current leases at increased rental rates. As of March 31, 1996, the Company had purchased eight hush-kits for $13.6 million with internal funds. See "Business -- Regulatory Matters -- Noise Abatement" and "Risk Factors -- Company Related Considerations -- Age of Fleet; Noise."

     TWA has purchase agreements (collectively, the "AVSA Agreement") for the purchase of 10 A330 aircraft with AVSA, S.A.R.L. ("AVSA"), a subsidiary of Airbus Industrie, G.I.E., and has options to acquire an additional 10 aircraft. The current delivery schedule calls for the ten firm aircraft to be delivered during the period from April 1999 to September 2000. Additionally, delivery dates for the option aircraft have been rescheduled to commence in December 1999 and extend through April 2001, subject to TWA's exercise thereof. Based on an assumed 5% annual price escalation, the Company estimates the aggregate costs of the firm orders to be approximately $1 billion. In connection with the AVSA Agreement, TWA is required to issue promissory notes to AVSA, to finance purchase deposits, in the aggregate principal amount of $21.4 million over the months of April, May, June, July and September of 1996; however, AVSA and TWA have agreed to a deferral of this obligation until October 1996, which has previously been deferred twice. If not further deferred, the Company would also be required to make certain cash predelivery payments, beginning in October of 1996 aggregating approximately $29.8 million in the fourth quarter of 1996. TWA has not yet made arrangements for the permanent financing of the A330 aircraft ordered pursuant to the AVSA Agreement.

     TWA has also entered into agreements (collectively, the "Equipment Agreement") with Rolls-Royce plc ("Rolls Royce") relating to the purchase of Rolls Royce engines, modules, and spare parts at the time of the purchase of, and to support, the A330 aircraft described above. TWA's promissory note to Rolls Royce, in the principal amount of $27.4 million, could be subject to prepayment in the event of cancellation of the Equipment Agreement.

     The Company's management currently estimates that it will generate sufficient resources to fund its operations and meet its debt obligations during 1996. While the Company is seeking financing for certain of its planned capital expenditures, a substantial portion of such expenditures are expected to utilize internally generated funds.

Availability of NOLs

     The Company estimates that it had, for federal income tax purposes, net operating loss carryforwards ("NOLs") amounting to approximately $167.0 million at December 31, 1995, which expire in 2008 through 2010 if not utilized before then to offset taxable income. Section 382 of the Internal Revenue Code of 1986, as amended, and regulations issued thereunder, impose limitations on the ability of corporations to use NOLs, if the corporation experiences a more than 50% change in ownership during certain periods. As a result of such a change in ownership caused by the '95 Reorganization, utilization of the Company's NOLs will, depending upon certain elections to be made by the Company, be either substantially restricted (to approximately $12 million per year) or reduced (by approximately $45 million) in future periods. Any future ownership change may result in the imposition of a significantly lower annual limitation on the Company's utilization of NOLs and extend the period over which any benefits are realized therefrom. Moreover, if the Company elects to reduce its NOLs rather than to apply the estimated $12 million annual limitation described above, and if another ownership change were to occur during the two-year period following the '95 Reorganization, the annual limitation on the Company's utilization of its existing NOLs would be reduced to zero. The Company believes that no ownership change will occur as a result of this offering. There can be no assurance, however, that this offering will not be a contributing factor to an ownership change or that an unrelated ownership change will not occur in the future. In addition, the NOLs are subject to examination by the Internal Revenue Service (the "IRS"), and, thus, are subject to adjustment or disallowance resulting from any such IRS examination. For the foregoing reasons, prospective purchasers of the shares of Common Stock offered hereby should not assume the unrestricted availability of the Company's currently existing NOLs, if any, in making their investment decisions. For financial reporting purposes, the tax benefits from substantially all of the tax net operating loss carryforwards will, to the extent realized in future periods, have no impact on the Company's operating results, but instead be applied to reduce reorganization value in excess of amounts allocable to identifiable assets.

  Impact of Recently Issued Accounting Standards

     On January 1, 1996, TWA adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). TWA elected to continue to apply the intrinsic value based method for recognizing compensation expense for stock-based employee compensation plans. Therefore, the adoption of SFAS 123 had no impact on the Company's results of operations or financial position.

                                    BUSINESS

     TWA is the seventh largest U.S. air carrier (based on 1995 RPMs and ASMs), whose primary business is transporting passengers, cargo and mail. During 1995, the Company carried more than 21.7 million passengers and flew approximately
25.1 billion RPMs. As of June 1, 1996, TWA provided regularly scheduled jet service to 92 cities in the United States, Mexico, Europe, the Middle East, Canada and the Caribbean. As of March 31, 1996, the Company operated a fleet of 183 jet powered aircraft.

ROUTE STRUCTURE

     TWA's passenger airline business is the Company's chief source of revenue. TWA also carries cargo (mail and freight) on its North American and international systems. During 1995, the Company's North American operations accounted for 79% of its total revenues, while its transatlantic operations contributed 21% of total revenues.

     TWA's North American operations have a hub-and-spoke structure, with a primarily domestic hub at St. Louis and a domestic-international hub at JFK. The North American system serves 37 states, the District of Columbia, Puerto Rico, Mexico, and the Caribbean. In addition, TWA commenced operations between St. Louis and Toronto, Canada in May 1996. TWA also participates in the charter market, flying both domestic and international charter flights.

     TWA's international operations consist of both nonstop and through service from JFK, Boston and St. Louis to destinations in Europe and the Middle East. TWA's international operations are concentrated at JFK, where TWA has built a hub system designed to provide domestic traffic feed for its transatlantic service. International cities served include Athens, Barcelona, Cairo, Frankfurt, Lisbon, Madrid, Milan, Riyadh, Rome and Tel Aviv from JFK; Paris from JFK, Boston and St. Louis; and London-Gatwick from St. Louis.

OTHER ACTIVITIES

     In addition to TWA's passenger and cargo services, the Company operates Getaway Vacations, a tour packager offering leisure travel products and services. TWA also provides contract maintenance services for a number of other companies, principally airlines.

FLIGHT EQUIPMENT

     As of March 31, 1996, TWA's operating fleet consisted of 183 aircraft, of which 47 were owned by TWA and 136 were leased. All aircraft in use are maintained in airworthy condition in accordance with procedures approved by the FAA. The operating aircraft owned by and leased to TWA as of March 31, 1996 are listed below.

                                                                          AVERAGE AGE
                                                                          OF AIRCRAFT   SEATS IN STANDARD
                     TYPE                        OWNED   LEASED   TOTAL   (IN YEARS)    TWA CONFIGURATION
- -----------------------------------------------  -----   ------   -----   -----------   -----------------
Douglas DC-9-10................................    --        7       7        29.1              68
Douglas DC-9-30................................    --       36      36        26.2              98
Douglas DC-9-40................................    --        3       3        21.4              98
Douglas DC-9-50................................    --       12      12        19.1             107
Douglas MD-80/83...............................    --       48      48         8.7             142
Boeing 727-200(1)..............................    28       12      40        21.9             146
Boeing 747(1)..................................     6        5      11        25.2             434
Boeing 767.....................................     5       10      15        11.1             195
Lockheed L-1011(1).............................     8        3      11        22.4             254
                                                 -----   ------   -----
          Total or average.....................    47      136     183        18.8
                                                 =====   =====    ====    =========

- ---------------

(1) Excludes the following aircraft which are not in the active fleet: eight Boeing 727-100, one Boeing 747-100, one Boeing 747-200, two L-1011-1s and one L-1011-100.

     Substantially all TWA's owned flight equipment is pledged to secure its indebtedness. For information concerning compliance of the above-referenced aircraft with the Noise Act, see "-- Regulatory Matters -- Noise Abatement."

     Beginning in 1996, the Company intends to replace its remaining L-1011 aircraft with newer and more efficient Boeing 757. In February 1996, TWA executed definitive agreements providing for the lease of up to 10 new Boeing 757 aircraft to be delivered in 1996 and 1997, with deliveries commencing in July 1996. The Company also entered into an agreement in February 1996 with Boeing for the purchase of 10 new Boeing 757 aircraft with deliveries in February 1997 through May 1999. Under this agreement, the Company also acquired the right, subject to certain conditions, to purchase up to 20 additional Boeing 757 aircraft.

     In addition to leasing three new MD-83 aircraft in the late summer and fall of 1995 for initial nine year lease terms, the Company leased two additional used MD-83 aircraft also for nine year terms, which aircraft were delivered in April 1996. Aggregate annual rentals for these five aircraft are approximately $14 million. In May 1996, the Company leased one additional used Boeing 747-100 for an initial term of five years at an annual rental of approximately $1.4 million. In addition, the Company purchased for delivery in the second quarter of 1996 one used Boeing 747-200 for approximately $12 million, with 80% of the acquisition price financed over a three year term at an interest rate of 10%.

REAL PROPERTY

     TWA utilizes or has rights to utilize airport and terminal facilities located in or near the cities it serves under lease agreements or other arrangements with the governmental authorities exercising control over such facilities.

     At St. Louis, TWA has preferential use rights to 57 gates and 40 ticket counter positions, and ramp, baggage and other supporting ground facility space. TWA's domestic-international hub at JFK operates out of two passenger terminal facilities (Terminals A and B). TWA is the lessee at JFK of a total of 27 gates, 102 ticket counter positions, and ramp, baggage and other supporting ground facility space. TWA occupies both Terminal A and Terminal B as a holdover tenant pursuant to expired agreements of lease with the Port Authority of New York and New Jersey (the "Port Authority"). Such holdover tenancies are with the consent of the Port Authority pursuant to a Term Sheet dated August 12, 1993 (the "Term Sheet"), which extended TWA's right to occupy Terminals A and B, provided TWA paid the rent set forth in the Term Sheet, made certain specified financed improvements to Terminals A and B, and was otherwise in compliance with the expired leases. On February 8, 1996, the Port Authority's Board of Commissioners adopted a resolution authorizing the Port Authority to enter into a new five year lease with TWA for both Terminals A and B for a term expiring on March 31, 2001.

     TWA's overhaul base is located on approximately 250 acres of leased property at the Kansas City International Airport, Kansas City, Missouri. The overhaul base is TWA's principal maintenance base where TWA performs major maintenance and repair services for its aircraft fleet. The overhaul base is owned by the City of Kansas City, Missouri and leased to TWA along with other facilities until May 31, 2000. TWA leases office space and other facilities in a number of locations in the U.S. and abroad. In December 1993, pursuant to a sale/leaseback with the City of St. Louis, TWA leased a two-story ground operations building near the St. Louis Airport and an adjacent 165,000 square foot, five-story flight training facility. The lease of these properties is covered under a month-to-month agreement subject to automatic renewal so long as TWA is not in default thereunder, such agreement having a term otherwise expiring December 31, 2005. Such term is subject to early termination in the event of certain events of default, including non-payment of rents, cessation of service, failure to maintain corporate headquarters within the City or County of St. Louis or failure to maintain a reservations office within the City of St. Louis.

     TWA's corporate headquarters are located at One City Centre, 515 N. Sixth Street, St. Louis, Missouri where TWA has subleased approximately 56,700 square feet through February 28, 1997. Additionally, during 1994, TWA relocated its St. Louis area reservation facility and customer relations department within the City of St. Louis, Missouri.

TRAVEL AGENCIES

  Travel Agent Commissions

     Consistent with most other airlines, tickets sold for travel on TWA are sold by travel agents as well as directly by the Company. During 1995, approximately 78% of all tickets sold for travel on TWA were sold by travel agents. In the domestic market, TWA generally pays travel agent commissions at the customary rate of 10% on all domestic fares. In February, 1995, following actions taken by other major carriers, the Company evaluated its travel agent commission structure, and instituted a cap of $50 and $25 per domestic round-trip and one-way tickets, respectively. This and similar actions by other major carriers resulted in litigation by travel agents against such carriers, including TWA. TWA subsequently settled with the travel agents and eliminated the cap. See "-- Legal Proceedings." In the international market, TWA pays 11% on international tickets issued in the U.S. and 9% for tickets issued outside the U.S. Carriers (including TWA) may also pay additional commissions to travel agents as incentive for increased volume or other business directed to the carrier.

  Travel Agency Automation

     More than 90% of all travel agencies in the U.S. obtain their airline travel information through access to computer reservation systems ("CRSs"). CRSs, which are typically owned and operated by airlines, are also used by travel agents to make airline, hotel and car reservations and to issue airline tickets. In February 1990, the Company, Delta Air Lines and Northwest Airlines ("Northwest") formed WORLDSPAN for the purpose of owning and operating the PARS CRS, formerly owned by the Company and Northwest, and the DATAS II CRS, formerly owned by Delta. In 1994, WORLDSPAN completed the process of combining the DATAS II CRS and PARS CRS systems into a single WORLDSPAN system using the PARS CRS software as the platform. Affiliates of TWA, Northwest, Delta and ABACUS Distributions Systems Pte Ltd., a Singapore-based CRS vendor owned by numerous Asian air carriers, own approximately 25%, 32%, 38% and 5% of WORLDSPAN respectively. WORLDSPAN is subject to CRS regulations promulgated by the DOT.

     Management believes that the distribution of its airline products through the WORLDSPAN CRS or other similar systems is a key factor to the success of the Company's future operations. TWA believes that its partial ownership of WORLDSPAN assures it of such distribution. WORLDSPAN also operates the internal reservations system used by both TWA and Northwest.

FREQUENT FLIGHT BONUS PROGRAM

     TWA initiated its FFB Program in May 1981. Frequent flyer programs like TWA's FFB Program have been adopted by most major air carriers and are considered the number one marketing tool for developing brand loyalty among travelers and accumulating demographic data pertaining to business flyers.

     TWA's FFB Program rewards its members with mileage credit for travel on TWA and for purchasing goods and services offered by various travel and non-travel related businesses that participate in the FFB Program including other airlines. Currently, FFB Program members receive mileage credit for airline travel on Air India, Alaska Airlines, Ladeco Airlines, Philippines Airlines and Trans States. FFB Program members may also receive mileage credit pursuant to exchange agreements maintained by TWA with a variety of entities, including hotels, car rental firms, credit card issuers and long distance telephone service companies.

     TWA accounts for its FFB Program under the incremental cost method, whereby travel awards are valued at the incremental cost of carrying one additional passenger. Such costs are accrued when FFB Program participants accumulate sufficient miles to be entitled to claim award certificates. Incremental costs include unit costs for passenger food, beverages and supplies, fuel, reservations, communications, liability insurance and denied boarding compensation expenses expected to be incurred on a per passenger basis. No profit or overhead margin is included in the accrual for incremental costs. No liability is recorded for airline, hotel or car rental award certificates that are to be honored by other parties because there is no cost to TWA for these awards.

     At December 31, 1995, FFB participants had accumulated mileage credits for approximately 660,752 awards, compared with accumulated mileage credits for approximately 614,653 awards at December 31, 1994. Because TWA expects that some award certificates will never be redeemed, the calculations of the accrued liability for incremental costs at December 1995 and 1994 were based on approximately 70% and 67%, respectively, of the accumulated credits. Mileage for FFB participants who have accumulated less than the minimum number of mileage credits necessary to claim an award is excluded from the calculation of the accrual. The accrued liability at December 31, 1995 was approximately $19.0 million compared to approximately $17.0 million at December 31, 1994.

     TWA's customers redeemed awards for free travel representing approximately 7.4%, 6.3% and 6.0% of TWA's RPMs in 1993, 1994 and 1995, respectively.

AIRCRAFT FUEL

     TWA's worldwide aircraft fuel requirements are met by in excess of twenty different suppliers. The Company has contracts with some of these suppliers, the terms of which vary as to price, payment terms, quantities and duration. The Company also makes incremental purchases of fuel based on price and availability. To assure adequate supplies of jet fuel and to provide a measure of control over price, the Company trades fuel, ships fuel and maintains fuel storage facilities to support key locations. Petroleum product prices, including jet fuel, are primarily driven by crude oil costs. The market's alternate uses of crude oil to produce petroleum products other than jet fuel (e.g., heating oil and gasoline) as well as the adequacy of refining capacity and other supply constraints affect the price and availability of jet fuel. Changes in the price or availability of fuel could materially affect the financial results of the Company. See also "Risk Factors -- Industry Related Considerations -- Aircraft Fuel."

     The following table details TWA's fuel consumption and costs for the three years ended December 31, 1993, 1994 and 1995 and for the quarters ended March 31, 1995 and 1996:

                                                                                 THREE MONTHS
                                                                                    ENDED
                                                  YEAR ENDED DECEMBER 31,         MARCH 31,
                                                  ------------------------     ----------------
                                                   1993     1994     1995       1995      1996
                                                  ------   ------   ------     ------    ------
    Gallons consumed (in millions)..............   811.7    852.2    804.2      183.9     194.3
    Total cost (1) (in millions)................  $496.3   $477.6   $458.6     $101.8    $129.4
    Average cost per gallon (cents).............    0.61     0.56     0.57       0.55      0.67
    Percentage of operating expenses............    14.4%    13.0%    13.9%      13.2%     15.5%

- ---------------

(1) Excludes into-plane fees.

COMPETITION

     Since the passage of the Airline Deregulation Act of 1978, the airline industry has been characterized by intense competition, consolidation of existing carriers and the advent of numerous low-cost low-fare new entrants. A number of airlines have filed for bankruptcy and/or ceased operations. In addition, several carriers have introduced or announced plans to introduce low-cost, short-haul service, which may result in increased competition to TWA. Airlines offer discount fares, a wide range of schedules, frequent flyer mileage programs and ground and in-flight services as competitive tools to attract passengers and increase market share. Intense price competition has accelerated the efforts of airline managements to reduce costs and improve productivity in order to withstand greater levels of discounting. TWA's services are subject to varying degrees of competition, depending in part on whether such services are operated over domestic or international routes. Because of the relative ease with which U.S. carriers can enter new markets, TWA's domestic services are subject to increases or decreases in competition from other air carriers. Changes in intensity of competition in the deregulated domestic environment cannot be predicted.

     The level of competition in international markets is normally governed by the terms of bilateral agreements between the U.S. and the foreign countries involved. Many of the bilateral agreements permit an unlimited number of carriers to operate between the U.S. and the foreign country. Competition in some international markets is limited to a specified number of carriers and flights on a given route by the terms of the air transport agreements between the U.S. and the foreign country. See "-- Regulatory Matters."

     The airline industry is subject to substantial price competition as U.S. airlines are free to determine domestic pricing policies without government regulation. While the DOT retains authority over international fares, which are also subject to the jurisdiction of the governments of the foreign countries being served, the Company generally has substantial discretion with respect to its international pricing policies.

     While DOT authority is now required before any person may operate as an air carrier within or to and from the U.S., the Airline Deregulation Act of 1978 and the International Air Transportation Competition Act of 1979 substantially decreased previous governmental restrictions in this area. In the case of domestic operations, any person who is found to be fit, willing and able may operate as an air carrier between any two points in the U.S. Thus, TWA is able to enter new routes or suspend existing routes within the U.S. without seeking regulatory approval, and other airlines are similarly free to enter or leave TWA's domestic markets.

EMPLOYEES

     At March 31, 1996, the Company employed approximately 23,460 full-time equivalent employees. A majority of TWA's employees are represented by labor organizations according to the respective craft or class in which such employees work. ALPA, the IAM and IFFA are the three principal unions representing approximately 84% of the Company's employees.

     During 1994, the Company entered into the '94 Labor Agreements with ALPA, IAM and IFFA amending then existing labor agreements with each such union to, among other things, (i) eliminate certain raises scheduled to take effect in 1994 and 1995, thereby continuing certain wage and benefit concessions granted to the Company in the '92 Labor Agreements, (ii) modify existing work rules and benefit packages, and (iii) eliminate contractual "snapback" provisions contained therein which would have automatically restored wages to pre-concessionary levels for purposes of future contract negotiations. In addition, the Company implemented a number of similar savings initiatives with respect to domestic non-union and management employees, primarily through reducing headcount, altering benefit packages, and eliminating certain planned restorations of previous wage concessions.

     In exchange for the substantial cost savings realizable by the Company as a result of the foregoing, as described in more detail below, TWA has (i) agreed to certain wage increases and productivity payments to its employees, (ii) issued certain equity securities of the Company to its employees, (iii) agreed to make certain future grants of equity securities and to permit such employees an opportunity to purchase certain additional securities at a discount, and (iv) effected certain amendments to the Company's Certificate of Incorporation and By-laws with respect to the election of certain directors and director voting requirements in the event of certain specified corporate actions.

     As part of the '94 Labor Agreements, TWA agreed with its unionized employees to a series of semi-annual 1% wage increases commencing in May 1995 and continuing through August 31, 1997 (the last such wage increase to equal 3% in the case of employees represented by ALPA and IAM). In addition to such scheduled wage increases, TWA agreed to make certain annual productivity payments to its unionized employees in the event the Company achieves certain operating profit goals set forth in the agreement. If the Company achieves such goals (established at various levels between $50 million and $200 million annually), employees will receive productivity payments in an amount to be determined based upon a sliding scale from 1% to 4% of employees' W-2 wages. Any productivity payments resulting from 1996 operations are required to be converted into wage increases. Similarly, the Company implemented comparable wage increases and productivity incentives to its non-union (including management) employees.

     On the '95 Effective Date, TWA issued to certain trusts established for the benefit of its unionized employees shares of Employee Preferred Stock; such stock being issued in three separate series designated the ALPA Preferred Stock, the IAM Preferred Stock and the IFFA Preferred Stock. Except for certain rights with respect to the election of directors, the Employee Preferred Stock has rights substantially identical to the Common Stock. See "Description of Capital Stock -- Description of Employee Preferred Stock." TWA also issued an aggregate of 1,026,694 shares of Common Stock to a trust established for the benefit of TWA's non-unionized employees. The value of shares issued to the Company's non-union employees was intended to reflect the estimated value to the Company of the concessions granted by employees. The equity securities issued on the '95 Effective Date resulted in the employees of the Company initially owning approximately 30% of the then outstanding Common Stock and Common Stock equivalents of the Company.

     In recognition of the fact that as a result of the '95 Reorganization, the percentage of the Company's stock owned by the Company's employees was substantially reduced, the Company adopted as of the '95 Effective Date the ESIP pursuant to which the Company would commencing in 1997 grant to certain trusts established for the benefit of its union and non-union employees certain additional shares of Common Stock and Employee Preferred Stock. Under the ESIP, in any year in which the market price of the Common Stock exceeds certain target prices, the Company has agreed to issue shares in amounts sufficient to increase the aggregate percentage ownership of the employees by the following percentages of the then outstanding shares of Common Stock and Common Stock equivalents:
2.0% (1997), 1.5% (1998), 1.5% (1999), 1.0% (2000), 1.0% (2001) and 1.0% (2002).
The ESIP also grants to the employee trusts a right to purchase, on a quarterly basis, additional shares ("Stock Purchase Shares") in amounts of up to an aggregate of 2% of the then outstanding Common Stock and Employee Preferred Stock. Stock Purchase Shares may be purchased at 80% of the then market value of the Common Stock. In the event of a merger, consolidation or sale of all or substantially all of the assets of the Company, the ESIP provides for certain limited acceleration rights with respect to the stock grants and employee stock purchase arrangements. In addition to the scheduled grants and purchase rights described above, the ESIP provides for the Company to accelerate grants to be made in 2001 and 2002, if the Company issues additional Common Stock at a price equal to or in excess of $11 per share which results in aggregate proceeds to the Company in excess of $20 million.

     In addition to certain amendments required to effect the recapitalization of the Company, on the '95 Effective Date, TWA further amended its Certificate of Incorporation and By-laws to (i) permit certain employees represented by ALPA, IAM and IFFA to elect four of the Company's 15 directors (the "Employee Directors"), and (ii) provide that certain extraordinary corporate actions, including mergers, sales of all or substantially all of the Company's assets or certain routes or any filing seeking protection under the bankruptcy laws, must be approved by at least six directors, including each of the Employee Directors. See "Certain Provisions of the Certificate of Incorporation, the By-laws and Delaware Law -- Blocking Coalition."

REGULATORY MATTERS

  Slot Restrictions

     The Company's ability to increase its level of operations at certain domestic cities currently served is affected by the number of slots available for takeoffs and landings. At JFK, Chicago's O'Hare International Airport, New York's LaGuardia Airport and Washington National, which have been designated "High Density Airports" by the FAA, there are restrictions on the number of aircraft that may land and take off during peak hours. In the future, these take-off and landing time slot restrictions and other restrictions on the use of various airports and their facilities may result in further curtailment of services by, and increased operating costs for, individual airlines, including TWA, particularly in light of the increase in the number of airlines operating at such airports. On April 1, 1986, the FAA implemented a final rule relating to allocated slots at the High Density Airports. This rule, as since amended, contains provisions requiring the relinquishment of slots for nonuse and permits carriers, under certain circumstances, to sell, lease or trade their slots to other carriers. TWA does not anticipate losing any slots as a result of these new rules. The higher use rates required by these rules, however, increase the risk that TWA may lose slots in the future because of nonuse and decreases TWA's ability to adjust its flight schedules at the High Density Airports.

  Control over International Routes

     TWA's international certificates are granted by the DOT for indefinite or fixed-term periods, depending on the route. TWA is authorized to provide transatlantic service from major cities in the U.S. to points in Europe, North Africa, the Middle East and Asia. Some of these authorized routes are not currently served by

TWA. Many of the European markets served by TWA are "limited entry" markets in which, as a result of agreements between the United States and foreign governments, TWA has traditionally competed with a limited number of other carriers. During the past several years, however, the U.S. government has encouraged competition in international markets and entered into bilateral agreements with various foreign governments that provide for expanded exchanges of routes and traffic rights, reduction of governmental controls over fares and avoidance of limits on capacity and charter services. Competition in international markets has increased dramatically over the past several years as major U.S. carriers have initiated and/or continued to expand their international operations. Foreign flag carriers have continued to expand service and the DOT has indicated its support for further expansion of opportunities of foreign carriers to serve new points in the U.S. For example, in September 1993, the U.S. and Germany signed an interim bilateral aviation agreement which in effect froze capacity in Germany for a period of four years. In 1996, the U.S. and Germany announced agreement on a new, more liberal "open skies" bilateral aviation agreement. It is expected that the new agreement will come into effect during 1996 and lead to, among other things, additional competition on TWA's routes to Frankfurt. No assurance can be given that TWA will continue to have the advantage of all the "limited entry" markets in which it currently operates or that additional carriers will not be permitted to operate in one or more of these markets or that TWA in general will not face substantial unexpected competition. Competition in the international market is further complicated by the fact that pricing levels on some transatlantic routes are influenced by subsidies that certain foreign carriers receive from their governments and by the presence of smaller, low-cost carriers.

     Certain portions of TWA's transatlantic route authority have been granted on a fixed-term basis. TWA's right to carry local traffic between London and Frankfurt expired in April 1994. In addition, on May 4, 1993, the bilateral air transport agreement between the U.S. and France lapsed. Absent a bilateral agreement, the U.S. and France are operating on a system of comity and reciprocity. Under this regime, carriers are permitted to maintain historical levels of service, but few or no new services are permitted. Cessation of service to any authorized markets from France may cause such underlying authority to terminate. Any reduction in U.S. carrier access to France could have an adverse impact on TWA's transatlantic operations. TWA's route authority between St. Louis and London-Gatwick has expired. TWA has applied for renewal of its St. Louis-Gatwick authority and continues to operate such route pending a determination of its application. While no assurance can be given, TWA believes that the St. Louis-Gatwick authority will be renewed.

     The operations of TWA's international system will require continued approval by the U.S. government as well as permission or authorization from the governments of the respective countries served and compliance with the laws and regulations of those countries. These authorizations, permits and rights vary considerably in their terms, particularly as to the imposition of restrictive conditions on U.S. airlines.

  Other DOT/FAA Regulations

     The DOT has the authority to regulate competitive practices, advertising and other consumer protection matters such as on-time performance, smoking policies, denied boarding, baggage liability and CRSs provided to travel agents. With respect to foreign air transportation, the DOT may approve agreements between air carriers and grant antitrust immunity to those agreements. The DOT must also approve the transfer between U.S. carriers of international route certificates. The Department of Justice has the authority to approve mergers and interlocking relationships.

  Noise Abatement

     The Noise Act provides for a reduction in aircraft noise levels by commercial aircraft. Under the Noise Act, air carriers were permitted to elect to comply with the transitional requirements of the Noise Act at December 31, 1994, either by (i) phasing out, or retrofitting with noise abatement equipment, certain older aircraft known as Stage 2, or (ii) phasing in quieter aircraft, known as Stage 3. Air carriers who elected to comply by phasing out or retrofitting Stage 2 aircraft were required to phase out or retrofit at least 25% of a specified 1990 base level of such aircraft by December 31, 1994. TWA elected to comply with the final Noise Act requirements by adopting the Stage 2 aircraft phase out/retrofit option, and had reduced its specified base level of Stage 2 aircraft by 25% at December 31, 1994. The Company will be required to reduce its specified base level of Stage 2 aircraft by at least 50% by 1996, 75% by 1997 and 100% by 1999. See "Risk Factors -- Company Related Considerations -- Age of Fleet; Noise."

     As of December 31, 1995, 87 active aircraft, approximately 48% of TWA's active fleet, met the Stage 3 standards. TWA's ability to comply with the federal requirements within the time specified, or with more restrictive local noise restrictions, by acquiring newer aircraft and by phasing out or retrofitting older aircraft that are not in compliance with the Stage 3 standards, will depend upon its ongoing financial condition, its ability to renegotiate existing leases for such aircraft and its ability to obtain financing to acquire the requisite number of Stage 3 aircraft or retrofit kits. Although TWA has a plan to meet the federal requirements, and has already acquired a number of Stage 3 aircraft while phasing out several Stage 2 aircraft, there can be no assurance that TWA will be able to satisfy all applicable noise level requirements. See also "Risk Factors -- Company Related Considerations -- Substantial Indebtedness; Future Capital Requirements; Liquidity."

     Numerous airports have imposed restrictions such as curfews, airplane noise levels, mandatory flight paths and runway restrictions, which limit the ability of TWA and other carriers to increase services at such airports. Other jurisdictions are considering similar measures. While the Company has historically had the flexibility to schedule around these restrictions, there can be no assurance that the Company will continue to be able to work around these restrictions. The Port Authority of New York and New Jersey is considering a phaseout of Stage 2 aircraft on a more accelerated basis than that of the FAA requirement, a prohibition on additional Stage 2 flights and an expanded nighttime curfew. The FAA and air carriers, including TWA, have stated their opposition to these proposals. At this time, TWA cannot predict whether the proposals will be implemented or, if so, the timing or effect on TWA of any such implementation, which would depend on the extent to which TWA's aircraft then being used in the affected airports meet the Stage 3 requirements as well as the timing of TWA's flights.

  Labor

     The Railway Labor Act (the "RLA") governs the labor relations of employers and employees engaged in the airline industry. Comprehensive provisions are set forth in the RLA establishing the right of airline employees to organize and bargain collectively along craft or class lines and imposing a duty on air carriers and their employees to exert every reasonable effort to make and maintain collective bargaining agreements. See "-- Employees." The RLA contains detailed procedures which must be exhausted before a lawful work stoppage can occur. Pursuant to the RLA, TWA has collective bargaining agreements with five domestic unions representing five separate employee groups.

  Aging Aircraft Maintenance

     The FAA issued several Airworthiness Directives ("ADs") in 1990 mandating changes to maintenance programs for older aircraft to ensure that the oldest portion of the nation's fleet remains airworthy. The FAA required that these older aircraft undergo extensive structural modifications prior to the later of the accumulation of a designated number of flight cycles or 1994 deadlines established by the various ADs. Most of the Company's aircraft are currently affected by these aging aircraft ADs. The Company monitors its fleet of aircraft to ensure safety levels which meet or exceed those mandated by the FAA.

     In 1994 and 1995, TWA spent approximately $5.7 million and $2.6 million, respectively, to comply with aging aircraft maintenance requirements. Based on information currently available to TWA and its current fleet plan, TWA estimates that costs associated with complying with these aging aircraft maintenance requirements will aggregate approximately $13 million per year through 2000. These cost estimates assume, among other things, that newer aircraft will replace certain of TWA's existing aircraft and as a result the average age of TWA's fleet will be significantly reduced. There can be no assurance that TWA will be able to implement fully its fleet plan.

  Safety

     TWA is subject to FAA jurisdiction with respect to aircraft maintenance and operations, including equipment, dispatch, communications, training, flight personnel and other matters affecting air safety. The

FAA has the authority to issue new or additional regulations. To ensure compliance with its regulations, the FAA requires the Company to obtain operating, airworthiness and other certificates which are subject to suspensions or revocation for cause. In addition, a combination of FAA and Occupational Safety and Health Administrative regulations on both federal and state levels apply to all of TWA's ground-based operations.

  Passenger Facilities Charges

     During 1990, Congress enacted legislation to permit airport authorities, with prior approval from the FAA, to impose passenger facility charges ("PFCs") as a means of funding local airport projects. These charges, which are intended to be collected by the airlines from their passengers and remitted to the airports, are limited to $3.00 per enplanement and to no more than $12.00 per round trip. As a result of competitive pressure, the Company and other airlines have been limited in their abilities to pass on the cost of the PFCs to passengers through fare increases.

  Environmental

     The Company is subject to regulation under major environmental laws administered by state and federal agencies, including the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response Compensation and Liability Act of 1980 and the Resource Conservation and Recovery Act. In some locations there are also county and sanitary sewer district agencies which regulate the Company. The Company believes that it is in substantial compliance with applicable environmental regulations. See, however, "-- Legal Proceedings."

  Aviation Trust Fund Tax

     Management believes that the Company has benefitted from the expiration on December 31, 1995 of the Ticket Tax, which imposed certain taxes including a 10% tax on tickets for domestic flights, a 6.25% air cargo tax and a $6 per ticket tax on tickets for international flights. Although the net amount of any such benefit directly resulting from the expiration of the Ticket Tax cannot readily be determined, reinstatement of the Ticket Tax would result in higher costs to the Company and/or, if passed on in the form of increased ticket prices to consumers, could have an adverse effect on passenger traffic, revenue and/or margins. The Company is unable to predict when or in what form the Ticket Tax may be reenacted.

  Foreign Ownership of Shares

     The Federal Aviation Act of 1958 generally prohibits non-U.S. citizens from owning more than 25% of the voting interest in U.S. air carriers, including the Company.

LEGAL PROCEEDINGS

  Reorganization Proceedings

     The '93 Reorganization. The '93 Reorganization began on January 31, 1992, with the filing by TWA in the United States Bankruptcy Court in Delaware of a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. On August 12, 1993, the bankruptcy court confirmed the Company's '93 Reorganization plan, which became effective on November 3, 1993. On June 21, 1995, the bankruptcy court found that the bankruptcy estate had been fully administered and entered a final decree closing the '93 Reorganization.

     All claims that were before the bankruptcy court in the '93 Reorganization have been resolved, except for certain claims which are being resolved in non-bankruptcy forums. Some such claims, when resolved, may result in distributions being made, in the case of administrative expense claims, in cash, and in the case of all other claims, in securities and other property held in a disputed claims reserve established in accordance with the '93 Reorganization plan. TWA estimates that total payments of administrative expense claims in 1996 will be less than $1 million. All such unresolved claims which do not constitute administrative claims, if and to the extent allowed upon final resolution, will be satisfied solely out of securities and other property in the applicable disputed claims reserve. The unresolved claims which constitute administrative expense claims are for postpetition expenses for, among other things, aircraft return condition, unpaid rent and professional fees. TWA has accrued amounts it believes will be adequate to satisfy such claims.

     The '95 Reorganization. On June 30, 1995, the Company commenced the '95 Reorganization by filing a voluntary petition for Chapter 11 relief, together with its '95 Reorganization plan, in the bankruptcy court. As the Company had "prepackaged" the '95 Reorganization by soliciting and obtaining, before the filing of the petition, the acceptances of all classes of creditors and equity security holders necessary to achieve confirmation of the '95 Reorganization plan, the Company was able to proceed promptly to obtain, on August 4, 1995, the entry of an order by the bankruptcy court approving the Company's solicitation process, and the adequacy of disclosure for the '95 Reorganization plan, as modified, and confirming the '95 Reorganization plan, as modified. On August 23, 1995 the '95 Reorganization plan became effective, and the Company emerged from the protection of the bankruptcy court. On December 28, 1995, the Bankruptcy Court in St. Louis found that the bankruptcy estate had been fully administered and entered a final decree closing the '95 Bankruptcy case.

     Pursuant to the '95 Reorganization and related agreements, the Company eliminated approximately $500 million (approximately $300 million book amount) of indebtedness and lease obligations and canceled outstanding equity securities in exchange for new securities and other consideration, and on the '95 Effective Date issued (i) approximately 17.2 million shares of Common Stock, (ii) approximately 6.4 million shares of Employee Preferred Stock, (iii) equity rights for the purchase of approximately 13.2 million shares of Common Stock,
(iv) warrants for the purchase of approximately 1.7 million shares of Common Stock (exercisable over a seven year period at $14.40 per share), (v) warrants for the purchase of up to 1.15 million shares of Common Stock for nominal consideration, (vi) $170 million in principal amount of the Company's 12% Senior Secured Reset Notes due 1997, (vii) $244.3 million in principal amount of PBGC Notes, (viii) $109 million aggregate liquidation value of 12% Preferred Stock,
(ix) $30 million in Ticket Vouchers, and (x) certain contingent payment rights, which under certain conditions provide for the payment of up to $18 million to holders. The number of shares of Common Stock issued pursuant to the '95 Reorganization were calculated as though a one-for-46.8722 reverse split of the Company's common stock outstanding prior to the '95 Effective Date had been effected.

     Pursuant to the '95 Reorganization, the Company also adopted an amendment to the Certificate of Incorporation to (i) increase the Company's total authorized capital stock to 300 million shares, consisting of 150 million shares of Common Stock, 12,500,000 shares of the Company's cumulative preferred stock (which was retired in connection with the '95 Reorganization) and 137,500,000 shares of additional preferred stock; (ii) authorize the issuance of the Employee Preferred Stock and the 12% Preferred Stock; and (iii) implement various corporate governance matters. See "Description of Capital Stock."

  Other Actions

     On March 22, 1993, the United States District Court for the Northern District of Georgia, Atlanta Division entered into a settlement involving TWA and eight other major airline defendants and the Airline Tariff Publishing Company, an airline-owned fare publishing company, ("ATPC") in a class action lawsuit filed in June 1990 which alleged that the airlines used ATPC to avoid competition to, from or through some 23 specified hub airports. Under the terms of the settlement the airline defendants paid approximately $45 million in cash and issued approximately $396.5 million in discount coupons valid for air travel on any of the defendant airlines. TWA's share of the settlement included the payment of $1 million in cash and the issuance of discount coupons in the amount of $20 million for future travel. The discount coupons issued by TWA and the other settling defendants are interchangeable. While TWA presently does not have any reason to expect that the face amount of the discount coupons that will be redeemed for future travel on TWA will not reasonably approximate the face amount of discount coupons TWA will contribute to the settlement, it is reasonably possible that the actual face amount of discount coupons redeemed by TWA could be substantially different, considering the interchangeability of the discount coupons.

     On May 31, 1988, the U.S. Environmental Protection Agency ("EPA") filed an administrative complaint seeking civil penalties as well as other relief requiring TWA to take remedial procedures at TWA's maintenance base in Kansas City, Missouri, alleging violations resulting from TWA's past hazardous waste disposal and related environmental practices. Simultaneously, TWA became a party to a consent agreement and a consent order with the EPA pursuant to which TWA paid a civil penalty of $100,000 and agreed to implement a schedule of remedial and corrective actions and to perform environmental audits at TWA's major maintenance facilities. In September 1989, TWA and the EPA signed an administrative order of consent, which required TWA to conduct extensive investigations at or near the overhaul base and to recommend remedial action alternatives. TWA completed its investigations and on February 17, 1996, submitted a Corrective Measures Study ("CMS") to the Missouri Department of Natural Resources ("MDNR") and the EPA. It is anticipated that review and approval of the CMS by the MDNR and EPA will take several months. Upon approval of the CMS, an additional order will be issued and the required corrective actions implemented. TWA presently estimates the cost of the corrective action activities under the existing and anticipated orders to be approximately $7 million, a majority of which represents costs associated with long-term groundwater monitoring and maintenance of the remedial systems. Although the Company believes adequate reserves have been provided for all known environmental contingencies, it is possible that additional reserves might be required in the future which could have a material adverse effect on the results of operations or financial condition of the Company. However, the Company believes that the ultimate resolution of known environmental contingencies should not have a material adverse effect on the financial position or results of operations based on the Company's knowledge of similar environmental sites.

     On October 22, 1991, judgment in the amount of $12,336,127 was entered against TWA in an action in the United States District Court for the Southern District of New York by Travellers International A.G. and its parent company, Windsor, Inc. (collectively, "Travellers"). The action commenced in 1987, as subsequently amended, sought damages from TWA in excess of $60 million as a result of TWA's alleged breach of its contract with Travellers for the planning and operation of Getaway Vacations. In order to obtain a stay of judgment pending appeal, TWA posted a cash undertaking of $13,693,101. In connection with the '93 Reorganization, TWA sought to have the matter ultimately determined by the bankruptcy court. Following prolonged litigation with respect to jurisdiction, the United States Supreme Court determined that the matter should be addressed by the bankruptcy court, and in February 1994, the bankruptcy court determined the matter in a manner favorable to TWA. However, a final order has not yet been issued and Travellers has appealed the decision of the bankruptcy court in the matter. Pursuant to the Icahn Loans, amounts received by TWA in connection with the Travellers litigation would be used to repay, in part, certain of the Company's obligations to the Icahn Entities.

     In February 1995, a number of actions were commenced in various federal district courts against TWA and six other major airlines, alleging that such companies conspired and agreed to fix, lower and maintain travel agent commissions on the sale of tickets for domestic air travel in violation of the United States and, in certain instances, state, antitrust laws. On May 9, 1995, TWA announced settlement, subject to court approval, of the referenced actions and reinstated the traditional 10% commission on domestic air fares. A final order has not yet been entered; however, an interim order approving the settlement has been entered. The Company believes the settlement of this case will have a favorable effect on revenues.

     On November 9, 1995, ValuJet Air Lines, Inc. ("ValuJet") instituted a lawsuit against TWA and Delta Air Lines ("Delta") in the United States District Court for the Northern District of Georgia, alleging breach of contract and violations of certain antitrust laws with respect to the Company's lease of certain takeoff and landing slots at LaGuardia International Airport in New York. On November 17, 1995, the court denied ValuJet's motion to temporarily enjoin the lease transaction and the Company and Delta consummated the lease of the slots. ValuJet has subsequently amended its original complaint and all parties are undertaking legal discovery with respect to the amended complaint. Although a hearing was held on June 3, 1996 with respect to motions for summary judgment filed in this matter by Delta and the Company, no decision has yet been rendered thereon by the Court. The Company intends to vigorously defend itself in this action and believes all of the allegations contained therein lack merit.

     In addition, based on certain written grievances or complaints filed by ValuJet, the Company has been informed that the United States Department of Justice, Antitrust Division is investigating the circumstances of the slot lease transaction to determine whether an antitrust violation has occurred. The Company is cooperating in this investigation and believes that the slot lease transaction did not violate any antitrust laws.

     On January 10, 1996, a complaint was filed by an individual resident of New York, Joel Gerber, relating to the slot lease transaction (the "Gerber Action"). Mr. Gerber purports to bring the action on his own behalf as well as on behalf of an unspecified number of purported class members who have traveled or will travel between LaGuardia and Atlanta as of November 1, 1995 claiming damages as the result of alleged antitrust violations and conspiracy to commit same against the Company and Delta. The United States District Court for the Eastern District of New York transferred the Gerber Action to the United States District Court for the Northern District of Georgia, which has not certified the Gerber Action as a class action. The Company will vigorously contest all of the class action allegations as well as all allegations of liability and damages in the Gerber Action.

     The Company is also defending a number of other actions which have either arisen in the ordinary course of business or are insured or the cumulative effect of which management of the Company does not believe may reasonably be expected to be materially adverse.

     For information involving certain actual and threatened litigation involving Mr. Icahn and the Icahn Litigation, see "Risk Factors -- Company Related Considerations -- Prior Operating Losses and Future Uncertainties Relating to Results of Operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Contingencies."

                                   MANAGEMENT

     The directors and executive officers of the Company are as follows:

             NAME               AGE                       POSITION
- ------------------------------  ---   ------------------------------------------------
John W. Bachmann..............  57    Director
William F. Compton............  48    Director
Eugene P. Conese..............  66    Director
Gerald L. Gitner..............  51    Director
William M. Hoffman............  48    Director
Thomas H. Jacobsen............  56    Director
Myron Kaplan..................  51    Director
Jewel Lafontant-Mankarious....  73    Director
James A. Lawrence.............  43    Director
Thomas F. Meagher.............  65    Chairman of the Board of Directors
William O'Driscoll............  67    Director
G. Joseph Reddington..........  54    Director
Lawrence K. Roos..............  78    Director
William W. Winpisinger........  71    Director
Jeffrey H. Erickson...........  51    Director, President and Chief Executive Officer
Mark J. Coleman...............  49    Senior Vice President -- Marketing
Richard P. Magurno............  52    Senior Vice President and General Counsel
Don Monteath..................  54    Senior Vice President -- Operations
Robert A. Peiser..............  48    Executive Vice President -- Finance and Chief
                                        Financial Officer
Charles J. Thibaudeau.........  49    Senior Vice President -- Employee Relations

     John W. Bachmann has been a director of TWA since April 1, 1996. Mr. Bachmann has been Managing Principal of Edward Jones since January 1980. Mr. Bachmann serves as Chairman of the St. Louis Regional Commerce and Growth Association/Civic Progress panel studying airport expansion and modernization in St. Louis. Mr. Bachmann has served as a member of the U.S. Steering Committee for the Group of 30 since November 1989. He served as a member of the Board of Governors of the Chicago Stock Exchange from May 1989 to May 1995. Mr. Bachmann served as a member of the Regional Firms Advisory Board of the New York Stock Exchange from March 1991 to March 1993. He also served as Chairman of the Securities Industry Association from December 1987 until December 1989. Mr. Bachmann's term of office as a director expires with the Annual Meeting of Stockholders in 1997.

     William F. Compton has been a director of TWA since November 3, 1993. A pilot for TWA since September 13, 1968, Mr. Compton was an Executive Board Member of ALPA from September 1991 to September 11, 1995, Coordinator for the Company's Productivity Task Force until September 6, 1995, a member of the TWA Labor Advisory Committee from August 1992 until September 1995 and Master Chairman of the TWA Master Executive Council ("MEC") from September 1991 to September 11, 1995. He was Chairman of the TWA MEC Negotiating Committee from March 1988 to September 1991, a member of the ALPA National Collective Bargaining Committee from June 1988 to June 1990, and a member of the TWA MEC Negotiating Committee from June 1986 to March 1988. Mr. Compton's term of office as a director expires with the Annual Meeting of Stockholders in 1998.

     Eugene P. Conese has been a director of TWA since November 3, 1993. Mr. Conese has been Chairman of the Board and Chief Executive Officer of Greenwich Air Services, Inc. ("GAS") since October 1987, and Chairman of the Board and President of World Air Lease, Inc. since July 1989. He was founder of The Greenwich Company Ltd. ("GCL") and served as Chairman of the Board and Chief Executive Officer from August 1980 until December 30, 1995, when GCL was merged with and into GAS. He also served as Chief Executive Officer and director of Irvin Industries, Inc. ("II") from October 1975 to October 1979, and President and member of the Board of Directors of II from September 1970 to September 1975. Mr. Conese's term of office as a director expires with the Annual Meeting of Stockholders in 1997.

     Jeffrey H. Erickson has been President of TWA since April 5, 1994, Chief Executive Officer of TWA since August 9, 1994, and a director of TWA since April 5, 1994. Mr. Erickson has been a director of Boatmen's National Bank of St. Louis since February 1996. He was Chief Operating Officer of TWA from April 5, 1994 to August 9, 1994, President and Chief Executive Officer of Reno Airlines from 1990 to 1994, President and Chief Operating Officer of Midway Airlines from 1987 to 1990, Executive Vice President -- Operations of Midway Airlines from 1986 to 1987, Senior Vice President -- Operations of Aloha Airlines from 1984 to 1986, Senior Director -- Field Maintenance of Continental Airlines from 1981 to 1984, and Director of Field Engineering of Continental Airlines from 1978 to 1980. Mr. Erickson's term of office as a director expires with the Annual Meeting of Stockholders in 1997. Mr. Erickson serves as an officer of the Company at the pleasure of the Board of Directors.

     Gerald L. Gitner has been a director of TWA since November 3, 1993. He has been Chairman of Avalon Group, Ltd. since April 1992, and Co-Chairman of Global Aircraft Leasing Ltd. since 1990. Mr. Gitner was Vice Chairman of Tribeca Corporation from February 1991 to December 1991, Chairman of Tribeca Corporation from December 1991 to March 1992, and President and Chief Executive Officer, ATASCO USA Inc. from September 1986 to December 1989. Mr. Gitner was President of Texas Air Corp. from 1985 to 1986, Chairman and Chief Executive Officer of Pan Am World Services from 1983 to 1985 and Vice Chairman of Pan Am World Airways Inc. from 1983 to 1985. He was a founder of People Express Airlines, Inc. and served as its President from 1980 to 1982. Mr. Gitner has been a trustee of Boston University since 1984. Mr. Gitner's term of office as a director expires with the Annual Meeting of Stockholders in 1998.

     William M. Hoffman has been a director of TWA since January 23, 1996. He has been a flight attendant for TWA since March 1970. Mr. Hoffman became Vice President of IFFA during 1990 and served through October 1995. He served as a member of the IFFA Executive Board from October 1980 through September 1995 and became Secretary and Treasurer of IFFA in 1983 and served through 1990. Mr. Hoffman's term of office as a director expires with the Annual Meeting of Stockholders in 1998.

     Thomas H. Jacobsen has been a director of TWA since March 21, 1995. He has been President, Chief Executive Officer and Chairman of the Board of Mercantile Bancorporation Inc. since 1989. Mr. Jacobsen has been a director of the Student Loan Marketing Association since November 1987 and a director of Union Electric Company since April 1990. Mr. Jacobsen was Vice Chairman and director of Barnett Banks, Inc. from 1984 to 1989. Mr. Jacobsen's term of office as a director expires with the Annual Meeting of Stockholders in 1999.

     Myron Kaplan has been a director of TWA since November 3, 1993. He has been a partner in the law firm of Kleinberg, Kaplan, Wolff & Cohen, P.C. since 1972. Mr. Kaplan's term of office as a director expires with the Annual Meeting of Stockholders in 1998.

     Jewel Lafontant-Mankarious has been a director of TWA since October 4, 1994. Ms. Lafontant-Mankarious is a partner in the Chicago law firm of Holleb & Coff and concentrates her practice in the areas of corporate law, labor and employment law, and governmental and international relations. She has been a partner at Holleb & Coff since March 1993. She was Ambassador at Large-U.S. Coordinator for Refugee Affairs in the United States State Department from April 1989 to February 1993, Deputy Solicitor General of the United States from 1973 to 1975, and the United States Representative to the United Nations from 1972 to 1973. Ms. Lafontant-Mankarious has also been a member of the President's Council on Minority Business Enterprise and Vice Chairman of the U.S. Advisory Commission on International, Educational and Cultural Affairs. She is a director of MAFCO, Inc. and has served on over 17 major corporate boards over the past 20 years, including Mobil Oil Corporation, Trans World Airlines, Inc. from July 1975 to September 1985 and The Equitable Life Assurance Society of the United States. Ms. Lafontant-Mankarious is also a director of Project HOPE. Mrs. Lafontant-Mankarious' term of office as a director expires with the Annual Meeting of Stockholders in 1997.

     James A. Lawrence has been a director of TWA since November 3, 1993. He has been President and Chief Executive Officer, Asia/Middle East/Africa, for the Pepsi-Cola Company since March 1996. He was Chief Operating Officer, Pepsi-Cola Asia/Middle East/Africa, from May 1995 to March 1996. He was President, Pepsi-Cola Asia/Middle East/Africa from January 1994 to May 1995. He was Executive Vice President, Pepsi-Cola International from October 1992 to January 1994. Mr. Lawrence was Chairman of LEK

Consulting from April 1983 to October 1992. Mr. Lawrence has been a director of Transtechnology Corporation since December 1992, and a director of American ReInsurance Corporation since January 1994. Mr. Lawrence's term of office as a director expires with the Annual Meeting of Stockholders in 1999.

     Thomas F. Meagher has been Chairman of the Board of TWA since November 14, 1995 and a director of TWA since November 3, 1993. Mr. Meagher has served as Chairman of the Board and Chief Executive Officer of Howell Tractor & Equipment Co. since 1980, a director of UNR Industries since 1989, and a director of Greyhound Lines, Inc. since 1991. Mr. Meagher was Chairman of Continental Air Transport from 1983 until July 1, 1995 and was Chief Executive Officer of Continental Air Transport from 1983 to 1993. He is a retired director of Lakeside Bank of Chicago and is a former Chairman of the Airport Ground Transportation Association. Mr. Meagher's term of office as a director expires with the Annual Meeting of Stockholders in 1999.

     William O'Driscoll has been a director of TWA since November 3, 1993. Mr. O'Driscoll has been President and Directing General Chairman of IAM District Lodge 142 since August 1990. Mr. O'Driscoll's term of office as a director expires with the Annual Meeting of Stockholders in 1998.

     G. Joseph Reddington has been a director of TWA since November 3, 1993. He has been Chairman and Chief Executive Officer of The Signature Group since April 1994. Mr. Reddington has been a director of Loblaw Companies Ltd. since August 1994. Mr. Reddington was a director of Sears Canada, Inc. from January 1985 to February 1994. He was President and Chief Executive Officer of Sears Canada from 1989 to December 1993, and Chief Administrative Officer of Sears Merchandising Group from December 1988 to December 1989. Mr. Reddington's term of office as a director expires with the Annual Meeting of Stockholders in 1999.

     Lawrence K. Roos has been a director of TWA since November 3, 1993. Mr. Roos has been a director of Laclede Steel Co. since 1984, an advisory director of Boatmens Trust Co. since 1983, and is a former President of the Federal Reserve Bank of St. Louis, and a former St. Louis County executive. Mr. Roos's term of office as a director expires with the Annual Meeting of Stockholders in 1997.

     William W. Winpisinger has been a director of TWA since January 14, 1994. He was International President of the IAM from July 1977 to June 1989, Resident (Headquarters) Vice President of IAM from February 1972 to June 1977, Vice President for Transportation membership of IAM from August 1967 to January 1972, and Vice President of the AFL-CIO from October 1977 to October 1989. Mr. Winpisinger's term of office as a director expires with the Annual Meeting of Stockholders in 1999.

     Mark J. Coleman has been the Senior Vice President -- Marketing of TWA since July 14, 1994. He was Vice President and General Manager of Avis WisCom International, Ltd. from September 1992 to July 1994, and Senior Vice
President -- Marketing of America West Airlines from December 1981 through September 1992. Mr. Coleman serves as an officer of the Company at the pleasure of the Board of Directors.

     Richard P. Magurno has been Senior Vice President and General Counsel of TWA since May 2, 1994. Mr. Magurno was a partner at Lord Day & Lord, Barrett Smith law firm, New York, New York from 1989 until May 1994. From 1970 to 1988, Mr. Magurno served in various legal capacities at Eastern Air Lines, Inc., including Senior Vice President -- Legal Affairs. Mr. Magurno serves as an officer of the Company at the pleasure of the Board of Directors.

     Don Monteath has been Senior Vice President -- Operations of TWA since February 27, 1995. Mr. Monteath served as Senior Vice President -- Operations for Polar Air Cargo from July 1994 to February 1995. From January 1981 through February, 1994, Mr. Monteath was Senior Vice President -- Operations for America West Airlines. From 1965 to 1981 Mr. Monteath held various positions with Continental Airlines. Mr. Monteath serves as an officer of the Company at the pleasure of the Board of Directors.

     Robert A. Peiser has been Executive Vice President -- Finance and Chief Financial Officer of TWA since August 9, 1994. Mr. Peiser has been a director of Phar-Mor, Inc. since September 1995. He was with the management consultant firm of Bahadur, Balan & Kazerski, Ltd. from November 1992 to August 1994, and held various management positions including President and Chief Executive Officer with Orange-Co.,

Inc. from December 1989 to November 1992. Mr. Peiser was Senior Vice President and Chief Financial Officer of Borman's, Inc. from January 1988 to September 1989, and Senior Vice President and Chief Financial Officer of ALC Communications, Inc. from July 1986 to January 1988. Mr. Peiser previously served in various management capacities at TWA from July 1972 to June 1977 and from January 1982 to April 1986, including Senior Vice President and Chief Financial Officer. Mr. Peiser serves as an officer of the Company at the pleasure of the Board of Directors.

     Charles J. Thibaudeau has been Senior Vice President -- Employee Relations of TWA since January 1993. He was also Vice President -- Employee Relations of TWA from February 1990 to January 1993 and Staff Vice President -- Employee Relations of TWA from September 1985 to February 1990. Mr. Thibaudeau serves as an officer of the Company at the pleasure of the Board of Directors.

                       PRINCIPAL HOLDERS OF CAPITAL STOCK

     The following tables set forth, as of June 6, 1996, certain information concerning ownership of each class of voting securities of the Company by: (i) each person who is known by the Company to own beneficially more than 5% of the voting securities of the Company, (ii) each current director individually, (iii) the chief executive officer and the five other senior executive officers and
(iv) all current directors and executive officers of the Company as a group. Certain of the information below, including among other things, the determinations of "beneficial ownership" of voting securities is based upon Rule 13d-3 and 13D and 13G filings under the Exchange Act. Such Rule 13d-3 provides that the securities will be deemed "beneficially owned" where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of securities and/or the power to dispose, or to direct the disposition of, the securities or where a person has the right to acquire any such power within 60 days after the date such "beneficial ownership" is determined. Except as described below, each of the persons and groups listed below has sole voting and investment power with respect to the securities shown.

PRINCIPAL HOLDERS OF COMMON STOCK

                                                                     AMOUNT OF         PERCENT OF
                                                                     BENEFICIAL        OUTSTANDING
    NAME AND ADDRESS OF BENEFICIAL OWNER OR IDENTITY OF GROUP       OWNERSHIP(1)        SHARES(1)
- ------------------------------------------------------------------  ------------       -----------
Fidelity Management and Research Company(2).......................    4,577,788            10.4%
Wellington Management Company(3)..................................    2,769,200             6.3%
William F. Compton(4).............................................        1,781               *
Eugene P. Conese(5)(6)(7).........................................        7,825               *
Jeffrey H. Erickson(8)............................................      241,704               *
Gerald L. Gitner(5)(6)(9).........................................        7,776               *
William M. Hoffman(10)(11)........................................       39,622               *
Thomas H. Jacobsen(5)(6)..........................................       14,776               *
Myron Kaplan(5)(6)(12)............................................        7,776               *
Jewel Lafontant-Mankarious(5)(13).................................        3,000               *
James A. Lawrence(5)(6)...........................................       10,776               *
Thomas F. Meagher(5)(9)(14).......................................       10,664               *
William O'Driscoll(15)............................................      171,383               *
G. Joseph Reddington(5)(6)(9).....................................        8,276               *
Lawrence K. Roos(5)(6)(16)........................................        7,776               *
William W. Winpisinger(5)(9)(17)..................................        5,388               *
Mark J. Coleman(18)...............................................        1,958               *
Richard P. Magurno(19)(20)........................................    1,192,326             2.7%
Don Monteath(18)..................................................          996               *
Robert A. Peiser(19)(20)..........................................    1,193,326             2.7%
Charles J. Thibaudeau(18)(19).....................................    1,073,462             2.4%
Total Shares owned by Current Directors and Current Executive
  Officers, as a group (19 individuals)(21).......................    3,999,591             9.1%

                                                  (See notes on following pages)

- ---------------

   * Less than 1%
 (1) Includes securities issuable pursuant to options exercisable within 60 days.
 (2) A Schedule 13D has been filed on behalf of FMR Corp. ("FMR") to report beneficial ownership, through Fidelity Management & Research Company, of 3,258,522 shares, through Fidelity Management Trust Company, of 1,280,766 shares; and ownership by Fidelity International Limited, a Bermuda joint stock company, of 38,500 shares. FMR is the beneficial owner of such shares.
 (3) A Schedule 13G has been filed by Wellington Management Company to report shared dispositive power with respect to all of these shares and shared voting power in connection with 1,514,500 of such shares. The address of Wellington Management Company is 75 State Street, Boston, Massachusetts 02109.
 (4) Includes approximately 849 shares attributable to Mr. Compton's beneficial interest in the TWA Air Line Pilots Supplemental Stock Plan. Excludes shares owned by his wife pursuant to her beneficial interest in the IFFA Trans World Airlines Employees' Stock Ownership Plan (the "IFFA Trust") and other shares as to which she is the record holder. Mr. Compton disclaims beneficial ownership of all shares held by his wife. Mr. Compton is the record holder of 932 shares of Common Stock.
 (5) Pursuant to the Company's 1995 Outside Directors' Stock Ownership and Stock Option Plan (the "Outside Directors Plan"), each such outside director may elect to defer some or all of his or her annual retainer by participating in a Deferred Retainer Program (as defined in the Outside Directors Plan). Directors participating in 1996 are entitled to receive annual credits to their deferred retainer accounts equaling the percentage of his or her retainer to be received in shares of Common Stock times the annual retainer amount payable to such outside director divided by $4.1875, the subscription price of the Company's September 1995 equity rights offering (the "Subscription Price"). Upon the earlier to occur of (i) December 31, 2000 and (ii) the last date of a participating director's service on the Board, such director is entitled to a payment equal to (i) the total number of shares of Common Stock in the director's deferred retainer account, (ii) cash equaling the number of shares of Common Stock contained in the deferred retainer account times the Fair Market Value (as defined in the Outside Directors Plan) of the Common Stock on the date the retainer becomes payable or (iii) a combination of (i) and (ii).
 (6) Messrs. Conese, Gitner, Jacobsen, Kaplan, Lawrence, Reddington and Roos each elected to defer all 1996 retainer amounts payable to them in a deferred retainer account. Constitutes or includes 4,776 shares of Common Stock issuable to such outside director pursuant to the Outside Directors Plan in the event of his termination from service on the Board within 60 days, assuming such director elects to receive the entire balance of his deferred retainer account in shares of Common Stock.
 (7) Includes warrants to purchase 49 shares of Common Stock at a price of $14.40 per share.
 (8) Includes an estimated 237,786 shares of Common Stock issuable upon the exercise of vested options granted to Mr. Erickson pursuant to the KESIP.
 (9) Pursuant to the Outside Directors Plan, each outside director was granted the right to purchase up to 3,000 shares of Common Stock at the Subscription Price. Includes 3,000 shares of Common Stock issuable upon exercise of this right.
(10) The address of Mr. Hoffman is c/o Independent Federation of Flight Attendants, 720 Olive Street, Suite 1700, St. Louis, Missouri 63101.
(11) Includes 39,310 shares held by Mr. Hoffman as a member of the Plan Trustee Committee of IFFA, trustee of the IFFA Trust and warrants to purchase 8 shares of Common Stock at a price of $14.40 per share. Also includes approximately 16 shares held for Mr. Hoffman's benefit as a TWA employee in the IFFA Trust. Except for the 16 shares described above, Mr. Hoffman disclaims beneficial ownership of the shares held by the IFFA Trust. Mr. Hoffman is also the beneficial owner of an undetermined amount of Common Stock which has not yet been issued or allocated, which is to be distributed to Mr. Hoffman as a TWA employee as a result of IFFA litigation against TWA settled in the course of the '93 Reorganization. Mr. Hoffman is the record holder of 295 shares of Common Stock.
(12) These shares are held by Mr. Kaplan for the benefit of the firm of Kleinberg, Kaplan, Wolff & Cohen, P.C., of which Mr. Kaplan is a member.
(13) Pursuant to the Outside Directors Plan, each outside director was granted the right to purchase up to 3,000 shares of Common Stock at the Subscription Price. Includes 2,000 shares of Common Stock remaining issuable upon exercise of this right.
(14) Mr. Meagher elected to defer all 1996 retainer amounts payable to him in a deferred retainer account. Constitutes 7,164 shares of Common Stock issuable to Mr. Meagher pursuant to the Outside Directors Plan in the event of his termination from service on the Board within 60 days, assuming Mr. Meagher elects to receive the entire balance of his deferred retainer account in shares of Common Stock.
(15) These shares are held by Mr. O'Driscoll as a member of the IAM Plan Trust Committee of the IAM Trans World Airlines Employees' Stock Ownership Plan (the "IAM Trust"), along with Mr. Gary Poos. Mr. O'Driscoll disclaims beneficial ownership of the shares held by the IAM Trust.
(16) Includes 3,000 shares held in the name of the Lawrence K. Roos Revocable Trust.
(17) Mr. Winpisinger elected to defer 50% of 1996 retainer amounts payable to him in a deferred retainer account. Includes 2,388 shares of Common Stock issuable to Mr. Winpisinger pursuant to the Outside Directors Plan in the event of his termination from service on the Board within 60 days, assuming Mr. Winpisinger elects to receive the entire balance of his deferred retainer account in shares of Common Stock.
(18) Does not include unvested options to purchase shares of Common Stock pursuant to the KESIP.
(19) Also includes approximately 1,958, 2,518 and 1,725 shares attributable to the respective beneficial interests of Messrs. Magurno, Peiser and Thibaudeau, in the shares held by the employee stock ownership trust established for the benefit of TWA's non-contract employees (the "Non-Contract Employees Trust"). Except for such shares, Messrs. Magurno, Peiser and Thibaudeau disclaim beneficial ownership of the shares held by the Non-Contract Employees Trust. Messrs. Magurno, Peiser and Thibaudeau serve as members of the committee having the power to direct the vote of the shares of Common Stock held in the Non-Contract Employees Trust.

(20) Includes an estimated 118,864 shares of Common Stock issuable upon the exercise of vested options granted to Messrs. Magurno and Peiser pursuant to the KESIP.
(21) When combined with shares of Employee Preferred Stock beneficially held by current directors and current executive officers, as a group, represents a total of 8,714,736 shares of the Company's voting securities.

PRINCIPAL HOLDERS OF EMPLOYEE PREFERRED STOCK

                                                       SERIES OF        AMOUNT OF      PERCENT OF
    NAME AND ADDRESS OF BENEFICIAL OWNER OR            EMPLOYEE         BENEFICIAL    OUTSTANDING
               IDENTITY OF GROUP                    PREFERRED STOCK     OWNERSHIP   SHARES OF SERIES
- -----------------------------------------------  ---------------------  ---------   ----------------
TWA Air Line Pilots Supplemental Stock Plan,
  William Kessler, Don R. Jacobs
  and Scott Schwartz as trustees(1)............  ALPA Preferred Stock   1,147,843         66.66%(2)
TWA Air Line Pilots 1995 Employee Stock
  Ownership Plan, American Stock Transfer &
  Trust Company, Trustee(3)....................  ALPA Preferred Stock     573,921         33.33%(4)
IAM Trust(5)...................................  IAM Preferred Stock    3,821,473           100%(6)
IFFA Trust(7)..................................  IFFA Preferred Stock     881,880           100%(8)
William M. Hoffman(9)..........................  IFFA Preferred Stock     881,880           100%(10)
William O'Driscoll(11).........................  IAM Preferred Stock    3,821,473           100%(12)

- ---------------

 (1) The address of the ALPA Trust is c/o Don R. Jacobs, as co-trustee, TWA Air Line Pilots Supplemental Stock Plan, 3221 McKelvey Road, Suite 200, Bridgeton, Missouri 63044.
 (2) Constitutes 2.65% of the securities entitled to vote on all agenda matters at meetings of stockholders other than the election of directors.
 (3) The address of the TWA Air Line Pilots 1995 Employee Stock Ownership Plan is c/o American Stock Transfer & Trust Company, as trustee, 40 Wall Street, 46th Floor, New York, New York 10005.
 (4) Constitutes 1.32% of the securities entitled to vote on all agenda items at meetings of stockholders other than the election of directors.
 (5) The address of the IAM Trust is c/o Fleet National Bank, N.A., as trustee, One Federal Street, 31st Floor, Boston, Massachusetts 02211.
 (6) When combined with the 171,383 shares of Common Stock held by the IAM Trust, constitutes 9.21% of the securities entitled to vote on all agenda matters at meetings of stockholders other than the election of directors.
 (7) The address of the IFFA Trust is 720 Olive Street, Suite 1700, St. Louis, Missouri 63101.
 (8) When combined with the 39,310 shares of Common Stock held by the IFFA Trust, constitutes 2.12% of the securities entitled to vote on all agenda matters at meetings of stockholders other than the election of directors.
 (9) The address of Mr. Hoffman is c/o Independent Federation of Flight Attendants, 720 Olive Street, Suite 1700, St. Louis, Missouri 63101.
(10) Includes all shares of IFFA Preferred Stock held by the IFFA Trust, including 288 shares of IFFA Preferred Stock held for Mr. Hoffman's benefit as a TWA employee in the IFFA. Except as to the 288 shares of IFFA Preferred Stock described above, Mr. Hoffman disclaims beneficial ownership of the shares of IFFA Preferred Stock held by the IFFA Trust.
(11) The address of Mr. O'Driscoll is c/o Fleet National Bank, N.A., as trustee, One Federal Street, 31st Floor, Boston, Massachusetts 02211.
(12) Includes all shares of IAM Preferred Stock held by the IAM Trust. Mr. O'Driscoll disclaims beneficial ownership of the shares of IAM Preferred Stock held by the IAM Trust.

                          DESCRIPTION OF CAPITAL STOCK

     Pursuant to TWA's Certificate of Incorporation, the Company has the authority to issue 287.5 million shares of capital stock, consisting of 150 million shares of Common Stock, and 137.5 million additional shares of preferred stock. The Certificate of Incorporation authorizes the Board of Directors to establish one or more series of preferred stock and to establish such relative voting, dividend, redemption, liquidation, conversion and other powers, preferences, rights, qualifications, limitations and restrictions as the Board of Directors may determine without further approval of the stockholders of the Company. The issuance of preferred stock by the Board of Directors could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a person or group to gain control of the Company. See "Certain Provisions of the Certificate of Incorporation, the By-laws and Delaware Law."

DESCRIPTION OF COMMON STOCK

     The holders of the Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors, and, except for the voting rights of the holders of Employee Preferred Stock (who are entitled to elect a total of four directors to the Board) and, under certain circumstances, the 8% Preferred Stock, and as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of the preferred stock, the holders of such shares exclusively possess all voting power. The Certificate of Incorporation does not provide for cumulative voting in the election of directors but the Board is classified which means that the holders of a majority of the shares entitled to vote at a meeting at which a quorum is present can elect all of the directors of the class then to be elected (except that the holders of a majority of the shares of Employee Preferred Stock are exclusively entitled to elect four labor directors) and the holders of the remaining shares would not be able to elect any directors at that meeting. Subject to any preferential rights of any outstanding series of preferred stock, the holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. The holders of Common Stock have no preemptive rights and no rights to convert their shares of Common Stock into any other security. It is not presently anticipated that dividends will be paid on the Common Stock in the foreseeable future. All outstanding shares of Common Stock are fully paid and nonassessable, upon issuance, fully paid and nonassessable. As of June 6, 1996, 36,945,592 shares of Common Stock were issued and outstanding and were held by approximately 14,500 holders of record.

RIGHTS PLAN

     The Board of Directors of the Company declared a dividend distribution of one right (a "Right") for each outstanding share of Common Stock and Employee Preferred Stock (collectively, the "Voting Stock") payable to holders of record as of the close of business on January 12, 1996 (the "Record Date"). Each Right entitles the holder to purchase, after the Distribution Date (as defined below), from the Company one one-hundredth of a share of Series A Preferred Stock of the Company at a price of $47.50 (the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement, dated as of December 19, 1995 between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent") as supplemented. The Rights Plan is set forth in full in the Rights Agreement and the description thereof herein is qualified in its entirety by reference to such Rights Agreement. Until the earlier to occur of
(a) the tenth day after public announcement that any person or group has become the beneficial owner of at least 15% of the Company's Voting Stock (other than pursuant to a "Permitted Offer," as defined below) and (b) the tenth business day after the date of the commencement of a tender or exchange offer (other than a Permitted Offer) by any person which would, if consummated, result in such person becoming the beneficial owner of at least twenty percent (20%) of the Voting Stock (the earlier of such dates being hereinafter called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Voting Stock certificates outstanding as of the Record Date, by such Voting Stock certificates.

     Each share of Voting Stock issued or delivered by the Company (including shares of Common Stock issued in this offering and upon conversion of the 8% Preferred Stock or the Debentures) after the Record

Date but prior to the earlier of the Distribution Date or the expiration of the Rights shall be accompanied by one Right. Unless the context otherwise requires, all references herein to Common Stock include the associated Rights.

     The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Voting Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender or transfer of any certificates for Voting Stock in respect of which Rights have been issued will also constitute the transfer of the Rights associated with the Voting Stock represented by such certificates. As soon as practicable after the Distribution Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of the Voting Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

     No Right is exercisable at any time prior to the Distribution Date. The Rights will expire on January 12, 2006 (the "Final Expiration Date") unless earlier exchanged or redeemed by the Company as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including without limitation the right to vote or to receive dividends.

     Upon exercise, each Right is converted into one one-hundredth of a share of the Series A Preferred Stock. Holders of shares of Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, quarterly dividends in an amount per share equal to the greater of (a) $1.00 and (b) 100 times the aggregate per share amount of all cash dividends or other distributions (other then dividends payable solely in shares of Common Stock), declared on the Common Stock since the first dividend payment date with respect to the Series A Preferred Stock. Dividends payable on the Series A Preferred Stock are cumulative. In addition, in the event the Company enters into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, shares of Series A Preferred Stock shall be similarly exchanged for or changed into 100 times the aggregate amount or stock, securities cash or other consideration.

     Subject to the rights of holders of the 8% Preferred Stock, holders of shares of Series A Preferred Stock are entitled to 100 votes on all matters submitted to a vote of the stockholders of TWA, voting together as a single class, except as otherwise required by applicable law. In the event dividends payable on the Series A Preferred Stock shall be in arrears in an amount equal to six quarterly payments, all holders of the Series A Preferred Stock together with other holders of preferred stock entitled to vote, are, voting together as a single class, entitled to elect one director to the Company's Board of Directors.

     In the event that any person or group (an "Acquiring Person") becomes the beneficial owner of at least 15% of the Company's Voting Stock, then each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to elect to receive, without payment of the Purchase Price, a number of shares of the Company's Common Stock having a market value equal to the Purchase Price. The term "Acquiring Person" does not include (i) the Company, any of its subsidiaries or any employee benefit plan of the Company, except for any such employee benefit plan acting in concert with a third party (other than another employee benefit plan of the Company) or (ii) any person or group which becomes the beneficial owner of at least 15% of the Voting Stock pursuant to a "Permitted Offer" (as defined below).

     "Permitted Offer" means a tender or exchange offer by a Person for all outstanding shares of Voting Stock, which is made at a price and on such other terms determined by at least a majority of the Continuing Directors (as defined below) to be in the best interests of the Company and its stockholders.

     In the event that, after any person has become an Acquiring Person, (i) the Company is involved in a merger or other business combination in which the Company is not the surviving corporation or its Voting Stock is exchanged for other securities or assets or (ii) the Company and/or one or more of its subsidiaries sell or otherwise transfer assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries, taken as a whole, then each Right will entitle the holder to purchase, for the Purchase Price, a number of shares of common stock of the other party to such business combination or sale (or in certain circumstances, an affiliate) having a market value of two times the Purchase Price.

     At any time after any person has become an Acquiring Person (but before any person becomes the beneficial owner of at least 50% of the Voting Stock), a majority of the Company's Continuing Directors may exchange all or part of the Rights (other than the Rights beneficially owned by the Acquiring Person and certain affiliated persons) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right.

     "Continuing Director" means (i) any member of the Board of Directors who was a member of the Board prior to the time an Acquiring Person becomes such or
(ii) any person subsequently elected to the Board if he is recommended or approved by a majority of the Continuing Directors or, in the case of a successor to a director elected by holders of a series of Employee Preferred Stock, if such person is elected pursuant to the applicable terms of such Employee Preferred Stock. Continuing Directors do not include an Acquiring Person, an affiliate or associate of an Acquiring Person or any representative or nominee of the foregoing.

     The Company may redeem the Rights, in whole but not in part, at a price of $.01 per Right at any time prior to the close of business on the tenth day after public announcement that any person has become an Acquiring Person (subject to extension by a majority of the Continuing Directors).

     After the Distribution Date, the Rights Agreement may be amended in any respect that does not adversely affect the Rights holders (other than any Acquiring Person and certain affiliated persons). In addition, after any person has become an Acquiring Person, the Rights Agreement may be amended only with the approval of a majority of the Continuing Directors.

DESCRIPTION OF EMPLOYEE PREFERRED STOCK

     Pursuant to the '95 Reorganization, the Company issued an aggregate of 6,425,118 shares of Employee Preferred Stock to employee stock trusts for the benefit of certain domestic employees of the Company represented by ALPA, IFFA and IAM pursuant to the terms of the '94 Labor Agreements (collectively, the "Employee Stock Trusts"). The Employee Preferred Stock was issued in three series designated ALPA Preferred Stock, IAM Preferred Stock and IFFA Preferred Stock. Except for an exclusive right to elect a certain number of directors to the Board of Directors and the liquidation preference described below under " -- Liquidation Preference and Other Rights," the Employee Preferred Stock is the functional equivalent of Common Stock. The Employee Preferred Stock is junior to the 8% Preferred Stock, as to the payment of dividends and the distribution of assets upon liquidation.

  Dividends

     Subject to the issuance by the Company of preferred stock with senior rights (including the 8% Preferred Stock), the holders of the Employee Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, dividends payable in cash, stock or otherwise. No dividends may be paid on the Common Stock unless an equivalent dividend is paid on the Employee Preferred Stock, and no dividends may be paid on the Employee Preferred Stock unless an equivalent dividend is paid on the Common Stock. It is not presently anticipated that dividends will be paid on the Employee Preferred Stock in the foreseeable future.

  Liquidation Preference and Other Rights

     Subject to the issuance by the Company of preferred stock with senior rights (including the 8% Preferred Stock), upon any liquidation of the Company, holders of the Employee Preferred Stock will be entitled to a liquidation preference equal to $.01 per share from TWA's net assets before any amounts are paid to or on account of the holders of Common Stock, and thereafter the remaining net assets of the Corporation will be distributed pro rata to the holders of the Employee Preferred Stock, the Common Stock and other equity securities of the Company which rank on a parity with such stock and with respect to such rights, all in accordance with their respective rights and interests. The Employee Preferred Stock does not have redemption rights.

  Automatic Conversion

     Each share of Employee Preferred Stock will automatically convert into one share of Common Stock upon the withdrawal of such share of Employee Preferred Stock from the Employee Stock Trust in which such share is held.

  Voting

     So long as any shares of ALPA Preferred Stock are outstanding, the holders of the ALPA Preferred Stock are entitled to one vote per share (i) on each matter submitted to a vote at a meeting of stockholders other than the election of directors and (ii) for the ALPA Director (defined below) to be elected at an annual meeting of stockholders. Such holders have the exclusive right to elect to the Board one (1) director (the "ALPA Director").

     So long as any shares of IFFA Preferred Stock are outstanding, the holders of the IFFA Preferred Stock are entitled to one vote per share (i) on each matter submitted to a vote at a meeting of stockholders other than the election of directors and (ii) for the IFFA Director (defined below) to be elected at an annual meeting of stockholders. Such holders have the exclusive right to elect to the Board one (1) director (the "IFFA Director").

     So long as any shares of IAM Preferred Stock are outstanding, the holders of the IAM Preferred Stock are entitled to one vote per share (i) on each matter submitted to a vote at a meeting of stockholders other than the election of directors and (ii) for the IAM Directors (defined below) to be elected at an annual meeting of stockholders. Such holders have the exclusive right to elect to the Board two (2) directors (the "IAM Directors").

  Amendment

     The Certificate of Designations, Preferences and Rights relating to each series of Employee Preferred Stock may be amended only upon the unanimous approval of the holders of the outstanding shares of such series of Employee Preferred Stock.

DESCRIPTION OF 8% PREFERRED STOCK

     In March 1996, the Company issued 3,869,000 shares of 8% Preferred Stock and received net proceeds of approximately $186.2 million.

  Ranking

     The 8% Preferred Stock ranks senior to the Common Stock, the Series A Preferred Stock, if issued, and the Employee Preferred Stock, and on a parity with all other preferred stock and any other class or series of stock of the Company, the terms of which expressly provide that it ranks on a parity with the 8% Preferred Stock, with respect to the payment of dividends and amounts payable upon any liquidation of the Company. No class or series of stock may be created that is senior to the 8% Preferred Stock with respect to the payment of dividends and amounts payable upon any liquidation of the Company without the approval of the holders of at least a majority of shares of the 8% Preferred Stock then outstanding.

  Dividends

     Holders of the 8% Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of the funds of the Company legally available therefor, a cash dividend at the annual rate of 8% (equivalent to $4.00 per share per annum) payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing June 15, 1996 (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors). Dividends on the 8% Preferred Stock are cumulative and accrue without interest from the date of original issuance.

  Liquidation Preference and Other Rights

     Subject to the Company's issuance of preferred stock with senior rights, upon any liquidation of the Company, holders of 8% Preferred Stock will be entitled to a liquidation preference of $50.00 per share, plus all accrued and unpaid dividends, whether or not declared, and Liquidated Damages (as defined below), if any, with respect thereto, to the date of liquidation. Holders of 8% Preferred Stock will be entitled to receive such amount before any distribution is made on the Common Stock, Employee Preferred Stock, Series A Preferred Stock or any other series or class of stock hereinafter issued that ranks junior as to distribution upon liquidation to the 8% Preferred Stock and will be entitled to such amount on a parity with every other series of the Company's preferred stock that ranks on a parity with the 8% Preferred Stock as to distributions upon liquidation.

  Conversion Rights

     Each share of 8% Preferred Stock may be converted at any time at the option of the holder, unless previously redeemed or exchanged, into fully paid, nonassessable shares of Common Stock at an initial conversion price of $20.269 per share of Common Stock (equivalent to a conversion rate of approximately
2.467 shares of Common Stock for each share of 8% Preferred Stock), subject to adjustment in certain circumstances.

  Optional Redemption by the Company

     The 8% Preferred Stock may not be redeemed prior to March 15, 1999. On and after such date, shares of 8% Preferred Stock may be redeemed at the option of the Company, in whole or in part, at specified redemption prices.

     If fewer than all of the shares of 8% Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata or by any other equitable manner determined by the Board of Directors in its sole discretion.

  Exchange

     The 8% Preferred Stock may be exchanged, in whole but not in part, at the option of the Company, for Debentures on any dividend payment date beginning on March 15, 1998 at the rate of $50.00 principal amount of Debentures for each share of 8% Preferred Stock outstanding at the time of exchange provided that all accrued and unpaid dividends on, and Liquidated Damages, if any, with respect to, the 8% Preferred Stock through the date of exchange have been paid or set aside for payment and certain other conditions are met. The Debentures will be issuable in denominations of $1,000 and integral multiples thereof.

  Voting

     If at any time the equivalent of six quarterly dividends payable on the 8% Preferred Stock are accrued and unpaid (whether or not consecutive and whether or not earned or declared), the holders of all outstanding shares of 8% Preferred Stock and any stock ranking on a parity as to dividends with the shares of 8% Preferred Stock and having similar voting rights then exercisable, voting separately as a class without regard to series, will be entitled to elect at the next annual or special meeting of the stockholders of the Company two directors to serve until all dividends accumulated and unpaid have been paid or declared and funds set aside to provide for payment in full. In exercising any such vote, each outstanding share of 8% Preferred Stock will be entitled to one vote, excluding shares held by the Company or any entity controlled by the Company, which shares shall have no vote.

  Registration Rights Agreement

     The Company has filed a Registration Statement on Form S-3 with respect to resales of the 8% Preferred Stock and the Debentures and the shares of Common Stock issuable upon conversion thereof. If and when such registration statement is declared effective, such securities may be sold pursuant thereto in accordance therewith. Resales of a total of 3,869,000 shares of 8% Preferred Stock, $193,450,000 aggregate principal amount of Debentures and 9,544,823 shares of Common Stock are covered by such registration statement. If such registration statement is not declared effective by the Commission by August 19, 1996, or if after such effectiveness such registration statement ceases to be effective for certain periods, the Company will be required to make certain payments to the holders of such securities (the "Liquidated Damages").

            CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION,
                          THE BY-LAWS AND DELAWARE LAW

     The Certificate of Incorporation and the By-laws contain certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company first to negotiate with the Company. The Company believes that the benefits of increased protection of the Company's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. In addition, pursuant to the '95 Reorganization and in connection with the adoption of the '94 Labor Agreements, the Company adopted certain amendments, both to the Certificate of Incorporation and the By-laws, relating to corporate governance matters. These amendments are designed to enhance the input of the Company's union employees or the directors nominated by them in the governance of the Company and to limit the ability to change the provisions of the Certificate of Incorporation in general and the By-laws in particular without broad support from the Company's voting stockholders. Such provisions will also make it more difficult to enact any change in the By-laws or to take any of the specified actions, if such changes or actions are opposed by a substantial constituency, including the Company's employees who are represented by organized labor. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the Certificate of Incorporation and the By-laws.

BOARD OF DIRECTORS

     The Certificate of Incorporation and the By-laws provide that the number of directors constituting the entire Board of Directors will be fifteen (15). The By-laws also provide for the Board of Directors to be divided into three classes consisting of five (5) directors each, with the term of each class expiring in a different year. Subject to any rights of holders of any class or series of the Company's preferred stock, a majority of the remaining directors then in office has the sole authority to fill any vacancies on the Board of Directors. Any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until the director's successor is elected and qualified. The Certificate of Incorporation provides that directors may be removed only by the affirmative vote of at least a majority of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. The affirmative vote of at least eighty percent (80%) of the Voting Stock, voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with, the provision of the Certificate of Incorporation relating to the number, election and terms of directors.

     Under the terms of the Certificate of Incorporation, directors elected to the Board of Directors in 1997 and subsequent years will serve one-year terms.

STOCKHOLDER ACTIONS AND SPECIAL MEETINGS

     The Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders, and prohibits, subject to the rights of holders of any class or series of the Company's preferred stock to the contrary, stockholder action by written consent in lieu of a meeting. The Certificate of Incorporation and By-laws provide that, subject to the rights of holders of any series of preferred stock, special meetings of stockholders can be called only by (i) the Chairman of the Board of Directors of the Company, (ii) the Corporate Secretary of the Company within ten (10) calendar days after receipt of the written request of a majority of the total number of directors that the Corporation would have if there were no vacancies, and (iii) the Board of Directors after receipt by the Company of a written request executed by the holders of at least 35% of the outstanding Voting Stock (as defined below) of the Company, provided, however, that no separate special meeting will be required to be convened if the Board of Directors calls an annual or special meeting to be held no later than ninety
(90) calendar days after receiving the request for a meeting and the purposes of such annual or special meeting of stockholders called by the Board of Directors include the purposes specified in the request. Business permitted to be conducted at a special meeting of stockholders is limited to the business (x) specified in the notice of meeting given by or at the direction of the chairman of the meeting or a majority of the entire Board of Directors or (y) otherwise properly brought before the meeting by the chairman of the meeting or at the direction of a majority of the entire Board of Directors. Moreover, the chairman of the annual or special meeting of the stockholders will determine whether any business sought to be brought before the meeting is properly brought.

     Pursuant to the Certificate of Incorporation, the By-laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to business to be brought before an annual meeting of stockholders of the Company.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

     The Certificate of Incorporation contains provisions requiring the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, to amend certain provisions of the Certificate of Incorporation, primarily those related to anti-takeover provisions. In addition, the Certificate of Incorporation requires the affirmative vote of at least three-fourths of its issued and outstanding Voting Stock, voting as a single class and not as separate classes, to amend the By-laws by stockholder action. "Voting Stock" means the outstanding shares of all classes and series of capital stock of the Company entitled to vote generally in the election of directors of the Company and does not include any class or series of preferred stock of the Company unless the certificate of designations, preferences and rights for such class or series specifically states that such class or series shall be deemed "Voting Stock" for purposes of the Certificate of Incorporation. Employee Preferred Stock has been deemed Voting Stock and the 8% Preferred Stock is not Voting Stock. See "Description of Capital Stock."

BLOCKING COALITION

     Pursuant to the '94 Labor Agreements and in connection with the '95 Reorganization, the Company amended the By-laws to provide that certain actions (as set forth in the next paragraph) may not be approved by the Board of Directors if votes are cast against such actions by directors sufficient to constitute a "Blocking Coalition." A Blocking Coalition is defined as the negative votes of (i) a total of the four directors elected by the holders of the Employee Preferred Stock plus (ii) the negative votes of any two of the Company's other directors.

     Actions subject to disapproval by the Blocking Coalition include: (a) any sale, transfer or disposition, in a single or series of transactions, of at least twenty percent (20%) of the Company's assets, except for transactions in the ordinary course of business including aircraft transactions as part of a fleet management plan; (b) any merger of the Company into or with, or consolidation of the Company with any other entity; (c) any business combination within the meaning of Section 203 of the DGCL; (d) any dissolution or liquidation of the Company; (e) any filing of a petition for bankruptcy, reorganization or receivership under any state or federal bankruptcy, reorganization or insolvency law; (f) any repurchase, retirement or redemption of the Company's capital stock or other equity securities prior to their scheduled maturity or expiration, except for redemptions out of the proceeds of any substantially concurrent offering of comparable or junior securities and mandatory redemptions of any redeemable preferred stock of the Company; (g) any acquisition of assets, not related to the Company's current business as an air carrier, in a single transaction or a series of related transactions exceeding $50 million adjusted annually by the consumer price index; or (h) any sale of the Company's capital stock or securities convertible into capital stock of the Company to any person if (i) at the time of issuance or (ii) assuming conversion of all outstanding securities of the Company convertible into capital stock, such person or entity would beneficially own at least twenty percent (20%) of the capital stock of the Company.

SUPER MAJORITY VOTING PROVISIONS

     At all times before September 1, 2000, the Company must obtain the approval of at least two-thirds of the issued and outstanding Voting Stock of the Company, voting as a single class and not as separate classes, for the holders of such Voting Stock to approve certain actions, unless such matters have been approved by a vote of at least eighty percent (80%) of the Board of Directors then in office. Actions requiring such approval are the following: (i) any merger of the Company into or with, or consolidation of the Company with, any other entity; (ii) any business combination within the meaning of Section 203 of the DGCL; (iii) any dissolution or liquidation of the Company, or (iv) any repurchase, retirement or redemption of the Company's capital stock or other equity securities prior to their scheduled maturity or expiration, except for redemptions out of the proceeds of any substantially concurrent offering of comparable or junior securities, and mandatory redemptions of any redeemable preferred stock of the Company.

PREFERRED STOCK

     The Company believes that the ability of the Board of Directors to issue one or more series of preferred stock of the Company provides TWA with increased flexibility in structuring possible future financings and in meeting other corporate needs that might arise. The authorized shares of preferred stock, as well as shares of Common Stock, will be available for issuance without further action by TWA's stockholders, unless such action is required by applicable law or the rules of any stock exchange on which TWA securities may be listed. If the approval of TWA's stockholders is not required for the issuance of shares of preferred stock or Common Stock, the Board of Directors does not intend to seek stockholder approval. Although the Board of Directors has no intention of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of TWA and its stockholders. The Board of Directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

RIGHTS TO PURCHASE STOCK

     The Rights are intended to protect TWA's stockholders from certain non-negotiated takeover attempts which present the risk of a change of control on terms which may be less favorable to TWA's stockholders than would be available in a transaction negotiated with and approved by the Board of Directors of the Company. Although there can be no certainty as to the results of any particular negotiation, the Board of Directors believes that the interests of the stockholders are best served if any acquisition of TWA or a substantial percentage of the Common Stock results from arms-length negotiations and reflects the Board's or stockholders' careful consideration of the proposed terms of a transaction. In particular, the Rights are intended to help (a) reduce the risk of coercive, two-tiered, front-end loaded or partial offers which may not offer fair value to all stockholders, (b) mitigate against market accumulators who through open market or private purchases may achieve a position of substantial influence or control without paying to selling or remaining stockholders a fair control premium, and (c) deter market accumulators who are simply interested in putting a company "in play." See "Description of Capital Stock -- Rights Plan."

ANTI-TAKEOVER STATUTE

     Section 203 of the DGCL is applicable to corporate takeovers in Delaware. Subject to certain exceptions set forth therein, Section 203 of the DGCL provides that a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or
(c) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least
66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified therein, an interested stockholder is defined to include any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date, and the affiliates and associates of such person. Under certain circumstances, Section 203 of the DGCL makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or by-laws, elect not to be governed by this section, effective twelve months after adoption. The Certificate of Incorporation and the By-laws do not exclude TWA from the restrictions imposed under Section 203 of the DGCL, but do provide that a business combination within the meaning of Section 203 of the DGCL (i) may be approved without the approval of at least 66 2/3% of the Voting Stock if the business combination is approved by at least 80% of the directors then in office and (ii) may not be approved if votes are cast against the action by the Blocking Coalition. It is anticipated that the provisions of Section 203 of the DGCL and the provisions of the Certificate of Incorporation may encourage companies interested in acquiring TWA to negotiate in advance with the Board of Directors of TWA since the stockholder approval requirement would be avoided if 80% of the directors then in office approve either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") by and among the Company and the underwriters named below (the "Underwriters"), the Company has agreed to sell to the Underwriters, and each of the Underwriters has severally agreed to purchase from the Company, the number of shares of Common Stock set forth opposite its name below.

                             NAME OF UNDERWRITER                           NUMBER OF SHARES
    ---------------------------------------------------------------------  ----------------
    PaineWebber Incorporated.............................................
    Alex. Brown & Sons Incorporated......................................
    BT Securities Corporation............................................

                                                                           ----------------
              Total......................................................      8,000,000
                                                                           =============

     In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase the 8,000,000 shares of Common Stock offered hereby (other than the shares of Common Stock covered by the over-allotment option described below), if any such shares of Common Stock are purchased. In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated. The Company has been advised by the several Underwriters that they propose initially to offer such shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess
of $     per share. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of $     per share to other dealers. After the initial
public offering, the public offering price and such concessions may be changed.

     The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 1,200,000 additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments in the sale of the shares of Common Stock that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment.

     The Company has agreed that, for a period of 90 days from the date of the Underwriting Agreement, it will not offer, issue, sell, contract to sell or otherwise dispose of any (a) shares of Common Stock or (b) securities convertible into, exercisable for or exchangeable for or that otherwise represent the right to receive Common Stock without the prior written consent of PaineWebber Incorporated other than (i) the shares of Common Stock issuable upon conversion of the 8% Preferred Stock or the Debentures, (ii) shares of Common Stock issuable upon the exercise of presently outstanding stock options and other options to be granted under the KESIP, ESIP and 1995 Outside Directors' Stock Option and Stock Compensation Plan in accordance with the terms thereof,
(iii) shares of Common Stock issuable (A) pursuant to the exercise of warrants outstanding as of the date hereof, (B) upon the conversion of shares of Employee Preferred Stock, or (C) as payment of interest on the 12% Senior Secured Reset Notes, and (iv) shares of Common Stock or Employee Preferred Stock issuable under the '95 Reorganization. The Company's directors and executive officers have agreed that, during such 90-day period, they will not offer, issue, sell, contract to sell or otherwise dispose of or announce the offering by the Company of, any shares of Common Stock or any rights to acquire such shares or any securities convertible into or exchangeable for shares of Common Stock or any rights to acquire any such securities without the prior written consent of PaineWebber Incorporated.

     The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

     The Underwriters have informed the Company that they do not intend to confirm sales to any account over which they exercise discretionary authority.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Smith, Gambrell & Russell of Atlanta, Georgia. Certain matters will be passed upon for the Underwriters by Hughes Hubbard & Reed LLP of New York, New York.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1994 and 1995 and for each of the periods in the three year period ended December 31, 1995 included in this Prospectus have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report appearing herein and in the Registration Statement and are included herein and in the Registration Statement in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Their report refers to the application of fresh start reporting in connection with the '93 Reorganization and the '95 Reorganization.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        NO.
                                                                                        ----
Independent Auditors' Report..........................................................   F-2
Statements of Consolidated Operations for the Ten Months Ended October 31, 1993, the
  Two Months Ended December 31, 1993, the Year Ended December 31, 1994, the Eight
  Months Ended August 31, 1995 and the Four Months Ended December 31, 1995............   F-3
Consolidated Balance Sheets, December 31, 1994 and 1995...............................   F-4
Statements of Consolidated Cash Flows for the Ten Months Ended October 31, 1993, the
  Two Months Ended December 31, 1993, the Year Ended December 31, 1994, the Eight
  Months Ended August 31, 1995 and the Four Months Ended December 31, 1995............   F-6
Consolidated Statements of Shareholders' Equity (Deficiency) for the Ten Months
  Ended October 31, 1993, the Two Months Ended December 31, 1993, the Year Ended
  December 31, 1994, the Eight Months Ended August 31, 1995 and the Four Months Ended
  December 31, 1995...................................................................   F-8
Notes to Consolidated Financial Statements............................................   F-9
Unaudited Condensed Statements of Consolidated Operations for the Three Months Ended
  March 31, 1995 and 1996.............................................................  F-46
Condensed Consolidated Balance Sheets, December 31, 1995 and March 31, 1996
  (unaudited).........................................................................  F-47
Unaudited Condensed Statements of Consolidated Cash Flows for the Three Months Ended
  March 31, 1995 and 1996.............................................................  F-49
Notes to Unaudited Condensed Consolidated Financial Statements........................  F-51

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Trans World Airlines, Inc.

     We have audited the accompanying consolidated balance sheets of Trans World Airlines, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related statements of consolidated operations, cash flows and shareholders' equity (deficiency) for the four months ended December 31, 1995, the eight months ended August 31, 1995, the year ended December 31, 1994, the two months ended December 31, 1993 and the ten months ended October 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Trans World Airlines, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the four months ended December 31, 1995, the eight months ended August 31, 1995, the year ended December 31, 1994, the two months ended December 31, 1993 and the ten months ended October 31, 1993, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, the consolidated financial statements reflect the application of fresh start reporting as of September 1, 1995 and November 1, 1993 and, therefore, are not comparable in all respects to the consolidated financial statements for periods prior to such dates.

                                          KPMG PEAT MARWICK LLP

Kansas City, Missouri
March 6, 1996

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED OPERATIONS
  FOR THE TEN MONTHS ENDED OCTOBER 31, 1993, THE TWO MONTHS ENDED DECEMBER 31, 1993, THE YEAR ENDED DECEMBER 31, 1994, THE EIGHT MONTHS ENDED AUGUST 31, 1995
                  AND THE FOUR MONTHS ENDED DECEMBER 31, 1995
                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                   PRIOR
                                                 PREDECESSOR
                                                  COMPANY                                                  REORGANIZED
                                                 ----------              PREDECESSOR COMPANY                 COMPANY
                                                 TEN MONTHS   ------------------------------------------   ------------
                                                   ENDED       TWO MONTHS        YEAR       EIGHT MONTHS   FOUR MONTHS
                                                  OCTOBER        ENDED          ENDED          ENDED          ENDED
                                                    31,       DECEMBER 31,   DECEMBER 31,    AUGUST 31,    DECEMBER 31,
                                                    1993          1993           1994           1995           1995
                                                 ----------   ------------   ------------   ------------   ------------
Operating Revenues:
  Passenger....................................  $2,193,567     $440,174      $2,875,851     $1,929,166     $  943,077
  Freight and mail.............................    109,360        26,264         149,932         94,784         48,384
  All other....................................    331,010        54,383         381,919        194,405        107,013
                                                 ----------   ------------   ------------   ------------   ------------
        Total..................................  2,633,937       520,821       3,407,702      2,218,355      1,098,474
                                                 ----------   ------------   ------------   ------------   ------------
Operating Expenses:
  Salaries, wages and benefits.................  1,048,021       219,007       1,293,570        755,708        373,041
  Earned stock compensation (Note 11)..........         --            --              --         55,767          2,192
  Aircraft fuel and oil........................    416,717        79,581         477,555        296,833        161,799
  Passenger sales commissions..................    218,492        41,609         288,000        185,981         80,045
  Aircraft maintenance materials and repair....    111,204        25,633         145,321         95,657         51,998
  Depreciation and amortization................    136,379        30,201         183,283        106,474         55,168
  Operating lease rentals......................    173,462        36,593         261,365        182,548         96,393
  Passenger food and beverages.................     98,374        18,634         120,804         68,137         34,676
  Special charges (Note 14)....................         --            --         138,849          1,730             --
  All other....................................    657,017       127,814         778,449        454,878        232,716
                                                 ----------   ------------   ------------   ------------   ------------
        Total..................................  2,859,666       579,072       3,687,196      2,203,713      1,088,028
                                                 ----------   ------------   ------------   ------------   ------------
Operating Income (Loss)........................   (225,729 )     (58,251)       (279,494)        14,642         10,446
                                                 ----------   ------------   ------------   ------------   ------------
Other Charges (Credits):
  Interest expense (contractual interest of
    $224,935 for the ten months ended October
    31, 1993 and $141,967 for the eight months
    ended August 31, 1995).....................     91,877        31,204         195,352        123,247         45,917
  Interest and investment income (Note 15).....    (16,136 )      (2,274)        (12,058)       (10,366)        (7,484)
  Disposition of assets, gains and
    losses -- net (Note 13)....................      2,617           348          (1,072)           206         (3,330)
  Reorganization items (Note 17)...............   (268,110 )          --              --        242,243             --
  Pension settlement expense (Note 5)..........    342,405            --              --             --             --
  Other charges and credits -- net (Note 15)...    (15,762 )         611         (28,847)        (2,379)         7,611
                                                 ----------   ------------   ------------   ------------   ------------
        Total..................................    136,891        29,889         153,375        352,951         42,714
                                                 ----------   ------------   ------------   ------------   ------------
Loss Before Income Taxes and Extraordinary
  Items........................................   (362,620 )     (88,140)       (432,869)      (338,309)       (32,268)
Provision (Credit) For Income Taxes (Note 4)...      1,312          (248)            960            (96)         1,370
                                                 ----------   ------------   ------------   ------------   ------------
Loss Before Extraordinary Items................   (363,932 )     (87,892)       (433,829)      (338,213)       (33,638)
Extraordinary Items, net of income taxes (Note
  12)..........................................  1,075,581            --          (2,005)       140,898          3,500
                                                 ----------   ------------   ------------   ------------   ------------
Net Income (Loss)..............................  $ 711,649       (87,892)       (435,834)      (197,315)       (30,138)
                                                 ===========
Preferred Stock Dividend Requirements..........                    2,425          15,000         11,554          4,751
                                                              ------------   ------------   ------------   ------------
Loss Applicable to Common Shares...............                 $(90,317)     $ (450,834)    $ (208,869)    $  (34,889)
                                                              ============   ============   ============   ============
Per Share Amounts:
  Loss Before Extraordinary Item...............                                                             $    (1.15)
  Extraordinary Item...........................                                                                    .10
                                                                                                           ------------
  Net Loss.....................................                                                             $    (1.05)
                                                                                                           ============

                 See Notes to Consolidated Financial Statements

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995
                             (AMOUNTS IN THOUSANDS)

                                                                        PREDECESSOR   REORGANIZED
                                                                          COMPANY       COMPANY
                                                                        -----------   -----------
                                                                           1994          1995
                                                                        -----------   -----------
                                             ASSETS
Current Assets:
  Cash and cash equivalents...........................................  $   138,531   $   304,340
  Receivables, less allowance for doubtful accounts, $14,832 in 1994
     and $13,517 in 1995 (Note 7).....................................      240,804       226,451
  Spare parts, materials and supplies, less allowance for
     obsolescence, $20,928 in 1994 and $2,201 in 1995 (Note 7)........      156,662       143,374
  Prepaid expenses and other..........................................       48,768        54,358
                                                                        -----------   -----------
          Total.......................................................      584,765       728,523
                                                                        -----------   -----------
Property (Notes 7, 8 and 16):
  Property owned, at cost:
     Flight equipment.................................................      399,924       303,248
     Land, buildings and improvements.................................       74,383        54,722
     Other property and equipment.....................................       48,540        39,032
                                                                        -----------   -----------
          Total owned property........................................      522,847       397,002
     Less accumulated depreciation....................................       95,696        18,769
                                                                        -----------   -----------
          Property owned -- net.......................................      427,151       378,233
                                                                        -----------   -----------
  Property held under capital leases, at capitalized value:
     Flight equipment.................................................      206,652       172,812
     Land, buildings and improvements.................................       96,169        54,761
     Other property and equipment.....................................       10,784         6,862
                                                                        -----------   -----------
          Total property held under capital leases....................      313,605       234,435
     Less accumulated amortization....................................       47,711        12,602
                                                                        -----------   -----------
          Property held under capital leases -- net...................      265,894       221,833
                                                                        -----------   -----------
          Total property -- net.......................................      693,045       600,066
                                                                        -----------   -----------
Investments and Other Assets:
  Investments in affiliated companies (Note 3)........................      107,986        98,156
  Other investments and receivables (Note 8)..........................      180,340       144,421
  Routes, gates and slots -- net......................................      762,174       450,916
  Reorganization value in excess of amounts allocable to identifiable
     assets -- net....................................................      159,485       825,079
  Prepayments, deferred charges and other assets......................       24,640        21,050
                                                                        -----------   -----------
          Total.......................................................    1,234,625     1,539,622
                                                                        -----------   -----------
Total.................................................................  $ 2,512,435   $ 2,868,211
                                                                          =========     =========

                 See Notes to Consolidated Financial Statements

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995
                             (AMOUNTS IN THOUSANDS)

                                                                        PREDECESSOR   REORGANIZED
                                                                          COMPANY       COMPANY
                                                                        -----------   -----------
                                                                           1994          1995
                                                                        -----------   -----------
                        LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
Current Liabilities:
  Current maturities of long-term debt (Note 7).......................  $ 1,102,146   $    67,566
  Current obligations under capital leases (Note 8)...................       47,593        42,835
  Advance ticket sales................................................      172,044       209,936
  Accounts payable, principally trade.................................      131,863       139,214
  Accounts payable to affiliated companies (Note 3)...................        5,915         6,104
  Accrued expenses:
     Employee compensation and vacations earned.......................      109,715       101,637
     Contributions to retirement and pension trusts (Note 5)..........       20,718        17,716
     Interest on debt and capital leases..............................       68,717        44,710
     Taxes............................................................       16,968        16,995
     Other accrued expenses...........................................      188,543       193,380
                                                                        -----------   -----------
          Total.......................................................    1,864,222       840,093
                                                                        -----------   -----------
Long-Term Liabilities and Deferred Credits:
  Long-term debt, less current maturities (Note 7)....................           --       764,031
  Obligations under capital leases, less current obligations (Note
     8)...............................................................      339,895       259,630
  Postretirement benefits, other than pensions (Note 5)...............      489,216       461,346
  Noncurrent pension liabilities (Note 5).............................       30,059        21,253
  Other noncurrent liabilities and deferred credits...................      206,519       157,573
                                                                        -----------   -----------
          Total.......................................................    1,065,689     1,663,833
                                                                        -----------   -----------
Mandatorily Redeemable 12% Preferred Stock, (aggregate liquidation
  preference of $111,179 in 1995) (Note 9)............................           --        61,430
                                                                        -----------   -----------
Commitments and Contingent Liabilities
     (Notes 1, 2, 5, 6, 7, 8, 9, 10, 11, 14 and 16)
Shareholders' Equity (Deficiency):
  Employee Preferred Stock, $0.01 liquidation preference; special
     voting rights; 5,277 shares issued and outstanding in 1995.......           --            53
  Common Stock, $0.01 par value; 35,129 shares issued and outstanding
     in 1995..........................................................           --           351
  Cumulative Preferred Stock, $0.01 par value; limited voting; 12,500
     shares issued and outstanding in 1994............................          125            --
  Common Stock, $0.01 par value; 20,000 shares authorized, issued and
     outstanding in 1994..............................................          200            --
  Additional paid-in capital..........................................      105,925       332,589
  Accumulated deficit.................................................     (523,726)      (30,138)
                                                                        -----------   -----------
          Total.......................................................     (417,476)      302,855
                                                                        -----------   -----------
Total.................................................................  $ 2,512,435   $ 2,868,211
                                                                          =========     =========

                 See Notes to Consolidated Financial Statements

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS
 FOR THE TEN MONTHS ENDED OCTOBER 31, 1993, THE TWO MONTHS ENDED DECEMBER 31, 1993, THE YEAR ENDED DECEMBER 31, 1994, THE EIGHT MONTHS ENDED AUGUST 31, 1995
                  AND THE FOUR MONTHS ENDED DECEMBER 31, 1995
                            (AMOUNTS IN THOUSANDS)

                                                          PRIOR
                                                       PREDECESSOR                                                 REORGANIZED
                                                         COMPANY                 PREDECESSOR COMPANY                 COMPANY
                                                       -----------   -------------------------------------------   ------------
                                                       TEN MONTHS     TWO MONTHS                                   FOUR MONTHS
                                                          ENDED         ENDED        YEAR ENDED    EIGHT MONTHS       ENDED
                                                       OCTOBER 31,   DECEMBER 31,   DECEMBER 31,   ENDED AUGUST    DECEMBER 31,
                                                          1993           1993           1994         31, 1995          1995
                                                       -----------   ------------   ------------   -------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)................................... $   711,649     $(87,892)     $ (435,834)     $(197,315)      $(30,138)
  Adjustments to reconcile to net cash provided (used)
    by operating activities:
    Amounts provided for claims related to the
      settlement of litigation and other matters (Note
      15).............................................      15,000           --              --             --             --
    Depreciation and amortization.....................     136,379       30,201         183,283        106,474         55,168
    Amortization of discount and expense on debt......         208        2,453          18,571         12,472          3,063
    Interest paid in common stock.....................          --           --              --             --         11,587
    Equity in undistributed earnings of affiliates not
      consolidated....................................      (6,470)       2,527           5,517         (2,339)        12,169
    Non-cash special charges..........................          --           --         119,829             --             --
    Reorganization items..............................    (294,360)          --              --        242,243             --
    Gain on cancellation of debt......................  (1,075,581)          --              --       (140,898)        (3,500)
    Pension settlement expense........................     342,405           --              --             --             --
    Employee earned stock compensation................          --           --              --         55,767          2,192
    (Gains) and losses -- net, on disposition of
      fixed, intangible and noncurrent investment
      assets..........................................       2,617          348          (1,072)           206         (3,330)
    Change in assets and liabilities, exclusive of
      investing and financing activity transactions:
      Decrease (Increase) in:
        Receivables...................................     (55,234)      71,997          37,628        (62,094)        69,121
        Inventories...................................     (16,119)       1,817           1,259          5,866            510
        Other current assets..........................     (23,618)      11,197             (67)        (2,505)         6,589
        Other noncurrent assets and deferred
          charges.....................................      (2,450)      (5,500)         (3,049)         3,163         (1,991)
      Increase (Decrease) in:
        Accounts payable and accrued expenses.........      97,793       20,245          48,587        105,084        (40,047)
        Advance ticket sales..........................      90,422      (35,709)        (33,890)        81,598        (43,706)
        Other noncurrent liabilities and deferred
          credits.....................................      36,929      (28,500)         65,182        (27,667)        (5,559)
                                                       -----------   ------------   ------------   -------------   ------------
          Net cash provided (used)....................     (40,430)     (16,816)          5,944        180,055         32,128
                                                       -----------   ------------   ------------   -------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from disposition of fixed and/or intangible
    assets and sales of subsidiaries..................       2,400        9,847          76,240          2,221          7,069
  Capital expenditures................................     (30,218)     (10,407)        (44,897)       (16,554)       (42,973)
  Refund of certain prepaid deposits..................          --        8,859              --             --             --
  Net decrease in noncurrent investments and
    receivables other than sales included in proceeds
    above.............................................      19,675       20,193          23,733         14,926         16,397
  Proceeds from sale of and payments received on note
    receivable........................................     124,733           --              --             --             --
                                                       -----------   ------------   ------------   -------------   ------------
        Net cash provided (used)......................     116,590       28,492          55,076            593        (19,507)
                                                       -----------   ------------   ------------   -------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Decrease in short-term notes payable................     (75,000)          --              --             --             --
  Proceeds from long-term debt issued.................     209,931          439           6,213             --         22,100
  Principal payments on long-term debt and capital
    lease obligations.................................    (161,991)     (15,838)       (116,331)       (62,158)       (39,654)
  Net proceeds from exercise of equity rights,
    warrants and options..............................         --            --              --             --         51,930
  Increase (decrease) in bank overdrafts and other....       1,837      (10,020)            (88)         3,092         (2,770)
  Proceeds from sale and leaseback of certain aircraft
    and properties....................................      24,566       58,072              --             --             --
                                                       -----------   ------------   ------------   -------------   ------------
        Net cash provided (used)......................        (657)      32,653        (110,206)       (59,066)        31,606
                                                       -----------   ------------   ------------   -------------   ------------
Net increase (decrease) in cash and cash
  equivalents.........................................      75,503       44,329         (49,186)       121,582         44,227
Balance at beginning of period........................      67,885      143,388         187,717        138,531        260,113
                                                       -----------   ------------   ------------   -------------   ------------
Cash and cash equivalents at end of period............ $   143,388     $187,717      $  138,531      $ 260,113       $304,340
                                                        ==========   ==========      ==========    ===========     ==========

                 See Notes to Consolidated Financial Statements

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS
  FOR THE TEN MONTHS ENDED OCTOBER 31, 1993, THE TWO MONTHS ENDED DECEMBER 31, 1993, THE YEAR ENDED DECEMBER 31, 1994, THE EIGHT MONTHS ENDED AUGUST 31, 1995
                  AND THE FOUR MONTHS ENDED DECEMBER 31, 1995
                             (AMOUNTS IN THOUSANDS)

                       SUPPLEMENTAL CASH FLOW INFORMATION

                                       PRIOR
                                     PREDECESSOR
                                      COMPANY                                                  REORGANIZED
                                     ----------              PREDECESSOR COMPANY                 COMPANY
                                     TEN MONTHS   ------------------------------------------   ------------
                                       ENDED       TWO MONTHS        YEAR       EIGHT MONTHS   FOUR MONTHS
                                      OCTOBER        ENDED          ENDED          ENDED          ENDED
                                        31,       DECEMBER 31,   DECEMBER 31,    AUGUST 31,    DECEMBER 31,
                                        1993          1993           1994           1995           1995
                                     ----------   ------------   ------------   ------------   ------------
CASH PAID DURING THE PERIOD FOR:
  Interest.........................   $ 46,075      $ 13,727       $110,287       $ 55,878       $ 27,318
                                     =========    ==========     ==========     ==========     ==========
  Income taxes.....................          3      $      1       $     24       $     39       $      7
                                     =========    ==========     ==========     ==========     ==========
INFORMATION ABOUT NONCASH
  OPERATING, INVESTING AND
  FINANCING ACTIVITIES:
  Property acquired and obligations
     recorded under new capital
     lease transactions except
     sale/leaseback transactions
     included in Cash Flows from
     Financing Activities..........   $    693      $    738       $  7,000       $ 12,690       $     --
                                     =========    ==========     ==========     ==========     ==========

ACCOUNTING POLICY

     For purposes of the Statements of Consolidated Cash Flows, TWA considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

                 See Notes to Consolidated Financial Statements

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)
        FOR THE TEN MONTHS ENDED OCTOBER 31, 1993, THE TWO MONTHS ENDED
              DECEMBER 1993, THE YEAR ENDED DECEMBER 31, 1994, THE
             EIGHT MONTHS ENDED AUGUST 31, 1995 AND THE FOUR MONTHS
                            ENDED DECEMBER 31, 1995
                             (AMOUNTS IN THOUSANDS)

                                       PREFERRED                          ADDITIONAL                    ADJUSTMENT
                                          AND                EMPLOYEE      PAID-IN                      FOR MINIMUM
                                       PREFERENCE   COMMON   PREFERRED     CAPITAL      ACCUMULATED       PENSION
                                         STOCKS     STOCK      STOCK     (DEFICIENCY)     DEFICIT        LIABILITY       TOTAL
                                       ----------   ------   ---------   ------------   -----------     -----------   -----------
PRIOR PREDECESSOR COMPANY:
Balance December 31, 1992............  $  255,735    $259      $  --       $(75,922)    $(1,060,900)     $(268,905)   $(1,149,733)
Eliminate adjustment for minimum
  pension liability and reflect
  cancellation of $14 Preferred Stock
  in connection with pension
  settlement in 1993 (Note 5)........    (151,735)     --         --             --         151,735        268,905        268,905
Net income for the ten months ended
  October 31, 1993...................          --      --         --             --         711,649             --        711,649
Eliminate Prior Predecessor equity
  accounts in connection with fresh
  start reporting....................    (104,000)   (259)        --         75,922          28,337             --             --
Record excess of reorganization value
  over identifiable assets...........          --      --         --             --         169,179             --        169,179
Issuance of common stock and
  preferred stock pursuant to '93
  Reorganization.....................         125     200         --        105,925              --             --        106,250
                                       ----------   ------   ---------   ------------   -----------     -----------   -----------
Balance, November 1, 1993............         125     200         --        105,925              --             --        106,250
PREDECESSOR COMPANY:
Net loss for the two months ended
  December 31, 1993..................          --      --         --             --         (87,892)            --        (87,892)
                                       ----------   ------   ---------   ------------   -----------     -----------   -----------
Balance, December 31, 1993...........         125     200         --        105,925         (87,892)            --         18,358
Net loss for 1994....................          --      --         --             --        (435,834)            --       (435,834)
                                       ----------   ------   ---------   ------------   -----------     -----------   -----------
Balance, December 31, 1994...........         125     200         --        105,925        (523,726)            --       (417,476)
Net loss for the eight months ended
  August 31, 1995....................          --      --         --             --        (197,315)            --       (197,315)
Eliminate Predecessor equity accounts
  in connection with fresh start
  reporting..........................        (125)   (200)        --       (105,925)         35,817             --        (70,433)
Record additional excess of
  reorganization value over
  identifiable assets................          --      --         --             --         685,224             --        685,224
Issuance of Common Stock and Employee
  Preferred Stock pursuant to '95
  Reorganization.....................          --     172         53        269,775              --             --        270,000
                                       ----------   ------   ---------   ------------   -----------     -----------   -----------
Balance, August 31, 1995.............          --     172         53        269,775              --             --        270,000
REORGANIZED COMPANY:
Equity rights exercised..............          --     132         --         51,727              --             --         51,859
Interest paid on 12% Notes in Common
  Stock..............................          --      19         --         11,568              --             --         11,587
Options and warrants exercised.......          --      28         --             43              --             --             71
Earned Stock Compensation............          --      --         --          2,046              --             --          2,046
Amortization of the excess of
  redemption value over carrying
  value of Mandatorily Redeemable 12%
  Preferred Stock....................          --      --         --         (2,570)             --             --         (2,570)
Net loss for the four months ended
  December 31, 1995..................          --      --         --             --         (30,138)            --        (30,138)
                                       ----------   ------   ---------   ------------   -----------     -----------   -----------
Balance, December 31, 1995...........  $       --    $351      $  53       $332,589     $   (30,138)     $      --    $   302,855
                                        =========   =======  =======     ==========      ==========     ==========     ==========

                 See Notes to Consolidated Financial Statements

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Accounting policies and methods of their application that significantly affect the determination of financial position, cash flows, and results of operations are as follows:

     (a) Description of Business: Trans World Airlines, Inc. ("TWA" or the "Company") is one of the major airlines in the United States serving many of the principal domestic and transatlantic destinations. TWA's principal domestic routes include service to and from its St. Louis and New York-JFK hubs and between other cities in the U.S., both nonstop and through St. Louis. TWA's domestic routes also provide connections with its international service to and from U.S. cities and certain major cities in Europe and the Middle East (see
Note 19).

     The airline industry is highly competitive and the factors affecting competition are subject to rapid change. Many of the Company's competitors are larger and have significantly greater financial resources. In addition, several carriers have introduced or have announced plans to introduce low-cost, short-haul service, which may result in increased competition to the Company. Internationally, TWA competes in several "limited entry" markets in which, as a result of governmental regulations and agreements with foreign governments, TWA has traditionally competed with a limited number of carriers. No assurance can be given that TWA will continue to have the advantage of all of the "limited entry" markets in which it currently operates or that it will not face substantial additional competition.

     The airline industry has experienced substantial volatility in profitability in recent years as a result of, among other factors, general economic conditions, competitive pricing initiatives, the overall level of capacity operated in the industry and fuel prices. While the financial restructuring completed by TWA in 1995 and actions taken by management have improved the liquidity position and the recent operating results of the Company, TWA continues to be highly leveraged and has and will continue to have significant debt service obligations. TWA presently has no unused credit lines and substantially all of TWA's strategic assets have been pledged to secure indebtedness of the Company.

     (b) Fresh Start Reporting: Financial accounting during a Chapter 11 proceeding is prescribed in "Statement of Position 90-7 of the American Institute of Certified Public Accountants", titled "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), which TWA adopted effective January 31, 1992 and June 30, 1995. The emergence from the 1993 Chapter 11 proceeding (the " '93 Reorganization") on November 3, 1993 (the " '93 Effective Date") and from the 1995 Chapter 11 proceeding (the " '95 Reorganization") on August 23, 1995 (the " '95 Effective Date"), resulted in the creation of new reporting entities without any accumulated deficit and with the Company's assets and liabilities restated to their estimated fair values (also see Note 17-Fresh Start Reporting). Because of the application of fresh start reporting, the financial statements for periods after reorganization are not comparable in all respects to the financial statements for periods prior to reorganization.

     For periods during the Chapter 11 proceedings, prepetition liabilities which were unsecured or estimated to be undersecured were classified as "Liabilities Subject to Compromise in the Chapter 11 Reorganization Proceedings." The accrual of interest on such liabilities was discontinued for the period from January 31, 1992 to the '93 Effective Date in the case of the '93 Reorganization, and from June 30, 1995 to the '95 Effective Date in the case of the '95 Reorganization.

     (c) Consolidation: The consolidated financial statements include the accounts of TWA and its subsidiaries. All significant inter-company transactions have been eliminated. The results of Worldspan, L.P. ("Worldspan"), a 25% owned affiliate are recorded under the equity method and are included in the Statements of Consolidated Operations in Other Charges (Credits). Certain amounts previously reported have been reclassified to conform with revised classifications.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

     (d) Property and Depreciation: Property and equipment owned are depreciated to residual values over their estimated useful service lives on the straight-line method. Property held under capital leases is amortized on the straight-line method over its estimated useful life, limited generally by the lease period. Estimated remaining useful service lives and residual values are reviewed periodically for reasonableness and any necessary change is effected at the beginning of the accounting period in which the revision is adopted. In connection with the application of fresh start reporting, no significant changes in the estimated useful lives of assets have been made.

     Estimated useful service lives in effect for the purpose of computing the provision for depreciation, were:

     Flight equipment (aircraft and engines, including related spares) -- 16 to
     25 years, varying by aircraft   fleet type
     Buildings -- 20 to 50 years
     Other equipment -- 3 to 20 years
     Leasehold improvements -- Estimated useful life limited by the lease period

     Maintenance and repairs, including periodic aircraft overhauls, are expensed in the year incurred; major renewals and betterments of equipment and facilities are capitalized and depreciated over the remaining life of the asset.

     (e) Intangible Assets: Route authorities are amortized on a straight line basis over 30 years (1), gates over the term of the related leases and slots over 20 years. Routes, gates and slots consist of the following amounts at December 31 (amounts in thousands):

                                                                         1994       1995
                                                                       --------   --------
    Routes...........................................................  $548,976   $276,000
    Gates............................................................   141,310     86,649
    Slots............................................................   110,065     95,800
                                                                       --------   --------
                                                                        800,351    458,449
    Accumulated Amortization.........................................    38,177      7,533
                                                                       --------   --------
                                                                       $762,174   $450,916
                                                                       ========   ========

- ---------------

     (1) Prior to January 1, 1995, the Company utilized an estimated useful life for route authorities of 40 years (also see Note 14 -- Special Charges and Other Nonrecurring Items).

     The reorganization value in excess of amounts allocable to identifiable assets is being amortized over a 20 year period on the straight-line method. Accumulated amortization at December 31, 1995 and 1994 was $13,984,000 and $9,693,000, respectively.

     When facts and circumstances suggest that intangible and other long-term assets may be impaired, the Company evaluates their recoverability based upon estimated undiscounted future cash flows over the remaining estimated useful lives. The amount of impairment, if any, is measured based on projected discounted future operating cash flows.

     (f) Foreign Exchange: Foreign currency and amounts receivable and payable in foreign currencies are translated into U.S. dollars at current exchange rates on the date of the financial statements. Revenue and expense transactions are translated at average rates of exchange in a manner that produces approximately the same dollar amounts that would have resulted had the underlying transactions been translated into dollars on the dates they occurred. Exchange gains and losses are included in net income for the period in which the exchange rate changes.

     (g) Inventories: Inventories, valued at standard cost, which approximates actual average unit cost, consist primarily of expendable spare parts used for the maintenance and repair of flight equipment, plus

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES aircraft fuel and other operating supplies. A provision for obsolescence of spare parts is accrued at annual rates which will provide an allowance such that the unused inventory, at the retirement date of the related aircraft fleet, is reflected at the lower of cost or estimated net realizable value. In the ten months ended October 31, 1993, TWA increased the carrying value of certain excess and repairable spare parts, which had been previously expensed in expectation that such inventories would not be utilized in operations, to reflect management's revised estimates as to utilization. The adjustments resulted in a reduction of maintenance expense of approximately $24 million.

     (h) Passenger Revenue Recognition: Passenger ticket sales are recognized as revenue when the transportation service is rendered. At the time of sale a current liability for advance ticket sales is established and subsequently is eliminated either through carriage of the passenger by TWA, through billing from another carrier that renders the service, or by refund to the passenger.

     Under TWA's "Frequent Flight Bonus Program" ("FFB"), frequent travelers may accumulate certain defined unit mileage credits which entitle them to a choice of various awards, including certain free air transportation on TWA at a future date. When the free travel award level is achieved by a frequent traveler, a liability is accrued and TWA's operating expense is charged for the estimated incremental cost which will be incurred by TWA upon the future redemption of the free travel awarded.

     Pursuant to the 1995 Restructuring, TWA issued 600,000 ticket vouchers, each having a face value of $50, which may be used for a discount of up to 50% off the cost of a ticket for transportation on TWA. TWA has entered into agreements, as amended, to purchase for cash from third parties ticket vouchers acquired by such third parties. Pursuant to these agreements, TWA expects to pay $8.1 million in cash in 1996. The ticket vouchers were initially recorded as a liability at their estimated fair value, approximately $26.2 million. The liability will be relieved in future periods as vouchers are redeemed for cash or will be reflected as revenue when the transportation is provided for tickets purchased with vouchers. At December 31, 1995, approximately 396,000 vouchers were outstanding.

     (i) Interest Capitalized: Interest cost associated with funds expended for the acquisition of qualifying assets is capitalized. There was no interest capitalized during 1995. Interest capitalized was $2,133,000 in 1994, and $267,000 and $2,104,000 for the two months ended December 31, 1993 and the ten months ended October 31, 1993, respectively.

     (j) Income Taxes: TWA adopted Statement of Financial Accounting Standards ("SFAS") No. 109, in the first quarter of 1993. This statement requires the use of the liability method to record the deferred income tax consequences of differences between the financial reporting and income tax bases of assets and liabilities.

     (k) Postretirement Benefits Other Than Pensions: SFAS No. 106, requires that the expected cost of providing such benefits be accrued over the years that the employee renders service, in a manner similar to the accounting for pension benefits. TWA adopted this Standard in the first quarter of 1993 and initially elected to utilize the delayed method of implementation by recognizing the transition obligation over a period of 20 years. In connection with the consummation of the '93 Reorganization, TWA recognized as a liability the remaining unrecognized accumulated postretirement benefit obligation as part of the application of fresh start reporting.

     (l) Deferred Credit-Aircraft Operating Leases: The present value of the excess of contractual rents due under aircraft operating leases over the fair rentals for such aircraft were recorded as a deferred credit as part of the application of fresh start reporting. The deferred credit will be increased through the accrual of interest expense and reduced through a reduction in operating lease rentals over the terms of the respective aircraft leases. At December 31, 1995 and 1994, the unamortized balance of the deferred credit was $41,727,000 and $58,074,000 respectively.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

     (m) Environmental Contingencies: TWA is subject to numerous environmental laws and regulations and is subject to liabilities and compliance costs arising from its past and current handling, processing, recycling, storing and disposing of hazardous substances and hazardous wastes. It is TWA's policy to accrue environmental remediation costs when it is probable that a liability has been incurred and an amount can be reasonably estimated. As potential environment liabilities are identified and assessments and remediation proceed, these accruals are reviewed periodically and adjusted, if necessary, as additional information becomes available. The accruals for these liabilities can significantly change due to factors such as the availability of additional information on the nature or extent of the contamination, methods and costs of required remediation and other actions by governmental agencies.

     (n) Mandatorily Redeemable 12% Preferred Stock: The Mandatorily Redeemable 12% Preferred Stock issued in connection with the '95 Reorganization was recorded at its estimated fair value. The carrying amount will be increased in future periods by amortization of the difference between the redemption value and the carrying amount. The interest method is utilized, with such amounts recorded as additional preferred stock dividend requirements. These amounts are currently charged against additional paid in capital due to a deficit in retained earnings.

     (o) Earnings (Loss) Per Share: In computing the loss applicable to common shares for the four months ended December 31, 1995, the net loss has been increased by dividend requirements on the Mandatorily Redeemable 12% Preferred Stock (including amortization of the difference between the carrying amount and the redemption value). In computing the related net loss per share, the loss applicable to common shares has been divided by the aggregate average number of outstanding shares of Common Stock (28.0 million) and Employee Preferred Stock (5.3 million) which, with the exception of certain special voting rights, is the functional equivalent of Common Stock. No effect has been given to stock options, warrants or potential issuances of additional Employee Preferred Stock as the impact would have been anti-dilutive. Earnings per share of the predecessor companies are not presented as the amounts are not meaningful.

     (p) Concentration of Credit Risk: TWA does not believe it is subject to any significant concentration of credit risk. At December 31, 1995 most of the Company's receivables related to tickets sold to individual passengers through the use of major credit cards (47%) or to tickets sold by other airlines (16%) and used by passengers on TWA. These receivables are short-term, generally being settled shortly after sale or in the month following usage. Bad debt losses, which have been minimal in the past, have been considered in establishing allowances for doubtful accounts.

     (q) Use of Estimates: Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

2.  CHAPTER 11 REORGANIZATIONS

     On January 31, 1992, TWA commenced a reorganization case by filing a voluntary petition for relief under Chapter 11, Title 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the U.S. Bankruptcy Court for the District of Delaware. TWA's subsidiary companies did not file for Chapter 11 protection. On August 12, 1993 the Bankruptcy Court entered an order confirming the '93 Reorganization, which was jointly proposed by TWA and the Official Unsecured Creditors' Committee. The '93 Reorganization became effective on November 3, 1993.

     Pursuant to the '93 Reorganization Plan, on the '93 Effective Date: (i) all prepetition interests in TWA (including TWA's previously existing preferred stock, preference stock and common stock) were cancelled without any consideration being distributed on account of those interests; (ii) nine million shares of newly authorized TWA common stock, representing 45% of TWA's then authorized common stock, were issued to

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES trusts established for the benefit of TWA's domestic unionized and domestic non-unionized and management employees (the "Employee Stock Trusts") in exchange for certain wage, benefit and claim concessions granted pursuant to certain agreements entered into by TWA with its domestic unionized and domestic non-unionized and management employees (the " '92 Labor Agreements"); (iii) 11 million shares of newly authorized common stock, representing 55% of TWA's authorized common stock, were issued to a voting trust established on the '93 Effective Date for the benefit of certain creditors of TWA in partial satisfaction and discharge of their claims, which trust issued 11 million Voting Trust Certificates ("VTCs") evidencing the rights of the VTC holders in the Voting Trust; (iv) 12.5 million shares of newly authorized preferred stock were issued for the benefit of certain creditors of TWA in partial satisfaction and discharge of their claims; (v) new five year notes (the "10% Senior Secured Notes"), new seven year notes (the "8% Senior Secured Notes"), new eight year, 8% secured notes (the "IAM Back Pay Notes"), new equipment trust certificate notes (the "11% ETC Notes") and Aircraft Financing Secured Notes with varying interest rates and maturity dates (the "Aircraft Financing Notes"), the aggregate principal amount of which was approximately $730.6 million, were issued to certain creditors of TWA in full satisfaction and discharge of their claims; (vi) all claims except for certain claims to be reinstated under the '93 Reorganization Plan were discharged; (vii) certain contingent and/or unliquidated claims were settled and (viii) executory contracts and unexpired leases to which TWA was a party were assumed or rejected, in each case on the terms and subject to the conditions set forth in the '93 Reorganization. The '93 Reorganization resulted in the discharge of approximately $1.05 billion of indebtedness.

     Notwithstanding the reductions in levels of debt and obligations achieved through the '93 Reorganization, TWA's operating results and cash flows did not meet the projected levels upon which the '93 Reorganization Plan was formulated, and in 1994 it was determined that a recapitalization of the Company was needed.

     In the second quarter of 1995, the Company solicited and received sufficient acceptances to effect the proposed "prepackaged" plan of bankruptcy. Therefore, on June 30, 1995, the Company filed a prepackaged Chapter 11 plan of reorganization, which with certain modifications was confirmed by the United States Bankruptcy Court for the Eastern District of Missouri on August 4, 1995. On August 23, 1995, approximately eight weeks after filing the prepackaged Chapter 11 plan, the '95 Reorganization became effective and the Company emerged from the protection of this second Chapter 11 proceeding. In connection with the '95 Reorganization, the Company (i) exchanged certain of its then outstanding debt securities for a combination of newly issued Mandatorily Redeemable 12% Preferred Stock, Common Stock, warrants to purchase Common Stock and debt securities, (ii) converted the then outstanding preferred stock of the Company to shares of Common Stock, warrants and equity rights, (iii) obtained certain short-term lease payment and conditional sale indebtedness deferrals amounting to approximately $91 million and other modifications to certain aircraft leases and (iv) obtained an extension of the Company's approximately $190 million principal amount of indebtedness to certain entities controlled by Mr. Icahn (the "Icahn Loans"). The Company also (i) effected a reverse stock split of its then outstanding common stock and exchange such shares for Common Stock, (ii) completed an equity rights offering, (iii) distributed certain warrants to its then current equity holders and (iv) implemented certain amendments to the Company's Certificate of Incorporation.

     In connection with and as a precondition to the '95 Reorganization, in August and September of 1994, the Company entered into new three-year labor agreements (the " '94 Labor Agreements"), amending existing collective bargaining agreements with the three labor unions representing approximately 84% of the Company's employees, the IAM, ALPA and IFFA. The '94 Labor Agreements provided for an extension of certain previously agreed wage concessions, modifications to work rules and the deletion of certain provisions of the then existing labor agreements, including eliminating so called snapbacks, i.e., the automatic restoration of the wage reductions granted in such agreements at the end of their term upon their expiration. During 1994 and 1995, the Company also implemented a number of similar saving initiatives with respect to domestic non-union and management employees, primarily through reducing head count, altering benefit packages, and eliminating certain planned restorations of wage reductions.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

     On June 14, 1995, as one of the transactions contemplated by the extension of the Icahn Loans, TWA and an entity affiliated with Icahn, Karabu Corporation ("Karabu"), entered into an agreement for the sale of airline tickets (the "Ticket Agreement"). The Ticket Agreement, among other things, provides for the sale of two types of tickets: (1) "Domestic Consolidator Tickets" which are subject to a cap of $610 million, based on the full retail price of the tickets ($120 million in the first fifteen months and $70 million per year for seven consecutive years through the term of the Ticket Agreement) and (2) "System Tickets" and "Matching Tickets" which are not subject to any cap throughout the term of the Ticket Agreement.

     Domestic Consolidator Tickets sold under the Ticket Agreement are limited to certain origin/destination city markets in which TWA has less than a 5% market share, except for the New York market, which has a 10% market share limit. These restricted markets will be reviewed from time to time to determine any change in TWA's market share, and other markets may be designated as necessary.

     The 1995 ticket sales under the Ticket Agreement, which commenced in September 1995, were $16.0 million. Of this amount, $11.5 million is included as passenger revenues for the four months ended December 31, 1995 as the related transportation had been provided.

     The purchase price for the tickets purchased by Karabu are required to either, at Karabu's option and with certain restrictions, be retained by Karabu and the amount so retained shall be credited as prepayments against the outstanding balance of the Icahn Loans, or be paid over to the settlement trust established in connection with the '93 Reorganization for TWA's account as prepayments on the PBGC Notes. At December 31, 1995, approximately $2.0 million of such proceeds had been applied to the principal balance of the Icahn Loans, while no proceeds had been applied to the PBGC Notes.

     Tickets sold by the Company to Karabu pursuant to the Ticket Agreement are priced at levels intended to approximate current competitive discount fares available in the airline industry. Considering the number of restrictions placed on Karabu's resale of tickets to the public, this agreement is intended to produce net incremental revenue to TWA. The Ticket Agreement provides that no ticket may be included with an origin or destination of St. Louis, nor may any ticket include flights on other carriers. Tickets sold by Karabu pursuant to the Ticket Agreement are required to be at fares specified in the Agreement, net to TWA, and be exclusive of tax. No commissions will be paid by TWA for tickets sold under the Ticket Agreement, and in general TWA believes that under the applicable provisions of the Ticket Agreement Karabu may not market or sell such tickets through travel agents. Karabu, however, has been marketing tickets through travel agents. TWA has demanded that Karabu cease doing so and Karabu has stated that it disagrees with the Company's interpretation concerning sales through travel agents. The Company has informed Karabu that if it does not cease sales through travel agents, the Company will enforce its rights under the Ticket Agreement by legal action. In December 1995, the Company filed a lawsuit against Karabu, Mr. Icahn and certain affiliated companies seeking damages and to enjoin further violations. Mr. Icahn countered threatening to attempt to declare a default on the Icahn Loans. Mr. Icahn alleged that there was a default under the Icahn Loans based on a variety of claims related to his various interpretations of the security documents applicable to such loans as well as with respect to alleged violations of the Ticket Agreement by the Company. A violation of the Ticket Agreement by the Company could result in a cross-default under the Icahn Loans. Mr. Icahn has also alleged independent violations of the Icahn Loans, including, among other things, that the Company has not been maintaining, as required by the terms of the Icahn Loans, certain aircraft which TWA, has retired from service and stored and which are pledged as security for the Icahn Loans. To endeavor to eliminate this issue from the various disputes with Mr. Icahn, the Company has deposited an amount equal to the appraised fair market value with the security trustee and requested the release of the liens on such aircraft. To date, the trustee has not released such aircraft. The parties have negotiated a series of standstill agreements pursuant to which TWA's original lawsuit was withdrawn, while the Company and Mr. Icahn endeavor to negotiate a settlement of their differences and respective claims. The latest extension of such a standstill expires on March 20, 1996. Unless a subsequent extension to the standstill is entered into, after that date either party will

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES be free to attempt to enforce their various interpretations of the applicable agreements. It is entirely possible that Mr. Icahn or one of his affiliates may file suit against TWA at any time on or after March 20, 1996. The Company may also file suit against Mr. Icahn. The Company intends to press its claims vigorously and believes it has meritorious defenses to Mr. Icahn's claims. If Karabu's interpretation as to sales of discount tickets to the general public through travel agents was determined by a court or otherwise to be correct and the Company did not otherwise take appropriate action to mitigate the effect of such sales, the Company could suffer significant loss of revenue so as to reduce overall passenger yields on a continuing basis during the term of the Ticket Agreement. In addition, any default by the Company under the Ticket Agreement or directly on the Icahn Loans which resulted in an acceleration of the Icahn Loans could result in a cross-default to the Company's other indebtedness and leases and otherwise have a material adverse effect on the Company.

3.  INVESTMENTS:

     TWA, through a wholly-owned subsidiary, has a 25% partnership interest in WORLDSPAN, a joint venture among TWA, Delta Airlines, Inc., Northwest Airlines, Inc. ("NWA") and ABACUS Distribution Systems PTE Ltd. WORLDSPAN owns, markets and operates a global computer airline passenger reservation system on behalf of subscriber travel agents and contracting airlines who pay booking fees to WORLDSPAN for such reservation service. Additionally, through another wholly-owned subsidiary, TWA had a 50% partnership interest in PARS Service Partnership ("PSP"), which supplied on-line computer services to its two partners, TWA and NWA, and to WORLDSPAN. TWA accounts for its investments in the partnerships on the equity basis. TWA's share of the combined net earnings
(loss) of the partnerships was approximately $(11,535,000) for the four months ended December 31, 1995, $3,607,000 for the eight months ended August 31, 1995, $(3,616,000) for the year ended December 31, 1994, $(2,636,000) for the two months ended December 31, 1993, and $5,629,000 for the ten months ended October 31, 1993, which is included in Other Charges (Credits) in TWA's Statements of Consolidated Operations. The excess of TWA's carrying value for its investment in WORLDSPAN over its share of the underlying net assets of WORLDSPAN is being amortized over a period of 20 years. At December 31, 1995 and 1994, the unamortized balance of this excess amounted to approximately $33.9 million and $35.8 million, respectively.

     The partnerships provide passenger reservations services, communication facilities and other computer services which are purchased by TWA on a recurring basis. The aggregate cost of the services purchased from the two partnerships, which is included in all other operating expenses in TWA's Statements of Consolidated Operations, is approximately as follows (amounts in thousands):

                                                           COST OF SERVICES PURCHASED BY TWA
                                                           ----------------------------------
                                                           WORLDSPAN       PSP       COMBINED
                                                           ---------     -------     --------
    Ten Months Ended October 31, 1993....................   $28,142      $14,632     $42,774
    Two Months Ended December 31, 1993...................   $10,454      $    --     $10,454
    Year Ended December 31, 1994.........................   $43,638      $    --     $43,638
    Eight Months Ended August 31, 1995...................   $29,604      $    --     $29,604
    Four Months Ended December 31, 1995..................   $16,556      $    --     $16,556

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

     Summary financial data for WORLDSPAN is as follows:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1994         1995
                                                                     --------     --------
    Current assets.................................................  $ 57,425     $ 84,854
    Non-current assets.............................................   470,398      410,901
                                                                     --------     --------
              Total assets.........................................  $527,823     $495,755
                                                                     ========     ========
    Current liabilities............................................  $101,005     $101,219
    Non-current liabilities........................................   137,789      137,220
    Partners' equity...............................................   289,029      257,316
                                                                     --------     --------
              Total liabilities and equity.........................  $527,823     $495,755
                                                                     ========     ========

                                                                          YEAR ENDED
                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1994         1995
                                                                     --------     --------
    Revenues.......................................................  $441,078     $498,138
    Costs and expenses.............................................   455,543      529,852
                                                                     --------     --------
              Net income (loss)....................................  $(14,465)    $(31,714)
                                                                     ========     ========

4.  INCOME TAXES:

     Effective January 1, 1993, the Company adopted the liability method of accounting for income taxes required by SFAS No. 109. In connection with the adoption of SFAS No. 109, a valuation allowance was established to eliminate the net deferred tax asset, considering that TWA was operating under Chapter 11 of the Bankruptcy Code. Accordingly, no adjustment to reflect the cumulative effect of adoption of SFAS No. 109 was required. As the result of the application of fresh start reporting in 1993 and 1995, deferred income taxes were recorded to reflect the income tax effects of adjustments to record the estimated fair values of assets and liabilities.

     Income tax liabilities at December 31, 1995 and 1994, included in other noncurrent liabilities, consist of the following (amounts in millions):

                                                                             1994    1995
                                                                             -----   -----
    Current taxes..........................................................  $  --   $  --
    Deferred taxes:
      Federal..............................................................   15.6    10.7
      Other income and franchise taxes.....................................     .4      .3
                                                                             -----   -----
              Total income tax liability...................................  $16.0   $11.0
                                                                             =====   =====

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

     Significant components of the Company's deferred tax liabilities and assets as of December 31, 1995 and 1994 are as follows (amounts in millions):

                                                                          1994      1995
                                                                         -------   -------
    Deferred tax liabilities:
      Property and spare parts, net....................................  $  32.6   $  24.7
      Routes, gates, and slots, net....................................    301.1     178.1
      Investment in affiliate..........................................     42.7      38.8
                                                                         -------   -------
              Total deferred tax liabilities...........................  $ 376.4   $ 241.6
                                                                         =======   =======
    Deferred tax assets:
      Postretirement benefits, other than pensions.....................  $ 198.3   $ 194.6
      Pension obligations..............................................    127.3      83.4
      Employee compensation and other benefits.........................     48.0      60.2
      Capital leases, net..............................................     73.9      56.6
      Net operating loss carryforwards.................................     69.0      66.0
      Other, net.......................................................     73.3      86.7
                                                                         -------   -------
              Total deferred tax assets................................    589.8     547.5
                                                                         -------   -------
    Net deferred tax asset before valuation allowance..................   (213.4)   (305.9)
    Deferred tax asset valuation allowance.............................    229.4     316.9
                                                                         -------   -------
              Net deferred tax liability...............................  $  16.0   $  11.0
                                                                         =======   =======

     The valuation allowance arises primarily from the amortization of intangibles, representing taxable temporary differences, the reversal of which extends beyond the period in which deductible temporary differences are expected to reverse. The net deferred tax liability, after giving effect to the valuation allowance, arises primarily in years after 2020.

     A summary of the provision (credit) for income taxes is as follows (amounts in thousands):

                                     PRIOR                                                   REORGANIZED
                                  PREDECESSOR                                                  COMPANY
                                    COMPANY                PREDECESSOR COMPANY               -----------
                                  -----------   ------------------------------------------   FOUR MONTHS
                                  TEN MONTHS     TWO MONTHS        YEAR       EIGHT MONTHS      ENDED
                                     ENDED         ENDED          ENDED          ENDED        DECEMBER
                                  OCTOBER 31,   DECEMBER 31,   DECEMBER 31,    AUGUST 31,        31,
                                     1993           1993           1994           1995          1995
                                  -----------   ------------   ------------   ------------   -----------
    Current, primarily
      foreign...................    $ 1,312        $ (248)         $960           $(96)        $ 1,370
    Deferred....................         --            --            --             --              --
                                  -----------   ------------     ------         ------       -----------
      Total provision (benefit)
         for income taxes,
         net....................    $ 1,312        $ (248)         $960           $(96)        $ 1,370
                                   ========     ==========     ==========     ==========     =========

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

     Income tax expense for the periods presented below differs from the amounts which would result from applying the federal statutory tax rate to pretax income, as follows (amounts in thousands):

                                     PRIOR                                                   REORGANIZED
                                  PREDECESSOR                                                  COMPANY
                                    COMPANY                PREDECESSOR COMPANY               -----------
                                  -----------   ------------------------------------------   FOUR MONTHS
                                  TEN MONTHS     TWO MONTHS        YEAR       EIGHT MONTHS      ENDED
                                     ENDED         ENDED          ENDED          ENDED        DECEMBER
                                  OCTOBER 31,   DECEMBER 31,   DECEMBER 31,    AUGUST 31,        31,
                                     1993           1993           1994           1995          1995
                                  -----------   ------------   ------------   ------------   -----------
    Income tax benefit at United
      States statutory rates....   $ (126,917)    $(30,849)     $ (151,504)    $ (118,408)    $ (11,294)
    Amortization of
      reorganization value in
      excess of amounts
      allocable to identifiable
      assets....................           --          522           2,870          1,976         4,894
    Meals and entertainment
      disallowance..............        1,504          301           4,663          2,838         1,419
    Foreign taxes...............          812         (248)            960            (96)        1,370
    Net operating loss not
      benefited and other
      items.....................      125,913       30,026         143,971        113,594         4,981
                                  -----------   ------------   ------------   ------------   -----------
              Income tax expense
                (benefit).......   $    1,312     $   (248)     $      960     $      (96)    $   1,370
                                    =========   ==========      ==========     ==========     =========

     A provision for income tax on the extraordinary gain from the extinguishment of debt in the ten months ended October 31, 1993 and eight months ended August 31, 1995 was not required as such income is excluded from taxation under the Internal Revenue Code of 1986, as amended.

     In May 1993, TWA and the Internal Revenue Service reached an agreement (the "IRS Settlement") to settle both: (i) the IRS' proof of claim in the '93 Reorganization in the amount of approximately $1.4 billion covering prepetition employment and income taxes of TWA, and (ii) the audit of TWA's federal income tax returns through 1992. Pursuant to the IRS Settlement, TWA paid $6 million to the IRS through the application of funds owed to TWA by certain governmental agencies and issued a note in the amount of $19 million payable in quarterly installments over a six year period (also see Note 7-Debt). As a result of the IRS Settlement, TWA increased its tax basis in certain of its assets and will be allowed no benefit of any federal net operating loss or credit carry forward from 1992 or any prior year. Federal income tax losses incurred by TWA subsequent to 1992 may not be carried back to pre-1993 years.

     The Company estimates that it will have, for federal income tax purposes, net operating loss carryforwards ("NOL's") amounting to approximately $167.0 million at December 31, 1995, which expire in 2008 through 2010 if not utilized before then to offset taxable income. Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations issued thereunder impose limitations on the ability of corporations to use NOLs, if the corporation experiences a more than 50% change in ownership during certain periods. As a result of such a change in ownership caused by the '95 Reorganization, utilization of the Company's NOLs will, depending upon certain elections to be made by the Company, be either substantially restricted (to approximately $12 million per year) or reduced (by approximately $45 million) in future periods. Any future ownership change may result in the imposition of a significantly lower annual limitation on the Company's utilization of NOLs and extend the period over which any benefits are realized therefrom. Moreover, if the Company elects to reduce its NOLs rather than to apply the $12 million annual limitation described below, and if another ownership change were to occur during the two-year period following the '95 Reorganization, the annual limitation on the Company's utilization of its existing NOLs would be reduced to zero. In addition, the NOLs are subject to examination by the IRS, and, thus, are subject to adjustment or

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES disallowance resulting from any such IRS examination. For financial reporting purposes, the tax benefits from substantially all of the tax net operating loss carryforwards will, to the extent realized in future periods, have no impact on the Company's operating results, but instead, be applied to reduce reorganization value in excess of amounts allocable to identifiable assets.

5.  EMPLOYEE BENEFIT PLANS:

     Substantially all of TWA's employees are covered by noncontributory defined benefit retirement plans. TWA's policy is to fund the defined benefit plans in amounts necessary for compliance with the funding standards established by the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     The retirement plans for pilots, flight attendants and dispatchers provide benefits determined from career average earnings, with pilots having minimum benefits after 10 years of service. Employees (other than passenger service employees) represented by the IAM earn retirement plan benefits of stated amounts for each year of service. The Retirement Plan for U.S. Noncontract Employees (including Passenger Service Employees) provides pension benefits that are based on the employee's compensation during the last five years prior to retirement, with compensation subsequent to 1988 frozen at the 1988 pay level. Foreign plans provide benefits that meet or exceed local requirements.

     Normal retirement is age 60 for pilots and flight attendants, and age 65 for nonflight personnel. The age at which employees can receive supplemental benefits for early retirement varies by labor group, but ranges from age 45 to age 64.

     In January 1993, TWA's defined benefit plans covering domestic employees (the "Pension Plans") were frozen and Pichin Corporation, a Delaware corporation formed by the Icahn Entities, assumed sponsorship of the Pension Plans and is now responsible for management and control of the Pension Plans. Pursuant to an agreement (the "Comprehensive Settlement Agreement") among the Company, the Icahn Entities, the Pension Benefit Guarantee Corporation (the "PBGC") and unions representing TWA employees, TWA retains only specified obligations and liabilities in respect of the Pension Plans, which include (i) payment obligations under the PBGC Notes, and (ii) the obligation to continue to act as the benefits administrator responsible for, among other things, determining and administering the payment of Pension Plan benefits (also see Note 7 -- Debt).

     Pichin Corporation is obligated to make the required minimum funding payments to each of the Pension Plans, subject to reduction for any payments made under the PBGC Notes. The PBGC may not terminate the Pension Plans, except under section 4042(a)(2) of ERISA or at the request of Pichin Corporation, so long as the Icahn Entities and Pichin Corporation have complied with all terms of the Comprehensive Settlement Agreement relating to the PBGC. Upon the occurrence of certain significant events (as defined) including, but not limited to, a sale of substantially all of TWA's assets, a merger involving TWA or a liquidation under Chapter 7 under the Bankruptcy Code, and at the request of Pichin Corporation, the Pension Plans will be terminated. After such a termination, the liability of Pichin Corporation and all members of its controlled group will be limited to an obligation to make annual payments of $30 million to the PBGC for a period of eight years. Mr. Icahn advised TWA that Pichin Corporation is entitled to terminate the Pension Plans in a non-standard termination at any time after January 1, 1995.

     In connection with the Comprehensive Settlement Agreement, Mr. Icahn and each of the Icahn Entities surrendered all of the equity and debt securities of TWA and its affiliates owned beneficially or of record by them. Pursuant to the Comprehensive Settlement Agreement, each of the parties to the agreement mutually released the various claims of the other parties to the agreement.

     As a result of the consummation of the Comprehensive Settlement Agreement in the first quarter of 1993, TWA recognized the settlement of its obligation under the Pension Plans through the issuance of the PBGC Notes, which were estimated to have a fair value of approximately $300,000,000. The recognition of

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES the obligation under the PBGC Notes, the elimination of previously recorded pension liabilities and the elimination of the charge to shareholders' equity for additional minimum pension liabilities resulted in a charge against earnings of approximately $342,405,000 in the ten months ended October 31, 1993. Furthermore, TWA recorded in the first quarter of 1993, as an extraordinary item, a gain from the early extinguishment of debt resulting from abandonment of the debt securities held by the Icahn Entities of $172,924,000, representing TWA's net carrying value of such debt securities.

     The net periodic pension expense recorded for TWA's foreign defined benefit retirement plans is presented below (amounts in thousands).

                                         PRIOR
                                      PREDECESSOR                                                REORGANIZED
                                        COMPANY                PREDECESSOR COMPANY                 COMPANY
                                      -----------   ------------------------------------------   ------------
                                      TEN MONTHS     TWO MONTHS        YEAR       EIGHT MONTHS   FOUR MONTHS
                                         ENDED         ENDED          ENDED          ENDED          ENDED
                                      OCTOBER 31,   DECEMBER 31,   DECEMBER 31,    AUGUST 31,    DECEMBER 31,
                                         1993           1993           1994           1995           1995
                                      -----------   ------------   ------------   ------------   ------------
Service cost........................    $ 1,661        $  383         $1,190         $  493         $  274
Interest cost.......................      3,351           675          3,053          1,040            583
Actual return on assets.............       (614)         (191)          (864)          (200)          (100)
Net amortization and deferral.......        (65)           --             --             --             --
                                      -----------   ------------   ------------   ------------   ------------
          Net pension expense.......    $ 4,333        $  867         $3,379         $1,333         $  757
                                       ========     ==========     ==========     ==========     ==========

     Actuarial assumptions used for determining pension costs were:

                                     PRIOR
                                  PREDECESSOR                                                REORGANIZED
                                    COMPANY                PREDECESSOR COMPANY                 COMPANY
                                  -----------   ------------------------------------------   ------------
                                  TEN MONTHS     TWO MONTHS        YEAR       EIGHT MONTHS   FOUR MONTHS
                                     ENDED         ENDED          ENDED          ENDED          ENDED
                                  OCTOBER 31,   DECEMBER 31,   DECEMBER 31,    AUGUST 31,    DECEMBER 31,
                                     1993           1993           1994           1995           1995
                                  -----------   ------------   ------------   ------------   ------------
    Discount rate for interest
      cost......................       8.25%         7.00%          8.50%          8.50%          7.00%
    Rate of increase in future
      compensation levels.......       7.50%         7.50%          7.50%          5.50%          5.50%
    Expected long-term rate of
      return on plan assets.....      11.00%        11.00%         11.00%         11.00%         11.00%

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

     The funded status (with benefit obligations determined using the current estimated discount rate of 7.0% and 8.5% at December 31, 1995 and 1994 respectively) and amounts recognized in the Consolidated Balance Sheet at December 31, 1995 and 1994, for defined benefit plans covering foreign employees, are as follows (in thousands):

                                                                  DECEMBER 31,
                                              -----------------------------------------------------
                                                        1994                        1995
                                              -------------------------   -------------------------
                                                   PLANS IN WHICH              PLANS IN WHICH
                                              -------------------------   -------------------------
                                                ASSETS      ACCUMULATED     ASSETS      ACCUMULATED
                                                EXCEED       BENEFITS       EXCEED       BENEFITS
                                              ACCUMULATED     EXCEED      ACCUMULATED     EXCEED
                                               BENEFITS       ASSETS       BENEFITS       ASSETS
                                              -----------   -----------   -----------   -----------
    Actuarial present value of benefit
      obligations:
      Vested benefit obligation.............   $  22,739      $ 8,329      $  23,986      $13,958
      Nonvested benefit obligation..........          13        1,693             14        2,338
                                              -----------   -----------   -----------   -----------
      Accumulated benefit obligation........      22,752       10,022         24,000       16,296
      Projected benefit obligation more than
         accumulated benefit obligation.....       1,260        5,645          1,327        8,273
                                              -----------   -----------   -----------   -----------
      Projected benefit obligation..........      24,012       15,667         25,327       24,569
    Plan assets at fair value(a)............      45,537           --         47,814           --
                                              -----------   -----------   -----------   -----------
    Projected benefit obligation more (less)
      than plan assets at fair value........     (21,525)      15,667        (22,487)      24,569
    Unrecognized net gain (loss)............          --       18,270             --          949
                                              -----------   -----------   -----------   -----------
    Pension liability (asset) before
      adjustment............................     (21,525)      33,937        (22,487)      25,518
    Adjustment to reduce pension assets to
      estimated recoverable amount(b).......      17,646           --         18,222           --
                                              -----------   -----------   -----------   -----------
    Pension liability (asset) recognized in
      Consolidated Balance Sheets...........   $  (3,879)     $33,937      $  (4,265)     $25,518
                                               =========    =========      =========    =========

- ---------------

(a) Plan assets are invested in cash equivalents, international stocks, fixed income securities and real estate.
(b) This adjustment represents the amount by which the net pension asset exceeds the amount estimated to be recoverable pursuant to a planned termination of a pension plan covering certain foreign employees. The foreign laws governing the pension plan require the sharing of the surplus funding with employees, through benefit improvements and other means, and accordingly, TWA expects to receive a lesser amount from the reversion of excess plan assets.

     TWA has several defined contribution plans covering most of its employees. Total pension expense for these plans was $14.1 million, $26.8 million, $46.0 million, $7.5 million, and $35.8 million for the four months ended December 31, 1995, the eight months ended August 31, 1995, the year ended December 31, 1994, the two months ended December 31, 1993 and the ten months ended October 31, 1993, respectively. Such defined contribution plans include: (a) trust plans established pursuant to collective bargaining agreements with certain employee groups providing for defined Company contributions generally determined as a percentage, ranging from 2% to 11%, of pay; and (b) a retirement savings plan for noncontract employees to which the Company contributes amounts equal to 25% of voluntary employee after-tax contributions up to a maximum of 10% of the employee's pay. Pursuant to the '92 Labor Agreements, Company contributions were suspended for certain defined contribution plans for the period September 1, 1992 through August 31, 1995. Such suspension has been extended through August 31, 1997. In connection with the Comprehensive Settlement Agreement, TWA agreed to make contributions to defined contribution plans aggregating 2% of eligible wages for 1993 through 1995, and 3.3% thereafter. The Company made the 1994 contribution payment on June 20, 1995. Commencing on July 1, 1995, TWA is required to make such contributions on a monthly basis.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

     In addition to providing retirement benefits, TWA provides certain health care and life insurance benefits for retired employees, their spouses and qualified dependents. Substantially all employees may become eligible for these benefits if they reach specific retirement age criteria while still actively employed by TWA.

     Effective January 1, 1993, TWA adopted SFAS No. 106. This standard requires that the expected cost of providing postretirement benefits other than pensions be accrued over the years that the employee renders service, in a manner similar to the accounting for pension benefits. As permitted under SFAS 106, TWA initially began to recognize the excess of the accumulated postretirement benefit obligation ("APBO") at January 1, 1993 over previously accrued postretirement benefit costs (the transition obligation) of $370 million ratably over a period of 20 years. In connection with the adoption of fresh start reporting in November 1993, TWA recorded a charge of $405.4 million as a reorganization item to reflect as a liability the entire APBO on such date, thereby eliminating the previously unrecognized transition obligation.

     The following table sets forth a reconciliation of the accrued postretirement benefit cost as of December 31, 1995 and 1994 (amounts in millions):

                                                                         DECEMBER      DECEMBER
                                                                            31,           31,
                                                                           1994          1995
                                                                        -----------   -----------
Accumulated postretirement benefit obligation:
  Actives fully eligible..............................................     $ 143         $ 158
  Other actives.......................................................       124           140
  Retirees............................................................       196           195
                                                                        -----------   -----------
          Total APBO..................................................       463           493
Unrecognized cumulative gain..........................................        39            --
                                                                        -----------   -----------
Accrued postretirement benefit cost...................................     $ 502         $ 493
                                                                        =========     =========

     The components of net periodic postretirement benefit cost for the four months ended December 31, 1995, the eight months ended August 31, 1995, the year ended December 31, 1994, the two months ended December 31, 1993 and the ten months ended October 31, 1993 are as follows (amounts in millions):

                                              PRIOR
                                           PREDECESSOR                                               REORGANIZED
                                             COMPANY               PREDECESSOR COMPANY                 COMPANY
                                           -----------  ------------------------------------------  -------------
                                           TEN MONTHS    TWO MONTHS        YEAR       EIGHT MONTHS   FOUR MONTHS
                                              ENDED         ENDED          ENDED         ENDED          ENDED
                                           OCTOBER 31,  DECEMBER 31,   DECEMBER 31,    AUGUST 31,   DECEMBER 31,
                                              1993          1993           1994           1995          1995
                                           -----------  -------------  -------------  ------------  -------------
Service cost..............................    $ 7.2         $ 1.8          $ 9.5         $  5.4         $ 3.0
Interest cost.............................     28.2           5.7           34.5           25.5          11.0
Amortization of transition obligation.....     15.4            --             --             --            --
                                           -----------        ---         ------         ------        ------
         Total............................    $50.8         $ 7.5          $44.0         $ 30.9         $14.0
                                           ===========  =============  =============  ============  =============

     The discount rate used to determine the APBO was 7.0% at December 31, 1995, 8.5% at December 31, 1994, and 7.0% at December 31, 1993. The discount rate used to determine net periodic postretirement benefit costs was 7.0% for the four months ended December 31, 1995, 8.5% for the eight months ended August 31, 1995, 7.0% for the year ended December 31, 1994 and the two months ended December 31, 1993 and 8.5% for the 10 months ended October 31, 1993. The assumed health care cost trend rate used in measuring the APBO was 9% in 1996 declining by 1% per year to an ultimate rate of 5%. If the assumed health care cost trend rate was increased by 1 percentage point, the APBO at December 31, 1995 would be increased by approximately 8% and 1995 periodic postretirement benefit cost would increase approximately 10%.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

6.  CONTINGENCIES:

     On July 15, 1993, a complaint was filed in the Circuit Court for the City of St. Louis against TWA by five named plaintiffs on behalf of a purported class of approximately 300 similarly situated persons. The complaint alleged that false representations were made to recruits for tuition-based reservation agent training at the Trans World Travel Academy regarding job prospects with TWA in violation of the Missouri Merchandising Practices Act. Plaintiffs seek refunds of tuition and compensatory and punitive damages of at least $10 million. TWA removed the action from the Circuit Court to the United States District Court for the Eastern District of Missouri and plaintiffs have moved to remand it back to the Circuit Court. TWA believes this case will not materially impact the Company.

     During 1992, TWA and several other major airlines agreed to settle certain class action antitrust litigation. Pursuant to the settlement agreement, which was approved by the United States District Court for the Northern District of Georgia in 1994, TWA paid $1 million and, together with five other carriers, issued approximately $400 million in face amount of certificates for discounts of approximately 10% on future domestic air travel on any of the six carriers. TWA will reflect the certificates that are redeemed for travel on TWA as a reduction in revenue as the transportation is provided. While TWA presently does not have any reason to expect that the face amount of the discount coupons that will be redeemed for travel on TWA in the future will not reasonably approximate the face amount of discount coupons that TWA contributed to the settlement, it is reasonably possible that the actual face amount of discount coupons redeemed by TWA could be substantially different, considering the interchangeability of the discount coupons and that the face amount of the discount coupons contributed by all of the participating carriers and distributed to claimants aggregated approximately $400 million. Therefore, while the settlement agreement could have the effect of reducing TWA's future revenues and cash flows from levels that might otherwise be realized, because of the uncertainties as to the face amount of the discount coupons that will ultimately be redeemed by TWA and uncertainties as to the impact that the distribution of discount coupons will have on traffic levels, TWA is unable to reasonably estimate any such effects.

     On October 22, 1991, a judgment in the amount of $12,336,127 was entered against TWA in an action in the New York District Court by Travellers International A.G. and its parent company, Windsor, Inc. (collectively, "Travellers"). On November 4, 1991, TWA posted a cash undertaking of $13,693,101, which was charged to expense, for a stay of execution of the judgment pending the appeal. On March 10, 1992, the Company commenced an adversary proceeding against Travellers in the Bankruptcy Court seeking to avoid the cash undertaking on the grounds that it constitutes a preferential transfer or, in the alternative, to find that the cash undertaking constitutes property of the estate. In March 1993, Travellers filed a petition for a writ of certiorari in the United States Supreme Court seeking to require TWA to litigate its claims against Travellers in the New York District Court and not the Bankruptcy Court. The petition was denied by the United States Supreme Court in April 1993. A trial of the adversary proceeding took place in Bankruptcy Court in February 1994 and in December of 1994, the Bankruptcy Court reached a decision in this proceeding which is favorable to the Company. However, the decision has been appealed by Travellers. Pursuant to the Icahn Financing Facilities, amounts received pursuant to these proceedings must be used to repay, in part, TWA's obligations thereunder.

     In June 1985, the U.S. Environmental Protection Agency (the "EPA") conducted a site inspection of TWA's maintenance overhaul base in Kansas City, Missouri and indicated its intention to bring an enforcement proceeding against TWA under the Resource Conservation and Recovery Act of 1976, alleging violations resulting from TWA's past hazardous waste disposal and related environmental practices. On May 31, 1988, the EPA filed an administrative complaint within its agency seeking civil penalties as well as other relief requiring TWA to take remedial procedures at the overhaul base.

     Simultaneously, TWA became a party to a consent agreement and a consent order with the EPA pursuant to which TWA paid in 1988 a civil penalty of $100,000 and agreed to implement a schedule of

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES remedial and corrective actions and to perform environmental audits at TWA's major maintenance facilities. In September 1989, TWA and the EPA signed an administrative order of consent in connection with the hazardous waste management activities identified in the site inspection described above, which required TWA to conduct extensive investigations at or near the overhaul base and to recommend remedial action alternatives. TWA completed its investigations and on February 17, 1996, submitted a Corrective Measures Study ("CMS") to the Missouri Department of Natural Resources ("MDNR") and the EPA. It is anticipated that review and approval of the CMS by the MDNR and the EPA will take several months. Upon approval of the CMS, an additional order will be issued and the required corrective actions implemented. TWA presently estimates the cost of the corrective action activities under the existing and anticipated orders to be approximately $7.0 million, a majority of which represents costs associated with long-term groundwater monitoring and operation and maintenance of the remedial systems. Although the Company believes adequate reserves have been provided for all known environmental contingencies, it is possible that additional reserves might be required in the future which could have a material effect on the results of operations or financial condition of the Company. However, the Company believes that the ultimate resolution of known environmental contingencies should not have a material adverse effect on the financial position or results of operations based on the Company's knowledge of similar environmental sites.

     Since May 1991, TWA's employees in Israel have claimed that the Company should be required to collateralize its contingent payment of termination indemnities. This matter deals only with collateralization of a contingent payment obligation. The employees have asserted that the amount necessary to collateralize the contingent payment of termination indemnities could be as much as $25 million. The Company denies any obligation to collateralize and asserts that any obligation to collateralize any termination indemnity is not a current obligation.

     In February 1995, a number of actions were commenced in various federal district courts against TWA and six other major airlines alleging that the companies conspired and agreed to fix, lower and maintain travel agent commissions on the sale of tickets for domestic air travel in violation of the United States antitrust laws. Generally the complaints in these actions seek treble damages and injunctive relief on behalf of a nationwide class of travel agents. Certain of these actions also claim violations of various state laws. On May 9, 1995 TWA announced settlement, subject to court approval, of the referenced actions and reinstated the traditional 10 percent commission on domestic air fares. A final court order has not yet been entered; however, there has been entered an interim order approving the settlement.

     On November 9, 1995, ValuJet Air Lines, Inc. ("ValuJet") instituted a lawsuit against TWA and Delta Air Lines ("Delta") in the United States District Court for the Northern District of Georgia, alleging breach of contract and violations of certain antitrust laws with respect to the Company's lease of certain takeoff and landing slots at LaGuardia International Airport in New York. On November 17, 1995, the court denied ValuJet's motion to temporarily enjoin the lease transaction and the Company and Delta consummated the lease of the slots. ValuJet has subsequently amended its original complaint and all parties are undertaking legal discovery with respect to the amended complaint. The Company intends to vigorously defend itself in this action and believes all of the allegations contained therein lack merit.

     In addition, based on certain written grievances or complaints filed by ValuJet, the Company has been informed that the United States Department of Justice, Antitrust Division is investigating the circumstances of the slot lease transaction to determine whether an antitrust violation has occurred. The Company is cooperating in this investigation and believes that the slot lease transaction did not violate any antitrust laws.

     On January 10, 1996, a complaint was filed by an individual resident of New York, Joel Gerber, relating to the slot lease transaction. Mr. Gerber purports to bring the action on his own behalf as well as on behalf of an unspecified number of purported class members who have or will travel between LaGuardia and Atlanta as of November 1, 1995 claiming damages as the result of alleged antitrust violations and conspiracy to commit same against the Company and Delta. The Court has not certified the New York action as a class action. The

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

Company will vigorously contest all of the class action allegations as well as all allegations of liability and damages in the New York action and will seek a transfer of the New York action to the same federal court where the Atlanta action is pending.

     On September 6, 1995 TWA announced that the operations of its wholly owned subsidiary, Trans World Express, Inc. ("TWE"), would be discontinued on November 6, 1995. TWA has entered into an agreement with an unaffiliated entity, Trans States Airlines, Inc., to provide feeder service into TWA's JFK hub, which commenced on November 7, 1995. TWE is proceeding with an orderly liquidation and has reached agreement with substantially all of its creditors relating to the settlement of obligations and claims. TWA does not currently expect that the liquidation of TWE will have a material adverse impact on the financial position or results of operations of TWA.

7.  DEBT:

     Substantially all of TWA's assets are subject to liens and security interests relating to long-term debt and other agreements.

     Long-term debt (net of unamortized discounts) outstanding at each balance sheet date was (amounts in thousands):

                                                                       DECEMBER 31,
                                                                 -------------------------
                                                                    1994            1995
                                                                 ----------       --------
    12% Senior Secured Reset Notes due 1998(a).................  $       --       $145,184
    12% Contingent Payment Rights due 1996(b)..................          --         11,265
    10% Senior Secured Notes due 1998(c).......................     171,327             --
    8% Senior Secured Notes due 2000(c)........................     166,602             --
    8% IAM Backpay Notes(d)....................................       8,570         11,037
    PBGC Notes(e)..............................................     322,163        201,164
    Icahn Loans(f).............................................     190,000        187,977
    Equipment Trust Certificates(g)............................      26,895         17,929
    Various Secured Notes, 4.0% to 12.4%, due 1996-2001(h).....      67,065        103,847
    Installment Purchase Agreements, 10.44% to 10.53%,
      due 1996-2003(i).........................................     107,363        111,033
    IRS Deferral Note(j).......................................      10,937         10,937
    WORLDSPAN Note(k)..........................................      31,224         31,224
                                                                 ----------       --------
              Total long-term debt(1)..........................   1,102,146        831,597
              Less current maturities..........................   1,102,146         67,566
                                                                 ----------       --------
              Long-term debt, less current maturities..........  $       --       $764,031
                                                                  =========       ========

- ---------------

(a) The 12% Senior Secured Reset Notes due 1998 pay interest semi-annually beginning August 1, 1995, with interest payable either in cash or, as to the first four interest payments, at the Company's option, in whole or in part, in Common Stock, subject to certain conditions. The Company elected to pay interest due and payable for the first two periods in Common Stock. The notes are reflected net of unamortized discount of $24.8 million at December 31, 1995, to reflect an effective interest rate of 17.4%. The notes are secured by: (i) a first lien on certain slots, equipment and spare parts; (ii) a lien on the stock of a wholly owned subsidiary which owns TWA's interest in a hangar at Los Angeles International Airport; and
     (iii) a floating first lien on certain of TWA's domestic airport ground equipment.

(b) The Contingent Payment Rights, arising under the terms of the '95 Reorganization, will be paid in 1996 and are secured by the same collateral as the 12% Senior Secured Reset Notes.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

(c) The 10% Senior Secured Notes due 1998 and 8% Senior Secured Notes due 2000 were cancelled as of the '95 Effective Date. The 10% and 8% Senior Secured Notes are reflected net of discounts aggregating approximately $54.0 million and $170.2 million at December 31, 1994, resulting in effective rates of approximately 19.1% and 22.9%, respectively.

(d) The 8% IAM Backpay Notes have a stated principal amount of $22.9 million and are reflected net of unamortized discount of $11.9 million and $12.6 million at December 31, 1995 and 1994 respectively, to reflect an effective interest rate of approximately 25.6%. The notes mature in 2001 and pay interest semi-annually. The notes are secured by a subordinate lien on TWA's interest in WORLDSPAN and a lien on approximately $2.2 million in proceeds from the sale of Midcoast Aviation.

(e) At December 31, 1995 the PBGC Notes, issued in exchange for the 11% PBGC Notes as part of the '95 Reorganization, have a stated principal amount of $244.3 million, and are reflected net of unamortized discount of $43.2 million at December 31, 1995, to reflect an effective interest rate of approximately 11.75%. Interest on the PBGC Notes is payable semi-annually at an average stated rate of 8.19% per annum (subject to an increase in 1998 of up to 9.4% if the trading value of TWA's Common Stock does not exceed certain levels). Principal payments are due in semi-annual installments beginning in 1999 through 2007 subject to acceleration under certain circumstances. The PBGC Notes are non-recourse notes secured by first liens on TWA's international routes and TWA's leasehold interest in the Kansas City maintenance facility and certain fixtures and equipment. The PBGC Notes are subject to various mandatory prepayment provisions in the event of a sale by TWA of collateral securing the PBGC Notes or in the event of a transfer of substantially all of TWA's assets in a sale, merger or otherwise.

(f) The Icahn Loans include a $75 million Asset Based Facility and a $125 million Receivables Facility, which had principal balances of $70.5 million and $117.5 million, respectively, at December 31, 1995. Interest is payable monthly at a rate of prime plus 1.75% per annum. On June 14, 1995, the Company signed an agreement with Karabu to extend the term of the Icahn Loans, from January 8, 1995 to January 8, 2001. Collateral for the Icahn Loans include a number of aircraft, engines and related equipment, along with substantially all of the Company's receivables. The notes evidencing the Icahn Loans are security for certain obligations of the Icahn Entities to the PBGC. See Note 2-Chapter 11 Reorganizations.

(g) The Equipment Trust Certificates pay interest semi-annually, beginning March 31, 1994, at a rate of 11% per annum and are subject to mandatory redemptions beginning in April 1994 and continuing until September 1997. The certificates are secured by certain aircraft, engines and other equipment.

(h) Various Secured Notes represent borrowings to finance the purchase or lease of certain flight equipment and other property.

(i) Installment Purchase Agreements represent borrowings to finance the purchase of four Boeing 767-231 aircraft. The borrowings mature in annual installments through 2003, and require interest at rates ranging from 10.44% to 10.53% per annum.

(j) The IRS Deferral Note represents unpaid amounts due under the terms of a settlement reached in 1993 for taxes and interest owed to the IRS (also see Note 4-Income Taxes). The note requires payment of interest quarterly at a rate of 7% per annum and matures in 1999.

(k) The WORLDSPAN Note represents amounts owed to WORLDSPAN, a 25% owned affiliate of TWA, for prior services and advances. The note pays interest at maturity at a rate of prime plus 1% per annum and matures in 1999. The note is secured by a pledge of TWA's partnership interest in Worldspan.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

(l) At December 31, 1995, aggregate principal payments due for long-term debt for the succeeding five years were as follows (amounts in thousands):

                                       YEAR
    --------------------------------------------------------------------------
    1996......................................................................  $ 67,566
    1997......................................................................    68,414
    1998......................................................................   196,176
    1999......................................................................    68,162
    2000......................................................................    52,926

     All long-term debt was classified as current at December 31, 1994 as the result of certain alleged defaults and related cross default provisions contained in substantially all of TWA's debt agreements. TWA discontinued, effective June 30, 1995 and February 1, 1992, the accrual of interest on prepetition debt that was unsecured or estimated to be undersecured through the '95 Effective Date and the '93 Effective Date, respectively. Contractual interest expense for the eight months ended August 31, 1995 was approximately $18.7 million in excess of reported interest expense. Contractual interest expense for the ten months ended October 31, 1993 was approximately $133.1 million in excess of reported interest expense.

     The Company's debt agreements contain various limitations on the payment of dividends on, or the redemption of, common stock or preferred stock. Generally, TWA may not declare or pay cash dividends or other distributions on the Company's Common or Preferred Stock (the "Restricted Payments"), if the aggregate of such Restricted Payments shall exceed the sum of: (i) 50% of the cumulative consolidated net income of the Company, if any, subsequent to the '95 Effective Date, plus (ii) the aggregate net proceeds received by the Company from the issue or sale subsequent to the '95 Effective Date of any common or preferred stock or from the exercise of any options, warrants or rights to purchase any common stock or preferred stock, except for any such proceeds which the Company elects to apply to the concurrent purchase, redemption, retirement or other acquisition of any shares of the Company's common or preferred stock, less (iii) the cumulative consolidated net loss of the Company subsequent to the '95 Effective Date.

8.  LEASES AND RELATED GUARANTEES:

     Eighteen of the aircraft in the Company's fleet at December 31, 1995 were leased under capital leases. The remaining lease periods for these aircraft range from two to eleven years. The Company has options and/or rights of first refusal to purchase or re-lease most of such aircraft at market terms upon termination of the lease. The Company has guaranteed repayment of certain of the debt issued by the owner/lessor to finance some of the aircraft under capital lease to the Company; however, the scheduled rental payments will exceed the principal and interest payments required of the owner/lessor. Aggregate annual rentals in 1996 will be approximately $42.2 million for the 18 aircraft held under capital leases.

     One hundred twenty-one of the aircraft in TWA's fleet at December 31, 1995 were leased under operating leases. Other than five leases on a month-to-month basis, the remaining lease periods range from one month to 16 years. Upon expiration of the current leases, TWA has the option to re-lease most of such aircraft for specific terms and/or rentals with some of the renewal options being subject to fair market rental rates.

     Buildings and facilities leased under capital and operating leases are primarily for airport terminals and air transportation support facilities. Leases of equipment, other than flight equipment, include some of the equipment at airports and maintenance facilities, flight simulators, computers and other properties.

     Pursuant to an agreement between the City of St. Louis and TWA in November 1993 (the "Asset Purchase Agreement"), the City of St. Louis waived a $5.3 million pre-petition claim and provided TWA with two installments of $24.7 million and $40 million pursuant to sale/leaseback transactions involving certain of

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

TWA's assets located at the Lambert-St. Louis Airport and other property and assets located in St. Louis including gates, terminal support facilities at the airport, hangar/St. Louis Ground Operations Center complex, Flight Training Center, and equipment and tenant improvements at these various St. Louis facilities.

     Under the Asset Purchase Agreement, TWA leased back the properties involved under a month-to-month agreement subject to automatic renewal so long as TWA is not in default thereunder, such agreement having a term otherwise expiring December 31, 2005. Such term is subject to early termination in the event of certain events of default, including non-payment of rents, cessation of service, or failure to relocate and maintain its corporate headquarters within the City or County of St. Louis, or relocate and maintain a reservations office within the City of St. Louis. Under the Asset Purchase Agreement, TWA has the right to use 57 gates and terminal support facilities at Lambert-St. Louis Airport. The City has certain rights of redesignation of TWA's gates in the event TWA's flight activity at St. Louis is reduced below a threshold level of 190 daily flight departures during any given monthly period. The related leases are classified as capital leases for financial reporting purposes.

     The Company's acquisition of 11 new aircraft during 1982 and 1983, one Lockheed L-1011 and ten Boeing 767s, created certain tax benefits that were not of immediate value in the Company's federal income tax returns and, therefore, such tax benefits were sold to outside parties under so-called "Safe Harbor Leases" as permitted by IRS regulations. Pursuant to the sales agreements, the Company is required to indemnify the several purchasers if the tax benefits cannot be used because of circumstances within the control of the Company. As of December 31, 1995, the Company's contingent indemnification obligations in connection with the tax benefit transfers were collateralized by bank letters of credit aggregating $11,778,000, for which the Company has posted $11,778,000 in cash collateral to secure its reimbursement obligations and the bank letters of credit. In addition, the Company has pledged $7,596,000 in cash collateral to secure its obligation with respect to four of the tax benefit transfers and has pledged flight equipment having a net book value of $24,871,000 to secure its obligation with respect to two of the tax benefit transfers.

     At December 31, 1995, future minimum lease payments for capital leases and future minimum lease payments, net of sublease rentals of immaterial amounts, for long-term leases, were as follows (amounts in thousands):

                                                                         MINIMUM LEASE
                                                                           PAYMENTS
                                                                     ---------------------
                                                                     CAPITAL    OPERATING
                                 YEAR                                 LEASES      LEASES
    ---------------------------------------------------------------  --------   ----------
    1996...........................................................  $ 68,656   $  222,987
    1997...........................................................    62,357      205,060
    1998...........................................................    55,219      159,902
    1999...........................................................    52,511      131,711
    2000...........................................................    49,249      112,684
    Subsequent.....................................................   132,181      571,247
                                                                     --------   ----------
              Total................................................   420,173   $1,403,591
                                                                                 =========
    Less imputed interest..........................................   117,708
                                                                     --------
    Present value of capital leases................................   302,465
    Less current portion...........................................    42,835
                                                                     --------
    Obligations under capital leases, less current portion.........  $259,630
                                                                     ========

     Included in the Minimum Lease Payments for Operating Leases are estimates of increased rentals to cover lessor financing of "hushkits" for engines on 28 aircraft. The estimated amounts assume an eight year extension of the respective aircraft leases from date of hushkit installation.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

     In January 1996, TWA entered into agreements for the lease of ten Boeing 757 aircraft, with delivery of the first aircraft in July 1996 and the final aircraft in July 1997. Estimated future lease payments under the individual leases, which are for an initial lease term of ten years each, are as follows (amounts in thousands):

          1996...........................................................  $  3,740
          1997...........................................................    36,323
          1998...........................................................    45,362
          1999...........................................................    45,902
          2000...........................................................    46,442
          Subsequent.....................................................   295,331
                                                                           --------
                    Total................................................  $473,100
                                                                           ========

9.  MANDATORILY REDEEMABLE 12% PREFERRED STOCK:

     Pursuant to the '95 Reorganization, the Company issued 1,089,991 shares of the 1,510,000 authorized shares of Mandatorily Redeemable 12% Preferred Stock to the holders of the 8% Senior Secured Notes. The Mandatorily Redeemable 12% Preferred Stock has an aggregate redemption value of approximately $109.0 million, and is cumulative, having an initial liquidation preference of $100 per share. Commencing November 1995, dividends accrue at the rate of 12% of the liquidation preference per share per annum, payable quarterly in arrears on the first day of each February, May, August, and November. Subject to certain limitations, the dividend may be paid in Common Stock at the option of the Company, and the Company elected to pay the February 1, 1996 dividend in Common Stock and subsequently issued 317,145 shares. For purposes of determining the number of shares of Common Stock to distribute, such Common Stock is valued at 90% of the fair market value, based upon trading prices for the 20 days prior to the record date for the dividend payment.

     Under the terms of Mandatorily Redeemable 12% Preferred Stock, TWA is generally prohibited from declaring or paying dividends in cash, evidences of indebtedness, property, or other stock of TWA ranking on parity with or senior to the Mandatorily Redeemable 12% Preferred Stock, unless dividends on the Mandatorily Redeemable 12% Preferred Stock are being paid in cash. The dividend, redemption and liquidation rights of the Mandatorily Redeemable 12% Preferred Stock are senior to the Employee Preferred Stock and common stock. If TWA fails to pay dividends in cash or Common Stock for an aggregate of six dividend payment dates, holders of the Mandatorily Redeemable 12% Preferred Stock will have the right to elect one director to serve on the Board of Directors of TWA. The Mandatorily Redeemable 12% Preferred Stock is redeemable on May 1, 2005, subject to a requirement to redeem on May 1, 2002 if the amount of dividends paid in cash do not satisfy certain requirements. Subject to certain conditions, TWA may elect to exchange the Mandatorily Redeemable 12% Preferred Stock for 11% subordinated exchange notes at the rate of $100 principal amount for each $100 of liquidation preference. The Mandatorily Redeemable 12% Preferred Stock is subject to redemption, at the option of TWA, at a redemption price per share equal to 75% of the liquidation value on or before May 1, 1997, and increasing amounts thereafter through the final redemption date.

     TWA Gate Holdings, Inc. ("Gate Holdings"), a wholly owned subsidiary of TWA, has guaranteed the full and complete payment of amounts payable with respect to the liquidation preference, redemption price, and accrued and unpaid dividends of the Mandatorily Redeemable 12% Preferred Stock (or in the event of exchange, the 11% subordinated exchange notes). The Gate Holdings guarantee provides that Gate Holdings will make any payments required with respect to the Mandatorily Redeemable 12% Preferred Stock if TWA shall fail to make such payment. Furthermore, Gate Holdings is required to pay the liquidation preference and any unpaid and accrued dividends on the Mandatorily Redeemable 12% Preferred Stock in the event of a default under the pledge agreement. The Gate Holdings guarantee is secured by a pledge of all of the capital

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES stock of certain of its subsidiaries previously established in the '93 Reorganization, which were assigned TWA's leasehold interest in the gates and related facilities at the various domestic airports served by TWA (other than gates at St. Louis' Lambert Airport), which were in turn subleased to TWA. The Gate Holdings guarantee is further secured by a pledge of TWA's rights to net proceeds of all domestic gates now or hereafter leased by TWA (exclusive of the St. Louis gates) and a capital note, as further described below. Furthermore, Gate Holdings is subject to covenants which limit the creation of further liens and encumbrances on its assets, limiting mergers, consolidations and transfers of assets, prohibiting the issuance of additional shares, limiting dividends and repurchases of its common stock and limiting the incurrence of indebtedness.

     Pursuant to the '95 Reorganization, TWA contributed a note in the principal amount of $25 million in exchange for the assignment by a subsidiary of Gate Holdings of its leasehold interest in certain gates at LaGuardia, JFK and Newark airports to TWA.

     The following tables present consolidating condensed financial statements for the Company, Gate Holdings and its subsidiaries, and other subsidiaries (amounts in millions).

                                                    GATE HOLDINGS
                                                         AND           OTHER
                                            TWA     SUBSIDIARIES    SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                           ------   -------------   ------------   ------------   ------------
                                                  AS OF AND FOR THE FOUR MONTHS ENDED DECEMBER 31, 1995
                                           -------------------------------------------------------------------
Operating revenues.......................  $1,051        $15            $ 37          $   (5)        $1,098
Depreciation and amortization............      53          2              --              --             55
Other operating expenses.................     981         15              42              (5)         1,033
                                           ------        ---          ------       ------------   ------------
  Operating income (loss)................      17         (2)             (5)             --             10
Other charges (credits)..................      46         (1)              4              (6)            43
                                           ------        ---          ------       ------------   ------------
  Loss before income taxes and
     extraordinary items.................     (29)        (1)             (9)              6            (33)
Provision for income taxes...............       1         --              --              --              1
                                           ------        ---          ------       ------------   ------------
  Loss before extraordinary items........     (30)        (1)             (9)              6            (34)
Extraordinary items......................      --         --               4              --              4
                                           ------        ---          ------       ------------   ------------
  Net income (loss)......................  $  (30)       $(1)           $ (5)         $    6         $  (30)
                                           ======   =========       =========      =========      =========
Current assets...........................  $  706        $--            $ 32          $  (27)        $  711
Non-current assets.......................   2,186         72             100            (218)         2,140
Current liabilities......................     812         --              38             (27)           823
Long-term liabilities and deferred
  credits................................   1,716         --              10             (62)         1,664
Mandatorily Redeemable 12% Preferred
  Stock..................................      61         --              --              --             61
Shareholders' equity (deficit)...........     303         72              84            (156)           303

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                                                        GATE
                                                    HOLDINGS AND      OTHER
                                            TWA     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                           ------   ------------   ------------   ------------   ------------
                                                       FOR THE EIGHT MONTHS ENDED AUGUST 31, 1995
                                           -----------------------------------------------------------------
Operating revenues.......................  $2,111       $ 31           $ 81           $ (5)         $2,218
Depreciation and amortization............      98          7              1             --             106
Other operating expenses.................   1,980         31             91             (5)          2,097
                                           ------     ------         ------            ---       ------------
  Operating income (loss)................      33         (7)           (11)            --              15
Reorganization items.....................     212         30             --             --             242
Other charges (credits)..................     159         --             16            (64)            111
                                           ------     ------         ------            ---       ------------
  Loss before income taxes and
     extraordinary items.................    (338)       (37)           (27)            64            (338)
Provision for income taxes...............      --         --             --             --              --
                                           ------     ------         ------            ---       ------------
  Loss before extraordinary items........    (338)       (37)           (27)            64            (338)
Extraordinary items......................     141         --             --             --             141
                                           ------     ------         ------            ---       ------------
  Net income (loss)......................  $ (197)      $(37)          $(27)          $ 64          $ (197)
                                           ======   ==========     =========      =========      =========

                                                       GATE
                                                   HOLDINGS AND       OTHER
                                           TWA     SUBSIDIARIES    SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                          ------   -------------   ------------   ------------   ------------
                                                    AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1994
                                          -------------------------------------------------------------------
Operating revenues......................  $3,197       $  44           $227          $  (60)        $3,408
Depreciation and amortization...........     168          10              5              --            183
Other operating expenses................   3,267          44            254             (60)         3,505
                                          ------      ------         ------       ------------   ------------
  Operating income (loss)...............    (238)        (10)           (32)             --           (280)
Other charges (credits).................     196          --             43             (86)           153
                                          ------      ------         ------       ------------   ------------
  Loss before income taxes and
     extraordinary items................    (434)        (10)           (75)             86           (433)
Provision for income taxes..............      --          --              1              --              1
                                          ------      ------         ------       ------------   ------------
  Loss before extraordinary items.......    (434)        (10)           (76)             86           (434)
Extraordinary items.....................      (2)         --             --              --             (2)
                                          ------      ------         ------       ------------   ------------
  Net income (loss).....................  $ (436)      $ (10)          $(76)         $   86         $ (436)
                                          ======   ==========      =========      =========      =========
Current assets..........................  $  553       $  --           $ 40          $  (25)        $  568
Non-current assets......................   1,887          88            155            (202)         1,928
Current liabilities.....................   1,826          --             48             (27)         1,847
Long-term liabilities and deferred
  credits...............................   1,031          --             94             (59)         1,066
Shareholders' equity (deficit)..........    (417)         88             53            (141)          (417)

10.  CAPITAL STOCK:

     The Company has the authority to issue 300 million shares of capital stock, consisting of 150 million shares of Common Stock, 12.5 million shares of cumulative preferred stock and 137.5 million additional shares of preferred stock. On the '95 Effective Date, TWA issued approximately 17.2 million shares of Common Stock, 6.4 million shares of Employee Preferred Stock (including approximately 1.7 million shares which are attributable to ALPA represented employees, see Note 11), equity rights for the purchase of approximately 13.2 million shares of Common Stock, warrants for the purchase of approximately 1.7 million shares of Common Stock exercisable over a seven year period at $14.40 per share (the "Seven Year Warrants"), warrants for the purchase of up to 1.15 million shares of Common Stock (for nominal

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES consideration), and $109.0 million aggregate liquidation value of Mandatorily Redeemable 12% Preferred Stock.

     Subsequently, TWA issued 2.07 million additional shares of Common Stock to previous holders of TWA's 10% Senior Secured Notes based upon the subsequent trading prices of securities distributed pursuant to the '95 Reorganization. Additionally, TWA distributed 1.887 million additional shares of Common Stock in payment of interest on the 12% Senior Secured Reset Notes.

     The Employee Preferred Stock is the functional equivalent of Common Stock except for an exclusive right to elect a certain number of directors to the Board of Directors and its liquidation preference of $0.01 per share. Employee Preferred Stock does not have redemption rights. Each share will automatically convert into one share of Common Stock upon the withdrawal of such share from the employee stock trust in which such share is held.

     In October 1995, TWA received approximately $55.3 million in gross proceeds from the exercise of 13,206,247 equity rights, representing substantially all of the related proceeds, and issued 13,206,247 shares of Common Stock. The Company paid a fee of approximately $3.4 million in September 1995 to certain standby purchasers of shares covered by the equity rights.

     At December 31, 1995 there were 1,746,874 Seven Year Warrants outstanding. Additionally, 402,525 warrants for the purchase of Common Stock for nominal consideration were outstanding at December 31, 1995.

     The Company has adopted the 1994 Key Employee Stock Incentive Plan (the "KESIP") which provides for the award of incentive and nonqualified stock options for up to 7% of the Company's post-Restructuring Common Stock and Employee Preferred Stock outstanding as of the first vesting date under the KESIP, excluding any Common Stock issued after the '95 Effective Date not related to the '95 Reorganization. Options granted under the KESIP have a five year life and vest at a rate of 34% upon the first anniversary of the award date, 33% upon the second and 33% upon the third anniversary of the award date. At December 31, 1995 options for 2,243,146 shares had been granted under the KESIP at exercise prices ranging from $4.64 to $11.68. Operating results include charges of $0.02 million and $0.02 million for the eight months ended August 31, 1995 and the four months ended December 31, 1995, respectively, to reflect the excess of the market price of the Common Stock on the date of grant over the exercise price, over the vesting period.

     In December 1995, the Company adopted a Shareholders Rights Plan. Each holder of Common Stock or Employee Preferred Stock received a dividend of one right for each share, entitling the holder to buy one one-hundredth of a share of a new series of preferred stock at a purchase price of $47.50. The rights may become exercisable only under certain conditions whereby certain persons (as defined) become the owner of or commence a tender offer for certain specified percentages of TWA's voting stock and may be redeemed by TWA at $0.01 per right prior to such time. In the event the rights become exercisable, holders would be entitled to receive, without payment of a purchase price, additional shares of Common Stock or be entitled to purchase Common Stock having a market value of twice the purchase price.

     Pursuant to the '95 Reorganization, each of the 12.5 million shares of the then existing preferred stock were converted into, and holders received, 0.1024 shares of Common Stock, 0.0512 equity rights and 0.1180 Seven Year Warrants. Additionally, holders of then existing common stock, other than shares held by trusts for employees, received 0.0213 shares of Common Stock, 0.0107 Equity Rights and 0.0246 Seven Year Warrants.

11.  EARNED STOCK COMPENSATION:

     Pursuant to the '94 Labor Agreements, the Company agreed to provide not less than 30% of the Common Stock and Employee Preferred Stock of the Company on a post-restructured basis in exchange for these

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES concessions (as well as in consideration for their prior equity ownership, which was 45% prior to the 1995 Restructuring). On the '95 Effective Date, approximately 4.7 million shares of Employee Preferred Stock and 1.0 million shares of Common Stock were distributed and allocated to employees through employee stock ownership plans for the benefit of union (other than the ALPA represented employees) and noncontract employees, respectively. The distribution of these shares resulted in a charge to operations in the eight months ended August 31, 1995 of $43.2 million, based upon the market price of TWA's Common Stock at the time.

     Additionally, a "Rabbi Trust" was established to receive the distribution of approximately 1.7 million shares of Employee Preferred Stock attributable to ALPA represented employees. The Rabbi Trust will distribute to an employee benefit plan (the "ESOP") one-third of the shares annually beginning August 1995, subject to certain conditions. Accordingly, operating results in the eight months ended August 31, 1995 include a charge of approximately $4.3 million, representing the value of the shares allocated at such time, based upon the market price of TWA's Common Stock. The operating results for the four months ended December 31, 1995 includes a proportionate charge of approximately $2.0 million for the shares to be allocated to ALPA represented employees in 1996, based upon the then current market price of TWA's Common Stock. The charge to earnings for shares to be allocated to ALPA represented employees in the future will be based upon the value of the shares at that time. Accordingly, material changes in this non-cash charge may occur in periods prior to the allocation of the shares and such changes may be unrelated to the Company's operating performance during such periods.

     Operating results for the eight months ended August 31, 1995 include a non-cash charge of approximately $8.0 million, representing the excess of the fair market value of the shares distributed to employees over the purchase price paid for shares which were sold to employees pursuant to the Equity Rights offering.

     Pursuant to the '94 Labor Agreements and the '95 Reorganization, the Company has adopted a seven year employee stock incentive program (the "ESIP") pursuant to which TWA will grant its union and non-union employees additional shares of Employee Preferred Stock and Common Stock (the "Incentive Shares"), respectively, and such employees will be entitled to purchase additional shares of such stock under certain circumstances through an employee stock purchase arrangement. The ESIP has been designed to enable TWA's employees to increase their level of ownership from 30% to 40%, subject to potential dilution from a non-proportionate exercise of the Equity Rights in October 1995 and from any subsequent issuance of Common Stock, of the combined total number of outstanding Common Stock and Employee Preferred Stock over the five year period commencing in July 1997.

     The first stock grant under the ESIP is to be made on July 15, 1997 in an amount that would increase the level of employee ownership by 2% of the combined total number of then outstanding shares of Common Stock and Employee Preferred if the average trading price of the Common Stock over a thirty day period exceeds a target price of $11.00 per share following January 1, 1997 or would be made on any date thereafter if the average trading price of the Common Stock over a thirty day period exceeds such target price. In subsequent years through the end of the seven year term of the ESIP, the increase in the number of shares of Employee Preferred Stock to be granted under this program would be equivalent to 1.5% in 1998, 1.5% in 1999, 1.0% in 2000, 1.0% in 2001 and 1.0% in 2002 of
the combined total number of shares of Common Stock and Employee Preferred Stock outstanding at the time, and the target prices would increase to $12.10 in 1998, $13.31 in 1999, $14.64 in 2000, $16.11 in 2001 and $17.72 in 2002. If TWA issues additional shares of Common Stock with an aggregate value of more than $20 million to third parties for cash or a reduction in debt at a price equal to or greater then $11.00 per share, the last two scheduled installments of the ESIP would be aggregated and these shares allocated equally to the remaining installments in the program other than those which were scheduled to be made in 2001 and 2002. In addition, pursuant to the ESIP, employees would have the right after July 15, 1997, to purchase over the seven year term of the ESIP additional shares of Employee Preferred Stock in amounts up to an aggregate of 2% of the combined total number of outstanding Common Stock and Employee Preferred Stock at a discount of 20% from the market price. The employees' right to

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES purchase additional shares of Employee Preferred Stock would be accelerated and become immediately exercisable if there is a merger, sale or consolidation of TWA (where TWA is not the surviving entity) at a merger, sale or consolidation price equivalent to in excess of $17.72 per share of Common Stock at a 20% discount from the merger, sale or consolidation price relating to such a transaction.

     The ESIP provides for the grant of additional shares under certain circumstances if the percentage of employee ownership should be reduced below specified levels as a result of the issuance of additional Common Stock to third parties. In the event of a merger, sale or consolidation of TWA where TWA is not the surviving entity, the grants are generally accelerated if the target prices are achieved and, under certain circumstances, additional grants will be made.

     The ESIP also provides that if additional shares are distributed following the '95 Effective Date in respect of the '95 Reorganization, employees will be entitled to receive an additional number of shares of Common Stock and Employee Preferred Stock such that the employees will retain the same level of ownership. No shares have as yet been distributed to employees under this provision and discussions are being held with union representatives to determine the appropriate number of shares to be distributed. The Company believes that, based on these discussions, no more than approximately 950,000 additional shares will be distributed. The number of shares of Employee Preferred Stock outstanding at December 31, 1995 does not reflect any such additional shares.

12.  EXTRAORDINARY ITEMS:

     The extraordinary gain recorded in the four months ended December 31, 1995 was due to the cancellation of debt as a result of a settlement between TWE, a subsidiary, and an aircraft lessor. The extraordinary gain recorded in the eight months ended August 31, 1995 was for the discharge of indebtedness pursuant to the Company's '95 Reorganization.

     The extraordinary charge recorded in 1994 was for a prepayment premium of approximately $2,005,000 related to the sale and lease back of four McDonnell Douglas MD-80 aircraft.

     The extraordinary gain recorded in the ten months ended October 31, 1993 included $172,924,000 from the cancellation in January 1993 of TWA debt securities held by certain Icahn Entities pursuant to the Comprehensive Settlement Agreement and $902,657,000 from the discharge of indebtedness pursuant to the consummation of the '93 Reorganization.

13.  DISPOSITION OF ASSETS:

     Disposition of assets resulted in net gains of approximately $3,330,000 and $1,072,000 for the four months ended December 31, 1995 and full year 1994, respectively, and net losses of $206,000, $348,000 and $2,617,000 for the eight months ended August 31, 1995, the two months ended December 31, 1993 and ten months ended October 31, 1993, respectively.

     In November 1995, TWA entered into an agreement to sublease certain of TWA's leased commissary facilities in Los Angeles. As part of this agreement, TWA sold its commissary furnishings and equipment, resulting in a gain of $2.0 million.

     The 1994 net gain included a gain of approximately $1.3 million on the divestiture of three subsidiaries, Midcoast Aviation, Inc., Travel Marketing Services, Inc., and World Marketing Services, Inc.

     On April 30, 1993, affiliates of TWA and NWA sold substantially all the assets and liabilities of PSP to Worldspan (also see Note 3 -- Investments). The sale resulted in a loss of $1.0 million.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

14.  SPECIAL CHARGES AND OTHER NONRECURRING ITEMS:

     The operating income for the eight months ended August 31, 1995, includes a special charge of $1.7 million for shut-down related expenses of TWE.

     The 1994 operating loss includes an aggregate of $175.1 million in costs associated with special charges and nonrecurring items as further described below.

     In the fourth quarter of 1994, TWA recorded a charge of $36.3 million to salaries, wages and benefits to reflect the estimated portion of the obligation earned to date for payments due to employees represented by the IAM for overtime savings in excess of certain targeted levels established in the '92 Labor Agreement. The amount of this liability has been subsequently reduced to $26.3 million because of certain credits allowed pursuant to the '92 Labor Agreement and a further reduction related to an agreement to reduce proportionately the obligation based upon the size of the reduction of indebtedness achieved by the '95 Reorganization. The payments will be made in three equal annual installments, beginning in 1998. The IAM has subsequently indicated that it does not agree with the Company's method of computing the amount of the obligation and believes that the amount owed is greater, although they have not indicated any specific amount. The Company does not believe that the IAM is correct in their interpretation of the amount of the obligation and that the amount owed is properly reflected in the consolidated financial statements.

     During 1994, TWA undertook several strategic operational initiatives to improve its competitiveness and reduce its cost structure. Special charges recorded in 1994 include the following principal components: (i) approximately $61 million to reflect the write-off of the carrying value of certain international route authorities which were no longer expected to be utilized in connection with the restructuring of such operations, (ii) approximately $34 million to reflect the write-off of pre-delivery payments and related capitalized interest for certain aircraft on order (also see Note 16 -- Aircraft Commitments), (iii) approximately $24 million to reflect the reduction in the carrying value of certain owned aircraft and spare parts which, under the Company's fleet plan, are expected to be retired and sold and (iv) approximately $15 million for furlough pay and severance costs related to reduction in the number of employees.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

15. INTEREST AND INVESTMENT INCOME, OTHER CHARGES AND CREDITS AND REORGANIZATION ITEMS:

                                         PRIOR
                                      PREDECESSOR                                                REORGANIZED
                                        COMPANY                PREDECESSOR COMPANY                 COMPANY
                                      -----------   ------------------------------------------   ------------
                                      TEN MONTHS     TWO MONTHS        YEAR       EIGHT MONTHS   FOUR MONTHS
                                         ENDED         ENDED          ENDED          ENDED          ENDED
                                      OCTOBER 31,   DECEMBER 31,   DECEMBER 31,    AUGUST 31,    DECEMBER 31,
                                         1993           1993           1994           1995           1995
                                      -----------   ------------   ------------   ------------   ------------
                                                              (AMOUNTS IN THOUSANDS)
Interest and Investment Income:
  Interest income on short-term
     investments....................   $  (17,262)    $ (2,274)      $(12,058)      $(10,366)      $ (7,484)
  Realized and unrealized losses on
     marketable securities..........        1,126           --             --             --             --
                                      -----------   ------------   ------------   ------------   ------------
          Total Interest and
            Investment Income.......   $  (16,136)    $ (2,274)      $(12,058)      $(10,366)      $ (7,484)
                                        =========   ==========     ==========     ==========     ==========
Reorganization Items:
  Professional fees and expenses
     related to reorganization
     proceedings....................       11,250     $     --       $     --       $ 13,447       $     --
  Charge to reflect IRS Settlement
     Agreement (Note 5).............       15,000           --             --             --             --
  Net charge (credit) arising from
     the adjustment of assets and
     liabilities to fair value on
     the '95 and '93 Effective Dates
     and other reorganization
     costs..........................     (294,360)          --             --        228,796             --
                                      -----------   ------------   ------------   ------------   ------------
          Total Reorganization
            Items...................   $ (268,110)    $     --       $     --       $242,243       $     --
                                        =========   ==========     ==========     ==========     ==========
Other Charges and Credits:
  Expenses associated with the
     restructuring of debt and
     flight equipment leases........   $       --     $     --       $ 11,100       $ 11,000       $  3,000
  Provisions for losses resulting
     from claims and litigation
     judgments against TWA..........        1,646          352            200            351             26
  Foreign currency transaction
     (gains) losses -- net..........        2,711          187         (1,941)           384          1,156
  Finance charge income earned on
     receivables carried by TWA.....       (9,765)      (1,799)        (9,557)        (6,198)        (2,662)
  Equity in (earnings)/losses of
     TWA's investment in
     Worldspan......................       (5,629)       2,636          3,616         (3,607)        11,535
  Miscellaneous other nonoperating
     charges (credits) -- net(a)....       (4,725)        (765)       (32,265)        (4,309)        (5,444)
                                      -----------   ------------   ------------   ------------   ------------
          Total Other Charges and
            Credits.................   $  (15,762)    $    611       $(28,847)      $ (2,379)      $  7,611
                                        =========   ==========     ==========     ==========     ==========

- ---------------

(a) The amount for 1994 includes certain nonrecurring income amounts aggregating approximately $21.1 million relating to the reduction of certain liabilities established on the '93 Effective Date (also see Note
     18 -- Supplemental Financial Information (Unaudited)).

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

16.  AIRCRAFT COMMITMENTS:

     Purchase options, prepayments, deposits and other arrangements concerning future aircraft deliveries to TWA were as follows as of December 31, 1995 (dollar amounts in thousands):

                                               QUANTITY     AMOUNT      BALANCE      APPROXIMATE
                                                  OF          OF        OF FIRM         TOTAL
                  AIRCRAFT TYPE                AIRCRAFT   PREPAYMENT   COMMITMENT   COMMITMENT(A)
    -----------------------------------------  --------   ----------   ----------   --------------
    Firm Orders:
      Airbus A330-300........................     10       $ 12,002    $  988,187     $1,000,189
      Trent Engines..........................                 3,958        34,828         38,746
                                                                       ----------   --------------
                                                                       $1,023,015     $1,038,935
                                                                        =========   ============
    Purchase Options:
      Airbus A330-300........................     10          2,000
                                                          ----------
              Total Prepayments..............              $ 17,960
                                                           ========

     TWA has entered into purchase agreements with AVSA, S.A.R.L. ("AVSA"), a subsidiary of Airbus Industrie, G.I.E., and with Rolls-Royce plc ("RR"), relating to the purchase of certain aircraft and engines, modules and spare parts to support those aircraft.

     The AVSA Agreement, as amended, includes the following provisions: (i) the delivery of ten A330-300 twin-engine wide body aircraft ("firm aircraft") to TWA beginning in 1999; (ii) allows TWA the option to purchase ten additional aircraft ("option aircraft"); (iii) requires TWA to make predelivery payments totaling nineteen percent of the cost of each aircraft due in installments beginning the thirty-sixth month prior to delivery of each aircraft; (iv) requires AVSA to finance, if certain conditions are met, all predelivery payments except the installment due the first day of the thirtieth month prior to delivery.

     As a result of the rescheduling of delivery dates, the requirement to resume issuance of promissory notes was deferred until April 1996, and TWA agreed to make a cash payment on October 1, 1996 in the principal amount of $893,025 plus interest. Additionally, TWA would be required to issue promissory notes to AVSA in the principal amount of approximately $4.3 million in the months of April, May, June, July and September of 1996. TWA has not yet made arrangements for the permanent financing of the A330 aircraft ordered pursuant to the AVSA Agreement. In the event of cancellation of the AVSA Agreement, prepayments amounting to approximately $14 million would be subject to forfeiture.

     During 1990, TWA executed agreements with RR (the "Equipment Agreement") relating to the purchase of RR engines, modules, and spare parts to support the original 20 firm and 20 option AVSA aircraft. In addition, RR agreed to provide product support with respect to the transaction and to purchase certain promissory notes from TWA to help TWA fund predelivery payments due RR and AVSA as well as certain spares from RR. To secure the promissory notes, TWA assigned to RR TWA's rights under the AVSA Agreement and the Equipment Agreement.

     On October 26, 1993 the Equipment Agreement was amended to include the following provisions: (i) the quantities of spare engine equipment to be purchased by TWA was reduced from nine to six units, which reduced the initial predelivery deposit required and estimated aggregate cost to $3.9 million and $39 million, respectively; (ii) requires TWA to pay to RR 30% of the cost of the equipment in installments prior to delivery and the balance of the cost at delivery; (iii) TWA's promissory note dated January 18, 1991, for approximately $26 million was reinstated in a principal amount of approximately $27.4 million, which represented the principal amount of the original note plus interest due on that note; (iv) required TWA to assume a spare parts purchase agreement dated December 31, 1990 and to pay cure payments in the approximate amount of $2.7 million in two equal installments on June 1, 1994 and June 1, 1995; and (v) RR's obligation to purchase additional notes from TWA under the original equipment agreement was eliminated.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

RR will, however, reduce the amount of TWA's promissory note by approximately $1.3 million for any firm order aircraft subsequently cancelled by AVSA. During July 1995, RR consented to the deferral and rescheduling by TWA and AVSA of A330 aircraft delivery dates, which will defer performance by RR under the Equipment Agreement. In the event of cancellation of the Equipment Agreement, predelivery payments amounting to approximately $3.9 million made by TWA with respect to the Equipment Agreement would be subject to forfeiture.

     In February 1996, TWA entered into a purchase agreement (the "Purchase Agreement") with the Boeing Company ("Boeing") to purchase ten Boeing Model 757-231 aircraft. The Company has secured financial commitments for the aircraft from engine and airframe manufacturers for an estimated aggregate amount of $420 million. The Purchase Price for the aircraft and related spare parts and equipment is approximately $550 million. The final purchase price of each aircraft, is subject to certain economic adjustment factors as defined in the Purchase Agreement. The aircraft are scheduled for delivery in 1997, 1998, and 1999. The Company also received the right, subject to certain conditions, to purchase up to 20 additional aircraft from the manufacturer.

     TWA is required to make certain predelivery payments at various dates prior to the delivery of each aircraft. Concurrent with the Purchase Agreement, TWA entered into a separate agreement to obtain financing for a portion of these predelivery payments. Total aircraft predelivery payments required to be paid by TWA, net of the financing obtained, are approximately $25.6 million in 1996 and $20.7 million in 1997.

17.  FRESH START REPORTING:

     Pursuant to SOP 90-7, TWA adopted fresh start reporting which has resulted in the creation of a new reporting entity and the Company's assets and liabilities being adjusted to reflect fair values on the '95 Effective Date. For accounting purposes, the '95 Effective Date was deemed to be September 1, 1995. In the fresh start reporting, an aggregate value of $270 million was assigned to TWA's Common Stock and Employee Preferred Stock. These values were established by management with the assistance of its financial advisors. These valuations considered TWA's expected future performance, relevant industry and economic conditions, and analyses and comparisons with comparable companies.

     The reorganization value of TWA has been allocated to the Reorganized Company's assets and liabilities in a manner similar to the purchase method of accounting for a business combination. Management obtained valuations from independent third parties which, along with other market and related information and analyses, were utilized in assigning fair values to assets and liabilities. A summary of the impact of the '95 Reorganization and the related fresh start adjustments is presented below. The fresh start adjustments resulted in, among other things, the allocation of substantial amounts to reorganization value in excess of amounts allocable to identifiable assets, the amortization of which, while not requiring the use of cash, will significantly affect future operating results.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

     A summary of the impact of the '95 Reorganization Plan and the related fresh start adjustments is presented below (amounts in thousands).

                                                                     SEPTEMBER 1, 1995
                                         --------------------------------------------------------------------------
                                         PREDECESSOR       DEBT        FRESH START         OTHER        REORGANIZED
                                           COMPANY     DISCHARGE(A)   ADJUSTMENTS(B)   ADJUSTMENTS(C)     COMPANY
                                         -----------   ------------   --------------   --------------   -----------
Current Assets:
  Cash and cash equivalents............  $   239,796    $        --     $       --        $     --      $  239,796
  Receivables..........................      297,022         (1,449)            --              --         295,573
  Spare parts, materials and
    supplies...........................      146,191             --             --              --         146,191
  Prepaid expenses and other...........       60,947             --             --              --          60,947
                                         -----------   ------------   --------------   --------------   -----------
         Total Current Assets..........      743,956         (1,449)            --              --         742,507
                                         -----------   ------------   --------------   --------------   -----------
Property and Equipment.................      631,087             --        (24,239)             --         606,848
                                         -----------   ------------   --------------   --------------   -----------
Other Assets:
  Investment in affiliated
    companies..........................      110,325             --             --              --         110,325
  Other investments and
    receivables........................      163,715             --             --              --         163,715
  Routes, gates and slots..............      737,171             --       (278,722)             --         458,449
  Reorganization value in excess of
    amounts allocable to identifiable
    assets.............................      153,840             --             --         685,224         839,064
  Other assets.........................       28,531             --         (9,392)             --          19,139
                                         -----------   ------------   --------------   --------------   -----------
         Total Other...................    1,193,582             --       (288,114)        685,224       1,590,692
                                         -----------   ------------   --------------   --------------   -----------
Total..................................  $ 2,568,625    $    (1,449)    $ (312,353)       $685,224      $2,940,047
                                          ==========   ============   ==============   ==============   ===========
Current Liabilities:
  Current maturities of long-term
    debt...............................  $   472,510    $  (404,665)    $       --        $     --      $   67,845
  Current obligations under capital
    leases.............................       42,643             --           (647)             --          41,996
  Advance ticket sales.................      253,642             --             --              --         253,642
  Accounts payable and other accrued
    expenses...........................      518,030         24,466          3,739              --         546,235
                                         -----------   ------------   --------------   --------------   -----------
         Total.........................    1,286,825       (380,199)         3,092              --         909,718
                                         -----------   ------------   --------------   --------------   -----------
Liabilities Subject To Chapter 11
  Reorganization Proceedings...........      748,855       (748,855)            --              --              --
                                         -----------   ------------   --------------   --------------   -----------
Noncurrent Liabilities and Deferred
  Credits:
  Long-term debt, less current
    maturities.........................           --        765,435             --              --         765,435
  Obligations under capital leases,
    less current obligations...........      317,196             --        (42,440)             --         274,756
  Other noncurrent liabilities and
    deferred credits...................      673,428         18,612        (30,762)             --         661,278
                                         -----------   ------------   --------------   --------------   -----------
         Total.........................      990,624        784,047        (73,202)             --       1,701,469
                                         -----------   ------------   --------------   --------------   -----------
Redeemable Preferred Stock.............           --         58,860             --              --          58,860
                                         -----------   ------------   --------------   --------------   -----------
Shareholders' Equity (Deficiency):
  Old Preferred Stock..................          125             --             --            (125)             --
  Old Common Stock.....................          200             --             --            (200)             --
  Employee Preferred Stock.............           --             --             --              53              53
  New Common Stock.....................           --             --             --             172             172
  Additional paid-in capital...........      161,692        143,800             --         (35,717)        269,775
  Accumulated Deficit..................     (619,696)       140,898       (242,243)        721,041              --
                                         -----------   ------------   --------------   --------------   -----------
         Total.........................     (457,679)       284,698       (242,243)        685,224         270,000
                                         -----------   ------------   --------------   --------------   -----------
Total..................................  $ 2,568,625    $    (1,449)    $ (312,353)       $685,224      $2,940,047
                                          ==========   ============   ==============   ==============   ===========

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

- ---------------

(a) To record the discharge of indebtedness pursuant to the '95 Reorganization and reclassification of debt between current and non-current based upon its revised terms. Debt securities, Mandatorily Redeemable 12% Preferred Stock, Ticket Vouchers and Contingent Payment Rights issued pursuant to the '95 Reorganization have been recorded at their estimated fair values. The excess of indebtedness eliminated over the fair value of securities issued in settlement of those claims, approximately $140.9 million, is reflected as an extraordinary item in the eight months ended August 31, 1995.

(b) To record adjustments to reflect assets and liabilities at fair values. The adjustments to record the fair values of assets and liabilities resulted in a nonrecurring charge to reorganization items of approximately $228.8 million in the eight months ended August 31, 1995. Charges to reorganization items were recorded for various fees and expenses related to the consummation of the '95 Reorganization aggregating approximately $13.4 million. Significant elements of the adjustments to record the fair value of assets and liabilities are summarized below:

     -- Adjustments to reflect the fair value of owned property and equipment under capital leases.
     -- Adjustments to reflect the fair value of TWA's international route authorities, take-off and landing time slots and airport gate leaseholds.
     -- Adjustments to record the present value of the liabilities for postretirement medical and life insurance benefits and certain foreign pension plans to reflect the current postretirement benefit obligation and projected benefit obligation, respectively, utilizing current discount rates.
     -- An adjustment to reduce deferred income taxes to reflect the impact of the preceding adjustments.

(c) To record adjustments to reflect the elimination of the remaining deficit in shareholders' equity after the adjustments arising from (a) and (b) above and to reflect the associated reorganization value in excess of amounts allocable to identifiable assets.

     In 1993 TWA applied fresh start reporting, in accordance with SOP 90-7, which resulted in the creation of a new reporting entity and the Company's assets and liabilities being adjusted to reflect fair values on the '93 Effective Date. For accounting purposes, the '93 Effective Date was deemed to be November 1, 1993. In the fresh start reporting, aggregate values of $75 million and $31.25 million were assigned to TWA's newly authorized common stock and newly authorized preferred stock, respectively. These values were established by management with the assistance of its financial advisors. These valuations considered TWA's expected future performance, relevant industry and economic conditions, and analyses and comparisons with comparable companies at that time.

     The reorganization value of TWA was allocated to the Company's assets and liabilities in a manner similar to the purchase method of accounting for a business combination. Management obtained valuations from independent third parties which, along with other market and related information and analyses, were utilized in assigning fair values to assets and liabilities. The excess of the reorganization value over the fair value of identifiable tangible and intangible assets has been reflected in the Company's balance sheet as reorganization value in excess of amounts allocable to identifiable assets.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

     A summary of the impact of the '93 Reorganization Plan and the related fresh start adjustments is presented below (amounts in thousands).

                                                                         NOVEMBER 1, 1993
                                            --------------------------------------------------------------------------
                                            PREDECESSOR       DEBT        FRESH START         OTHER        REORGANIZED
                                              COMPANY     DISCHARGE(A)   ADJUSTMENTS(B)   ADJUSTMENTS(C)     COMPANY
                                            -----------   ------------   --------------   --------------   -----------
Current Assets:
  Cash and cash equivalents...............  $    50,518   $     65,537      $     --         $     --      $   116,055
  Receivables.............................      399,735             --            --               --          399,735
  Spare parts, materials and supplies.....      183,884             --            --               --          183,884
  Prepaid expenses and other..............       66,676             --            --               --           66,676
                                            -----------   ------------   --------------   --------------   -----------
         Total Current Assets.............      700,813         65,537            --               --          766,350
                                            -----------   ------------   --------------   --------------   -----------
Property and Equipment....................    1,004,555             --       (69,098)              --          935,457
                                            -----------   ------------   --------------   --------------   -----------
Other Assets:
  Investment in affiliated companies......       67,328             --        46,879               --          114,207
  Other investments and receivables.......      335,361       (143,000)       (5,320)              --          187,041
  Routes, gates and slots.................           --             --       862,875               --          862,875
  Reorganization value in excess of
    amounts allocable to identifiable
    assets................................           --             --            --          169,179          169,179
  Other assets............................       29,652             --       (13,902)              --           15,750
                                            -----------   ------------   --------------   --------------   -----------
         Total Other......................      432,341       (143,000)      890,532          169,179        1,349,052
                                            -----------   ------------   --------------   --------------   -----------
Total.....................................  $ 2,137,709   $    (77,463)     $821,434         $169,179      $ 3,050,859
                                            ============  ============   ============     ============      ==========
Current Liabilities:
  Current maturities of long-term debt....  $   226,215   $   (164,818)     $     --         $     --      $    61,397
  Current obligations under capital
    leases................................        2,724         41,571        (3,586)              --           40,709
  Advance ticket sales....................      241,643             --            --               --          241,643
  Accounts payable and other accrued
    expenses..............................      479,442         13,685        12,240               --          505,367
                                            -----------   ------------   --------------   --------------   -----------
         Total............................      950,024       (109,562)        8,654               --          849,116
                                            -----------   ------------   --------------   --------------   -----------
Liabilities Subject To Chapter 11
  Reorganization Proceedings..............    1,829,419     (1,829,419)           --               --               --
                                            -----------   ------------   --------------   --------------   -----------
Noncurrent Liabilities and Deferred
  Credits:
  Long-term debt, less current
    maturities............................      544,601        525,884            --               --        1,070,485
  Obligations under capital leases, less
    current obligations...................       36,508        360,477       (15,697)              --          381,288
  Other noncurrent liabilities and
    deferred credits......................      143,353             --       500,367               --          643,720
                                            -----------   ------------   --------------   --------------   -----------
         Total............................      724,462        886,361       484,670               --        2,095,493
                                            -----------   ------------   --------------   --------------   -----------
Shareholders' Equity (Deficiency):
  Old preferred stock.....................       99,000             --            --          (99,000)              --
  Old common stock........................          259             --            --             (259)              --
  Preference stock........................        5,000             --            --           (5,000)              --
  New Preferred Stock.....................           --            125            --               --              125
  New Common Stock........................           --            110            90               --              200
  Additional paid-in capital..............      (75,922)        72,265        33,660           75,922          105,925
  Accumulated deficit.....................   (1,394,533)       902,657       294,360          197,516               --
                                            -----------   ------------   --------------   --------------   -----------
         Total............................   (1,366,196)       975,157       328,110          169,179          106,250
                                            -----------   ------------   --------------   --------------   -----------
Total.....................................  $ 2,137,709   $    (77,463)     $821,434         $169,179      $ 3,050,859
                                            ============  ============   ============     ============      ==========

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

- ---------------

(a) To record the discharge of indebtedness pursuant to the '93 Reorganization Plan and reclassification of debt and capital lease obligations between current and non-current based upon their revised terms. Cash and cash equivalents reflect the receipt of approximately $143 million of amounts held in escrow (included in other investments and receivables) and the payment of approximately $102 million to holders of the 15% Senior Secured Notes on the '93 Effective Date. Additionally, the adjustment to cash and cash equivalents reflects the receipt of approximately $25 million in net proceeds from the sale and leaseback of certain assets on the '93 Effective Date. Debt securities issued pursuant to the '93 Reorganization were recorded at their estimated fair value on the '93 Effective Date. The excess of indebtedness eliminated over the fair value of securities issued in settlement of those claims, approximately $902.7 million, is reflected as an extraordinary item in the ten months ended October 31, 1993.

(b) To record adjustments to reflect assets and liabilities at fair values. The adjustments to record the fair values of assets and liabilities resulted in a nonrecurring credit to reorganization items of approximately $339.6 million in the ten months ended October 31, 1993. Charges to reorganization items were recorded for various items related to the consummation of the '93 Reorganization aggregating approximately $45.1 million. Such charges included a charge of $33.8 million relating to the value of nine million shares of common stock contributed to employee trusts on the '93 Effective Date, pursuant to the '93 Reorganization, estimated costs of the relocation of TWA's corporate headquarters to St. Louis of approximately $10.2 million and various other fees and expenses associated with the consummation of the '93 Reorganization. Significant elements of the adjustments to record the fair value of assets and liabilities are summarized below:

     -- Adjustments to reflect the fair value of owned property and equipment under capital leases.
     -- Adjustments to reflect the fair value of TWA's interest in affiliated companies, including Worldspan.
     -- Adjustments to reflect the fair value of TWA's international route authorities, take-off and landing time slots and airport gate leaseholds.
     -- Adjustments to reflect the fair value of capital lease obligations using current rates of interest.
     -- An adjustment of $405.4 million to accrue the accumulated postretirement benefit obligation, including the unamortized transition obligation related to SFAS No. 106.
     -- An adjustment of $14.8 million to record the excess of projected benefit obligations over plan assets of TWA's pension plans covering certain foreign employees and the estimated impact of the pending termination of one of the pension plans.
     -- An adjustment of $66.4 million to record a deferred credit representing the present value of the excess of contractual aircraft rents over current fair market rents during the remaining term of aircraft operating leases.
     -- An adjustment of $16 million to record deferred income taxes.

(c) To record adjustments to reflect the elimination of the remaining deficit in shareholders' equity after the adjustments arising from (a) and (b) above and to reflect the associated excess of reorganization value over amounts allocable to identifiable assets.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

18.  SUPPLEMENTAL FINANCIAL INFORMATION (UNAUDITED):

     Selected consolidated financial data (unaudited) for each quarter within 1995 and 1994 are as follows (amounts in thousands):

                                           FIRST        SECOND        THIRD          FOURTH
                                          QUARTER      QUARTER       QUARTER         QUARTER
                                         ---------     --------     ---------       ---------
    Reorganized Company
    Four Months Ended December 31, 1995
    Operating revenues.................. $      --     $     --     $ 293,890(a)    $ 804,584
                                         =========     ========     =========       =========
    Special charges (note 13)........... $      --     $     --     $      --(a)    $      --
                                         =========     ========     =========       =========
    Operating income.................... $      --     $     --     $   9,308(a)    $   1,138
                                         =========     ========     =========       =========
    Disposition of assets, gains
      (losses)--net..................... $      --     $     --           (50)(a)   $   3,380
                                         =========     ========     =========       =========
    Loss before extraordinary item...... $      --     $     --     $  (2,347)(a)   $ (31,291)
                                         =========     ========     =========       =========
    Extraordinary items................. $      --     $     --     $      --(a)    $   3,500
                                         =========     ========     =========       =========
    Net loss............................ $      --     $     --     $  (2,347)(a)   $ (27,791)
                                         =========     ========     =========       =========
    Per share amounts:
      Loss before extraordinary items... $      --     $     --     $    (.16)(a)   $    (.93)
                                         =========     ========     =========       =========
      Extraordinary item................ $      --     $     --     $      --(a)    $     .09
                                         =========     ========     =========       =========
      Net loss.......................... $      --     $     --     $    (.16)(a)   $    (.84)
                                         =========     ========     =========       =========
    Predecessor Company
    Eight Months Ended August 31, 1995
    Operating revenues.................. $ 692,320      860,506     $ 665,529(b)    $      --
                                         =========     ========     =========       =========
    Special charges (note 13)........... $      --     $     --     $   1,730(b)    $      --
                                         =========     ========     =========       =========
    Operating income (loss)............. $ (76,261)    $ 54,382     $  36,521(b)    $      --
                                         =========     ========     =========       =========
    Reorganization items................ $      --     $     --     $ 242,243(b)    $      --
                                         =========     ========     =========       =========
    Disposition of assets, gains
      (losses)--net..................... $    (271)    $    (67)          132(b)    $      --
                                         =========     ========     =========       =========
    Income (loss) before extraordinary
      item.............................. $(122,795)    $  5,168     $(220,586)(b)   $      --
                                         =========     ========     =========       =========
    Extraordinary items................. $      --     $     --     $ 140,898(b)    $      --
                                         =========     ========     =========       =========
    Net income (loss)................... $(122,795)    $  5,168     $ (79,688)(b)   $      --
                                         =========     ========     =========       =========
    Predecessor Company
    Year Ended December 31, 1994
    Operating revenues.................. $ 760,648     $884,524     $ 990,271       $ 772,259
                                         =========     ========     =========       =========
    Special charges (note 13)........... $      --     $     --     $  13,337       $ 125,512
                                         =========     ========     =========       =========
    Operating income (loss)............. $ (79,523)    $(18,647)    $  34,695       $(216,019)
                                         =========     ========     =========       =========
    Disposition of assets, gains
      (losses) -- net................... $     445     $   (232)    $     435       $     424
                                         =========     ========     =========       =========
    Income (loss) before extraordinary
      item.............................. $(122,437)    $(58,150)    $  (8,012)      $(245,230)
                                         =========     ========     =========       =========
    Extraordinary items................. $  (2,005)    $     --     $      --       $      --
                                         =========     ========     =========       =========
    Net loss............................ $(124,442)    $(58,150)    $  (8,012)      $(245,230)
                                         =========     ========     =========       =========

- ---------------

(a) One month ended September 30, 1995.
(b) Two months ended August 31, 1995.

     The results for each period include all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

     The consolidated financial results on an interim basis are not necessarily indicative of future financial results on either an interim or annual basis. TWA's air transportation business is highly seasonal with the second and third quarters of the calendar year historically producing substantially better operating results than the first and fourth quarters.

     The results for the fourth quarter of 1995 include several adjustments to operating expenses to reflect changes in estimates, including a reduction in passenger sales commissions of approximately $6.7 million and a reduction in employee benefits and workers compensation costs of $6.2 million.

     The results for the fourth quarter of 1994 include a reduction of non-operating expenses of approximately $21.1 million to reflect reductions of certain liabilities which were estimated on the '93 Effective Date, including obligations for payments of professional fees and expenses, certain priority taxes and other similar obligations. Subsequent negotiations, settlements and Bankruptcy Court orders during 1994 substantially reduced these estimated liabilities.

     The results for the fourth quarter of 1994 also include a charge to operating expenses of approximately $36.3 million to reflect an obligation for payments due employees represented by the IAM (also See Note 14 -- Special Charges and Other Nonrecurring Items).

     The results for the second quarter of 1994 include a reduction of operating expenses of approximately $11.7 million to reflect the receipt by TWA of a refund of certain landing fee charges and other related items from the British government. The refund was received in settlement of TWA's claim for excess charges during the period 1982 to 1989.

19.  FOREIGN OPERATIONS:

     TWA conducts operations in various foreign countries, principally in Europe and the Middle East. Operating revenues from foreign operations were approximately $228.7 million in the four months ended December 31, 1995, $474.4 million in the eight months ended August 31, 1995, $794.1 million in the year ended December 31, 1994, $107.1 million in the two months ended December 31, 1993 and $660.5 million in the ten months ended October 31, 1993.

20.  DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS:

     SFAS No. 107, "Disclosures About Fair Value of Financial Instruments" requires disclosures with regards to fair values of all financial instruments, whether recognized or not recognized in the balance sheet, subject to certain exceptions. Solely for purposes of complying with this accounting standard, the Company has estimated the fair value of certain of its financial instruments, as further described below. Because no market exists for a significant portion of TWA's financial instruments, fair value estimates provided below are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. The discussion of financial instruments below conforms with the presentation in the Consolidated Balance Sheet and relates to the amounts at December 31, 1995 and 1994.

          (a) Cash, cash equivalents and receivables: The carrying amounts of these assets is estimated to approximate fair value due to the generally short maturities of these instruments.

          (b) Other investments and receivables: The carrying amount of these assets are estimated to approximate fair value due to the generally short maturities of the underlying instruments which are, however, classified as long-term assets because TWA's ability to access these amounts is generally restricted by contractual provisions.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

          (c) Accounts payable and other accrued liabilities: The carrying amount of these liabilities are estimated to approximate fair value due to the generally short maturities of these instruments.

          (d) Debt: At December 31, 1995 and December 31, 1994, approximately $145.2 million and $337.9 million, respectively, of the carrying value of TWA's debt was traded publicly. The aggregate market value of such debt was approximately $160.4 million and $194.8 million on those dates, respectively. The Company believes the fair value of the remaining debt which had an aggregate carrying value of approximately $686.4 million and $764.2 million at December 31, 1995 and 1994, respectively, was approximately $644.5 million and $616.0 million on those dates.

          (e) Mandatorily Redeemable 12% Preferred Stock: At December 31, 1995 the carrying value of TWA's Mandatorily Redeemable 12% Preferred Stock was $61.4 million. The aggregate market value of such stock was approximately $74.1 million on this date.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996
                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                           THREE MONTHS ENDED
                                                                                MARCH 31,
                                                                       ---------------------------
                                                                          1995            1996
                                                                       PREDECESSOR     REORGANIZED
                                                                         COMPANY         COMPANY
                                                                       -----------     -----------
Operating revenues:
  Passenger..........................................................   $  595,429      $ 677,932
  Freight and mail...................................................       35,240         35,904
  All other..........................................................       61,651         68,597
                                                                         ---------       --------
          Total......................................................      692,320        782,433
                                                                         ---------       --------
Operating expenses:
  Salaries, wages and benefits.......................................      281,707        296,323
  Earned stock compensation..........................................           --          4,984
  Aircraft fuel and oil..............................................      101,790        129,396
  Passenger sales commissions........................................       59,629         63,940
  Aircraft maintenance materials and repairs.........................       35,511         47,758
  Depreciation and amortization......................................       41,666         39,613
  Operating lease rentals............................................       69,503         70,305
  Passenger food and beverages.......................................       23,335         25,541
  All other..........................................................      155,440        158,764
                                                                         ---------       --------
          Total......................................................      768,581        836,624
                                                                         ---------       --------
Operating loss.......................................................      (76,261)       (54,191)
                                                                         ---------       --------
Other charges (credits):
  Interest expense...................................................       51,937         33,547
  Interest and investment income.....................................       (3,144)        (6,086)
  Disposition of assets, gains and losses -- net.....................          271            214
  Other charges and credits -- net...................................       (2,572)        (7,588)
                                                                         ---------       --------
          Total......................................................       46,492         20,087
                                                                         ---------       --------
Loss before income taxes.............................................     (122,753)       (74,278)
Provision (credit) for income taxes..................................           42        (37,171)
                                                                         ---------       --------
Net loss.............................................................     (122,795)       (37,107)
Preferred stock dividend requirements................................        3,750         23,998
                                                                         ---------       --------
Loss applicable to common shares.....................................   $ (126,545)     $ (61,105)
                                                                         =========       ========
Per share amounts:
  Loss before special preferred stock dividend requirements..........                   $    (.98)
  Special preferred stock dividend requirement -- redemption of 12%
     Preferred Stock.................................................                        (.48)
                                                                                         --------
  Net loss...........................................................                   $   (1.46)
                                                                                         ========

            See notes to condensed consolidated financial statements

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                      DECEMBER 31, 1995 AND MARCH 31, 1996
                             (AMOUNTS IN THOUSANDS)

                                                                          REORGANIZED COMPANY
                                                                       -------------------------
                                                                       DECEMBER 31,   MARCH 31,
                                                                           1995          1996
                                                                       ------------   ----------
                                                                                      (UNAUDITED)
                                                                                      ----------

                                             ASSETS
Current assets:
  Cash and cash equivalents..........................................   $  304,340    $  374,715
  Receivables, less allowance for doubtful accounts, $13,517 in 1995
     and $14,057 in 1996.............................................      226,451       299,911
  Spare parts, materials and supplies, less allowance for
     obsolescence, $2,201 in 1995 and $3,664 in 1996.................      143,374       133,692
  Prepaid expenses and other.........................................       54,358        87,790
                                                                       ------------   ----------
          Total......................................................      728,523       896,108
                                                                       ------------   ----------
Property:
  Property owned:
     Flight equipment................................................      303,248       321,608
     Prepayments on flight equipment.................................           --        24,791
     Land, buildings and improvements................................       54,722        55,904
     Other property and equipment....................................       39,032        41,909
                                                                       ------------   ----------
          Total owned property.......................................      397,002       444,212
     Less accumulated depreciation...................................       18,769        31,088
                                                                       ------------   ----------
          Property owned -- net......................................      378,233       413,124
                                                                       ------------   ----------
  Property held under capital leases:
     Flight equipment................................................      172,812       172,812
     Land, buildings and improvements................................       54,761        54,761
     Other property and equipment....................................        6,862         6,838
                                                                       ------------   ----------
          Total property held under capital leases...................      234,435       234,411
     Less accumulated amortization...................................       12,602        22,015
                                                                       ------------   ----------
          Property held under capital leases -- net..................      221,833       212,396
                                                                       ------------   ----------
            Total property -- net....................................      600,066       625,520
                                                                       ------------   ----------
Investments and other assets:
  Investments in affiliated companies................................       98,156        99,677
  Investments, receivables and other.................................      165,471       193,705
  Routes, gates and slots -- net.....................................      450,916       445,267
  Reorganization value in excess of amounts allocable to identifiable
     assets -- net...................................................      825,079       814,592
                                                                       ------------   ----------
          Total......................................................    1,539,622     1,553,241
                                                                       ------------   ----------
Total................................................................   $2,868,211    $3,074,869
                                                                        ==========     =========

            See notes to condensed consolidated financial statements

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                      DECEMBER 31, 1995 AND MARCH 31, 1996
                  (AMOUNTS IN THOUSANDS EXCEPT SHARE AMOUNTS)



                                                                          REORGANIZED COMPANY
                                                                       --------------------------
                                                                       DECEMBER 31,    MARCH 31,
                                                                           1995          1996
                                                                       ------------   -----------
                                                                       (UNAUDITED)
                        LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
  Obligation for 12% Preferred Stock called for redemption (Note
     4)..............................................................   $       --    $    83,929
  Current maturities of long-term debt...............................       67,566         70,621
  Current obligations under capital leases...........................       42,835         41,167
  Advance ticket sales...............................................      209,936        304,348
  Accounts payable, trade and other..................................      145,318        148,216
Accrued expenses:
  Employee compensation and benefits.................................      119,353        115,015
  Interest on debt and capital leases................................       44,710         30,253
  Taxes..............................................................       16,995         24,544
  Other accrued expenses.............................................      193,380        198,806
                                                                       ------------   -----------
          Total accrued expenses.....................................      374,438        368,618
                                                                       ------------   -----------
          Total......................................................      840,093      1,016,899
                                                                       ------------   -----------
Long-term liabilities and deferred credits:
  Long-term debt, less current maturities............................      764,031        740,129
  Obligations under capital leases, less current obligations.........      259,630        250,388
  Postretirement benefits other than pensions........................      461,346        454,059
  Noncurrent pension liabilities.....................................       21,253         21,130
  Other noncurrent liabilities and deferred credits..................      157,573        146,631
                                                                       ------------   -----------
          Total......................................................    1,663,833      1,612,337
                                                                       ------------   -----------
Mandatorily redeemable 12% preferred stock, (aggregate liquidation
  preference of $111,179 in 1995)....................................       61,430             --
                                                                       ------------   -----------
Shareholders' equity (deficiency):
  8% cumulative convertible exchangeable preferred stock, $50
     liquidation preference; 3,869 shares issued and outstanding.....           --             39
  Employee preferred stock, $0.01 liquidation preference; special
     voting rights; 5,277 shares issued and outstanding..............           53             53
  Common stock, $0.01 par value, shares issued and outstanding:
     1995 -- 35,129; 1996 -- 36,943..................................          351            369
  Additional paid-in capital.........................................      332,589        512,417
  Accumulated deficit................................................      (30,138)       (67,245)
                                                                       ------------   -----------
          Total......................................................      302,855        445,633
                                                                       ------------   -----------
Total................................................................   $2,868,211    $ 3,074,869
                                                                        ==========      =========

            See notes to condensed consolidated financial statements

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                                           THREE MONTHS ENDED
                                                                                MARCH 31,
                                                                       ---------------------------
                                                                          1995            1996
                                                                       PREDECESSOR     REORGANIZED
                                                                         COMPANY         COMPANY
                                                                       -----------     -----------
Cash flows from operating activities:
  Net loss...........................................................   $ (122,795)     $ (37,107)
  Adjustments to reconcile net loss to net cash provided (used) by operating activities:
     Depreciation and amortization...................................       41,666         39,613
     Amortization of discount and expense on debt....................        5,959          2,405
     Interest paid in common stock...................................           --         11,332
     Equity in undistributed earnings of affiliates not
      consolidated...................................................         (795)        (1,521)
     Net losses on disposition of property and noncurrent investment
      assets.........................................................          271            214
     Employee earned stock compensation..............................           --          4,984
  Change in operating assets and liabilities;
     Decrease (increase) in:
       Receivables...................................................      (38,072)       (73,460)
       Inventories...................................................        6,763          8,528
       Prepaid expenses and other current assets.....................          202        (33,432)
       Other assets..................................................        5,817         (7,197)
     Increase (decrease) in:
       Accounts payable and accrued expenses.........................      110,320         (3,151)
       Advance ticket sales..........................................       44,321         94,412
       Benefits, other noncurrent liabilities and deferred credits...       (5,084)       (17,918)
                                                                       -----------     -----------
          Net cash provided (used)...................................       48,573        (12,298)
                                                                       -----------     -----------
Cash flows from investing activities:
  Proceeds from sales of property....................................          942            324
  Capital expenditures...............................................       (7,547)       (46,687)
  Net decrease (increase) in investments, receivables, and other.....      (16,894)       (21,737)
                                                                       -----------     -----------
          Net cash used..............................................      (23,499)       (68,100)
                                                                       -----------     -----------
Cash flows from financing activities:
  Repayment of long-term debt and capital lease obligations..........      (10,753)       (35,865)
  Net proceeds from sale of preferred stock..........................           --        186,163
  Increase (decrease) in bank overdrafts and other...................       (1,840)           475
                                                                       -----------     -----------
          Net cash provided (used)...................................      (12,593)       150,773
                                                                       -----------     -----------
Net increase in cash and cash equivalents............................       12,481         70,375
Cash and cash equivalents at beginning of period.....................      138,531        304,340
                                                                       -----------     -----------
Cash and cash equivalents at end of period...........................   $  151,012      $ 374,715
                                                                         =========      =========

            See notes to condensed consolidated financial statements

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                       SUPPLEMENTAL CASH FLOW INFORMATION

                                                                           THREE MONTHS ENDED
                                                                                MARCH 31,
                                                                       ---------------------------
                                                                          1995            1996
                                                                       PREDECESSOR     REORGANIZED
                                                                         COMPANY         COMPANY
                                                                       -----------     -----------
Cash paid during the period for:
  Interest...........................................................    $10,879         $33,116
                                                                        ========       =========
  Income taxes.......................................................    $    30         $    35
                                                                        ========       =========
                                                                        ========       =========
Noncash operating, investing and financing activities:
  Promissory note issued to finance aircraft predelivery payments....    $    --         $ 1,523
                                                                        ========       =========
  Common Stock issued in lieu of cash dividends......................    $    --         $ 3,255
                                                                        ========       =========
  Property acquired and obligations recorded under new capital
     transactions....................................................    $ 9,928         $    --
                                                                        ========       =========

ACCOUNTING POLICY

     For purposes of the Statements of Consolidated Cash Flows, TWA considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

            See notes to condensed consolidated financial statements

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1996
                                  (UNAUDITED)

     During the period from 1992 through 1995, Trans World Airlines, Inc. ("TWA" or the "Company") underwent two separate Chapter 11 reorganizations, the first in 1992-93 (the "'93 Reorganization") and the second in 1995 (the "'95 Reorganization"). In connection with the '95 Reorganization TWA has applied fresh start reporting in accordance with generally accepted accounting principles resulting in the Company's assets and liabilities being adjusted to reflect fair values. Because of the application of fresh start reporting, the consolidated financial statements for periods after the '95 Reorganization are not comparable in all respects to the consolidated financial statements of the Predecessor Company for periods prior to the reorganization. For accounting purposes the inception date of the Reorganized Company is deemed to be September 1, 1995. A vertical black line is shown in the consolidated financial statements to separate the Reorganized Company from the Predecessor Company since they are not comparable.

1.  BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of TWA and its subsidiaries. The results of Worldspan, L.P. ("Worldspan"), a 25% owned affiliate, are recorded under the equity method and are included in the Statements of Consolidated Operations in Other Charges (Credits).

     The unaudited condensed consolidated financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission but do not include all information and footnotes required by generally accepted accounting principles pursuant to such rules and regulations. The condensed consolidated financial statements include all adjustments, which are of a normal recurring nature and are necessary, in the opinion of management, for a fair statement of the results for these interim periods. These consolidated financial statements and related notes should be read in conjunction with the 1995 Consolidated Financial Statements. The consolidated balance sheet at December 31, 1995 has been derived from the audited consolidated financial statements at that date. Certain amounts previously reported have been reclassified to conform with the current presentation.

     The airline industry generally, and TWA specifically, has historically experienced seasonal changes between quarterly periods, with the second and third quarters usually out-performing the first and fourth. Accordingly, the results for the three months ended March 31, 1996, should not be read as an indicator of future results for the full year.

2.  CONTINGENCIES

     For a description of various contingencies and other legal actions against TWA, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Legal Proceedings".

3.  EARNINGS (LOSS) PER SHARE

     In computing the loss applicable to common shares for the three months ended March 31, 1996, the net loss has been increased by dividend requirements on the Mandatorily Redeemable 12% Preferred Stock (the "12% Preferred Stock") (including amortization of the difference between the fair value of the 12% Preferred Stock on the date of issuance and the redemption value plus, with respect to the March 22, 1996 call for the redemption, a special dividend requirement of approximately $20.0 million to reflect the excess of the early redemption price over the carrying value of the 12% Preferred Stock), and on the 8% Cumulative Convertible Exchangeable Preferred Stock (the "8% Preferred Stock") issued in March 1996. In computing the related net loss per share, the loss applicable to common shares has been divided by the average aggregate number of outstanding shares of Common Stock (36.3 million) and Employee Preferred Stock (5.5 million; including 0.2 million shares which have been earned but not yet allocated to employees) which, with the exception of certain special voting rights, is the functional equivalent of Common Stock. No effect has been given to stock

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES options, warrants or potential issuances of additional Common Stock or Employee Preferred Stock as the impact would have been anti-dilutive. Earnings per share of the Predecessor Company are not presented as the amounts are not meaningful.

4.  PREFERRED STOCK

     In March 1996, the Company completed an offering, pursuant to Rule 144A of the Securities Act of 1933 (the "Act"), of 3,869,000 shares of its 8% Preferred Stock, with a liquidation preference of $50 per share. Each share of the 8% Preferred Stock may be converted at any time, at the option of the holder, unless previously redeemed or exchanged, into shares of Common Stock at a conversion price of $20.269 per share (equivalent to a conversion rate of approximately 2.467 shares of Common Stock for each share of 8% Preferred Stock), subject to adjustment. The 8% Preferred Stock has not been registered under the Act at this time; however, pursuant to the registration rights agreement between the Company and the initial purchasers of the 8% Preferred Stock, the Company is obligated to register resales of the 8% Preferred Stock, the Debentures (as defined below), and the underlying shares of Common Stock issuable upon conversion thereof by August 19, 1996. In addition, the Company must use its best efforts to keep the shelf registration effective until March 22, 1999.

     The 8% Preferred Stock may not be redeemed prior to March 15, 1999. On or after March 15, 1999, the 8% Preferred Stock may be redeemed, in whole or in part, at the option of the Company, at specified redemption prices.

     The 8% Preferred Stock may be exchanged, in whole but not in part, at the option of the Company, for the Company's 8% Convertible Subordinated Debentures Due 2006 (the "Debentures") on any dividend payment date beginning March 15, 1998 at the rate of $50 principal amount of Debentures for each share of 8% Preferred Stock outstanding at the time of exchange; provided that all accrued and unpaid dividends, whether or not earned or declared, on the 8% Preferred Stock to the date of exchange have been paid or set aside for payment and certain other conditions are met.

     On March 22, 1996, the Company announced a call for redemption on April 26, 1996 (the "Redemption Date") of all of its issued and outstanding 12% Preferred Stock. Such shares were redeemed at a redemption price (the "Redemption Price") per share equal to $75.00, plus accrued dividends to and including the Redemption Date, of $2.8667 per share. On April 26, 1996, the Company paid an aggregate of $84.9 million in redemption of the 12% Preferred Stock.

5.  ACCOUNTING FOR STOCK-BASED COMPENSATION

     On January 1, 1996, TWA adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). TWA elected to continue to apply the intrinsic value based method for recognizing compensation expense for stock-based employee compensation plans. Therefore the adoption of SFAS 123 had no impact on the Company's results of operations or financial position.

- ------------------------------------------------------
- ------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
Available Information...................     2
Incorporation of Certain Documents By
  Reference.............................     2
Forward Looking Statements..............     3
Prospectus Summary......................     4
Risk Factors............................     8
The Company.............................    16
Use of Proceeds.........................    22
Market for Common Stock and Dividend
  Policy................................    22
Capitalization..........................    23
Selected Consolidated Financial Data....    25
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................    27
Business................................    40
Management..............................    52
Principal Holders of Capital Stock......    56
Description of Capital Stock............    59
Certain Provisions of the Certificate of
  Incorporation, the By-laws and
  Delaware Law..........................    64
Underwriting............................    68
Legal Matters...........................    69
Experts.................................    69
Index to Financial Statements...........   F-1

- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------

                                8,000,000 SHARES

                                  TRANS WORLD

                                 AIRLINES, INC.

                                  COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                            ------------------------

                            PAINEWEBBER INCORPORATED
                               ALEX. BROWN & SONS
                                  INCORPORATED
                           BT SECURITIES CORPORATION

                            ------------------------

                                       , 1996
- ------------------------------------------------------
- ------------------------------------------------------

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     SEC registration fee.....................................................  $ 65,432
     Accounting fees..........................................................    50,000
     Legal fees...............................................................   100,000
     Qualification under state securities laws................................     5,000*
     Miscellaneous............................................................   529,568
                                                                                --------
               TOTAL..........................................................  $750,000
                                                                                ========

- ---------------

* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the Delaware General Corporation Law (the "DGCL"), directors, officers, employees and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of TWA and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action, and the DGCL requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to TWA.

     The eleventh article of TWA's Third Amended and Restated Certificate of Incorporation ("Article Eleventh") provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Company may adopt By-Laws or enter into agreements with any such person for the purpose of providing for such indemnification.

     To the extent that a director or officer of the Company has been successful on the merits or otherwise (including without limitation settlement by nolo contendere) in defense of any action, suit or proceeding referred to in the immediately preceding paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonable incurred by such person in connection therewith.

     Expenses incurred by an officer, director, employee or agent in defending or testifying in a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company against such expenses as authorized by Article Eleventh and the Company may adopt By-Laws or enter into agreements with such persons for the purpose of providing for such advances.

     The indemnification permitted by Article Eleventh shall not be deemed exclusive of any other rights to which any person may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of Article Eleventh or otherwise.

     If the DGCL is amended to further expand the indemnification permitted to directors, officers, employees or agents of the Company, then the Company shall indemnify such persons to the fullest extent permitted by the DGCL, as so amended.

     The obligations of the Company to indemnify any person serving as one of its directors, officers or employees as of or following the Company's '93 Reorganization, by reason of such person's past or future service in such a capacity, or as a director, officer or employee of another corporation, partnership or other legal entity, to the extent provided in Article Eleventh or in similar constituent documents or by statutory law or written agreement of or with the Company, shall be deemed and treated as executory contracts assumed by the Company pursuant to the Company's '93 Reorganization. Accordingly, such indemnification obligations survive and were unaffected by the entry of the order confirming the Company's '93 Reorganization. The obligations of the Company to indemnify any person who, as of the '93 Reorganization, was no longer serving as one of its directors, officers or employees, which indemnity obligation arose by reason of such person's prior service in any such capacity, or as a director, officer or employee of another corporation, partnership or other legal entity, to the extent provided in the certificate of incorporation, by-laws or other constituent documents or by statutory law or written agreement of or with TWA were terminated and discharged pursuant to Section 502(e) of the United States Bankruptcy Code or otherwise, as of the date the '93 Reorganization was confirmed. Nothing contained in the Third Amended and Restated Certificate of Incorporation of the Company shall be deemed to reinstate any obligation of the Corporation to indemnify any person or entity, which was otherwise released under or in connection with the Comprehensive Settlement Agreement entered into pursuant to the '93 Reorganization.

ITEM 16. EXHIBITS

  **1          -- Form of Underwriting Agreement
   *2.1.1      -- Second Amended Plan of Reorganization, dated May 28, 1993 (Exhibit 28.1 to 6/93
                  8-K)
   *2.1.2      -- Modifications to the Second Amended Plan of Reorganization, dated August 10,
                  1993; Supplemental Modifications to the Second Amended Plan of Reorganization,
                  dated August 11, 1993; and Second Supplemental Modifications to the Second
                  Amended Plan of Reorganization, dated August 12, 1993 (Exhibit 2.1 to 6/93
                  10-Q)
   *2.2        -- Confirmation Order, dated August 12, 1993, with Exhibits A-L attached (Exhibit
                  2.2 to 6/93 10-Q)
   *2.3        -- Final Decree, dated June 21, 1995, related to the '93 Reorganization (Exhibit
                  2.3 to 6/95 10-Q)
   *2.4        -- Joint Plan of Reorganization, dated May 12, 1995 (Appendix B to the
                  Registrant's Registration Statement on Form S-4, Registration Number 33-84944,
                  as amended)
   *2.5        -- Modifications to Joint Plan of Reorganization, dated July 14, 1995 and
                  Supplemental Modifications to Joint Plan of Reorganization dated August 2, 1995
                  (Exhibit 2.5 to 6/95 10-Q)
   *2.6        -- Findings of Fact, Conclusions of Law and Order Confirming Modified Joint Plan
                  of Reorganization, dated August 4, 1995, with Exhibits A-B attached (Exhibit
                  2.6 to 6/95 10-Q)
   *2.7        -- Final Decree, dated December 28, 1995, related to the '95 Reorganization
                  (Exhibit 2.7 to 12/31/95 Form 10-K)
   *3(i)       -- Amended and Restated Certificate of Incorporation of Trans World Airlines, Inc.
                  (2)

   *3(ii)      -- Amended and Restated By-Laws of Trans World Airlines, Inc., effective July 25,
                  1995 (Exhibit 3(ii) to 6/95 10-Q)
   *3(iii)     -- Second Amended and Restated Certificate of Incorporation of the Registrant
                  (Exhibit 3(iii) to 12/31/95 Form 10-K)
    3(iv)      -- Third Amended and Restated Certificate of Incorporation of the Registrant(3)
   *4.1        -- Voting Trust Agreement, dated November 3, 1993, between TWA and LaSalle
                  National Trust, N.A. as trustee (Exhibit 4.3 to 9/93 10-Q)
   *4.2        -- IAM Trans World Employees' Stock Ownership Plan and related Trust Agreement, dated August 31, 1993, between TWA, the IAM Plan Trustee Committee and the IAM
                  Trustee (Exhibit to 9/93 10-Q)
   *4.3        -- IFFA Trans World Employees' Stock Ownership Plan and related Trust Agreement, dated August 31, 1993, between TWA, the IFFA Plan Trustee Committee and the
                  IFFA Trustee (Exhibit 4.5 to 9/93 10-Q)
   *4.4        -- Trans World Airlines, Inc. Employee Stock Ownership Plan, dated August 31,
                  1993, First Amendment thereto, dated October 31, 1993, and related Trust
                  Agreement, dated August 31, 1993, between TWA and the ESOP Trustee (Exhibit 4.6 to 9/93 10-Q)
   *4.5        -- ALPA Stock Trust, dated August 31, 1993, between TWA and the ALPA Trustee
                  (Exhibit 4.7 to 9/93 10-Q)
   *4.6        -- Stockholders Agreement, dated November 3, 1993, among TWA, LaSalle National
                  Trust, N.A., as Voting Trustee and the ALPA Trustee, IAM Trustee, IFFA Trustee
                  and Other Employee Trustee (each as defined therein), as amended by the
                  Addendum to Stockholders dated November 3, 1993 (Exhibit 4.8 to 9/93 10-Q)
   *4.7        -- Registration Rights Agreement, dated November 3, 1993, between TWA and the
                  Initial Significant Holders (Exhibit 4.9 to 9/93 10-Q)
   *4.8        -- Indenture between TWA and Shawmut Bank, National Association, dated November 3,
                  1993 relating to TWA's 10% Senior Secured Notes Due 1998 (Exhibit 4.10 to 9/93
                  10-Q)
   *4.9        -- Indenture between TWA and Harris Trust and Savings Bank, dated November 3, 1993 relating to TWA's 8% Senior Secured Notes Due 2000 (Exhibit 4.11 to 9/93 10-Q)
   *4.10       -- Indenture between TWA and American National Bank and Trust Company of Chicago,
                  N.A., dated November 3, 1993 relating to TWA's 8% Secured Notes Due 2001
                  (Exhibit 4.12 to 9/93 10-Q)
   *4.11       -- Indenture between TWA and Shawmut Bank Connecticut, National Association, dated
                  November 3, 1993 relating to TWA's 11% Senior Secured Notes Due 1997 (Exhibit
                  4.13 to 9/93 10-Q)
   *4.12       -- The TWA Air Line Pilots 1995 Employee Stock Ownership Plan, effective as of
                  January 1, 1995 (Exhibit 4.12 to 9/95 10-Q)
   *4.13       -- TWA Air Line Pilots Supplemental Stock Plan, effective September 1, 1994
                  (Exhibit 4.13 to 9/95 10-Q)
   *4.14       -- TWA Air Line Pilots Supplemental Stock Plan Trust, effective August 23, 1995
                  (Exhibit 4.14 to 9/95 10-Q)
   *4.15       -- TWA Air Line Pilots Supplemental Stock Plan Custodial Agreement, effective
                  August 23, 1995 (Exhibit 4.15 to 9/95 10-Q)
  **5          -- Opinion of Smith, Gambrell & Russell, Counsel of the Registrant
   *10.1.1     -- Icahn Receivables Facility Loan documents, dated January 5, 1993 (Exhibit
                  10(iv)(4) to '92 10-K)
   *10.1.2     -- Icahn Asset-Based Facility Loan documents, dated January 5, 1993 (Exhibit
                  10(iv)(5) to '92 10-K)

   *10.2.1     -- Asset Purchase Agreement, dated as of November 4, 1993, between TWA and St.
                  Louis (Exhibit 10.2 to 9/93 10-Q)
   *10.2.2     -- Equipment Operating Lease Agreement, dated November 4, 1993, between TWA and
                  St. Louis (Exhibit 10.2 to 9/93 10-Q)
   *10.2.3     -- Cargo Use Amendment, dated November 4, 1993 between TWA and St. Louis (Exhibit
                  F to the Asset Purchase Agreement) (Exhibit 10.2 to 9/93 10-Q)
   *10.2.4     -- Use Amendment 1993, dated November 4, 1993, between TWA and St. Louis (Exhibit
                  E to the Asset Purchase Agreement) (Exhibit 10.2 to 9/93 10-Q)
   *10.3.1     -- Amendment Number One to the Note Purchase and Security Agreement, dated October
                  26, 1993, between TWA and Rolls-Royce (Exhibit 10.3 to 9/93 10-Q)
   *10.3.2     -- Amendment Number One to the Equipment Purchase Contract, dated October 26,
                  1993, between TWA and Rolls-Royce (Exhibit 10.3 to 9/93 10-Q)
   *10.4       -- Amendment Number Two to the AVSA Agreement dated June 1, 1989 between TWA and
                  AVSA, dated August 25, 1993 (Exhibit 10.4 to 9/93 10-Q)
   *10.5.1     -- First Amendment to Aircraft Installment Sale Agreement, dated November 1, 1993, among TWA, the Vendors, and ITOCHU with respect to aircraft N605TW (Exhibit
                  10.5 to 9/93 10-Q)
   *10.5.2     -- First Amendment to Aircraft Installment Sale Agreement, dated November 1, 1993, among TWA, the Vendors, and ITOCHU with respect to aircraft N603TW (Exhibit
                  10.5 to 9/93 10-Q)
   *10.5.3     -- First Amendment to Security Agreement and Chattel Mortgage, dated November 1,
                  1993, among TWA, the Vendors, and ITOCHU, as to ITOCHU Amendment No. 1 (Exhibit
                  10.5 to 9/93 10-Q)
   *10.5.4     -- First Amendment to Security Agreement and Chattel Mortgage, dated November 1,
                  1993, among TWA, the Vendors, and ITOCHU, as to ITOCHU Amendment No. 2 (Exhibit
                  10.5 to 9/93 10-Q)
   *10.6.1     -- Deferral Agreement and First Amendment to Aircraft Installment Sale Agreement
                  No. 1, dated November 1, 1993, among TWA, the Vendors, and ORIX with respect to aircraft N601TW (Exhibit 10.6 to 9/93 10-Q)
   *10.6.2     -- Deferral Agreement and First Amendment to Aircraft Installment Sale Agreement,
                  dated November 1, 1993, among TWA, the Vendors, and ORIX with respect to aircraft N603TW (Exhibit 10.6 to 9/93 10-Q)
   *10.6.3     -- First Amendment to Security Agreement and Chattel Mortgage, dated November 1,
                  1993, among TWA, the Vendors, and ORIX, as to ORIX Amendment No. 1 (Exhibit
                  10.6 to 9/93 10-Q)
   *10.6.4     -- First Amendment to Security Agreement and Chattel Mortgage, dated November 1,
                  1993, among TWA, the Vendors, and ORIX, as to ORIX Amendment No. 2 (Exhibit
                  10.6 to 9/93 10-Q)
   *10.7.1     -- Purchase Agreement, dated October 5, 1993, between TWA and Pacific AirCorp 747,
                  Inc. with respect to aircraft N93107 and N93108 (Exhibit 10.7 to 9/93 10-Q)
   *10.7.2     -- Lease Agreement 107, dated October 5, 1993, between Pacific AirCorp 747, Inc.
                  and TWA with respect to aircraft N93107 (Exhibit 10.7 to 9/93 10-Q)
   *10.7.3     -- Lease Agreement 108, dated October 5, 1993, between Pacific AirCorp 747, Inc.
                  and TWA with respect to aircraft N93108 (Exhibit 10.7 to 9/93 10-Q)
   *10.8       -- '92 Labor Agreements (Exhibits 2.1, 2.2 and 2.3 to 9/92 8-K)
   *10.9       -- Comprehensive Settlement Agreement, dated January 5, 1993 (Exhibit 10(iv)(1) to
                  '92 10-K)

    10.9.1     -- Omnibus Amendment and Supplement to Agreements between TWA and Karabu Corp.
                  dated as of March 28, 1994(1)
   *10.10.1    -- Orders of the Bankruptcy Court, dated October 29, 1993 and September 8, 1993, respectively, relating to employment and severance of Glenn R. Zander (Exhibit
                  10.10 to '93 10-K)
   *10.10.2    -- Order of the Bankruptcy Court, dated January 12, 1993, designating Glenn R.
                  Zander and Robert H. H. Wilson as Responsible Persons of TWA (Exhibit 10.10 to
                  '93 10-K)
   *10.10.3    -- Amended Letter Agreement, dated January 7, 1993, between TWA and Glenn R.
                  Zander relating to employment by TWA (Exhibit 10.10 to '93 10-K)
   *10.11      -- Amended Letter Agreement, dated January 7, 1993, between TWA and Robert H. H.
                  Wilson relating to employment by TWA (Exhibit 10.11 to '93 10-K)
   *10.12      -- Agreement, dated January 6, 1994, between TWA and William R. Howard relating to resignation and termination of employment agreement (Exhibit 10.12 to '93 10-K)
   *10.13      -- Memorandum of Understanding, dated April 13, 1994, between TWA and Jeffrey H.
                  Erickson relating to employment by TWA (Exhibit 10.13 to 3/94 10-Q)
   *10.14      -- Letter Agreement, dated April 15, 1994, between TWA and Richard P. Magurno relating to employment by TWA (Exhibit 10.14 to 3/94 10-Q)
   *10.15      -- Letter Agreement, dated June 29, 1994, between TWA and Mark J. Coleman relating to employment by TWA (Exhibit 10.15 to 6/94 10-Q)
   *10.16      -- Form of Indemnification Agreement between TWA and individual members of the TWA
                  Board of Directors relating to indemnification of director (Exhibit 10.16 to
                  6/94 10-Q)
   *10.17      -- Form of Stock Appreciation Right Agreement between TWA and certain executive officers of TWA relating to the grant of certain stock appreciation rights
                  (Exhibit 10.17 to 6/94 10-Q)
   *10.18      -- Letter Agreement, dated August 10, 1994, between TWA and Robert H. Wilson
                  ("Wilson") relating to a severance agreement between TWA and Wilson (Exhibit
                  10.18 to 6/94 10-Q)
    10.19      -- Letter Agreement, dated August 30, 1994, between TWA and Robert A. Peiser relating to employment by TWA(1)
    10.20.1    -- Purchase Agreement, dated as of December 15, 1993 between TWA and Pacific
                  AirCorp DC9, Inc. with respect to aircraft N927L and N928L(1)
    10.20.2    -- Lease Agreement 927, dated as of December 15, 1993, between Pacific AirCorp
                  DC9, Inc. and TWA with respect to aircraft N927L(1)
    10.20.3    -- Lease Agreement 928, dated as of December 15, 1993, between Pacific AirCorp
                  DC9, Inc. and TWA with respect to aircraft N928L(1)
    10.21.1    -- Aircraft Purchase Agreement between TWA and Mitsui & Co. (U.S.A.), Inc. dated
                  March 31, 1994, with respect to aircraft N950U(1)
    10.21.2    -- Aircraft Purchase Agreement between TWA and Mitsui & Co. (U.S.A.), Inc., dated
                  March 31, 1994, with respect to aircraft N953U(1)
    10.21.3    -- Lease Agreement, dated as of March 31, 1994 between Mitsui & Co. (U.S.A.), Inc.
                  and TWA with respect to aircraft N950U and N953U(1)
    10.21.4    -- Aircraft Purchase Agreement between TWA and McDonnell Douglas Finance
                  Corporation, dated March 31, 1994, with respect to aircraft N951U(1)
    10.21.5    -- Aircraft Purchase Agreement between TWA and McDonnell Douglas Finance
                  Corporation, dated March 31, 1994, with respect to aircraft N952U(1)
    10.21.6    -- Lease Agreement, dated as of March 31, 1994 between McDonnell Douglas Finance
                  Corporation and TWA with respect to aircraft N951U and N952U(1)

    10.22.1    -- Aircraft Purchase Agreement, dated March 31, 1994, between McDonnell Douglas
                  Finance Corporation and TWA with respect to aircraft N306TW (formerly
                  N534AW)(1)
    10.22.2    -- Purchase Money Chattel Mortgage, dated as of March 31, 1994, by TWA, as
                  Mortgagor, and McDonnell Douglas Finance Corporation, as Mortgagee, with respect to N306TW (formerly N534AW)(1)
    10.22.3    -- Chattel Mortgage, dated as of March 31, 1994 by TWA as Mortgagor, in favor of
                  McDonnell Douglas Finance Corporation, as Mortgagee, with respect to aircraft
                  N306TW (formerly N534AW)(1)
    10.23      -- Commuter Air Service Agreement dated July 22, 1992, between TWA and Trans World
                  Express, Inc.(1)
    10.24      -- Commuter Air Service Agreement dated October 27, 1993, between TWA and Alpha
                  Air(1)
    10.25      -- Air Service Agreement dated October 1, 1994, between TWA and Trans States
                  Airlines, Inc.(1)
    10.26      -- Consulting Agreement between TWA and Fieldstone, Private Capital Group, L.P.
                  dated July 11, 1994(1)
    10.27      -- Consulting Agreement dated July 15, 1994, between TWA and Simat, Helliesen &
                  Eichner, Inc.(1)
    10.28.1    -- Agreement for Purchase and Sale dated as of August 29, 1994, between TWA and
                  Browsh & Associates, Inc.(1)
    10.28.2    -- Agreement for Purchase and Sale dated as of August 29, 1994, between TWA and
                  Travel Marketing Holding Corporation(1)
    10.29.1    -- Term Sheet dated September 13, 1994 relative to sale of Midcoast Aviation, Inc.
                  executed by Midcoast Aviation, Inc. and Sabreliner Corporation(1)
    10.29.2    -- Acquisition Agreement dated as of October 31, 1994 relative to the sale of
                  Midcoast Aviation, Inc. executed by Midcoast Aviation, Inc., and Sabreliner
                  Corporation(1)
   *10.29.3    -- Addendum to Stock Purchase Agreement (identified in 10.29.2) dated October 31,
                  1994 (Exhibit 10.29.3 to 9/94 10-Q)
   *10.29.4    -- Addendum to Stock Purchase Agreement (identified in 10.29.2) dated November 2,
                  1994 (Exhibit 10.29.4 to 9/94 10-Q)
    10.30      -- Acquisition Agreement for sale of Airport Terminal Services, Inc. dated
                  September 9, 1994, among TWA, Airport Terminal Services, Inc., Richard S.
                  Hawes, III, Richard B. Hawes, and Midcoast Aviation, Inc.(1)
    10.31.1    -- Form of Agreement dated as of August 31, 1994, between TWA and the Air Line
                  Pilots Association, International(1)
    10.31.2    -- Form of Agreement dated as of September 1, 1994, between TWA and the
                  International Association of Machinists and Aerospace Workers(1)
    10.31.3    -- Form of Agreement dated as of September 1, 1994, between TWA and the
                  Independent Federation of Flight Attendants(1)
   *10.31.4    -- Form of Agreement dated as of September 1, 1994, between TWA and the Transport
                  Workers Union of America (Exhibit 10.31.4 to 9/94 10-Q)
    10.32.1    -- Trust Agreement dated as of August 24, 1994 between and among TWA, the
                  International Association of Machinists and Aerospace Workers, the Independent
                  Federation of Flight Attendants, the Air Line Pilots Association,
                  International, United States Trust Company of New York(1)
    10.32.2    -- Stock Pledge and Intercreditor Agreement dated as of August 24, 1994 among TWA,
                  TWA Stock Holding Company, Inc. and United States Trust Company of New York(1)

    10.33.1    -- Key Employee Stock Incentive Plan(1)
    10.33.2    -- Form of Option Agreements for options issued pursuant to the 1994 Key Employee
                  Stock Incentive Plan(1)
    10.34      -- Form of Pledge and Security Agreement dated as of August 23, 1995 by TWA Gate
                  Holdings, Inc. in favor of First Security Bank of Utah, National Association, as trustee for the 12% Senior Preferred Stock(1)
   *10.35      -- Letter Agreement, dated January 25, 1995 between TWA and Don Monteath relating to employment by TWA and March 9, 1995 letter amending such Agreement (Exhibit
                  10.35 to '94 10-K)
   *10.36      -- Letter Agreement, dated March 24, 1995 between TWA and Joseph R. Vilmain relating to employment by TWA (Exhibit 10.36 to 6/95 10-Q)
   *10.37      -- Extension, Refinancing and Consent Agreement between TWA, Karabu Corp, Pichin
                  Corp, and Carl C. Icahn and the "Icahn Entities" dated as of June 14, 1995
                  (Exhibit 10.37 to 9/95 10-Q)
   *10.37.1    -- Karabu Ticket Program Agreement between TWA and Karabu Corp. dated as of June
                  14, 1995
   *10.38      -- Trans World Airlines, Inc. Stock Purchase Warrant to Purchase Shares of Common
                  Stock, dated August 23, 1995 (Exhibit 10.38 to 9/95 10-Q)
   *10.39      -- Stand-By Purchase Agreement dated as of August 8, 1995 between Trans World
                  Airlines, Inc., M.D. Sass Re/Enterprise Partners L.P., a Delaware limited partnership and M.D. Sass Re/Enterprise International Ltd. a British Virgin
                  Islands Company (Exhibit 10.39 to 9/95 10-Q)
   *10.40      -- Voucher Purchase Agreement dated as of October 18, 1995 between TWA and M.D.
                  Sass Re/Enterprise Partners L.P., a Delaware limited partnership and M.D. Sass
                  Re/Enterprise International Ltd. a British Virgin Islands Company (Exhibit
                  10.40 to 9/95 10-Q)
   *10.41      -- Equity Rights Put Agreement dated as of September 15, 1995 between TWA and
                  Elliott Associates L.P., a Delaware limited partnership (Exhibit 10.41 to 9/95
                  10-Q)
   *10.42      -- Equity Rights Put Agreement dated as of September 15, 1995 between TWA and
                  Westgate International L.P., a Cayman Islands limited partnership (Exhibit
                  10.42 to 9/95 10-Q)
   *10.43      -- Equity Rights Put Agreement dated as of September 15, 1995 between TWA and
                  United Equities (Commodities) Company, a New York general partnership (Exhibit
                  10.43 to 9/95 10-Q)
   *10.44      -- Equity Rights Put Agreement dated as of September 15, 1995 between TWA and
                  Grace Brothers, Ltd., an Illinois limited partnership (Exhibit 10.44 to 9/95
                  10-Q)
   *10.45      -- Equity Rights Put Agreement dated as of September 15, 1995 between TWA and
                  First Capital Alliance, L.P., an Illinois limited partnership (Exhibit 10.45 to
                  9/95 10-Q)
   *10.46      -- Equity Rights Put Agreement dated as of September 15, 1995 between TWA and
                  Romulus Holdings Corp. a Delaware Corporation (Exhibit 10.46 to 9/95 10-Q)
   *10.47      -- Letter Agreement, dated August 22, 1995 between TWA and Marilyn M. Hoppe relating to employment by TWA (Exhibit 10.47 to 9/95 10-Q)
   *10.48      -- Purchase Agreement, dated February 9, 1996 between The Boeing Company and TWA relating to Boeing Model 757-231 Aircraft (Purchase Agreement Number 1910)
                  (Exhibit 10.48 to 12/31/95 Form 10-K)

   *10.49      -- Employee Stock Incentive Program dated as of August 23, 1995 by TWA (Exhibit
                  10.49 to 12/31/95 Form 10-K)
    10.50      -- Registration Rights Agreement dated March 22, 1996 between TWA and PaineWebber
                  Incorporated and Alex. Brown & Sons Incorporated, as initial purchasers(3)
    10.51      -- Trans World Airlines, Inc. 1995 Outside Directors' Stock Ownership and Stock
                  Option Plan(3)
    23.1       -- Consent of KPMG Peat Marwick LLP
    23.2       -- Consent of Smith, Gambrell & Russell, counsel of the Registrant (included in
                  Exhibit 5)
    24         -- Powers of Attorney

- ---------------

  * Incorporated by reference
 ** To be filed by amendment
(1) Incorporated herein by reference to the exhibit of the same number to the Registrant's Registration Statement on Form S-4, Registration Number 33-84944.
(2) Incorporated herein by reference to Exhibit 3.1.3 to the Registrant's Registration Statement on Form S-4, Registration Number 33-84944.
(3) Incorporated herein by reference to the exhibit of the same number to the Registrant's Registration Statement on Form S-3, Registration Number 333-4977.

REPORTS ON FORM 8-K

     None

ITEM 17.  UNDERTAKINGS

     A. Undertaking Regarding Filings Incorporating Subsequent Exchange Act Documents by Reference

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of its Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act); that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B. Undertaking in Respect of Indemnification

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     C. The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(b) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any eligibility under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF ST. LOUIS, STATE OF MISSOURI, ON JUNE 11, 1996.

                                          TRANS WORLD AIRLINES, INC.

                                          By:    /s/  JEFFREY H. ERICKSON
                                            ------------------------------------
                                                    Jeffrey H. Erickson,
                                               President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURES                               TITLE                    DATE
- -----------------------------------------------  --------------------------  ------------------
               /s/  JEFFREY H. ERICKSON          President, Chief Executive       June 11, 1996
- -----------------------------------------------    Officer and Director
              Jeffrey H. Erickson

               /s/  Robert A. Peiser             Executive Vice                   June 11, 1996
- -----------------------------------------------    President -- Finance,
               Robert A. Peiser                    Chief Financial Officer


               /s/  Jody A. Ruth                 Vice President and               June 11, 1996
- -----------------------------------------------    Controller
                 Jody A. Ruth


                       *                         Chairman of the Board            June 11, 1996
- -----------------------------------------------
               Thomas F. Meagher

                                                 Director                         June   , 1996
- -----------------------------------------------
               John W. Bachmann

                                                 Director                         June   , 1996
- -----------------------------------------------
              William F. Compton

                       *                         Director                         June 11, 1996
- -----------------------------------------------
               Eugene P. Conese

                       *                         Director                         June 11, 1996
- -----------------------------------------------
              William M. Hoffman

                       *                         Director                         June 11, 1996
- -----------------------------------------------
               Gerald L. Gitner

                       *                         Director                         June 11, 1996
- -----------------------------------------------
              Thomas H. Jacobsen

                       *                         Director                         June 11, 1996
- -----------------------------------------------
          Jewel LaFontant-Mankarious

                  SIGNATURES                               TITLE                    DATE
- -----------------------------------------------  --------------------------  ------------------
                       *                         Director                         June 11, 1996
- -----------------------------------------------
                 Myron Kaplan

                                                 Director                         June   , 1996
- -----------------------------------------------
               James A. Lawrence

                       *                         Director                         June 11, 1996
- -----------------------------------------------
              William O'Driscoll

                       *                         Director                         June 11, 1996
- -----------------------------------------------
             G. Joseph Reddington

                       *                         Director                         June 11, 1996
- -----------------------------------------------
               Lawrence K. Roos

                       *                         Director                         June 11, 1996
- -----------------------------------------------
            William W. Winpisinger

              */s/  RICHARD P. MAGURNO
- -----------------------------------------------
                Richard P. Magurno,
               as Attorney-in-Fact

                                 EXHIBIT INDEX

                                                                                        SEQUENTIALLY
   EXHIBIT                                                                                NUMBERED
   NUMBER                                     DESCRIPTION                                   PAGE
  ---------       --------------------------------------------------------------------  ------------
  **1          -- Form of Underwriting Agreement
   *2.1.1      -- Second Amended Plan of Reorganization, dated May 28, 1993 (Exhibit
                  28.1 to 6/93 8-K)
   *2.1.2      -- Modifications to the Second Amended Plan of Reorganization, dated
                  August 10, 1993; Supplemental Modifications to the Second Amended
                  Plan of Reorganization, dated August 11, 1993; and Second
                  Supplemental Modifications to the Second Amended Plan of
                  Reorganization, dated August 12, 1993 (Exhibit 2.1 to 6/93 10-Q)
   *2.2        -- Confirmation Order, dated August 12, 1993, with Exhibits A-L attached (Exhibit 2.2 to 6/93 10-Q)
   *2.3        -- Final Decree, dated June 21, 1995, related to the '93 Reorganization
                  (Exhibit 2.3 to 6/95 10-Q)
   *2.4        -- Joint Plan of Reorganization, dated May 12, 1995 (Appendix B to the
                  Registrant's Registration Statement on Form S-4, Registration Number
                  33-84944, as amended)
   *2.5        -- Modifications to Joint Plan of Reorganization, dated July 14, 1995 and Supplemental Modifications to Joint Plan of Reorganization dated
                  August 2, 1995 (Exhibit 2.5 to 6/95 10-Q)
   *2.6        -- Findings of Fact, Conclusions of Law and Order Confirming Modified
                  Joint Plan of Reorganization, dated August 4, 1995, with Exhibits
                  A-B attached (Exhibit 2.6 to 6/95 10-Q)
   *2.7        -- Final Decree, dated December 28, 1995, related to the '95
                  Reorganization (Exhibit 2.7 to 12/31/95 Form 10-K)
   *3(i)       -- Amended and Restated Certificate of Incorporation of Trans World
                  Airlines, Inc. (2)
   *3(ii)      -- Amended and Restated By-Laws of Trans World Airlines, Inc.,
                  effective July 25, 1995 (Exhibit 3(ii) to 6/95 10-Q)
   *3(iii)     -- Second Amended and Restated Certificate of Incorporation of the
                  Registrant (Exhibit 3(iii) to 12/31/95 Form 10-K)
    3(iv)      -- Third Amended and Restated Certificate of Incorporation of the
                  Registrant(3)
   *4.1        -- Voting Trust Agreement, dated November 3, 1993, between TWA and
                  LaSalle National Trust, N.A. as trustee (Exhibit 4.3 to 9/93 10-Q)
   *4.2        -- IAM Trans World Employees' Stock Ownership Plan and related Trust
                  Agreement, dated August 31, 1993, between TWA, the IAM Plan Trustee
                  Committee and the IAM Trustee (Exhibit to 9/93 10-Q)
   *4.3        -- IFFA Trans World Employees' Stock Ownership Plan and related Trust
                  Agreement, dated August 31, 1993, between TWA, the IFFA Plan Trustee
                  Committee and the IFFA Trustee (Exhibit 4.5 to 9/93 10-Q)
   *4.4        -- Trans World Airlines, Inc. Employee Stock Ownership Plan, dated
                  August 31, 1993, First Amendment thereto, dated October 31, 1993, and related Trust Agreement, dated August 31, 1993, between TWA and the ESOP Trustee (Exhibit 4.6 to 9/93 10-Q)
   *4.5        -- ALPA Stock Trust, dated August 31, 1993, between TWA and the ALPA
                  Trustee (Exhibit 4.7 to 9/93 10-Q)

                                                                                        SEQUENTIALLY
   EXHIBIT                                                                                NUMBERED
   NUMBER                                     DESCRIPTION                                   PAGE
  ---------       --------------------------------------------------------------------  ------------
   *4.6        -- Stockholders Agreement, dated November 3, 1993, among TWA, LaSalle
                  National Trust, N.A., as Voting Trustee and the ALPA Trustee, IAM
                  Trustee, IFFA Trustee and Other Employee Trustee (each as defined therein), as amended by the Addendum to Stockholders dated November
                  3, 1993 (Exhibit 4.8 to 9/93 10-Q)
   *4.7        -- Registration Rights Agreement, dated November 3, 1993, between TWA and the Initial Significant Holders (Exhibit 4.9 to 9/93 10-Q)
   *4.8        -- Indenture between TWA and Shawmut Bank, National Association, dated
                  November 3, 1993 relating to TWA's 10% Senior Secured Notes Due 1998
                  (Exhibit 4.10 to 9/93 10-Q)
   *4.9        -- Indenture between TWA and Harris Trust and Savings Bank, dated
                  November 3, 1993 relating to TWA's 8% Senior Secured Notes Due 2000
                  (Exhibit 4.11 to 9/93 10-Q)
   *4.10       -- Indenture between TWA and American National Bank and Trust Company of Chicago, N.A., dated November 3, 1993 relating to TWA's 8%
                  Secured Notes Due 2001 (Exhibit 4.12 to 9/93 10-Q)
   *4.11       -- Indenture between TWA and Shawmut Bank Connecticut, National
                  Association, dated November 3, 1993 relating to TWA's 11% Senior
                  Secured Notes Due 1997 (Exhibit 4.13 to 9/93 10-Q)
   *4.12       -- The TWA Air Line Pilots 1995 Employee Stock Ownership Plan,
                  effective as of January 1, 1995 (Exhibit 4.12 to 9/95 10-Q)
   *4.13       -- TWA Air Line Pilots Supplemental Stock Plan, effective September 1,
                  1994 (Exhibit 4.13 to 9/95 10-Q)
   *4.14       -- TWA Air Line Pilots Supplemental Stock Plan Trust, effective August
                  23, 1995 (Exhibit 4.14 to 9/95 10-Q)
   *4.15       -- TWA Air Line Pilots Supplemental Stock Plan Custodial Agreement,
                  effective August 23, 1995 (Exhibit 4.15 to 9/95 10-Q)
  **5          -- Opinion of Smith, Gambrell & Russell, Counsel of the Registrant
   *10.1.1     -- Icahn Receivables Facility Loan documents, dated January 5, 1993
                  (Exhibit 10(iv)(4) to '92 10-K)
   *10.1.2     -- Icahn Asset-Based Facility Loan documents, dated January 5, 1993
                  (Exhibit 10(iv)(5) to '92 10-K)
   *10.2.1     -- Asset Purchase Agreement, dated as of November 4, 1993, between TWA and St. Louis (Exhibit 10.2 to 9/93 10-Q)
   *10.2.2     -- Equipment Operating Lease Agreement, dated November 4, 1993, between
                  TWA and St. Louis (Exhibit 10.2 to 9/93 10-Q)
   *10.2.3     -- Cargo Use Amendment, dated November 4, 1993 between TWA and St.
                  Louis (Exhibit F to the Asset Purchase Agreement) (Exhibit 10.2 to
                  9/93 10-Q)
   *10.2.4     -- Use Amendment 1993, dated November 4, 1993, between TWA and St.
                  Louis (Exhibit E to the Asset Purchase Agreement) (Exhibit 10.2 to
                  9/93 10-Q)
   *10.3.1     -- Amendment Number One to the Note Purchase and Security Agreement,
                  dated October 26, 1993, between TWA and Rolls-Royce (Exhibit 10.3 to
                  9/93 10-Q)
   *10.3.2     -- Amendment Number One to the Equipment Purchase Contract, dated
                  October 26, 1993, between TWA and Rolls-Royce (Exhibit 10.3 to 9/93
                  10-Q)

                                                                                        SEQUENTIALLY
   EXHIBIT                                                                                NUMBERED
   NUMBER                                     DESCRIPTION                                   PAGE
  ---------       --------------------------------------------------------------------  ------------
   *10.4       -- Amendment Number Two to the AVSA Agreement dated June 1, 1989 between TWA and AVSA, dated August 25, 1993 (Exhibit 10.4 to 9/93
                  10-Q)
   *10.5.1     -- First Amendment to Aircraft Installment Sale Agreement, dated
                  November 1, 1993, among TWA, the Vendors, and ITOCHU with respect to aircraft N605TW (Exhibit 10.5 to 9/93 10-Q)
   *10.5.2     -- First Amendment to Aircraft Installment Sale Agreement, dated
                  November 1, 1993, among TWA, the Vendors, and ITOCHU with respect to aircraft N603TW (Exhibit 10.5 to 9/93 10-Q)
   *10.5.3     -- First Amendment to Security Agreement and Chattel Mortgage, dated
                  November 1, 1993, among TWA, the Vendors, and ITOCHU, as to ITOCHU
                  Amendment No. 1 (Exhibit 10.5 to 9/93 10-Q)
   *10.5.4     -- First Amendment to Security Agreement and Chattel Mortgage, dated
                  November 1, 1993, among TWA, the Vendors, and ITOCHU, as to ITOCHU
                  Amendment No. 2 (Exhibit 10.5 to 9/93 10-Q)
   *10.6.1     -- Deferral Agreement and First Amendment to Aircraft Installment Sale
                  Agreement No. 1, dated November 1, 1993, among TWA, the Vendors, and
                  ORIX with respect to aircraft N601TW (Exhibit 10.6 to 9/93 10-Q)
   *10.6.2     -- Deferral Agreement and First Amendment to Aircraft Installment Sale
                  Agreement, dated November 1, 1993, among TWA, the Vendors, and ORIX with respect to aircraft N603TW (Exhibit 10.6 to 9/93 10-Q)
   *10.6.3     -- First Amendment to Security Agreement and Chattel Mortgage, dated
                  November 1, 1993, among TWA, the Vendors, and ORIX, as to ORIX
                  Amendment No. 1 (Exhibit 10.6 to 9/93 10-Q)
   *10.6.4     -- First Amendment to Security Agreement and Chattel Mortgage, dated
                  November 1, 1993, among TWA, the Vendors, and ORIX, as to ORIX
                  Amendment No. 2 (Exhibit 10.6 to 9/93 10-Q)
   *10.7.1     -- Purchase Agreement, dated October 5, 1993, between TWA and Pacific
                  AirCorp 747, Inc. with respect to aircraft N93107 and N93108
                  (Exhibit 10.7 to 9/93 10-Q)
   *10.7.2     -- Lease Agreement 107, dated October 5, 1993, between Pacific AirCorp
                  747, Inc. and TWA with respect to aircraft N93107 (Exhibit 10.7 to
                  9/93 10-Q)
   *10.7.3     -- Lease Agreement 108, dated October 5, 1993, between Pacific AirCorp
                  747, Inc. and TWA with respect to aircraft N93108 (Exhibit 10.7 to
                  9/93 10-Q)
   *10.8       -- '92 Labor Agreements (Exhibits 2.1, 2.2 and 2.3 to 9/92 8-K)
   *10.9       -- Comprehensive Settlement Agreement, dated January 5, 1993 (Exhibit
                  10(iv)(1) to '92 10-K)
    10.9.1     -- Omnibus Amendment and Supplement to Agreements between TWA and
                  Karabu Corp. dated as of March 28, 1994(1)
   *10.10.1    -- Orders of the Bankruptcy Court, dated October 29, 1993 and September
                  8, 1993, respectively, relating to employment and severance of Glenn
                  R. Zander (Exhibit 10.10 to '93 10-K)
   *10.10.2    -- Order of the Bankruptcy Court, dated January 12, 1993, designating
                  Glenn R. Zander and Robert H. H. Wilson as Responsible Persons of
                  TWA (Exhibit 10.10 to '93 10-K)

                                                                                        SEQUENTIALLY
   EXHIBIT                                                                                NUMBERED
   NUMBER                                     DESCRIPTION                                   PAGE
  ---------       --------------------------------------------------------------------  ------------
   *10.10.3    -- Amended Letter Agreement, dated January 7, 1993, between TWA and
                  Glenn R. Zander relating to employment by TWA (Exhibit 10.10 to '93
                  10-K)
   *10.11      -- Amended Letter Agreement, dated January 7, 1993, between TWA and
                  Robert H. H. Wilson relating to employment by TWA (Exhibit 10.11 to
                  '93 10-K)
   *10.12      -- Agreement, dated January 6, 1994, between TWA and William R. Howard relating to resignation and termination of employment agreement
                  (Exhibit 10.12 to '93 10-K)
   *10.13      -- Memorandum of Understanding, dated April 13, 1994, between TWA and
                  Jeffrey H. Erickson relating to employment by TWA (Exhibit 10.13 to
                  3/94 10-Q)
   *10.14      -- Letter Agreement, dated April 15, 1994, between TWA and Richard P.
                  Magurno relating to employment by TWA (Exhibit 10.14 to 3/94 10-Q)
   *10.15      -- Letter Agreement, dated June 29, 1994, between TWA and Mark J.
                  Coleman relating to employment by TWA (Exhibit 10.15 to 6/94 10-Q)
   *10.16      -- Form of Indemnification Agreement between TWA and individual members of the TWA Board of Directors relating to indemnification of director (Exhibit 10.16 to 6/94 10-Q)
   *10.17      -- Form of Stock Appreciation Right Agreement between TWA and certain executive officers of TWA relating to the grant of certain stock appreciation rights (Exhibit 10.17 to 6/94 10-Q)
   *10.18      -- Letter Agreement, dated August 10, 1994, between TWA and Robert H.
                  Wilson ("Wilson") relating to a severance agreement between TWA and
                  Wilson (Exhibit 10.18 to 6/94 10-Q)
    10.19      -- Letter Agreement, dated August 30, 1994, between TWA and Robert A.
                  Peiser relating to employment by TWA(1)
    10.20.1    -- Purchase Agreement, dated as of December 15, 1993 between TWA and
                  Pacific AirCorp DC9, Inc. with respect to aircraft N927L and
                  N928L(1)
    10.20.2    -- Lease Agreement 927, dated as of December 15, 1993, between Pacific
                  AirCorp DC9, Inc. and TWA with respect to aircraft N927L(1)
    10.20.3    -- Lease Agreement 928, dated as of December 15, 1993, between Pacific
                  AirCorp DC9, Inc. and TWA with respect to aircraft N928L(1)
    10.21.1    -- Aircraft Purchase Agreement between TWA and Mitsui & Co. (U.S.A.),
                  Inc. dated March 31, 1994, with respect to aircraft N950U(1)
    10.21.2    -- Aircraft Purchase Agreement between TWA and Mitsui & Co. (U.S.A.),
                  Inc., dated March 31, 1994, with respect to aircraft N953U(1)
    10.21.3    -- Lease Agreement, dated as of March 31, 1994 between Mitsui & Co.
                  (U.S.A.), Inc. and TWA with respect to aircraft N950U and N953U(1)
    10.21.4    -- Aircraft Purchase Agreement between TWA and McDonnell Douglas
                  Finance Corporation, dated March 31, 1994, with respect to aircraft
                  N951U(1)
    10.21.5    -- Aircraft Purchase Agreement between TWA and McDonnell Douglas
                  Finance Corporation, dated March 31, 1994, with respect to aircraft
                  N952U(1)
    10.21.6    -- Lease Agreement, dated as of March 31, 1994 between McDonnell
                  Douglas Finance Corporation and TWA with respect to aircraft N951U and N952U(1)

                                                                                        SEQUENTIALLY
   EXHIBIT                                                                                NUMBERED
   NUMBER                                     DESCRIPTION                                   PAGE
  ---------       --------------------------------------------------------------------  ------------
    10.22.1    -- Aircraft Purchase Agreement, dated March 31, 1994, between McDonnell
                  Douglas Finance Corporation and TWA with respect to aircraft N306TW
                  (formerly N534AW)(1)
    10.22.2    -- Purchase Money Chattel Mortgage, dated as of March 31, 1994, by TWA, as Mortgagor, and McDonnell Douglas Finance Corporation, as
                  Mortgagee, with respect to N306TW (formerly N534AW)(1)
    10.22.3    -- Chattel Mortgage, dated as of March 31, 1994 by TWA as Mortgagor, in favor of McDonnell Douglas Finance Corporation, as Mortgagee, with respect to aircraft N306TW (formerly N534AW)(1)
    10.23      -- Commuter Air Service Agreement dated July 22, 1992, between TWA and
                  Trans World Express, Inc.(1)
    10.24      -- Commuter Air Service Agreement dated October 27, 1993, between TWA and Alpha Air(1)
    10.25      -- Air Service Agreement dated October 1, 1994, between TWA and Trans
                  States Airlines, Inc.(1)
    10.26      -- Consulting Agreement between TWA and Fieldstone, Private Capital
                  Group, L.P. dated July 11, 1994(1)
    10.27      -- Consulting Agreement dated July 15, 1994, between TWA and Simat,
                  Helliesen & Eichner, Inc.(1)
    10.28.1    -- Agreement for Purchase and Sale dated as of August 29, 1994, between
                  TWA and Browsh & Associates, Inc.(1)
    10.28.2    -- Agreement for Purchase and Sale dated as of August 29, 1994, between
                  TWA and Travel Marketing Holding Corporation(1)
    10.29.1    -- Term Sheet dated September 13, 1994 relative to sale of Midcoast
                  Aviation, Inc. executed by Midcoast Aviation, Inc. and Sabreliner
                  Corporation(1)
    10.29.2    -- Acquisition Agreement dated as of October 31, 1994 relative to the sale of Midcoast Aviation, Inc. executed by Midcoast Aviation, Inc., and Sabreliner Corporation(1)
   *10.29.3    -- Addendum to Stock Purchase Agreement (identified in 10.29.2) dated
                  October 31, 1994 (Exhibit 10.29.3 to 9/94 10-Q)
   *10.29.4    -- Addendum to Stock Purchase Agreement (identified in 10.29.2) dated
                  November 2, 1994 (Exhibit 10.29.4 to 9/94 10-Q)
    10.30      -- Acquisition Agreement for sale of Airport Terminal Services, Inc.
                  dated September 9, 1994, among TWA, Airport Terminal Services, Inc.,
                  Richard S. Hawes, III, Richard B. Hawes, and Midcoast Aviation,
                  Inc.(1)
    10.31.1    -- Form of Agreement dated as of August 31, 1994, between TWA and the
                  Air Line Pilots Association, International(1)
    10.31.2    -- Form of Agreement dated as of September 1, 1994, between TWA and the
                  International Association of Machinists and Aerospace Workers(1)
    10.31.3    -- Form of Agreement dated as of September 1, 1994, between TWA and the
                  Independent Federation of Flight Attendants(1)
   *10.31.4    -- Form of Agreement dated as of September 1, 1994, between TWA and the
                  Transport Workers Union of America (Exhibit 10.31.4 to 9/94 10-Q)

                                                                                        SEQUENTIALLY
   EXHIBIT                                                                                NUMBERED
   NUMBER                                     DESCRIPTION                                   PAGE
  ---------       --------------------------------------------------------------------  ------------
    10.32.1    -- Trust Agreement dated as of August 24, 1994 between and among TWA, the International Association of Machinists and Aerospace Workers,
                  the Independent Federation of Flight Attendants, the Air Line Pilots
                  Association, International, United States Trust Company of New
                  York(1)
    10.32.2    -- Stock Pledge and Intercreditor Agreement dated as of August 24, 1994 among TWA, TWA Stock Holding Company, Inc. and United States Trust
                  Company of New York(1)
    10.33.1    -- Key Employee Stock Incentive Plan(1)
    10.33.2    -- Form of Option Agreements for options issued pursuant to the 1994
                  Key Employee Stock Incentive Plan(1)
    10.34      -- Form of Pledge and Security Agreement dated as of August 23, 1995 by
                  TWA Gate Holdings, Inc. in favor of First Security Bank of Utah,
                  National Association, as trustee for the 12% Senior Preferred
                  Stock(1)
   *10.35      -- Letter Agreement, dated January 25, 1995 between TWA and Don
                  Monteath relating to employment by TWA and March 9, 1995 letter amending such Agreement (Exhibit 10.35 to '94 10-K)
   *10.36      -- Letter Agreement, dated March 24, 1995 between TWA and Joseph R.
                  Vilmain relating to employment by TWA (Exhibit 10.36 to 6/95 10-Q)
   *10.37      -- Extension, Refinancing and Consent Agreement between TWA, Karabu
                  Corp, Pichin Corp, and Carl C. Icahn and the "Icahn Entities" dated as of June 14, 1995 (Exhibit 10.37 to 9/95 10-Q)
   *10.37.1    -- Karabu Ticket Program Agreement between TWA and Karabu Corp. dated as of June 14, 1995
   *10.38      -- Trans World Airlines, Inc. Stock Purchase Warrant to Purchase Shares
                  of Common Stock, dated August 23, 1995 (Exhibit 10.38 to 9/95 10-Q)
   *10.39      -- Stand-By Purchase Agreement dated as of August 8, 1995 between Trans
                  World Airlines, Inc., M.D. Sass Re/Enterprise Partners L.P., a
                  Delaware limited partnership and M.D. Sass Re/Enterprise
                  International Ltd. a British Virgin Islands Company (Exhibit 10.39
                  to 9/95 10-Q)
   *10.40      -- Voucher Purchase Agreement dated as of October 18, 1995 between TWA and M.D. Sass Re/Enterprise Partners L.P., a Delaware limited partnership and M.D. Sass Re/Enterprise International Ltd. a British
                  Virgin Islands Company (Exhibit 10.40 to 9/95 10-Q)
   *10.41      -- Equity Rights Put Agreement dated as of September 15, 1995 between
                  TWA and Elliott Associates L.P., a Delaware limited partnership
                  (Exhibit 10.41 to 9/95 10-Q)
   *10.42      -- Equity Rights Put Agreement dated as of September 15, 1995 between
                  TWA and Westgate International L.P., a Cayman Islands limited partnership (Exhibit 10.42 to 9/95 10-Q)
   *10.43      -- Equity Rights Put Agreement dated as of September 15, 1995 between
                  TWA and United Equities (Commodities) Company, a New York general partnership (Exhibit 10.43 to 9/95 10-Q)
   *10.44      -- Equity Rights Put Agreement dated as of September 15, 1995 between
                  TWA and Grace Brothers, Ltd., an Illinois limited partnership
                  (Exhibit 10.44 to 9/95 10-Q)

                                                                                        SEQUENTIALLY
   EXHIBIT                                                                                NUMBERED
   NUMBER                                     DESCRIPTION                                   PAGE
  ---------       --------------------------------------------------------------------  ------------
   *10.45      -- Equity Rights Put Agreement dated as of September 15, 1995 between
                  TWA and First Capital Alliance, L.P., an Illinois limited
                  partnership (Exhibit 10.45 to 9/95 10-Q)
   *10.46      -- Equity Rights Put Agreement dated as of September 15, 1995 between
                  TWA and Romulus Holdings Corp. a Delaware Corporation (Exhibit 10.46
                  to 9/95 10-Q)
   *10.47      -- Letter Agreement, dated August 22, 1995 between TWA and Marilyn M.
                  Hoppe relating to employment by TWA (Exhibit 10.47 to 9/95 10-Q)
   *10.48      -- Purchase Agreement, dated February 9, 1996 between The Boeing
                  Company and TWA relating to Boeing Model 757-231 Aircraft (Purchase
                  Agreement Number 1910) (Exhibit 10.48 to 12/31/95 Form 10-K)
   *10.49      -- Employee Stock Incentive Program dated as of August 23, 1995 by TWA
                  (Exhibit 10.49 to 12/31/95 Form 10-K)
    10.50      -- Registration Rights Agreement dated March 22, 1996 between TWA and
                  PaineWebber Incorporated and Alex. Brown & Sons Incorporated, as
                  initial purchasers(3)
    10.51      -- Trans World Airlines, Inc. 1995 Outside Directors' Stock Ownership
                  and Stock Option Plan(3)
    23.1       -- Consent of KPMG Peat Marwick LLP
    23.2       -- Consent of Smith, Gambrell & Russell, counsel of the Registrant
                  (included in Exhibit 5)
    24         -- Powers of Attorney

- ---------------

  * Incorporated by reference
 ** To be filed by amendment
(1) Incorporated herein by reference to the exhibit of the same number to the Registrant's Registration Statement on Form S-4, Registration Number 33-84944.
(2) Incorporated herein by reference to Exhibit 3.1.3 to the Registrant's Registration Statement on Form S-4, Registration Number 33-84944.
(3) Incorporated herein by reference to the exhibit of the same number to the Registrant's Registration Statement on Form S-3, Registration Number 333-4977.